COTTONWOOD COMMUNITIES, INC.
SUPPLEMENT NO. 7A DATED APRIL 2, 2026
TO THE PROSPECTUS DATED NOVEMBER 4, 2025
This document supplements, and should be read in conjunction with, the prospectus of Cottonwood Communities, Inc.
dated October 21, 2024 as supplemented by supplement no. 1 dated November 17, 2025, supplement no. 2 dated December 16,
2025, supplement no. 3 dated December 19, 2025, supplement no. 4 dated December 29, 2025, supplement no. 5 dated January
20, 2026, supplement no. 6 dated February 17, 2026 and supplement no. 7 dated March 16, 2026. As used herein, the terms
“we,” “our” and “us” refer to Cottonwood Communities, Inc. and, as required by context, Cottonwood Residential O.P., LP, which we refer to as our “Operating Partnership” or “CROP,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:
•updated experts information; and
•to include our Annual Report on Form 10-K for the year ended December 31, 2025.
Experts
The following supersedes and replaces the “Experts” section of the Prospectus with respect to KPMG LLP.
The consolidated financial statements of Cottonwood Communities, Inc. as of December 31, 2025 and 2024, and for
each of the years in the three-year period ended December 31, 2025, have been included herein in reliance upon the report of
KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
Annual Report on Form 10-K for the Year Ended December 31, 2025
On March 27, 2026, we filed our Annual Report on Form 10-K for the year ended December 31, 2025 with the
Securities and Exchange Commission. The report (without exhibits) is attached to this Supplement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________
FORM 10-K
________________________________
(Mark one)
☒  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2025
☐  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the Transition period from __________  to  __________
Commission file number: 000-56165
________________________________
Cottonwood Communities, Inc.
(Exact name of Registrant as specified in its charter)
________________________________

Maryland	61-1805524
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1245 Brickyard Road, Suite 250, Salt Lake City, UT 84106
(Address of principal executive offices) (Zip code)
(801) 278-0700
(Registrant’s telephone number, including area code)
________________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A
Securities registered pursuant to Section 12(g) of the Act:
Class T common stock, $0.01 par value per share
Class D common stock, $0.01 par value per share
Class I common stock, $0.01 par value per share
Class A common stock, $0.01 par value per share
Class TX common stock, $0.01 par value per share
________________________________

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes ☐
No ☒
Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes ☐
No ☒
Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the
Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒ No ☐
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).  Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,”
“smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐
Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C.
7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.  ☐
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-
based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to
§240.10D-1(b).  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒
The aggregate market value of the common stock held by non-affiliates of the registrant cannot be calculated because no established market exists for the registrant’s common stock.
As of March 25, 2026, there were 4,627,232 shares of the registrant’s Class T common stock, 437,225 shares of the registrant’s
Class D common stock, 8,359,961 shares of the registrant’s Class I common stock, and 17,184,803 shares of the registrant’s
Class A common stock outstanding.

Cottonwood Communities, Inc.
Form 10-K
For the Year Ended December 31, 2025

Part I
CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
This Annual Report on Form 10-K contains forward-looking statements within the meaning of Section 27A of the
Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act of 1934, as amended (the
“Exchange Act”). Forward looking statements include statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words.
You should not rely on these forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from those expressed or implied by these forward-looking statements.
For a discussion of  some of the risks and uncertainties, although not all risks and uncertainties, that could cause actual results to differ materially from those presented in our forward-looking statements, see the risks identified in “Summary Risk
Factors” below and in Part I, Item 1A of this Annual Report on Form 10-K (this “Annual Report”).
SUMMARY RISK FACTORS
The following is a summary of the principal risks that could adversely affect our business, financial condition, results of operations and cash flows and an investment in us. This summary highlights certain of the risks that are discussed further in this Annual Report but does not address all the risks that we face. For additional discussion of the risks summarized below and a discussion of other risks that we face, see “Risk Factors” in Part I, Item 1A of this Annual Report.
•We depend on our advisor to identify suitable investments and to manage our investments. There is no assurance that we will be able to successfully achieve our investment objectives.
•There is no public trading market for shares of our common stock and the repurchase of shares by us will likely be the only way to dispose of your shares. Our share repurchase program provides stockholders with the opportunity to request that we repurchase their shares on a monthly basis, but we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in our discretion. In addition, repurchases are subject to available liquidity and other significant restrictions. Further, our board of directors may modify or suspend our share repurchase program if in its reasonable judgment it deems a suspension to be in our best interest and the best interest of our stockholders, such as when a repurchase request would place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company that would outweigh the benefit of the repurchase offer.
•The offering price and repurchase price for shares of our common stock are generally based on our prior month’s net asset value (“NAV”) plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees, and are not based on any public trading market. In addition to being up to a month old when share purchases and repurchases take place, our NAV does not currently represent our enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third-party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. Furthermore, our board of directors may amend our NAV procedures from time to time. Although there will be independent appraisals of our properties, the appraisal of properties is inherently subjective and our NAV may not accurately reflect the actual price at which our properties could be liquidated on any given day.
•Investing in commercial real estate assets involves certain risks, including, but not limited to: changes in values caused by global, national, regional or local economic performance, the performance of the real estate sector, unemployment and stock market volatility, demographic or capital market conditions; increases in interest rates and lack of availability of financing; vacancies, fluctuations in the average occupancy and rental rates for our residential properties; and residents experiencing financial hardships (resulting in an inability to pay rent). Disruptions in the financial markets and economic uncertainty, including as a result of uncertainties regarding actual and potential shifts in U.S. and foreign policies on trade and other fiscal, monetary and regulatory policies, including with respect to treaties and tariffs, could adversely affect our operations.
•We have paid distributions from offering proceeds and may continue to fund distributions with offering proceeds. We have not established a limit on the amount of proceeds from our offering that we may use to fund distributions. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets and the overall return to our stockholders may be reduced. Distributions may also be paid from other sources such as borrowings, advances or the deferral of fees and expense reimbursements. These distributions may constitute a return of capital.
•All of our officers and certain of our directors are also officers of our sponsor, advisor and their affiliates and, as a result, are subject to conflicts of interest, including conflicts arising from time constraints and the fact that the fees our advisor receives for services rendered to us are based on our NAV, which our advisor is responsible for determining.
•We pay certain fees and expenses to our advisor and its affiliates. These fees were not negotiated at arm’s length and therefore may be higher than fees payable to unaffiliated third parties.
•Development projects in which we invest will be subject to potential development and construction delays as well as the impact of any rising costs associated with increased inflation, or the persistence of elevated rates of inflation, as well as changes to tariffs and trade policies, all of which could result in unanticipated increased costs and risks and may hinder our operating results and ability to make distributions.
•We may incur significant debt in certain circumstances, including through the issuance of preferred equity that is accounted for as debt. Our use of leverage increases the risk of an investment in us. Loans we obtain may be collateralized by some or all of our investments, which will put those investments at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans and dividend payments on our preferred shares reduce the amount of money that would otherwise be available for other purposes.
•Volatility in the debt markets could affect our ability to obtain financing for investments or other activities related to real estate assets and the diversification or value of our portfolio, potentially reducing cash available for distribution to our stockholders or our ability to make investments. In addition, volatility in the debt markets could negatively impact our loans with variable interest rates.
•There are limits on the ownership and transferability of our shares.
•If we fail to continue to qualify as a real estate investment trust (“REIT”), it would adversely affect our operations and our ability to make distributions to our stockholders because we will be subject to United States federal income tax at regular corporate rates with no ability to deduct distributions made to our stockholders.
In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 1. BUSINESS
References herein to the “Company,” “CCI”, “we,” “us,” or “our” refer to Cottonwood Communities, Inc., a Maryland corporation, and its subsidiaries, unless the context specifically requires otherwise.
General Description of Business and Operations
Cottonwood Communities, Inc. is a non-listed perpetual-life, net asset value (“NAV”), real estate investment trust
(“REIT”). We qualified as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31,
2019. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.
We invest in a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States. As of December 31, 2025, our portfolio consisted of 37 operating multifamily apartment communities with a total of 11,037 units, one development project of 198 units, seven structured investments with a total of
1,545 units and five land sites.
We manage 14,196 units, including 3,159 units in properties in which we do not have ownership interest.
As of December 31, 2025, our portfolio had a value of $2.6 billion in total assets, with 80.6% of our equity value in operating properties, 2.3% in development-related projects, 13.2% in real estate-related investments and 3.9% in land held for development or sale.
We own substantially all of our assets and conduct our operations through Cottonwood Residential O.P., LP (the
“Operating Partnership” or “CROP”). Our wholly owned subsidiary is the general partner of the Operating Partnership. As a result, we control the operations of the Operating Partnership. We have contributed the proceeds from our offerings (as described below) to the Operating Partnership in exchange for a corresponding number of mirrored operating partnership units in the Operating Partnership (the “CROP Units”). The general partner owns general partner interests in the Operating
Partnership alongside third-party limited partners.
Our external advisor, CC Advisors III, LLC, selects our investments and manages our business through its team of real estate professionals, which include our Chief Executive Officer, Chief Financial Officer and President, subject to the direction and oversight of our board of directors. In addition, as of March 25, 2026, we employed 366 individuals, including our Chief
Legal Officer, Chief Operating Officer, Chief Accounting Officer and Chief Development Officer with 285 employees serving as “site” employees at our properties responsible for maintenance and leasing. The remaining employees are corporate-level employees supporting our operations.

The following presents our fair value investment type and operating property real estate portfolio by market as of
December 31, 2025:

Population Growth
-5%
0%
5%
10%
15%+

States with 15% + Job Growth
(13 outlined in orange)

Source: US Census Bureau and U.S. Bureau of Labor Statistics via FRED (2014-2024)

3 Investment Strategies

Operating Properties (11,037 Units)	80.6%
Real Estate-Related Investments (1,307 Units)	13.2%
Development (198 Units)	6.2%

18 Real Estate Markets

Atlanta	12.7%
Dallas	10.0%
Salt Lake City	9.6%
Nashville	7.0%
Raleigh-Durham	6.5%
Charlotte	6.4%
Greensboro/ Winston Salem	6.4%
Houston	6.4%
Tampa	6.3%
Cincinnati	4.4%
Albuquerque	3.6%
Sacramento	3.6%
Colorado Springs	3.6%
Orlando	3.0%
Portland	2.9%
South Florida	2.8%
Lexington	2.6%
Columbus	2.2%

Refer to Part II, Item 7. “Management’s Discussion and Analysis - Our Investments” for further description of our portfolio.
Real Source Merger
On June 25, 2025, we entered into a merger agreement to acquire, through the exchange of stock-for-stock and units-
for-units, RealSource Properties, Inc. (“RS”) and RealSource Properties OP, LP (“RSOP,” together with RS, the “RS Parties”).
The merger (the “RS Merger”) closed on December 18, 2025. Through the RS Merger we acquired an 11-property, 3,565-unit portfolio of multifamily apartment communities. We also acquired third-party property management contracts on five additional properties totaling 985 units. See Note 1 of the consolidated financial statements in this Annual Report on Form 10-K for further description of the RS Merger.

Investment Objectives
Our investment objectives are to:
•preserve, protect and return invested capital;
•pay stable cash distributions to stockholders;
•realize capital appreciation in the value of our investments over the long term; and
•provide a real estate investment alternative with lower expected volatility relative to public real estate companies whose securities trade daily on a stock exchange.
We seek to invest at least 65% of our assets in stabilized multifamily apartment communities and up to 35% in mortgage loans, preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community.

Our Offerings
We have conducted best-efforts offerings of preferred and common stock. Our preferred share offerings have been conducted as private placements to accredited investors pursuant to an exemption from registration available under Rule 506(b)
of the Securities Act. Our common stock offerings have been conducted as public offerings and registered with the Securities and Exchange Commission (the “SEC”). As a perpetual-life NAV REIT, we intend to conduct ongoing public primary offerings of our common stock on a perpetual basis. We also intend to conduct an ongoing registered distribution reinvestment plan offering for our stockholders to reinvest distributions in our shares. The following table summarizes our offerings ($ in thousands):

Offering	Shares Issued	Commencement	Price Per Share	Distribution Rate (1)	Maximum Offering Amount	Amount Raised through December 31, 2025	Status
Public (2)
Initial	Common Stock	August 2018	$10.00	Various	$750,000	$121,997	Closed
Follow-on	Common Stock	November 2021	NAV	Various	1,000,000	264,036	Closed
2nd Follow-on	Common Stock	November 2025	NAV	Various	750,000	2,386	Open
Total Public					$2,500,000	$388,419
Private
2019 Preferred (3)	Series 2019 Preferred Stock	November 2019	$10.00	6.0%	$128,000	$126,985	Closed
2023 Preferred	Series 2023 Preferred Stock	December 2022	$10.00	6.0%	150,000	107,909	Closed
2023-A Preferred	Series 2023-A Preferred Stock	July 2023	$10.00	7.0%	10,000	2,950	Closed
Series A Convertible Preferred	Series A Convertible Preferred Stock	December 2023	$10.00	8.0%	150,000	119,772	Open
2025 Preferred	Series 2025 Preferred Stock	December 2024	$10.00	6.5%	150,000	31,761	Open
Total Private					$588,000	$389,377
Total All Offerings					$3,088,000	$777,796

(1) We have not established a minimum distribution level for common stock, and our charter does not require that we make distributions to our common stockholders.  Distribution rates for preferred stock are established according to class designation and reflect the current rate. Distribution rates will increase if extension options on redemption dates are exercised. Distributions are not guaranteed for either preferred stock or common stock.

(2) Includes shares sold under the primary offering and distribution reinvestment plan.
(3) On October 31, 2025, we redeemed all outstanding Series 2019 Preferred Stock with $52.9 million in cash.
In addition, our board of directors has approved a program (the “DST Program”) for us, through our taxable REIT subsidiary, to sell beneficial interests (“DST Interests”) to accredited investors in specific Delaware statutory trusts (“DSTs”)
holding real properties (the “DST Property”) through private placement offerings exempt from registration under the Securities
Act. Under the DST Program, each DST Property will be sourced from third parties or from our existing portfolio, which will be held in a DST and subsequently leased back to one of CROP’s wholly owned subsidiaries in accordance with a certain master lease agreement.
Each master lease agreement will be guaranteed by CROP, which will hold a fair market value option (the “FMV
Option”), giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST from the investors in exchange for OP Units in CROP or cash, at CROP’s discretion. The FMV Option may be exercised beginning on the two-year anniversary of the final closing of the sale of DST interests pursuant to each private placement.
We commenced our first offering of DST Interests in Cottonwood Riverfront DST, a Delaware statutory trust, in the third quarter of 2025. Our ownership interest in 805 Riverfront will decline as we raise proceeds in this DST offering. As of
December 31, 2025, $11.0 million in DST Interests had been sold.
Economic Dependency
We are dependent on our advisor and its affiliates for certain services that are essential to us, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; and management of our business.
In the event that our advisor is unable to provide these services, we will be required to obtain such services from other sources.

Competitive Market Factors
The success of our investment portfolio depends, in part, on our ability to invest in multifamily apartment communities that provide attractive and stable returns. We face competition from various entities for investment opportunities in multifamily apartment community properties, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Although we believe that we are well-positioned to compete effectively in each facet of our business, there is competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.
Furthermore, we face competition from other multifamily apartment communities for tenants. This competition could reduce occupancy levels and revenues at our multifamily apartment communities, which would adversely affect our operations.
We expect to face competition from many sources. We will face competition from other multifamily apartment communities both in the immediate vicinity and in the larger geographic market where our apartment communities will be located.
Overbuilding of multifamily apartment communities may occur. If so, this will increase the number of apartment units available and may add negative pressure on occupancy and apartment rental rates.
Compliance with Federal, State and Local Environmental Law
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances. The cost of defending against claims of liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could reduce the amounts available for distribution to our stockholders.
We intend to subject our multifamily apartment communities, other than those acquired by virtue of a non-performing debt investment, to an environmental assessment prior to acquisition; however, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral. In particular, apparent microbial growth (“AMG”) was identified at many of the multifamily properties owned by the
RS Parties. Losses relating to AMG, to the extent not covered by applicable insurance policies, or for which we are not fully compensated by a reduction to the exchange ratio in the RS Merger, could result in  a significant expense to us on account of losses related to remediation costs, tenant relocation, legal claims or regulatory fines. See “Item 1.A. Risk Factors - General
Risks Related to Investments in Real Estate - Apparent microbial growth at multifamily properties owned by the RS Parties could adversely impact the anticipated benefits of the RS Merger.”
Human Capital Resources
Our external advisor, through its team of real estate professionals, selects our investments and manages our business, subject to the direction and oversight of our board of directors. Those employed by us serve as “site” employees at our properties, responsible for maintenance and leasing, and corporate-level employees supporting our operations. We also rely on employees of our advisor for the management of our business and the employment of certain of our executive officers.
Our employees are responsible for performing various operational services for us, including property management, legal, accounting, property development oversight and certain services relating to construction management, stockholders, human resources, and information technology. Our employees have been employed by us or involved in our operations through their employment with our advisor, affiliated property manager and their affiliates for an average of over three years.
Approximately 49% of our employees are women and approximately 49% are members of racial or ethnic minority groups. We consider our relations with our employees to be good; none of our employees are represented by a labor union.
We believe the caliber and well-being of our people to be critical to our ability to attract talent and sustain an appealing company culture that promotes diversity, inclusion, transparency, innovation, teamwork, and excellence. To support these goals and objectives we provide best-in-class training resources, both in person and virtually, to develop the skills and talents of our people and to prevent discrimination and harassment. We dedicate significant time and attention to building a bench of talent that has a wide array of abilities and interests, and that is capable of promoting continuity and succession, when necessary.
We offer competitive and equitable compensation and benefits packages that include medical, dental, vision, disability and life insurance, 401(k) and HSA plans with company-matching contributions, equity grants, paid time off, as well as other resources and programs that support the health and well-being of our associates and their families. We frequently benchmark these compensation and benefits packages against industry peers and those of similar disciplines.
Principal Executive Office
Our principal executive offices are located at 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106 and the
telephone number is (801) 278-0700. Our website address is www.cottonwoodcommunities.com.
Available Information
Access to copies of our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including exhibits to these reports, proxy statements and other filings with the SEC, including amendments to such filings, may be obtained free of charge at our website, www.cottonwoodcommunities.com, or through the SEC’s website, https://
www.sec.gov/edgar/browse/?CIK=1692951. These filings are available promptly after we file them with, or furnish them to, the
SEC.
Item 1A.  Risk Factors
The following are some of the risks and uncertainties that could cause our actual results to differ materially from those presented in our forward-looking statements. The risks and uncertainties described below are not the only ones we face but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. Our stockholders may be referred to as “you”
or “your” in this Item 1A. “Risk Factors” section.
Risks Related to an Investment in our Common Stock
There is no public trading market for the shares of our common stock and we do not anticipate that there will be a public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to repurchase by us. If you do sell your shares to us, you may receive less than the price you paid.
There is no public trading market for shares of our common stock, and we do not expect that such a market will ever develop. Therefore, the repurchase of your shares by us will likely be the only way for you to dispose of your shares. We will repurchase shares at a price equal to the transaction price of the class of shares being repurchased on the date of repurchase
(which will generally be equal to our prior month’s NAV per share, which will be our most recently disclosed NAV at such time) and not based on the price at which you initially purchased your shares. We may repurchase your shares if you fail to maintain a minimum account balance of $500 of shares, even if your failure to meet the minimum account balance is caused solely by a decline in our NAV. Repurchases will be made at the transaction price in effect on the repurchase date, with the following exceptions (collectively, the “Early Repurchase Deduction”): (i) Class T, Class D and Class I shares that have not been outstanding for at least one year will be repurchased at 95.0% of the transaction price, (ii) Class A shares that have been outstanding for at least five years and less than six years will be repurchased at 95.0% of the transaction price, (iii) Class A shares that have been outstanding for at least three years and less than five years will be repurchased at 90.0% of the transaction price and (iv) Class A shares that have been outstanding for at least one year and less than three years will be repurchased at
85.0% of the transaction price.
For purposes of the Early Repurchase Deduction, the holding period is measured from the first calendar day in the month the stockholder acquired the share (the “Acquisition Date”) through the first calendar day immediately following the prospective repurchase date. With respect to holders of Class A shares who acquired their shares pursuant to a merger transaction, the Acquisition Date is the date the holder acquired the corresponding share that was exchanged in the merger transaction.  In addition, with respect to Class A shares acquired through our distribution reinvestment plan or issued pursuant to a stock dividend, the shares will be deemed to have been acquired on the same date as the initial share to which the distribution reinvestment plan share or stock dividend relate. The Acquisition Date for stockholders who received shares of our common stock in exchange for their CROP Units is measured as of the date the stockholder initially acquired their CROP Units.
The Early Repurchase Deduction will also generally apply to minimum account repurchases. With respect to Class T, Class D and Class I shares, the Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan or issued pursuant to a stock dividend. Such Early Repurchase Deductions will inure indirectly to the benefit of our remaining stockholders. As a result of this and the fact that our NAV will fluctuate, you may receive less than the price you paid for your shares upon repurchase by us pursuant to our share repurchase program.
Your ability to have your shares repurchased through our share repurchase program is limited. We may choose to repurchase fewer shares than have been requested to be repurchased, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our board of directors may modify or suspend our share repurchase program if it deems such action to be in our best interest and the best interest of our stockholders.
We may choose to repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase program, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased due to lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in real property or other illiquid investments is a better use of our capital than repurchasing our shares. In addition, the total amount of shares that we will repurchase is limited, in any calendar month, to shares whose aggregate value (based on the repurchase price per share on the date of the repurchase) is no more than 2% of the aggregate NAV of our common stock outstanding as of the last day of the previous calendar month and, in any calendar quarter, to shares whose aggregate value is no more than 5% of the aggregate
NAV of our common stock outstanding as of the last day of the previous calendar quarter. Further, our board of directors may modify or suspend our share repurchase program if in its reasonable judgment it deems a suspension to be in our best interest and the best interest of our stockholders, such as when a repurchase request would place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company that would outweigh the benefit of the repurchase offer. If the share repurchase program were to ever be suspended, our board of directors must consider at least quarterly whether the continued suspension of the share repurchase program is in our best interest and the best interest of our stockholders. Our board of directors cannot terminate our share repurchase program absent a liquidity event which results in stockholders receiving cash or securities listed on a national securities exchange or where otherwise required by law. If the full amount of all shares of our common stock requested to be repurchased in any given month are not repurchased, funds will be allocated pro rata based on the total number of shares of common stock being repurchased without regard to class and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase program, as applicable.
The vast majority of our assets consist of properties that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. While we have satisfied all repurchase requests to date, no assurance can be provided that we will have liquidity to fund future share repurchases. Because we are not required to authorize the recommencement of the share repurchase program within any specified period of time, we may effectively terminate the plan by suspending it indefinitely. As a result, your ability to have your shares repurchased by us may be limited and at times you may not be able to liquidate your investment.
We have incurred net losses under generally accepted accounting principles (“GAAP”) in the past and may incur net losses in the future, and we have an accumulated deficit and may continue to have an accumulated deficit in the future.
For the years ended December 31, 2025, 2024 and 2023, we had consolidated net losses of $12.9 million, $20.6 million, and $44.9 million, respectively. As of December 31, 2025, 2024 and 2023, we had accumulated deficits of $110.6 million, $105.7 million and $94.8 million, respectively. These amounts include the expense of real estate depreciation and amortization in accordance with GAAP, which was $57.4 million, $65.3 million, and $59.0 million during these periods.
Net loss and accumulated deficit are calculated and presented in accordance with GAAP, which, among other things, requires depreciation of real estate investments. We calculate depreciation on a straight-line basis. As a result, our operating results imply that the value of our real estate investments will decrease evenly over a set time period. However, we believe that the value of real estate investments will fluctuate over time based on market conditions. Thus, in addition to GAAP financial metrics, management reviews certain non-GAAP financial metrics, including net operating income (“NOI”), funds from operations (“FFO”) and Core FFO. FFO measures operating performance that excludes gains or losses from sales of depreciable properties, real estate-related depreciation and amortization and after adjustments for our share of consolidated and unconsolidated entities. Core FFO excludes other items recorded under GAAP that we believe are not indicative of operating performance, including the accretion of discounts on preferred stock, share-based compensation, the promote from an incentive allocation agreement (tax effected), gains on derivatives, legal costs and settlements, acquisition fees and expenses, and amortization of above or below intangible lease assets and liabilities. See Part II, Item 5. “Market for Registrant’s Common
Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Funds from Operations” for considerations on how to review these metrics.
Economic events that may cause our stockholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.
Events affecting the U.S. economy, such as the general negative performance of the real estate sector or market volatility (including as a result of uncertainties regarding actual and potential shifts in U.S. and foreign policies on trade and other fiscal, monetary and regulatory policies, including with respect to treaties and tariffs, inflationary pressures or higher interest rates, the actual or perceived instability in the U.S. banking system, ongoing hostilities between Russia and Ukraine and between Israel and Hamas and the international community’s response thereto and other geopolitical events affecting the financing markets generally), could cause our stockholders to seek to sell their shares to us pursuant to our share repurchase program at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all or a large amount of repurchase requests, our cash flow and liquidity could be materially adversely affected. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth of our portfolio by property type and location, could be materially adversely affected.
Repurchases of common stock or CROP Units our advisor or the Special Limited Partner elects to receive in lieu of fees or distributions will reduce cash available for distribution to our stockholders.
Our advisor or the Special Limited Partner, an affiliate of our advisor, may choose to receive our common stock or
CROP Units in lieu of certain fees or distributions. Under certain circumstances CROP Units or shares of our common stock received in payment of the management fee are required to be repurchased, in cash at the holder’s election, and there may not be sufficient cash to make such a repurchase payment; therefore, we may need to use cash from operations, borrowings, offering proceeds or other sources to make the payment, which will reduce cash available for distribution to you or for investment in our operations. Repurchases of our shares or CROP Units from our advisor paid to our advisor as a management fee are not subject to the monthly and quarterly volume limitations or the Early Repurchase Deduction, and such repurchases may receive priority over other shares submitted for repurchase during such period. Repurchases of our shares or CROP Units from the Special Limited Partner distributed to the Special Limited Partner with respect to its performance participation interest are not subject to any requirement that the units be held for at least one year but are subject to the other provisions regarding the redemption right as contemplated by the Partnership Agreement.
We are required to pay substantial compensation to our advisor and its affiliates, which may be increased or decreased at any time by a majority of our board of directors, including a majority of the independent directors. Payment of fees and expenses to our advisor and its affiliates reduces the cash available for distribution and increases the risk that you will not be able to recover the amount of your investment in our shares.
Pursuant to our agreements with our advisor and its affiliates, we are obligated to pay substantial compensation to our advisor and its affiliates. Subject to limitations in our charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to our advisor and its affiliates may increase or decrease at any time if such change is approved by a majority of our board of directors, including a majority of the independent directors. The compensation payable by us to our advisor and its affiliates may not be on terms that would result from arm’s-length negotiations, is payable whether or not our stockholders receive distributions, and is based on our NAV, which our advisor is responsible for determining. These payments to our advisor and its affiliates will decrease the amount of cash we have available for operations and new investments and could negatively impact our NAV, our ability to pay distributions and your overall return.

Purchases and repurchases of shares of our common stock are made based on the most recently disclosed NAV per share at such time, which is generally the prior month’s NAV per share of our common stock.
Generally, our offering price per share and the price at which we make repurchases of our shares will equal the prior month’s NAV per share plus, in the case of our offering price, applicable upfront selling commissions and dealer manager fees.
The NAV per share as of the date on which you make your subscription request or repurchase request may be significantly different than the offering price you pay or the repurchase price you receive. In addition, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month, we may offer shares at a price that we believe reflects the NAV per share of such stock more appropriately than the prior month’s NAV per share
(including by updating a previously disclosed offering price) or suspend our offering and/or our share repurchase program. In this case, the transaction price will be our most recently disclosed NAV per share at such time.
Valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are estimates of value and may not necessarily correspond to realizable value.
The valuation methodologies used to value our properties and certain real estate-related assets involve subjective judgments regarding such factors as comparable sales, rental revenue and operating expense data, known contingencies, the capitalization or discount rate, and projections of future rent and expenses based on appropriate analysis. As a result, valuations and appraisals of our properties, real estate-related assets and real estate-related liabilities are only estimates of current market value. Ultimate realization of the value of an asset or liability depends to a great extent on economic and other conditions beyond our control and the control of Altus Group U.S. Inc. (the “Independent Valuation Advisor”) and other parties involved in the valuation of our assets and liabilities. Further, these valuations may not necessarily represent the price at which an asset or liability would sell, because market prices of assets and liabilities can only be determined by negotiation between a willing buyer and seller. In addition, multifamily investment volume as of December 31, 2025 is down relative to peak activity in 2021 and 2022 and accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. Valuations used for determining our NAV also are generally made without consideration of the expenses that would be incurred by us in connection with disposing of assets and liabilities.
Therefore, the valuations of our properties, our investments in real estate-related assets and our liabilities may not correspond to the timely realizable value upon a sale of those assets and liabilities. In addition to being a month old when share purchases and repurchases take place, our NAV does not currently represent enterprise value and may not accurately reflect the actual prices at which our assets could be liquidated on any given day, the value a third-party would pay for all or substantially all of our shares, or the price that our shares would trade at on a national stock exchange. There will be no retroactive adjustment in the valuation of such assets or liabilities, the price of our shares of common stock, the price we paid to repurchase shares of our common stock or NAV-based fees we paid to our advisor and the dealer manager to the extent such valuations prove to not accurately reflect the true estimate of value and are not a precise measure of realizable value. Because the price you will pay for shares of our common stock in our offering, and the price at which your shares may be repurchased by us pursuant to our share repurchase program, are generally based on our estimated NAV per share, you may pay more than realizable value or receive less than realizable value for your investment.
Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.
Our properties are appraised monthly by the Independent Valuation Advisor. Excluding properties bought or sold during a given calendar year, each real property is also appraised by a third-party appraiser (the “Third-Party Appraisal Firm”)
at least once per calendar year and reviewed by our advisor and the Independent Valuation Advisor. When these appraisals are considered by our advisor for purposes of determining our NAV, there may be a material change in our NAV per share amounts for each class of our common stock from those previously reported. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. We will not retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to take into consideration the new appraisal or actual operating results may cause the NAV per share for each class of our common stock to increase or decrease, and such increase or decrease will occur in the month the adjustment is made.
New acquisitions may be valued for purposes of our NAV at less than what we pay for them, which would dilute our NAV, or at more than what we pay for them, which would be accretive to our NAV.
Pursuant to our valuation guidelines, the acquisition price of a newly acquired property will serve as the basis for the initial monthly appraisal performed by the Independent Valuation Advisor. The price we pay to acquire a property will provide a meaningful data point to the Independent Valuation Advisor in its determination of the initial fair market value of the property; however, the Independent Valuation Advisor may conclude that the price we paid to acquire a property is higher or lower than the current fair market value of the property, which shall be used for purposes of determining our NAV. This is true regardless of how the acquisition is funded, whether cash, equity, debt or a combination thereof. When we obtain the first appraisal performed by the Independent Valuation Advisor on a property, it may not appraise at a value equal to the purchase price, which could negatively affect our NAV. Large portfolio acquisitions, in particular, may require a “portfolio premium” to be paid by us in order to be a competitive bidder, and this “portfolio premium” may not be taken into consideration in calculating our NAV. We may make acquisitions of any size without stockholder approval, and such acquisitions may be dilutive or accretive to our NAV. In addition, acquisition expenses we incur in connection with new acquisitions will negatively impact our NAV.
The NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable.
From time to time, we may experience events with respect to our investments that may have a material impact on our
NAV. For example, and not by way of limitation, changes in governmental rules, regulations and fiscal policies, environmental legislation, acts of God, terrorism, social unrest, civil disturbances and major disturbances in financial markets may cause the value of a property to change materially. Similarly, negotiations, disputes and litigation that involve us and other parties may ultimately have a positive or negative impact on our NAV. The NAV per share of each class of our common stock as published for any given month may not reflect such extraordinary events to the extent that their financial impact is not immediately quantifiable. As a result, the NAV per share that we publish may not necessarily reflect changes in our NAV that are not immediately quantifiable, and the NAV per share of each class published after the announcement of a material event may differ significantly from our actual NAV per share for such class until such time as the financial impact is quantified and our NAV is appropriately adjusted in accordance with our valuation guidelines. The resulting potential disparity in our NAV may inure to the benefit of stockholders submitting for repurchase or stockholders not submitting for repurchase and new purchasers of our common stock, depending on whether our published NAV per share for such class is overstated or understated.
The realizable value of specific properties may change before the value is adjusted by the Independent Valuation Advisor and reflected in the calculation of our NAV.
Our valuation guidelines generally provide that the Independent Valuation Advisor will adjust a real property’s valuation, as necessary, based on known events that have a material impact on the most recent value (adjustments for non-
material events may also be made). We are dependent on our advisor to be reasonably aware of material events specific to our properties (such as tenant disputes, damage, litigation and environmental issues, as well as positive events) that may cause the value of a property to change materially and to promptly notify the Independent Valuation Advisor so that the information may be reflected in our real property portfolio valuation. Events may transpire that, for a period of time, are unknown to us or the
Independent Valuation Advisor that may affect the value of a property, and until such information becomes known and is processed, the value of such asset may differ from the value used to determine our NAV. In addition, although we may have information that suggests a change in value of a property may have occurred, there may be a delay in the resulting change in value being reflected in our NAV until such information is appropriately reviewed, verified and processed. For example, we may receive an unsolicited offer, from an unrelated third-party, to sell one of our assets at a price that is materially different than the price included in our NAV. Or, we may be aware of a change in collection, or a potential contract for capital expenditure. Where possible, adjustments generally are made based on events evidenced by proper final documentation. It is possible that an adjustment to the valuation of a property may occur prior to final documentation if the Independent Valuation
Advisor determines that events warrant adjustments to certain assumptions that materially affect value. However, to the extent that an event has not yet become final based on proper documentation, its impact on the value of the applicable property may not be reflected (or may be only partially reflected) in the calculation of our NAV.
NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
Our board of directors, including a majority of our independent directors, may adopt changes to the valuation guidelines.
The methods used by our advisor to calculate our NAV, including the components used in calculating our NAV, are not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We calculate and publish our NAV solely for purposes of establishing the price at which we sell and repurchase shares of our common stock, and you should not view our NAV as a measure of our future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.

In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with generally accepted accounting principles. These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets.
Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase shares of our common stock and the amount of the advisor’s management fee and the Special Limited Partner’s performance participation interest.
You should carefully review the disclosure of our valuation policies and how our NAV is calculated under Part II, Item
5. “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Net Asset
Value”.
You will not have the opportunity to evaluate our future investments before we make them, which makes your investment more speculative.
We are considered to be a “blind pool,” and are not able to provide you with information to assist you in evaluating the merits of any specific properties or structured investments that we may acquire in the future, except for investments that may be described in one or more updates to our public offering materials. As a result, it may be difficult for you to evaluate our success in achieving our investment objectives. We will continue to seek to invest substantially all of our net offering proceeds, after the payment of fees and expenses, in the acquisition of or investment in interests in properties and structured investments.
However, because you will be unable to evaluate the economic merit of our future investments before we make them, you will have to rely entirely on the ability of our advisor to select suitable and successful investment opportunities. These factors increase the risk that your investment may not generate returns comparable to other real estate investment alternatives.
We will face significant competition for multifamily apartment communities and multifamily real estate-related assets, which may limit our ability to acquire suitable investments and achieve our investment objectives or make distributions.
We compete to acquire multifamily apartment communities and multifamily real estate-related assets with other
REITs, real estate limited partnerships, pension funds and their advisors, bank and insurance company investment accounts, and other entities. Many of our competitors have greater financial resources, and a greater ability to borrow funds to acquire properties, than we do. We cannot be sure that our board of directors and our advisor will be successful in obtaining suitable investments on financially attractive terms or that, if investments are made, our objectives will be achieved.
If we are unable to find suitable investments or if we raise substantial offering proceeds in a short period of time and are unable to invest all of the offering proceeds promptly, we may not be able to achieve our investment objectives or make distributions.
The more money we raise, the greater our challenge will be to invest all of our offering proceeds on attractive terms. If we are unable to promptly find suitable multifamily apartment communities or multifamily real estate-related assets, we will hold the proceeds from our offerings in an interest-bearing account, invest the proceeds in short-term investments, or pay down lines of credit. We could also suffer from delays in locating suitable investments. Delays we encounter in the selection and acquisition of income-producing multifamily apartment communities or the acquisition or origination of multifamily real estate-
related assets would likely limit our ability to make distributions to you and reduce your overall returns.
Furthermore, where we acquire development projects prior to the start of construction or during the early stages of construction, it will typically take several years to complete construction and rent available space. Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.
Our success is dependent on general market and economic conditions.
The real estate industry generally and the success of our investment activities in particular will both be affected by global and national economic and market conditions generally and by the local economic conditions where our properties are located. These factors may affect the level and volatility of real estate prices, which could impair our profitability or result in losses. In addition, general fluctuations in the market prices of securities, interest rates and inflation may affect our investment opportunities and the value of our investments. Our sponsor’s financial condition may be adversely affected by a significant economic downturn and it may be subject to legal, regulatory, reputational and other unforeseen risks that could have a material adverse effect on its businesses and operations.

A recession or slowdown in U.S. or regional real estate markets, or in the global economy, could significantly impact our asset values and profitability. Such conditions may also impede our ability to refinance existing obligations or deploy capital on favorable terms. Weakening or disruptions in financial markets could further harm our business. Any of these events could result in substantial losses, which may be exacerbated by leverage in our capital structure or our investments' capital structures.
Market disruptions in a single country could cause a worsening of conditions on a regional and even global level, and economic problems in a single country are increasingly affecting other markets and economies. A continuation of this trend could result in problems in one country adversely affecting regional and even global economic conditions and markets. The
U.S. government has imposed broad tariffs on imports from a number of countries, including a significant increase in tariffs on goods from China, Canada, and Mexico, resulting in effective tariff rates at levels not seen in decades. Certain foreign governments have instituted, or indicated a willingness to institute, retaliatory tariffs on U.S. goods. In February 2026, the U.S.
Supreme Court ruled that many of the tariffs recently imposed by the U.S. government exceeded its authority, thereby invalidating many, but not all, of such tariffs.  Subsequent to the U.S. Supreme Court’s ruling, the U.S. presidential administration raised potential alternative means through which the administration could impose tariffs and subsequently imposed a global tariff under a different law.  The outlook on further trade policy actions is unclear.  Global trade disruption, significant introductions of trade barriers and bilateral trade frictions, together with any future downturns in the global economy resulting therefrom, could adversely affect our performance. Additionally, uncertainty regarding the scope, duration, and potential escalation of trade policies may contribute to market volatility, supply chain disruptions, and increased costs for construction materials and other goods, any of which could adversely affect our business and the broader real estate market.
The failure of certain financial institutions, namely banks, may increase the possibility of a sustained deterioration of financial market liquidity, or illiquidity at clearing, cash management and/or custodial financial institutions. The failure of a bank (or banks) with which we have a commercial relationship could adversely affect, among other things, our or our tenant’s ability to access deposits or borrow from financial institutions on favorable terms.
Inflation and interest rates fluctuations may adversely affect our business, financial condition and results of operations.
Inflation in the United States has recently moderated from elevated levels experienced in prior period; however, the near-term outlook remains uncertain. Any resurgence in inflation may materially and adversely affect our financing costs
(either through near-term borrowings on our variable rate debt, including our credit facilities, or refinancing of existing debt at higher interest rates), and general and administrative expenses and property operating expenses, as these costs could increase at a rate higher than our rental and other revenue. To the extent our exposure to increases in interest rates is not eliminated through interest rate caps or other protection agreements, such increases may also result in higher debt service costs, which will adversely affect our cash flows. Historically, during periods of increasing interest rates, real estate valuations have generally decreased due to rising capitalization rates, which tend to move directionally with interest rates. Consequently, prolonged periods of higher interest rates may negatively impact the valuation of our real estate assets.
We may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our stockholders.
We cannot assure you that we will be able to operate our business successfully or implement our operating policies and strategies. We can provide no assurance that our performance will replicate the past performance of CROP, Cottonwood
Residential, Cottonwood Residential II, Inc. (“CRII”) or any program sponsored by CROP, Cottonwood Residential, or CRII.
Our investment returns could be substantially lower than the returns achieved by CROP, Cottonwood Residential, and CRII.
The results of our operations depend on several factors, including the availability of opportunities for the acquisition of target assets, the level and volatility of interest rates, the availability of short and long-term financing, and conditions in the financial markets and economic conditions.
We are dependent upon our advisor and its affiliates and any adverse changes in the financial health of our advisor or its affiliates or our relationship with them could hinder our operating performance and the return on our stockholders’
investment.
We are dependent on our advisor to manage our operations and our portfolio of multifamily apartment communities and multifamily real estate-related assets. Any adverse change in the financial condition of our advisor or our relationship with our advisor could hinder its ability to successfully manage our operations and our portfolio of investments.

Our ability to achieve our investment objectives and to conduct our operations is dependent upon the performance of our advisor. Our advisor’s business is sensitive to trends in the general economy, as well as the commercial real estate and credit markets. To the extent any decline in our sponsor’s revenues and operating results impacts the performance of our advisor, our results of operations and financial condition could also suffer. If our relationship with our advisor, its affiliates and their real estate professionals is terminated for any reason, it will be difficult for us to implement our business strategy or manage our portfolio unless we engage another party to provide the services to be provided by our advisor, its affiliates and employees.
We have paid distributions from offering proceeds. In the future we may continue to fund distributions with offering proceeds. To the extent we fund distributions from sources other than our cash flow from operations, we will have less funds available for investment in multifamily apartment communities and multifamily real estate-related assets and the overall return to our stockholders may be reduced.
Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. We intend to make distributions on our common stock on a per share basis with each share receiving the same distribution, subject to any class-specific expenses such as distribution fees on our Class T and Class D shares. If we fund distributions from financings, our offerings or other sources, we will have less funds available for investment in multifamily apartment communities and other multifamily real estate-related assets and the number of real estate properties that we invest in and the overall return to our stockholders may be reduced. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods. If we fund distributions from the sale of assets or the maturity, payoff or settlement of multifamily real estate-related assets, this will affect our ability to generate cash flows from operations in future periods.
It is likely that we will use sources of funds, which may constitute a return of capital to fund distributions. Because we may receive income from interest or rents at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund capital expenditures and other expenses, including for our development projects, we expect that from time to time we will declare distributions in anticipation of cash flow that we expect to receive during a later period and we will pay these distributions in advance of our actual receipt of these funds in an attempt to make distributions relatively uniform. In addition, to the extent our investments are in development or redevelopment projects or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early periods of operation. We may fund such distributions from offering proceeds, third-party borrowings, the sale of assets or from the maturity, payoff or settlement of debt investments. Such distributions will likely exceed our earnings or cash flow from operations for the corresponding period. Our charter permits us to make distributions from any source, including offering proceeds or borrowings (which may constitute a return of capital), and our charter does not limit the amount of funds we may use from any source to pay such distributions. If we make distributions from sources other than our cash flow from operations, we will have less funds available for investment in properties and other assets.
For the years ended December 31, 2025 and 2024, we paid aggregate distributions to convertible preferred stockholders, common stockholders and limited partnership unit holders of $51.4 million and $48.3 million, including $48.0 million and $45.1 million of distributions paid in cash and $3.4 million and $3.2 million, respectively, of distributions reinvested through our distribution reinvestment plan. Our net loss for the years ended December 31, 2025 and 2024 was $12.9 million and $20.6 million, respectively. Cash flows used in operating activities were $20.6 million for the year ended December
31, 2025 and cash flows provided by operating activities were $15.4 million for the year ended December 31, 2024.
We funded our total distributions paid during the year ended December 31, 2025, which includes net cash distributions and distributions reinvested by stockholders, with $3.4 million of offering proceeds from issuance of common stock pursuant to our distribution reinvestment plan and $48.0 million from proceeds from realized investment. We funded our total distributions paid during the year ended December 31, 2024, which includes net cash distributions and distributions reinvested by stockholders, with $16.5 million cash provided by operating activities, $3.2 million of offering proceeds from issuance of common stock pursuant to our distribution reinvestment plan and $28.6 million from proceeds from realized investment.
Generally, for purposes of determining the source of our distributions paid, we assume first that we use cash flow from operating activities from the relevant or prior periods to fund distribution payments. To the extent that we pay distributions from sources other than our cash flow from operating activities, we will have less funds available for the acquisition of real estate investments, the overall return to our stockholders may be reduced and subsequent investors will experience dilution. In addition, to the extent distributions exceed cash flow from operating activities, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize capital gain.

We provide our stockholders information regarding FFO, Core FFO and Same Store NOI, all of which are non-GAAP financial measures. Such non-GAAP financial measures are not equivalent to our net income or loss as determined under
GAAP, and are not a complete measure of our financial position and results of operations.
We use, and we disclose to investors, FFO, Core FFO and Same Store NOI, which are considered non-GAAP financial measures, as additional measures of operating performance. See Part II, Item 5. “Market for Registrant’s Common Equity,
Related Stockholder Matters and Issuer Purchases of Equity Securities - Funds from Operations” and Part II, Item 7.
“Management’s Discussion and Analysis of Financial Condition and Results of Operations — Reportable Segment Net
Operating Income.” No single measure can provide investors with sufficient information and investors should consider all of our disclosures as a whole in order to adequately understand our financial position, liquidity and results of operations. Because of the differences between FFO, Core FFO and Same Store NOI and GAAP net income or loss, these non-GAAP measures may not be an accurate indicator of our operating performance, especially during periods in which we are acquiring properties. In addition, FFO, Core FFO and Same Store NOI is not necessarily indicative of cash flow available to fund cash needs and investors should not consider these non-GAAP measures as an alternative to cash flows from operations or an indication of our liquidity, or indicative of funds available to fund our cash needs, including our ability to make distributions to our stockholders.
Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate FFO, Core FFO or Same Store NOI. Also, because not all companies calculate this type of measure the same way, comparisons with other companies may not be meaningful.
Our rights and the rights of our stockholders to recover claims against our officers and directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.
Maryland law provides that an officer or director has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our charter provides that our officers and directors will not be liable to us or our stockholders for monetary damages and that we will generally indemnify them for losses unless our directors are negligent or engage in misconduct or our independent directors are grossly negligent or engage in willful misconduct. As a result, you and we may have more limited rights against our officers and directors than might otherwise exist under common law, which could reduce our and your recovery from these persons if they act in a negligent manner. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employment benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.
CROP may be subject to tax indemnification obligations upon the taxable sale of certain of its properties. CROP will not have control of the assets that will be subject to an in-kind redemption transaction under the CROP Tax Protection
Agreement.
Pursuant to the tax protection agreement between CROP and High Traverse Holdings, LLC (“HT Holdings”), a
Delaware limited liability company, which is beneficially owned by Daniel Shaeffer, Chad Christensen, Gregg Christensen and
Eric Marlin, each of who are our executive officers and some of whom are our directors, (the “CROP Tax Protection
Agreement”), CROP has agreed, until May 7, 2031, to indemnify HT Holdings (including Daniel Shaeffer, Chad Christensen,
Gregg Christensen and Eric Marlin, as beneficial owners of HT Holdings, and their affiliated trusts and certain other entities)
(collectively, the “protected partners”) against certain tax consequences of a taxable transfer of all or any portion of the properties that are owned by CROP or any of its subsidiaries as of May 7, 2021, the closing date of the merger of our operating partnership with and into CROP, subject to certain conditions and limitations. We estimate the maximum potential liability associated with the CROP Tax Protection Agreement to be approximately $13.9 million. Although this estimate has been made based on the best judgment of our management assuming current tax rates as well as the current state of residence of indemnified parties, both of which may change in the future, no assurances can be provided that the actual amount of any indemnification obligation would not exceed this estimate. These indemnification obligations could prevent CROP from selling its properties at times and on terms that are in the best interest of CROP, us and the respective equity owners of CROP and us and any indemnification payments that may become payable could be a significant expense for CROP and us. In addition, at any time after the closing (including after expiration of the tax protection term), each protected partner and CROP will have the right to exercise an in-kind redemption transaction (i.e., a redemption of all of the protected partner’s interest in CROP in exchange for one or more assets of CROP at the then-current market price). This would eliminate CROP’s indemnification obligations to the protected partner(s). The protected partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitations. If an in-kind redemption transaction is effectuated,
CROP’s portfolio may become less geographically diverse and thus subject to greater market risk, and CROP may be required to transfer some of its prime assets to the protected partner(s).
In addition, CROP has entered and may in the future enter into tax indemnification agreements with certain persons who contributed their interests in properties to CROP in exchange for CROP Units. Generally, these current agreements as of
December 31, 2025 provide that CROP will indemnify such contributors against certain tax consequences of a taxable sale of the property contributed by such contributors through 2025, subject to certain conditions and limitations. As of December 31,
2025, we estimate the maximum potential liability associated with these tax indemnification agreements to be approximately
$69.4 million, which includes $60.1 million from entities obtained in the RS Merger. Although this estimate has been made based on the best judgment of our management assuming current tax rates as well as the current state of residence of indemnified parties, both of which may change in the future, no assurances can be provided that the actual amount of any indemnification obligation would not exceed this estimate. Future tax indemnification agreements entered by CROP may extend such obligations beyond 2025. The obligations of CROP under these and future indemnification agreements may constrain CROP with respect to deciding to dispose of a particular property and may also result in financial obligations for us.
We may change our targeted investments and our policies without stockholder consent.
We invest in multifamily apartment communities (including certain multifamily apartment communities that include certain retail or other commercial uses) and multifamily real estate-related assets. Except under certain circumstances, we are not restricted as to the following:
•where we may acquire multifamily apartment communities in the United States;
•the percentage of our proceeds that may be invested in properties as compared with the percentage of our proceeds that we may invest in multifamily real estate-related assets; investment in direct interests in real estate and multifamily real estate-related assets will have differing risks and profit potential; or
•the percentage of our proceeds that we may invest in any one real estate investment (the greater the percentage of our offering proceeds invested in one asset, the greater the potential adverse effect on us if that asset is unprofitable).
We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in
Part II, Item 7. “Management’s Discussion and Analysis and Analysis of Financial Condition and Results of Operations”. A
change in our targeted investments or investment guidelines could adversely affect the value of our common stock and our ability to make distributions to you.
Our board of directors determines our major policies, including our policies regarding financing, growth, REIT qualification, NAV methodologies and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Under Maryland General Corporation Law and our charter, our stockholders have a right to vote only on limited matters. Our board of director’s broad discretion in setting policies and our stockholders’ inability to exert control over those policies increases the uncertainty and risks you face as a stockholder.
Our board of directors may change our investment objectives, targeted investments, borrowing policies or other corporate policies without stockholder approval. In addition, we may change the way our fees and expenses are incurred and allocated to different classes of stockholders. Our board of directors may decide that certain significant transactions that require stockholder approval such as dissolution, merger into another entity, consolidation or the sale or other disposition of all or substantially all of our assets, are in the best interests of our stockholders. Holders of all classes of our common stock have equal voting rights with respect to such matters and will vote as a single group rather than on a class-by-class basis.
Accordingly, investors in our common stock are subject to the risk that our offering, business and operating plans may change.
If our investments and future investments fail to perform as expected, cash distributions to our stockholders may decline.
As of December 31, 2025, we had a portfolio of $2.6 billion in total assets, with 80.6% of our equity value in operating properties, 2.3% in development-related projects, 13.2% in real estate-related investments and 3.9% in land held for development or sale. Each of our investments was based on an underwriting analysis. If our investments do not perform as expected, whether as a result of recent economic trends, including increased interest rates and inflation, or future acquisitions do not perform as expected, we may have less cash flow from operations available to fund distributions and investor returns may be reduced.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.
We may acquire multiple properties in a single transaction either through a merger or a purchase and sale transaction.
Portfolio acquisitions typically are more complex and expensive than single-property acquisitions, and the risk that a multiple-
property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our advisor in managing the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package and/or also include certain additional investments or transactions even though, were it not part of the overall transaction, we may not want to purchase one or more properties included in such portfolio or participate in additional investments or transactions. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties or investments, or if the seller imposes a lock-out period or other restriction on a subsequent sale, we may be required to operate such properties or attempt to dispose of such properties or investments (if not subject to a lock-out period). We may also share the acquisition of large portfolios of properties with our affiliates, which can result in conflicts of interest, including as to the allocation of properties within the portfolio and the prices attributable to such properties. It may also be difficult for our advisor to analyze each property thoroughly in a large portfolio, increasing the risk that properties do not perform as anticipated. Therefore, acquiring multiple properties in a single transaction may reduce the overall yield on our portfolio.
Purchasers of shares of common stock in our offering may experience immediate dilution in the net tangible book value per share.
As of December 31, 2025, our net tangible book value per share was $9.74. Net tangible book value per share is the total book value of assets minus total liabilities (all of which are adjusted for noncontrolling interests) divided by the number of shares of our common stock outstanding. It is used as a measure of net worth that reflects certain dilution in the value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii)
fees paid in connection with this offering and (iii) the fees and expenses paid to our advisor and its affiliates in connection with the selection, acquisition, management and sale of our investments. Net tangible book value does not reflect our net asset value per share nor does it necessarily reflect the value of our assets upon an orderly liquidation of the company in accordance with our investment objectives.
Risks Related to Conflicts of Interest
Our advisor faces a conflict of interest because the fees it receives and the distributions to be received by the Special Limited
Partner, an affiliate of our advisor, with respect to the Special Limited Partner’s performance participation interest in the
Operating Partnership are based in part on our NAV, which our advisor is responsible for determining.
Our advisor is ultimately responsible for reviewing and determining our NAV based in part on appraisals provided by our Independent Valuation Advisor and Third-Party Appraisal Firms and overseeing the process surrounding the calculation of our NAV. Our advisor faces an inherent conflict of interest because our advisor is entitled to receive a management fee based on our NAV and the Special Limited Partner is entitled to receive an allocation with respect to its performance participation interest based largely in part on the Operating Partnership’s NAV. The valuation of our investments and our NAV will affect the amount and timing of the management fee paid to our advisor and the Special Limited Partner’s performance participation interest. As a result, there may be circumstances where our advisor is incentivized to manage the NAV calculation process in a manner that results in a higher NAV. Further, the calculation of our NAV includes certain subjective judgments with respect to estimating, for example, the value of our portfolio and our accrued expenses, net portfolio income and liabilities, and therefore, our NAV may not correspond to realizable value upon a sale of those assets. In order to avoid a reduction in our NAV, the advisor may benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets. If our NAV is calculated in a way that is not reflective of our actual NAV, then the purchase price of shares of our common stock or the price paid for the repurchase of your shares of common stock on a given date may not accurately reflect the value of our portfolio, and your shares may be worth less than the purchase price or more than the repurchase price.

Our advisor’s management fee and the Special Limited Partner’s performance participation interest may not create proper incentives or may induce our advisor and its affiliates to make certain investments or retain certain investments, including speculative investments, that increase the risk of our real estate portfolio.
We pay our advisor a management fee regardless of the performance of our portfolio. Our advisor’s entitlement to a management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that provide attractive risk-adjusted returns for our portfolio. We may be required to pay our advisor a management fee in a particular period despite experiencing a net loss or a decline in the value of our portfolio during that period.
The existence of the Special Limited Partner’s performance participation interest in the Operating Partnership, which is based on our total distributions plus the change in NAV per share, may create an incentive for our advisor to make riskier or more speculative investments on our behalf than it would otherwise make in the absence of such performance-based compensation. In addition, the change in NAV per share will be based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, the performance participation interest may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains may not be realized when those assets are eventually disposed of.
Because the management fee and performance participation are based on our NAV, our advisor may also be motivated to delay or curtail repurchases to maintain a higher NAV, which could increase amounts payable to our advisor and the Special
Limited Partner. In order to avoid a reduction in our NAV, the advisor may also benefit by us retaining ownership of our assets at times when our stockholders may be better served by the sale or disposition of our assets.
Our advisor, our officers and the real estate, debt finance, legal, management and accounting professionals we retain will face competing demands on their time and this may cause our operations and our stockholders’ investment to suffer.
Subject to the supervision of our board of directors, we rely on our advisor, our officers, and the real estate, debt finance, and management professionals that we retain to provide services to us for the management of our business. Our advisor and its affiliates may advise other real estate programs and rely on many of the same real estate, debt finance, and management professionals. In addition, our officers and directors will serve in similar roles for the DSTs in our DST Program. As a result of their interests in other programs and their obligations to other investors, these professionals will likely face conflicts of interest in allocating their time among us and other programs sponsored by us, our advisor and its affiliates, as well as other business activities in which they are involved. During times of intense activity in other programs and ventures, these individuals may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. If these events occur, the returns on our investments, and the value of your investment, may decline.
All of our executive officers, some of our directors and the key real estate and finance professionals we retain face conflicts of interest related to their positions and/or significant ownership interests in our sponsor and advisor, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.
All of our executive officers, some of our directors, and the key real estate and finance professionals we retain are also executive officers and/or key professionals of our advisor and sponsor. As a result, they may owe fiduciary or other duties to each of these entities, their members and limited partners, which fiduciary or other duties may from time to time conflict with the fiduciary or other duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets. Because some of our officers and directors have a significant ownership interest in our sponsor and advisor, they may make decisions regarding the management of the properties which are not in the best interests of our stockholders.
Conflicts of interest could result in our management acting other than in our stockholders’ best interest.
We are party to an advisory agreement with CC Advisors III. CC Advisors III is owned by Cottonwood Communities
Advisors, LLC (“CCA”) which is currently beneficially owned and controlled by Daniel Shaeffer, Chad Christensen and Gregg
Christensen who currently own 73.5% of CCA. Because our affiliated directors and certain of our officers have a significant ownership interest in and control our sponsor and advisor and have an indirect interest in the performance participation interest in the Operating Partnership they may make decisions regarding the advisory agreement or the Operating Partnership agreement which are not in the best interests of our stockholders.

In 2019, CROP sponsored the formation of a qualified opportunity fund (“Cottonwood on Highland”) to raise money from third-party investors and be a member of a joint venture with CROP that has acquired and developed a multifamily apartment community in Millcreek, Utah. In addition, HT Holdings, which is beneficially owned by Daniel Shaeffer, Chad
Christensen, Gregg Christensen and Eric Marlin sponsored Cottonwood at Millcreek QOF, LLC (“Cottonwood at Millcreek”),
also a qualified opportunity fund. Cottonwood at Millcreek was formed to be a member of a joint venture that has acquired and developed a multifamily apartment community in Millcreek, Utah, referred to as “The Richmond” and raised money from third-
party investors. Our officers and directors serve as officers and directors of these funds. In addition, CCA or affiliates of our sponsor may sponsor or advise future real estate programs. We may compete with future programs and other affiliates of our advisor for opportunities to acquire or sell multifamily apartment communities and multifamily real estate-related assets, which may have an adverse impact on our operations. We may also buy or sell multifamily apartment communities and multifamily real estate-related assets at the same time as affiliates of our advisor. There may be a conflict of interest with respect to the selection of multifamily apartment communities and multifamily real estate-related assets to be purchased by us and/or our advisor and its affiliates. Affiliates of our advisor may own competing properties in the markets in which our multifamily apartment communities are located which may lead to conflicts of interests with respect to the operations and management of our multifamily apartment communities.
The compensation we pay to our advisor and the Special Limited Partner in connection with the management of our business were determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties.
The fees, including the performance participation interest, paid to our advisor and its affiliates for services provided by our advisor to us were determined without the benefit of arm’s-length negotiations of the type normally conducted between unrelated parties, may be in excess of amounts that we would otherwise pay to third parties for such services and may reduce the amount of cash that would otherwise be available for investments in multifamily apartment communities and multifamily real estate-related assets and distributions to our stockholders.
Affiliates of our advisor have sponsored other entities and offerings and may sponsor additional entities and offerings in the future.
Affiliates of our advisor have acted as the advisor to other funds. It is possible that our advisor or its affiliates may form future REITs and sponsor other entities and offerings that may invest in assets that are similar to the multifamily apartment communities and multifamily real estate-related assets we intend to acquire. As a result, conflicts of interest with respect to time, selection of investments and management of our investments may occur if our advisor or its affiliates sponsor additional programs.
If the advisory agreement with our advisor is terminated other than for cause (or non-renewal or termination by our advisor) on or before May 7, 2031, we will be required to pay a certain portion of the contingent acquisition fees and contingent financing fees provided for in our advisory agreement previously in effect.
Prior to the amendment and restatement of our advisory agreement in May 2021, our advisor was entitled to receive contingent acquisition fees related to our purchase of multifamily apartment communities and multifamily real estate-related assets and contingent financing fees related to our financing of multifamily apartment communities and multifamily real estate-
related assets. Our advisor agreed to defer the payment of any acquisition fee or financing fee until our common stockholders’
receipt of certain specified returns. In connection with the entry into an amended and restated advisory agreement on May 7,
2021, we eliminated our obligation to pay our advisor contingent acquisition fees and contingent financing fees except in the circumstance in which our advisory agreement is terminated other than for cause (or non-renewal or termination by our advisor)
before May 7, 2031. If the advisory agreement is terminated other than for cause (or non-renewal or termination by our advisor), the contingent acquisition fees and contingent financing fees provided for in the previous advisory agreement due and payable would be $13.2 million ($22.0 million if the termination had occurred in the first year after the execution of the amended and restated advisory agreement reduced by 10% each year thereafter). Thus, there may be conflicts of interest with respect to the termination of the advisory agreement and the payment of the contingent acquisition fees and contingent financing fees.

Our advisor may assign its obligations under the advisory agreement to its affiliates, who may not have the same expertise or provide the same level of service as our advisor.
Under the advisory agreement, our advisor may assign its responsibilities under the agreement to any of its affiliates with the approval of the conflicts committee. If there is such an assignment or transfer, the assignee may not have comparable operational expertise, have sufficient personnel or manage our company as well as our advisor.
Risks Related to the DST Program
The DST Program could subject us to liabilities from litigation or otherwise.
Our board of directors has approved the DST Program pursuant to which we, through CROP, intend to sell DST
Interests in specific DSTs holding real properties, which may be sourced from our real properties or from third parties, through private placement offerings exempt from registration under the Securities Act. We expect that the DST Program will provide what we believe to be an attractive investment product for investors that may be seeking like-kind replacement properties to complete a tax-deferred 1031 Exchange. However, there is no guarantee that the DST Program will provide the tax benefits expected by investors. Investors who acquire DST Interests through such private placements may be seeking certain tax benefits that depend on the interpretation of, and compliance with, federal and state income tax laws and regulations. As the sole member of the sole general partner of CROP, we may become subject to liability, from litigation or otherwise, as a result of the
DST Program, including in the event an investor fails to qualify for any desired tax benefits.
Sourcing DST Properties from our own portfolio may trigger taxable gain and increased taxable income to our stockholders.
If we sourced a DST Property from our existing portfolio, the transaction may be treated as a taxable sale by us.
Unless the disposition is structured and successfully completed as a qualifying 1031 Exchange, we could recognize taxable gain on the disposition. Any such tax could increase our current income and the taxable income allocated to our stockholders. Even if we seek to complete a 1031 Exchange, there is no assurance that suitable replacement property will be identified and acquired within the required time periods or that the exchange will otherwise qualify, in which case the disposition would be taxable. In addition, related state, local, transfer, and other taxes could apply.
The DST Program will not shield us from risks related to the performance of the DST Properties held through such structures.
Under the DST Program, certain of our existing real properties and real properties acquired from third parties may be placed into DSTs, the beneficial interests of which will be sold to investors. We will hold long-term leasehold interests in each
DST Property under a master lease. Each master lease agreement will be guaranteed by CROP, which will retain a fair market value purchase option giving it the right, but not the obligation, to acquire the interests in the applicable DST from the investors any time after two years from the closing of the applicable DST offering in exchange for OP Units in CROP or cash. Under each master lease we will be responsible for subleasing the DST Property to residents of the property until the earliest of the sale of the property by the DST, the expiration of the master lease, or CROP’s exercise of the FMV Option, which means that we bear the risk that the underlying cash flow from a DST Property may be less than the master lease payments. Therefore, even though we will not own the DST Property, because of the fixed terms of the master lease guaranteed by CROP, negative performance by the DST Property could affect cash available for distributions to our stockholders and would likely have an adverse effect on our results of operations. In addition, although CROP will hold a FMV Option to reacquire each DST
Property, the purchase price will be based on the then current fair market value of the DST Property. Therefore, we may pay more for the DST Property upon the FMV Option exercise if the property appreciates while held by the DST than if we had not placed such property in the DST Program.
We may own DST Interests in DSTs owning DST Properties that will be subject to the agreements under our DST Program, which may have an adverse effect on our results of operations, relative to if the DST Program agreements did not exist.
We may own DST Interests in DSTs owning one or more DST Properties that are subject to the terms of the agreements governing our DST Program. The DST Program agreements may limit our ability to encumber, lease or dispose of our DST Interests. Such agreements could affect our ability to turn our DST Interests into cash and could affect cash available for distributions to our stockholders. The DST Program agreements, and in some cases the financing documents used in connection with the DST Program, could also impair our ability to take actions that would otherwise be in the best interests of our stockholders and, therefore, may have an adverse effect on our results of operations and NAV, relative to if the DST
Program agreements did not exist.

The sale of DST Properties acquired through the exercise of FMV Options may result in conflicts of interest between our stockholders and DST investors which may not be resolved in our favor and could impair our ability to utilize cash proceeds from sales of such DST Properties for other purposes such as paying down debt, distributions or additional investments.
DST Properties may later be acquired by the Operating Partnership through the exercise of the FMV Option. In such cases, the investors who become limited partners in the Operating Partnership would generally still be tied to the applicable
DST Property in terms of basis and built-in-gain (and to any replacement property acquired in a subsequent 1031 Exchange).
As a result, if a DST Property is subsequently sold, unless we effectuate a 1031 Exchange, then tax would be triggered on the investors’ built-in-gain. As a result of these factors, there may be misalignment between the interests of our stockholders and
DST investors with respect to the timing and desirability of selling affected properties.  In particular, we or our Adviser may determine to defer or structure sales, or to pursue a 1031 Exchange, to mitigate adverse tax consequences to DST investors, even where an immediate or differently structured sale might otherwise be in the best interests of our stockholders—for example, by enabling us to redeploy capital, reduce leverage, fund distributions or repurchases, or pursue attractive new investments. As a result of these tax considerations for DST investors and related conflicts of interest with our stockholders, placing real properties into the DST program may limit our ability to access liquidity from such real properties or replacement properties in a manner and at a time that would otherwise maximize value for our stockholders.
Risks Related to Our Offering and Our Corporate Structure
Our charter limits the number of shares a person may own, which may discourage a takeover that could otherwise result in a premium price to our stockholders.
Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. To help us comply with the REIT ownership requirements of the Internal Revenue Code, our charter prohibits a person from directly or constructively owning more than 9.8% of our outstanding shares, unless exempted by our board of directors. This restriction may have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.
Our charter permits our board of directors to issue stock with terms that may discourage a third-party from acquiring us in a manner that could result in a premium price to our stockholders.
Our board of directors may classify or reclassify any unissued common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of any such stock. Thus, our board of directors could authorize the issuance of preferred stock that has the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.
Holders of our preferred stock have dividend, liquidation and other rights that are senior to the rights of the holders of our common stock.
Our board of directors has the authority to designate and issue preferred stock with liquidation, dividend and other rights that are senior to those of our common stock. We have classified and designated 15,000,000, 15,000,000, 1,000,000 and
15,000,000 shares of our authorized but unissued preferred stock as shares of Series 2025 Preferred Stock, Series A Convertible
Preferred Stock, Series 2023-A Preferred Stock and Series 2023 Preferred Stock, respectively, and we may designate additional series of preferred stock in the future. The shares of our preferred stock are entitled to receive a preferential dividend equal to an annual rate of 6.5% for our Series 2025 Preferred Stock (subject to an increase up to 7% in certain circumstances), 8.0% for our
Series A Convertible Preferred Stock (subject to increase by our board of directors in its sole discretion), 7.0% for our Series
2023-A Preferred Stock, and 6.0% (subject to an increase up to 6.5% in certain circumstances) for our Series 2023 Preferred
Stock.
As of December 31, 2025, we had 10,178,030, 11,982,475, 295,000 and 10,289,916 shares of our Series 2025
Preferred Stock, Series A Convertible Preferred Stock, Series 2023-A Preferred Stock and Series 2023 Preferred Stock
outstanding, respectively. We are currently conducting separate, best-efforts private offerings of our Series 2025 Preferred
Stock and Series A Convertible Preferred Stock to accredited investors only for up to the maximum amount of preferred stock designated and can provide no assurances regarding how many shares of such preferred stock we may issue.

Holders of our designated preferred stock are entitled to cumulative dividends before any dividends may be declared or set aside on our common stock, or the redemption of our common stock and a liquidation preference of $10.00 per share plus any accrued and unpaid distributions before any payment is made to holders of our common stock upon our voluntary or involuntary liquidation, dissolution or winding up. This will reduce the remaining amount of our assets, if any, available to distribute to holders of our common stock.
Our board of directors has approved the conversion of eligible Series A Convertible Preferred Stock (i.e. those shares that have been outstanding for at least two years) into our Class I common stock on each of December 1, 2025, January 1, 2026,
February 1, 2026, March 1, 2026 and April 1, 2026 on the terms set forth in the Articles Supplementary for the Series A
Convertible Preferred Stock. The number of shares of Class I common stock issuable upon conversion of each share of Series A
Convertible Preferred Stock will be equal to the purchase price ($10.00) divided by the net asset value of the shares of Class I common stock on the conversion date.  As of March 25, 2026, 813,330 shares have been converted.
Our charter designates the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for
Baltimore City, Maryland shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action or proceeding asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (c) any action or proceeding asserting a claim arising pursuant to any provision of the
Maryland General Corporation Law or our charter or our bylaws, or (d) any action or proceeding asserting a claim that is governed by the internal affairs doctrine, and any of our record or beneficial stockholders who is a party to such an action or proceeding shall cooperate in any request that we may make that the action or proceeding be assigned to the Court’s Business and Technology Case Management Program. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.
We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs’ attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the Maryland General Corporation Law to authorize the adoption of such provisions. The exclusive forum provision of our charter does not establish exclusive jurisdiction in the
Circuit Court for Baltimore City, Maryland for claims that arise under the Securities Act, the Exchange Act or other federal securities laws if there is exclusive or concurrent jurisdiction in the federal courts or for claims under state securities laws.
Your investment return may be reduced if we are required to register as an investment company under the Investment
Company Act; if our subsidiaries or we become an unregistered investment company, then we could not continue our business.
We intend to conduct our operations so that neither we, nor our Operating Partnership nor the subsidiaries of our
Operating Partnership are investment companies under the Investment Company Act. However, there can be no assurance that we and our subsidiaries will be able to successfully avoid operating as an investment company.
A change in the value of any of our assets could negatively affect our ability to avoid registration under the Investment
Company Act. To avoid registration, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.
If we were required to register as an investment company but failed to do so, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the
Investment Company Act would, accordingly, limit our ability to make certain investments and require us to restructure our business plan, which could materially adversely affect our NAV and our ability to pay distributions to our stockholders.

Actions of our joint venture partners or future joint venture partners could reduce the returns on joint venture investments and decrease our stockholders’ overall return.
We have entered into joint ventures with third parties and affiliates to acquire assets and may in the future enter into new joint ventures with third parties or affiliates. We have also purchased and developed and may in the future purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:
•that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;
•that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;
•that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
•that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.
Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of our stockholders’ investment in us.
If funds are not available from our distribution reinvestment plan offering for general corporate purposes, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and could limit our ability to repurchase shares under our share repurchase program.
We depend on the proceeds from our distribution reinvestment plan offering for general corporate purposes including, but not limited to: the repurchase of shares under our share repurchase program; capital expenditures, tenant improvement costs and leasing costs related to our real estate properties; reserves required by any financings of our real estate investments; the acquisition or origination of real estate investments; and the repayment of debt. We cannot predict with any certainty how much, if any, distribution reinvestment plan proceeds will be available for general corporate purposes. If such funds are not available from our distribution reinvestment plan offering, then we may have to use a greater proportion of our cash flow from operations to meet our general cash requirements, which would reduce cash available for distributions and could limit our ability to repurchase shares under our share repurchase program.
Your interest in us will be diluted if we issue additional shares. Your interest in our assets will also be diluted if the
Operating Partnership issues additional units.
Holders of our common stock will not have preemptive rights to any shares we issue in the future. Under our charter, we have the authority to issue a total of 1,100,000,000 shares of capital stock. Our authorized shares of stock are classified as follows:

Shares Authorized
Common Stock, par value of $0.01 per share
Common Stock - Class A	125,000,000
Common Stock - Class TX	50,000,000
Common Stock - Class T	275,000,000
Common Stock - Class D	275,000,000
Common Stock - Class I	275,000,000
Total common stock authorized	1,000,000,000
Preferred Stock, par value of $0.01 per share
Series 2023 Preferred Stock	15,000,000
Series 2023-A Preferred Stock	1,000,000
Series A Convertible Preferred Stock	15,000,000
Series 2025 Preferred Stock	15,000,000
Total preferred stock authorized	46,000,000

Our board of directors may amend our charter from time to time to increase or decrease the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. After you purchase shares of our common stock, our board of directors may elect, without stockholder approval, to:
(1) sell additional shares in public offerings; (2) issue shares of our common stock or CROP Units in private offerings; (3) issue shares of our common stock or units in the Operating Partnership to the advisor or the Special Limited Partner, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or the performance participation allocation; or (4) issue shares of our common stock or CROP Units to sellers of properties we acquire.
To the extent we issue additional shares of common stock, or shares of our convertible preferred stock convert into common stock after you purchase shares of common stock, your percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of the Operating Partnership after you purchase shares of our common stock, including in connection with the Operating Partnership’s exercise of its FMV
Option to acquire DST Properties, your percentage ownership interest in our assets will be diluted. Because certain classes of the units of the Operating Partnership may, in the discretion of our board of directors, be exchanged for shares of our common stock, any merger, exchange or conversion between the Operating Partnership and another entity ultimately could result in the issuance of a substantial number of shares of our common stock, thereby diluting the percentage ownership interest of other stockholders. Because of these and other reasons, our stockholders may experience substantial dilution in their percentage ownership of our shares or their interests in the underlying assets held by the Operating Partnership. CROP Units may have different and preferential rights to the claims of common units of the Operating Partnership which correspond to the common stock held by our stockholders.
If we are unable to obtain funding for future cash needs, cash distributions to our stockholders could be reduced and the value of our investments could decline.
If we need additional capital in the future to improve or maintain our multifamily apartment communities or for any other reason, we may have to obtain financing from sources beyond our cash flow from operations, such as borrowings, sales of assets or future equity offerings. These sources of funding may not be available on attractive terms or at all. If we cannot procure additional funding for capital improvements, our investments may generate lower cash flows or decline in value, or both, which would limit our ability to make distributions to you and could reduce the value of your investment.
Our UPREIT structure may result in potential conflicts of interest with limited partners in the Operating Partnership whose interests may not be aligned with those of our stockholders.
Our directors and officers have duties to our corporation and our stockholders under Maryland law and our charter in connection with their management of the corporation. At the same time, we, as the sole member of the sole general partner, have fiduciary duties under Delaware law to the Operating Partnership and to the limited partners in connection with the management of the Operating Partnership. Our duties as general partner of the Operating Partnership and its partners may come into conflict with the duties of our directors and officers to the corporation and our stockholders. Under Delaware law, a general partner of a Delaware limited partnership owes its limited partners the duties of good faith and fair dealing. Other duties, including fiduciary duties, may be modified or eliminated in the partnership’s Partnership Agreement. The Partnership
Agreement of the Operating Partnership provides that, for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners may be resolved in favor of our stockholders.
Additionally, the Partnership Agreement expressly limits our liability by providing that we and our officers, directors, agents and employees will not be liable or accountable to the Operating Partnership for losses sustained, liabilities incurred or benefits not derived if we or our officers, directors, agents or employees acted in good faith. In addition, the Operating
Partnership is required to indemnify us and our officers, directors, employees, agents and designees to the extent permitted by applicable law and to the extent indemnification is not prohibited under Article XVI of our charter, from and against any and all claims arising from operations of the Operating Partnership, unless it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (2) the indemnified party received an improper personal benefit in money, property or services; or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.
The provisions of Delaware law that allow the fiduciary duties of a general partner to be modified by a partnership agreement have not been tested in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict our fiduciary duties.

Although we will not currently be afforded the protection of the Maryland General Corporation Law relating to deterring or defending hostile takeovers, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent our stockholders from receiving a premium price for their shares in connection with a business combination.
Under Maryland law, “business combinations” between a Maryland corporation and certain interested stockholders or affiliates of interested stockholders are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Also under Maryland law, control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation, or an employee of the corporation who is also a director of the corporation are excluded from the vote on whether to accord voting rights to the control shares. Should our board of directors opt into these provisions of Maryland law, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Similarly, provisions of Title 3, Subtitle 8 of the Maryland General Corporation Law could provide similar anti-takeover protection.
Because Maryland law permits our board of directors to adopt certain anti-takeover measures without stockholder approval, investors may be less likely to receive a “control premium” for their shares.
In 1999, the State of Maryland enacted legislation that enhances the power of Maryland corporations to protect themselves from unsolicited takeovers. Among other things, the legislation permits our board, without stockholder approval, to amend our charter to:
•stagger our board of directors into three classes;
•require a two-thirds stockholder vote for removal of directors;
•provide that only the board can fix the size of the board;
•provide that all vacancies on the board, however created, may be filled only by the affirmative vote of a majority of the remaining directors in office; and
•require that special stockholder meetings may only be called by holders of a majority of the voting shares entitled to be cast at the meeting.
Under Maryland law, a corporation can opt to be governed by some or all of these provisions if it has a class of equity securities registered under the Exchange Act, and has at least three independent directors. Our charter does not prohibit our board from opting into any of the above provisions permitted under Maryland law. Becoming governed by any of these provisions could discourage an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our securities.
We could be negatively impacted by changes in our relationship with Fannie Mae or Freddie Mac, changes in the condition of Fannie Mae or Freddie Mac and by changes in government support for multifamily housing.
Fannie Mae and Freddie Mac have been a major source of financing for multifamily real estate in the United States and we have used loan programs sponsored by these agencies to finance most of our acquisitions of multifamily properties.
There have been ongoing discussion by the government and other interested parties with regard to the long term structure and viability of Fannie Mae and Freddie Mac, which could result in adjustments to guidelines for their loan products. Should these agencies have their mandates changed or reduced, lose key personnel, be disbanded or reorganized by the government or otherwise discontinue providing liquidity for the multifamily sector, our ability to obtain financing through loan programs sponsored by the agencies could be negatively impacted. In addition, changes in our relationships with Fannie Mae and Freddie
Mac, and the lenders that participate in these loan programs, with respect to our existing mortgage financing could impact our ability to obtain comparable financing for new acquisitions or refinancing for our existing multifamily real estate investments.
Should our access to financing provided through Fannie Mae and Freddie Mac loan programs be reduced or impaired, it would significantly reduce our access to debt capital and/or increase borrowing costs and could significantly limit our ability to acquire properties on acceptable terms and reduce the values to be realized upon property sales.
Cybersecurity risks and cyber incidents may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and/or damage to our business relationships.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information,

including certain personal information provided by our residents and employees, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or confidential information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships and reputation. As our reliance on technology has increased, so have the risks posed to our information and operation systems, both internal and those provided by our third-party service providers. We may not be able to verify the risks or reliability of such third-party systems. The failure of one or more systems or the inability of such systems to satisfy our business could have a material adverse effect on us. We and these third-party service providers have implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident.
We are subject to risks associated with artificial intelligence and machine learning technology.
Technological developments in artificial intelligence, including machine learning, generative artificial intelligence and similar technologies that collect, aggregate, analyze or generate data or other materials (collectively “AI”), and their current and potential future applications including in the real estate, capital and financial markets, as well as the legal and regulatory frameworks within which they operate, are rapidly evolving. We and our advisor have integrated the use of AI in our and its business to assist in in data analysis, research, and general business purposes. We and our advisor may also be exposed to the risks of AI if third-party service providers or any counterparties, whether or not known to us, also use AI in their business activities. We and our advisor may not be in a position to control the use of AI technology in third-party products or services.
Use of AI could include the input of confidential information in contravention of applicable policies, contractual or other obligations or restrictions, resulting in such confidential information becoming accessible by other third-party AI applications and users. The use of AI could also exacerbate or create new and unpredictable risks to our business and our advisor’s business, including by potentially significantly disrupting the markets in which we operate or subjecting us and our advisor to increased competition and regulation, which could materially and adversely affect the business, financial condition or results of operations of us and our advisor. The use of AI by bad actors could heighten the sophistication and effectiveness of cybersecurity attacks experienced by us and our advisor. Further, AI technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that AI technology utilizes to operate. Certain data in such models will inevitably contain a degree of inaccuracy and error. As AI technology and its applications continue to develop rapidly, it is impossible to predict the future risks that may arise from such developments to our industry or business.
General Risks Related to Investments in Real Estate
We will not be diversified with respect to the class of assets that we own.
We will invest, through the Operating Partnership, solely in multifamily apartment communities and multifamily real estate-related assets. As of December 31, 2025, we had a portfolio of $2.6 billion in total assets, with 80.6% of our equity value in operating properties, 2.3% in development-related projects, 13.2% in real estate-related investments and 3.9% in land held for development or sale. While we intend to invest in a significant number of properties across several geographical locations and markets, we will not invest in a diverse set of asset classes. Further, we have no plans to acquire any assets other than assets consisting of multifamily apartment communities and multifamily real estate-related assets. Therefore, each of our investments could be subject to the same or similar rental property related risks and a decline in real estate values in general or a change in economic conditions which affects real property investment and rental markets could have a substantial adverse effect on our financial performance.
If capitalization rates increase the value of our assets may decrease and we may not be able to sell our assets at anticipated prices.
The value of real estate is generally based on capitalization rates. Capitalization rates generally trend with interest rates. Consequently, if interest rates go up, so do capitalization rates. If interest rates rise in the future, it is likely that capitalization rates will also rise and, as a result, the value of real estate will decrease. If capitalization rates increase, our investments will likely realize lower sales prices than anticipated, resulting in reduced returns.

If we fail to diversify our investment portfolio, downturns relating to certain geographic regions, types of assets, industries or business sectors may have a more significant adverse impact on our assets and our ability to make distributions than if we had a diversified investment portfolio.
While we intend to diversify our portfolio of investments, we are not required to observe specific diversification criteria. Therefore, our investments in multifamily apartment communities and multifamily real estate-related assets may be concentrated in assets that are subject to higher risk of foreclosure or concentrated in a limited number of geographic locations.
Specifically, as of December 31, 2025, 12.7%, 10.0% and 9.6% of our portfolio was concentrated in the Atlanta, Georgia,
Dallas, Texas and Salt Lake City, Utah regions, respectively. To the extent that our portfolio is concentrated in limited geographic regions, downturns relating generally to such region may result in a reduction in our net income and the value of our common stock and accordingly limit our ability to make distributions to you.
There are risks inherent in the acquisition and management of multifamily apartment communities.
There are risks associated with the operation of multifamily apartment communities, including, but not limited to, vacillations in the demand for residential space; risk of loss or damage to the improvements or property of tenants;
environmental risks and other risks associated with ownership of real estate. Any of the above factors, or a combination thereof, could result in a decrease in the value of our investments which would have an adverse effect on our results of operations, reduce the cash flow available for distributions and the return on your investment.
Rental levels at the multifamily apartment communities that we acquire can vary over time and we may not be able to maintain the occupancy rates we anticipate or attract new tenants.
We will make our determination regarding the acquisition of multifamily apartment communities that we acquire based, among other things, on the property’s projected rent levels. However, there can be no assurance that a multifamily apartment community will continue to be occupied at the projected rents or that we will be able to attract new tenants when leases are terminated. It is anticipated that leases with the tenants at our multifamily apartment communities will generally be for terms of one year or less. If the tenants of the properties do not renew or extend their leases, if tenants default under their leases at the properties, if issues arise with respect to the permissibility of certain uses at the properties, if tenants of the properties terminate their leases, or if the terms of any renewal (including concessions to the tenants) are less favorable than existing lease terms, the operating results of the properties could be substantially affected. As a result, we may not be able to make distributions to the stockholders at the anticipated levels.
We rely on our employees as well as third parties to provide property management services to our properties, should the staff of a particular property perform poorly, our operating results for that property will similarly be hindered and our net income may be reduced.
We depend upon our employees as well as the performance of our third-party property managers to effectively manage our properties and real estate-related assets. Rising vacancies across real estate properties have resulted in increased pressure on real estate investors and their property managers to maintain adequate occupancy levels. In order to do so, we may have to offer inducements, such as rent concessions and resident amenities, to compete for residents. In addition, our property managers may be unsuccessful in their ability to collect rent, resulting in increased collection loss, and in their ability to evict tenants for non-
payment of rent, permitting us to lease their space. Poor performance by those sales, leasing and other management staff members operating a particular property will necessarily translate into poor results of operations for that particular property.
Should we or third parties fail to identify problems in the day-to-day management of a particular property or fail to take the appropriate corrective action in a timely manner, our operating results may be hindered and our net income reduced.
It may be difficult for us to attract new tenants to our multifamily apartment communities.
There can be no assurance that we will be able to maintain the occupancy rates at our multifamily apartment communities. The tenants at any multifamily apartment communities may have the right to terminate their leases upon the occurrence of specified events. The majority of leases at the properties are for terms of one year or less.
Rent control and other changes in applicable laws, or noncompliance with applicable laws, could adversely affect our portfolio of residential properties.
Lower revenue growth or significant unanticipated expenditures may result from changes in rent control or rent stabilization laws or other residential landlord/tenant laws. Municipalities may implement, consider or be urged by advocacy groups to consider rent control or rent stabilization laws and regulations or take other actions that could limit our ability to raise rents based on market conditions. These initiatives and any other future enactments of rent control or rent stabilization laws or other laws regulating residential housing, as well as any lawsuits against us arising from such rent control or other laws, may reduce rental revenues or increase operating costs. Such laws and regulations may limit our ability to charge market rents, increase rents, evict tenants or recover increases in our operating costs and could make it more difficult for us to dispose of properties in certain circumstances. Expenses associated with investments in residential properties, such as debt service, real estate taxes, insurance and maintenance costs, are generally not reduced when circumstances cause a reduction in rental income from such properties.
Our inability to sell a multifamily apartment community at the time and on the terms we want could limit our ability to pay cash distributions to our stockholders.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell multifamily apartment communities for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a multifamily apartment community on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. We may be unable to sell our multifamily apartment communities at a profit. Our inability to sell multifamily apartment communities at the time and on the terms we want could reduce our cash flow and limit our ability to make distributions to our stockholders and could reduce the value of your investment.
We may have no or only limited recourse for any problems later identified for multifamily apartment communities we acquire, which could materially and adversely affect us, including our results of operations.
We anticipate sellers of multifamily apartment communities will sell such properties “as is,” “where is” and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase and sale agreements may contain limited warranties, representations and indemnifications that will only survive for a limited period after the closing. The purchase of multifamily apartment communities with no or limited warranties increases the risk that we may lose some or all of our invested capital in the property, as well as the loss of rental income from that multifamily apartment community, which could materially and adversely affect us.
Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our stockholders.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent, or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.
Potential liability for environmental matters could adversely affect our financial condition.
Although we intend to subject our multifamily apartment communities, other than those acquired by virtue of a non-
performing debt investment, to an environmental assessment prior to acquisition, we may not be made aware of all the environmental liabilities associated with a property prior to its purchase. There may be hidden environmental hazards that may not be discovered prior to acquisition. The costs of investigation, remediation or removal of hazardous substances may be substantial. In addition, the presence of hazardous substances on one of our properties, or the failure to properly remediate a contaminated property, could adversely affect our ability to sell or rent the property or to borrow using the property as collateral.
Various federal, state and local environmental laws impose responsibilities on an owner or operator of real estate and subject those persons to potential joint and several liabilities. Typical provisions of those laws include:
•responsibility and liability for the costs of investigation, removal, or remediation of hazardous substances released on or in real property, generally without regard to knowledge of or responsibility for the presence of the contaminants;
•liability for claims by third parties based on damages to natural resources or property, personal injuries, or costs of removal or remediation of hazardous or toxic substances in, on, or migrating from our property;
•responsibility for managing asbestos-containing building materials, and third-party claims for exposure to those materials; and
•environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures.
Costs associated with complying with the Americans with Disabilities Act and the Fair Housing Amendment Act may decrease cash available for distributions.
Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the Disabilities Act and the Fair Housing Amendment Act, as amended, or the Fair Housing Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons and may require owners of multifamily dwellings to make reasonable exceptions in their policies and operations to afford people with disabilities equal housing opportunities. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The Disabilities Act’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties, or, in some cases, an award of damages. The Fair Housing Act requires multifamily dwellings first occupied after March 13, 1991 to comply with design and construction requirements related to access and use by disabled persons. Any funds used for Disabilities Act and Fair Housing Act compliance will reduce our net income and the amount of cash available for distributions to you.
Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our stockholders’ investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution, or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases have begun to insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, which may increase our cost of obtaining financing. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.
The properties will include certain amenities for the residents at the properties that could increase the potential liabilities at the properties.
In addition to the apartment buildings, the properties will be improved with various amenities, such as swimming pools, exercise rooms, playgrounds, laundry facilities, business centers and/or rentable club houses. Certain claims could arise in the event that a personal injury, death, or injury to property should occur in, on, or around any of these improvements. In addition, certain of the multifamily apartment communities may be located in areas where dangerous wildlife lives which could pose dangers to the residents at the applicable property. There can be no assurance that particular risks pertaining to these improvements that currently may be insured will continue to be insurable on an economical basis or that current levels of coverage will continue to be available. If a loss occurs that is partially or completely uninsured, we may lose all or part of the investment. We may be liable for any uninsured or underinsured personal injury, death or property damage claims. Liability in such cases may be unlimited but stockholders will not be personally liable.

Competition and any increased affordability of single-family residential homes could limit our ability to lease our apartments or maintain or increase rents, which may materially and adversely affect us, including our financial condition, cash flows, results of operations and growth prospects.
The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic markets where our properties are and will be located. If so, this would increase the number of apartment units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquire compete, or will compete, with numerous housing alternatives in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.
Increased construction of similar multifamily apartment communities that compete with our properties in any particular location may materially and adversely affect us, including our results of operations and our cash available for distribution to our stockholders.
We may acquire multifamily apartment communities in locations that experience increases in construction of properties that compete with our properties. This increased competition and construction could make it more difficult for us to find residents to lease units in our multifamily apartment communities and/or force us to lower our rental rates in order to lease units in our properties, which could substantially reduce our revenues and could have a material adverse effect on us. In addition, overbuilding of multifamily apartment communities may occur.
We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make cash distributions to our stockholders.
When residents do not renew their leases or otherwise vacate their apartment unit, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment homes. In addition, we may require substantial funds to renovate a multifamily apartment community in order to sell it, upgrade it or reposition it in the market. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves in an amount we, in our discretion, believe is necessary. A lender also may require escrow of capital reserves in excess of any established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure our stockholders that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements. Additional borrowing for capital needs and capital improvements will increase our interest expense, and therefore our financial condition and our ability to make cash distributions to our stockholders may be adversely affected.
Our multifamily apartment communities are subject to property taxes that may increase in the future, which could adversely affect our cash flow.
Our multifamily apartment communities are subject to real and personal property taxes that may increase as tax rates change and as the multifamily apartment communities are assessed or reassessed by taxing authorities. As the owner of the multifamily apartment communities, we are ultimately responsible for payment of the taxes to the applicable government authorities. If we fail to pay any such taxes, the applicable taxing authority may place a lien on the real property and the real property may be subject to a tax sale.
Increases in costs to own and maintain our properties may materially and adversely affect us, including our results of operations and cash flows.
We may experience increased costs associated with operating expenses, including capital improvements, routine property maintenance, real estate taxes and utility expenses. Any increases in our expenses to own and maintain our properties would consequently reduce our results of operations and cash flows.

Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.
We acquire unimproved real property or properties that are under development or construction and as of December 31,
2025, our portfolio had 2.3% of our equity value in development investments. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer.
Supply chain disruptions could create unexpected renovation or maintenance costs or delays and/or could impact our development projects, any of which could have a negative effect on our results of operations.
The construction and building industry, similar to many other industries, has recently experienced worldwide supply chain disruptions due to a multitude of factors that are beyond our control and such disruptions may continue to occur.
Materials, parts and labor have also increased in cost over the recent past, sometimes significantly and over a short period of time. Our development projects as well as small-scale construction projects, such as building renovations and maintenance or and tenant improvements required under leases are a routine and necessary part of our business. We may incur costs for our development projects or routine maintenance at our properties that exceeds our original estimates due to increased costs for materials or labor or other costs that are unexpected. We also may be unable to complete our development projects on schedule due to supply chain disruptions or labor shortages.
Apparent microbial growth at multifamily properties owned by the RS Parties could adversely impact the anticipated benefits of the RS Merger.
AMG was identified at many of the multifamily properties owned by the RS Parties. AMG could result in significant financial liabilities, including costs related to remediation, tenant relocation, legal claims or regulatory fines. The presence of
AMG may also lead to tenant dissatisfaction, lease terminations, or difficulty attracting new tenants, adversely affecting a property’s occupancy rates and revenue. Although we have the right under the merger agreement with the RS Parties to initiate a reduction to the exchange ratio in respect of potential losses that are discovered after the RS Merger arising under environmental laws and regulations that are attributable to the ownership or operation of the properties of the RS Parties before the RS Merger (irrespective of whether the matter giving rise to such losses was disclosed by the RS Parties in the merger agreement), such adjustments may not fully compensate us for all such losses because (i) such losses may not be discovered until after the applicable two-year period covered by the adjustment provisions, (ii) recovery of such losses may be subject to the risks of non-payment and delay as a result of litigation, and (iii) such losses, when combined with all losses under the indemnification provisions of the internalization agreement, are capped at $30 million in the aggregate.
Risks Related to Multifamily Real Estate-Related Assets
Our investments in multifamily real estate-related assets will be subject to the risks typically associated with real estate.
Our investments in mortgage, mezzanine or other real estate loans will generally be directly or indirectly secured by a lien on real property (or the equity interests in an entity that owns real property) that, upon the occurrence of a default on the loan, could result in our taking ownership of the entity that owns the real estate. We will not know whether the values of the multifamily apartment communities ultimately indirectly securing our loans will remain at the levels existing on the dates of origination or acquisition of those loans. If the values of the underlying multifamily apartment communities drop, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Therefore, our multifamily real estate-related assets will be subject to the risks typically associated with real estate, which are described above under the heading “General Risks Related to Investments in Real Estate.”

Any mortgage loans we acquire or originate and the mortgage loans underlying any mortgage securities we may invest in are subject to delinquency, foreclosure and loss, which could result in losses to us.
Commercial real estate loans generally are secured by commercial real estate properties and are subject to risks of delinquency and foreclosure. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: occupancy rates, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expenses or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, fiscal policies and regulations (including environmental legislation), natural disasters, terrorism, social unrest and civil disturbances.
In the event of any default under any mortgage loan held by us, we will bear a risk of loss of principal and accrued interest to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. Foreclosure on a property securing a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed investment. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.
Delays in liquidating defaulted mortgage loans could reduce our investment returns.
If there are defaults under any mortgage loan we acquire or originate, we may not be able to repossess and sell the underlying properties quickly. The resulting time delay could reduce the value of our investment in the defaulted mortgage loans. An action to foreclose on a property securing a mortgage loan is regulated by state statutes and regulations and is subject to many of the delays and expenses of other lawsuits if the borrower raises defenses or counterclaims. In the event of default by a borrower, these restrictions, among other factors, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due to us on the mortgage loan.
The mezzanine and bridge loans in which we may invest would involve greater risks of loss than loans secured by a first deed of trust or mortgage on property.
We may invest in mezzanine and bridge loans that take the form of subordinated loans secured by a pledge of the ownership interests of either the entity owning (directly or indirectly) the real property or the entity that owns the interest in the entity owning the real property. These types of investments may involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan.
If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the real property and increasing the risk of loss of principal.
We have invested in and may continue to invest in real estate-related equity, which is subordinate to any indebtedness, but involves different rights.
We have invested in and may continue to invest in noncontrolling equity positions and other real estate-related interests. Preferred equity investments are subordinate to any indebtedness obtained by the entity, but senior to the owners’
common equity. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider has the right to effectuate a change of control in certain circumstances with respect to the ownership of the property. Preferred equity investments typically earn a preferred return rather than interest payments and often have the right for such preferred return to accrue if there is insufficient cash flow to pay currently. The preferred return provided as a term of our preferred equity investments is not a measure of our investment performance and is not indicative of distributions that we may provide to investors. It should not be relied on to predict an investor’s returns and is subject to the development and performance of the project for which the preferred equity is being provided. Furthermore, the preferred return is only a contractual preference on allocations, and is subordinate to any construction debt and senior preferred equity and there is no guarantee that it will be achieved or paid.
We have invested in the preferred equity of other entities, the management of which may adversely affect our business.
We have invested in the preferred equity of other entities. However, we will not control the management, investment decisions, or operations of these companies. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We will have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.
We expect to incur substantial expenses related to the RS Merger.
We expect to incur substantial expenses in connection with the RS Merger and integrating the properties and operations acquired. Although we have assumed that a certain level of expenses would be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of such expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, expenses associated with the RS
Merger could, particularly in the near term, exceed the savings we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings from the RS Merger.
We have assumed certain potential and unknown liabilities relating to the RS Parties.
We have assumed certain potential and unknown liabilities relating to RS Parties with the RS Merger. These liabilities could be significant and have a material adverse effect on our business to the extent we have not identified such liabilities or have underestimated the amount of such liabilities.
Risks Associated with Debt Financing
We have obtained and are likely to continue to obtain mortgage indebtedness and other borrowings, which increases our risk of loss due to potential foreclosure.
We have obtained and plan to continue obtain long-term financing that is secured by our multifamily apartment communities. In some instances, we may acquire multifamily apartment communities by financing a portion of the price of the multifamily apartment communities and mortgaging or pledging some or all of the multifamily apartment communities purchased as security for that debt. We may also incur mortgage debt on multifamily apartment communities that we already own in order to obtain funds to acquire additional multifamily apartment communities, to fund property improvements and other capital expenditures, to make distributions, and for other purposes. In addition, we may borrow as necessary or advisable to ensure that we maintain our qualification as a REIT for federal income tax purposes, including borrowings to satisfy the
REIT requirement that we distribute at least 90% of our annual REIT taxable income to our stockholders (computed without regard to the dividends-paid deduction and excluding net capital gain). We, however, can give our stockholders no assurance that we will be able to obtain such borrowings on satisfactory terms.
Incurring mortgage debt increases the risk of loss of a multifamily apartment community since defaults on indebtedness secured by a multifamily apartment community may result in lenders initiating foreclosure actions. In that case, we could lose the multifamily apartment community securing the loan that is in default, reducing the value of our stockholders’
investment. For tax purposes, a foreclosure of any of our multifamily apartment communities would be treated as a sale of the multifamily apartment community for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure even though we would not necessarily receive any cash proceeds. We may give full or partial guaranties to lenders of mortgage debt on behalf of the entities that own our multifamily apartment communities as well as with respect to debt associated with our preferred equity investments, mezzanine loans or equity investments in a property or land which will be developed into a multifamily apartment community. When we give a guaranty on behalf of an entity that owns one of our multifamily apartment communities or real estate-related assets, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single multifamily apartment community could affect many multifamily apartment communities.

Our multifamily apartment communities and multifamily real estate-related assets may be cross-collateralized.
At December 31, 2025, we had $1.1 billion of fixed rate debt and $203.9 million of variable rate debt, including our revolving credit facility and construction loans; $167.1 million, or 82.0% of our variable rate debt is accompanied by interest rate cap hedging instruments as required by the lenders. In addition, we have $207.6 million of preferred stock outstanding that is accounted for as debt and CROP has issued unsecured promissory notes in a private placement offering in an aggregate amount of $10.2 million at December 31, 2025. We may obtain additional lines of credit or other debt financing, or take additional advances on our existing lines of credit, which we may utilize to acquire multifamily apartment communities and multifamily real estate-related assets and fund our operations. Thus, our assets may be cross-collateralized. Information about the amount and terms of any new lines of credit are uncertain and will be negotiated by our officers. No assurance can be given that future cash flow will be sufficient to make the debt service payments on any loans and to cover all operating expenses.
If our revenues are insufficient to pay debt service and operating costs, we may be required to seek additional working capital. There can be no assurance that such additional funds will be available. The degree to which we are leveraged could have an adverse impact on us, including (i) increased vulnerability to adverse general economic and market conditions, (ii)
impaired ability to expand and to respond to increased competition, (iii) impaired ability to obtain additional financing for future working capital, capital expenditures, general corporate or other purposes and (iv) requiring that a significant portion of cash provided by operating activities be used for the payment of debt obligations, thereby reducing funds available for operations and future business opportunities.
High mortgage rates or changes in underwriting standards may make it difficult for us to finance or refinance multifamily apartment communities, which could reduce the number of multifamily apartment communities we can acquire, our cash flows from operations and the amount of cash distributions we can make.
If mortgage debt is unavailable at reasonable rates, we may not be able to finance the purchase of multifamily apartment communities. If we place mortgage debt on a multifamily apartment community, we run the risk of being unable to refinance part or all of the multifamily apartment community when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance our multifamily apartment communities, our income could be reduced. We may be unable to refinance or may only be able to partly refinance our multifamily apartment communities if underwriting standards, including loan to value ratios and yield requirements, among other requirements, are stricter than when we originally financed the multifamily apartment communities. If any of these events occurs, our cash flow could be reduced and/or we might have to pay down existing mortgages. This, in turn, would reduce cash available for distribution to our stockholders, could cause us to require additional capital and may hinder our ability to raise capital by issuing more shares or by borrowing more money.
Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders or replace our advisor.
When providing financing, a lender may impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt or replace our advisor. Loan agreements we enter into may contain covenants that limit our ability to further mortgage a property or that prohibit us from discontinuing insurance coverage or impose reserve requirements. In addition, our credit facility with J.P. Morgan, (our “JP Morgan Credit Facility”) restricts our ability to remove our affiliated directors which may make it more difficult to replace our advisor. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.
Our derivative financial instruments may not adequately offset interest rate volatility and require us to contribute more equity to our properties, which could reduce the number of multifamily apartment communities we can acquire, our cash flows from operations and the amount of cash distributions we can make.
We may use derivative financial instruments, such as interest rate cap or collar agreements and interest rate swap agreements, to hedge exposures to changes in interest rates on loans secured by our assets, but no hedging strategy can protect us completely. These agreements involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. Interest rates are currently increasing. In addition, interest rate caps and the replacement of our expiring interest rate caps may be more expensive as a result of increasing interest rates. Further, in the event interest rates increase for any of our financings, we may be required to rebalance such financings by contributing more equity to our properties in order to comply with debt-service coverage ratios required by such financings. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses. In addition, the use of such instruments may reduce the overall return on our investments. These instruments may also generate income that may not be treated as qualifying REIT income for purposes of the 75% or 95% REIT gross income tests.
Increases in interest rates could increase the amount of our interest payments and could reduce the amount of distributions our stockholders receive.
At December 31, 2025, we had $203.9 million of variable rate debt; $167.1 million, or 82.0% of which is accompanied by interest rate cap hedging instruments as required by the lenders. We may incur additional indebtedness in the future. Interest we pay reduces our cash flows. Since we have incurred and may continue to incur variable rate debt, increases in interest rates raise our interest costs, which reduces our cash flows. In addition, if we need to repay existing debt during periods of rising interest rates, we could be required to sell one or more of our properties at times or on terms which may not permit realization of the maximum return on such investments. Increases in interest rates may cause our operations to suffer and the amount of distributions our stockholders receive and their overall return on investment may decline.
We have broad authority to incur debt and high debt levels could hinder our ability to make distributions and decrease the value of our stockholders’ investment.
Our charter limits our leverage to 300% of our net assets, and we may exceed this limit with the approval of the conflicts committee of our board of directors. High debt levels would cause us to incur higher interest charges and higher debt service payments and may also be accompanied by restrictive covenants. These factors could limit the amount of cash we have available to distribute and could result in a decline in the value of our stockholders’ investment.
Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distribution to our stockholders.
Certain of our debt obligations require interest-only payments for a number of years before we are required to make payments on the principal. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum, or “balloon,”
payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.
We are uncertain of our sources for funding our future capital needs. If we do not have sufficient funds from operations to cover our expenses or to fund improvements to our multifamily apartment communities and cannot obtain debt or equity financing on acceptable terms, our ability to cover our expenses or to fund improvements to our multifamily apartment communities may be adversely affected.
Proceeds from our offerings are used primarily for investments in multifamily apartment communities and multifamily real estate-related assets. In the event that we develop a need for additional capital in the future for the improvement of our multifamily apartment communities or for any other reason, sources of funding may not be available to us. If we do not have sufficient funds from cash flow generated by our assets or out of net sale proceeds, or cannot obtain debt or equity financing on acceptable terms, our financial condition and ability to make distributions may be adversely affected.
Federal Income Tax Risks
Failure to qualify as a REIT would reduce our net earnings available for investment or distribution.
Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the
Internal Revenue Code. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a
REIT for the four taxable years following the year in which we lost our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction and we would no longer be required to pay distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.
Failure to qualify as a REIT would subject us to U.S. federal income tax, which would reduce the cash available for distribution to our stockholders.
We believe that we have operated and will continue to operate in a manner that will allow us to continue to qualify as a
REIT for federal income tax purposes, commencing with the taxable year ended December 31, 2019. However, the U.S. federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis. Accordingly, we cannot be certain that we will be successful in operating so we can remain qualified as a REIT. While we intend to continue to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, including the tax treatment of certain investments we may make, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.
If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income. We might need to borrow money or sell assets to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders.
Furthermore, if we fail to maintain our qualification as a REIT and we do not qualify for certain statutory relief provisions, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT were excused under federal tax laws, we would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.
Our stockholders may have current tax liability on distributions they elect to reinvest in our common stock.
If our stockholders participate in our distribution reinvestment plan, they will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, our stockholders will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value, if any. As a result, unless our stockholders are tax-exempt entities, they may have to use funds from other sources to pay their tax liability on the value of the shares of common stock received.
Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to federal, state, local or other tax liabilities that reduce our cash flow and our ability to pay distributions to our stockholders.
Even if we qualify as a REIT for U.S. federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:
•In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders
(which is determined without regard to the dividends-paid deduction or net capital gain). To the extent that we satisfy the distribution requirement but distribute less than 100% of our REIT taxable income (and any net capital gain), we will be subject to federal corporate income tax on the undistributed income.
•We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.
•If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on the gain from a resale of that property, but the income from the sale or operation of that property may be subject to corporate income tax at the highest applicable rate.
•If we sell an asset, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax unless such sale were made by one of our taxable REIT subsidiaries or the sale met certain “safe harbor” requirements under the Internal Revenue Code.
REIT distribution requirements could adversely affect our ability to execute our business plan.
We generally must distribute annually at least 90% of our REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income (and any net capital gain), we will be subject to federal corporate income tax on our undistributed REIT taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay U.S. federal income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S.
federal income tax returns and thereon seek a refund of such tax. We also will be subject to corporate tax on any undistributed
REIT taxable income. We intend to make distributions to our stockholders to comply with the REIT requirements of the
Internal Revenue Code.
From time to time, we may generate taxable income greater than our income for financial reporting purposes, or our taxable income may be greater than our cash flow available for distribution to stockholders (for example, where a borrower defers the payment of interest in cash pursuant to a contractual right or otherwise). If we do not have other funds available in these situations we could be required to borrow funds, sell investments at disadvantageous prices or find another alternative source of funds to pay distributions sufficient to enable us to pay out enough of our taxable income to satisfy the REIT distribution requirements and to avoid corporate income tax and the 4% excise tax in a particular year. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
To maintain our REIT status, we may be forced to forego otherwise attractive business or investment opportunities, which may delay or hinder our ability to meet our investment objectives and reduce our stockholders’ overall return.
To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, nature of our assets and the amounts we distribute to our stockholders. We may be required to pay distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and reduce the value of our stockholders’ investment.
If the Operating Partnership fails to maintain its status as a partnership for U.S. federal income tax purposes, its income would be subject to taxation and our REIT status would be terminated.
We intend to maintain the status of the Operating Partnership as a partnership for U.S. federal income tax purposes.
However, if the Internal Revenue Service (“Internal Revenue Service” or “IRS”) were to successfully challenge the status of the
Operating Partnership as a partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the Operating Partnership could make to us. This would also result in our losing REIT status and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the return on your investment. In addition, if any of the entities through which the Operating Partnership owns its properties, in whole or in part, loses its characterization as a partnership for U.S. federal income tax purposes, the underlying entity would become subject to taxation as a corporation, thereby reducing distributions to the Operating Partnership and jeopardizing our ability to maintain REIT status.
Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.
If (i) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (ii) we are a “pension-held
REIT,” (iii) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (iv) the residual Real Estate
Mortgage Investment Conduit interests, or REMICs, we buy (if any) generate “excess inclusion income,” then a portion of the distributions to and, in the case of a stockholder described in clause (iii), gains realized on the sale of common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Internal
Revenue Code.
The tax on prohibited transactions will limit our ability to engage in transactions that would be treated as sales for U.S.
federal income tax purposes.
A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of assets, other than foreclosure property, deemed held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to dispose of loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.
It may be possible to reduce the impact of the prohibited transaction tax by conducting certain activities through taxable REIT subsidiaries. However, to the extent that we engage in such activities through taxable REIT subsidiaries, the income associated with such activities may be subject to full corporate income tax.
Complying with REIT requirements may force us to liquidate otherwise attractive investments.
To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and residential and commercial mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our total assets can be represented by securities of one or more taxable
REIT subsidiaries (increasing to no more than 25% beginning with taxable years starting after December 31, 2025) and no more than 25% of the value of our total assets can be represented by “non-qualified publicly offered REIT debt instruments.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments.
These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.
Liquidation of assets may jeopardize our REIT qualification.
To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.
Complying with REIT requirements may limit our ability to hedge effectively.
The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the purpose of the instrument is to (i) hedge interest rate risk on liabilities incurred to carry or acquire real estate, (ii) hedge risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, or (iii) manage risk with respect to the termination of certain prior hedging transactions described in (i) and/or (ii)
above and, in each case, such instrument is properly identified under applicable Department of the Treasury regulations
(“Treasury Regulations”). Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.
Our ownership of and relationship with our taxable REIT subsidiaries will be limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more taxable
REIT subsidiaries (increasing to no more than 25% beginning with taxable years starting after December 31, 2025). A domestic taxable REIT subsidiary will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm’s-length basis. We cannot assure our stockholders that we will be able to comply with the value limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm’s length transactions.
The ability of our board of directors to revoke our REIT qualification without stockholder approval may subject us to U.S.
federal income tax and reduce distributions to our stockholders.
Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. While we believe we have qualified and intend to continue to qualify to be taxed as a REIT, we may terminate our REIT election if we determine that qualifying as a REIT is no longer in our best interests. If we cease to be a REIT, we would become subject to
U.S. federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders and on the market price of our common stock.
Dividends payable by REITs do not qualify for the reduced tax rates.
In general, the maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, are generally not eligible for this reduced rate; provided under current law, individuals may be able to deduct 20% of income received as ordinary REIT dividends, thus reducing the maximum effective
U.S. federal income tax rate on such dividend. In addition, Treasury Regulations impose a minimum holding period for the 20%
deduction that was not set forth in the Internal Revenue Code. Under the Treasury Regulations, in order for a REIT dividend with respect to a share of REIT stock to be treated as a qualified REIT dividend, the U.S. stockholder (i) must have held the share for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend and (ii) cannot have been under an obligation to make related payments with respect to positions in substantially similar or related property, e.g., pursuant to a short sale. While this tax treatment does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts or estates to perceive investments in REITs to be relatively less attractive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.
Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code.
Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S.
federal income tax purposes.
The taxation of distributions to our stockholders can be complex; however, distributions that we make to our stockholders generally will be taxable as ordinary income, which may reduce your anticipated return from an investment in us.
Distributions that we make to our taxable stockholders to the extent of our current and accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) generally will be taxable as ordinary income.
However, a portion of our distributions may (i) be designated by us as capital gain dividends generally taxable as long-term capital gain to the extent that they are attributable to net capital gain recognized by us, (ii) be designated by us as qualified dividend income generally to the extent they are attributable to dividends we receive from non-REIT corporations, such as our taxable REIT subsidiaries, or (iii) constitute a return of capital generally to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. A return of capital distribution is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.
We may be required to pay some taxes due to actions of a taxable REIT subsidiary which would reduce our cash available for distribution to you.
Any net taxable income earned directly by a taxable REIT subsidiary, or through entities that are disregarded for U.S.
federal income tax purposes as entities separate from our taxable REIT subsidiaries, will be subject to federal and possibly state corporate income tax. In this regard, several provisions of the laws applicable to REITs and their subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, a taxable REIT subsidiary may be limited in its ability to deduct certain interest payments made to an affiliated REIT. In addition, the REIT has to pay a 100% penalty tax on some payments that it receives or on some deductions taken by or payments made to a taxable
REIT subsidiary if the economic arrangements between the REIT, the REIT’s customers, and the taxable REIT subsidiary are not comparable to similar arrangements between unrelated parties. Finally, some state and local jurisdictions may tax some of our income even though as a REIT we are not subject to U.S. federal income tax on that income because not all states and localities follow the U.S. federal income tax treatment of REITs. To the extent that we and our affiliates are required to pay federal, state and local taxes, we will have less cash available for distributions to you.
We may distribute our common stock in a taxable distribution, in which case you may sell shares of our common stock to pay tax on such distributions, and you may receive less in cash than the amount of the dividend that is taxable.
We may make taxable distributions that are payable in cash and common stock. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable distributions that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent we will be able to make taxable distributions payable in cash and common stock. If we made a taxable dividend payable in cash and common stock, taxable stockholders receiving such distributions will be required to include the dividend as taxable income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, you may be required to pay income tax with respect to such distributions in excess of the cash distributions received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount recorded in earnings with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain
non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock.
Investments in other REITs and real estate partnerships could subject us to the tax risks associated with the tax status of such entities.
We may invest in the securities of other REITs and real estate partnerships. Such investments are subject to the risk that any such REIT or partnership may fail to satisfy the requirements to qualify as a REIT or a partnership, as the case may be, in any given taxable year. In the case of a REIT, such failure would subject such entity to taxation as a corporation, may require such REIT to incur indebtedness to pay its tax liabilities, may reduce its ability to make distributions to us, and may render it ineligible to elect REIT status prior to the fifth taxable year following the year in which it fails to so qualify. In the case of a partnership, such failure could subject such partnership to an entity level tax and reduce the entity’s ability to make distributions to us. In addition, such failures could, depending on the circumstances, jeopardize our ability to qualify as a REIT.
Non-U.S. stockholders will be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon the disposition of our shares.
Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends ordinarily will be subject to U.S. withholding tax at a
30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as
“effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign
Investment in Real Property Tax Act of 1980, or FIRPTA, capital gain distributions attributable to sales or exchanges of “U.S.
real property interests,” or USRPIs, generally (subject to certain exceptions for “qualified foreign pension funds,” entities all the interests of which are held by “qualified foreign pension funds,” and certain “qualified shareholders”) will be taxed to a non-
U.S. stockholder as if such gain were effectively connected with a U.S. trade or business unless FIRPTA provides an exemption. However, a capital gain dividend will not be treated as effectively connected income if (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the non-U.S. stockholder does not own more than 10% of the class of our stock at any time during the one-year period ending on the date the distribution is received. We do not anticipate that our shares will be “regularly traded” on an established securities market for the foreseeable future, and therefore, this exception is not expected to apply.
Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA (subject to specific FIRPTA exemptions for certain non-U.S. stockholders). Our common stock will not constitute a USRPI so long as we are a
“domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-
U.S. stockholders. We believe, but cannot assure you, that we will be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under
FIRPTA as a sale of a USRPI if: (a) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (b) such non-U.S. stockholder owned, actually and constructively, 10% or less of our common stock at any time during the five-year period ending on the date of the sale. However, it is not anticipated that our common stock will be “regularly traded” on an established market. We encourage you to consult your tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.
We may be subject to adverse legislative or regulatory tax changes.
At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.
Retirement Plan Risks
If you fail to meet the fiduciary and other standards under the Employee Retirement Income Security Act of 1974, as
amended, or “ERISA,” or the Internal Revenue Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.
There are special considerations that apply to employee benefit plans subject to ERISA (such as profit-sharing, section
401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Internal Revenue Code (such as an IRA) or any entity whose assets include such assets (each a “Benefit Plan”) that are investing in our shares. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:
•your investment is consistent with your fiduciary and other obligations under ERISA and the Internal Revenue Code;
•your investment is made in accordance with the documents and instruments governing the plan or IRA, including the plan’s or account’s investment policy;
•your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of
ERISA and other applicable provisions of ERISA and the Internal Revenue Code;
•your investment in our shares, for which no trading market may exist, is consistent with the liquidity needs of the plan or IRA;
•your investment will not produce an unacceptable amount of “unrelated business taxable income” for the plan or IRA;
•you will be able to comply with the requirements under ERISA and the Internal Revenue Code to value the assets of the plan or IRA annually; and
•your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.
Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Internal
Revenue Code may result in the imposition of civil and criminal penalties, and can subject the fiduciary to claims for damages or for equitable remedies, including liability for investment losses. In addition, if an investment in our shares constitutes a non-
exempt prohibited transaction under ERISA or the Internal Revenue Code, the fiduciary or IRA owner who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested. Additionally, the investment transaction may have to be undone. In the case of a prohibited transaction involving an IRA owner, the IRA may be disqualified as a tax-exempt account and all of the assets of the IRA may be deemed distributed and subjected to tax. ERISA plan fiduciaries and IRA owners should consult with counsel before making an investment in our shares.
If our assets at any time are deemed to constitute “plan assets” under ERISA, that may lead to the rescission of certain transactions, tax or fiduciary liability and our being held in violation of certain ERISA and Code requirements.
Stockholders subject to ERISA should consult their own advisors as to the effect of ERISA on an investment in our shares. If our assets are deemed to constitute “plan assets” of stockholders that are Covered Plans (as defined below) (i) certain transactions that we might enter into in the ordinary course of our business might have to be rescinded and may give rise to certain excise taxes and fiduciary liability under Title I of ERISA or Section 4975 of the Code; (ii) our management, as well as various providers of fiduciary or other services to us (including the Advisor), and any other parties with authority or control with respect to us or our assets, may be considered fiduciaries or otherwise parties in interest or disqualified persons for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code;
and (iii) the fiduciaries of stockholders that are Covered Plans would not be protected from “co-fiduciary liability” resulting from our decisions and could be in violation of certain ERISA requirements.
Accordingly, prospective investors that are (i) “employee benefit plans” (within the meaning of Section 3(3) of
ERISA), which are subject to Title I of ERISA; (ii) “plans” defined in Section 4975 of the Code, which are subject to Section
4975 of the Code (including “Keogh” plans and “individual retirement accounts”); or (iii) entities whose underlying assets are deemed to include plan assets within the meaning of Section 3(42) of ERISA and the regulations thereunder (e.g., an entity of which 25% or more of the total value of any class of equity interests is held by “benefit plan investors”) (each such plan, account and entity described in clauses (i), (ii) and (iii) we refer to as “Covered Plans”) should consult with their own legal, tax, financial and other advisors prior to investing to review these implications in light of such investor’s particular circumstances.
The sale of our common stock to any Covered Plan is in no respect a representation by us or any other person associated with the offering of our shares of common stock that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.
Item 1B. Unresolved Staff Comments
None.
Item 1C. Cybersecurity
Risk Management and Strategy
Under the oversight of our Executive Security Council, which is chaired by our Senior Vice President of Technology
(Certified Information Systems Security Professional), and is also comprised of our Chief Legal Officer, Chief Operating
Officer, Chief Accounting Officer and Treasurer and Chief Financial Officer, we have developed and implemented a cybersecurity risk management governance, risk, and compliance (“GRC”) program that applies to us as well as our advisor and its affiliates. Our GRC program is used to identify, assess, and mitigate findings and risks to our operations from cybersecurity threats. Our GRC program employs qualitative and quantitative assessments of the cybersecurity risk landscape impacting our operations, as identified by our Information Technology (“IT”) and Security team, to determine likelihood and potential impact.
The analysis is evaluated by our Executive Security Council, and subject to the oversight of our board of directors to assess and prioritize potential risk to our information security. We consider cybersecurity, along with other top risks, within our enterprise risk management and GRC framework.
We have established a multilayer cyber threat defense program that enables us to identify, protect, detect, respond, and recover from cyber threat findings, taking appropriate action to prevent these threats from turning into risk. Part of this security program is an incident response plan, the goal of which is to provide a timely response, mitigate any damage, restore services, preserve evidence, evaluate risk impact, communicate effectively to all stakeholders, and ultimately reduce the likelihood of an incident recurrence through proper containment and retrospective.
We engage third-party consultants to conduct cybersecurity assessments and help mature the information security program. We regularly review our cybersecurity program to help identify areas for continued focus, improvement and/or compliance. We engage third parties to perform assessments on our cybersecurity measures, including information security maturity assessments, audits and independent reviews of our information security control environment and operating effectiveness. The results of such assessments, audits and reviews are reported to our board of directors, and we may adjust our cybersecurity program and practices as necessary based on the information provided by these assessments, audits and reviews.
We review and test our information security systems, including regular penetration tests of our network. We also use third-party systems to monitor our information security continually.
For any of our critical hosted applications we require the vendor to maintain a System and Organization Controls
(“SOC”) 1 or SOC 2 report. If a third-party vendor is not able to provide a SOC 1 or SOC 2 report, or the report is qualified, we take additional steps to assess their cybersecurity preparedness and assess our relationship on that basis. Our assessment of risks associated with the use of third-party providers is part of our overall cybersecurity risk management framework.

We regularly evaluate our overall security risk posture to ensure appropriate security controls are in place to ensure confidentiality, integrity, and availability of the firms processing environment, including our business strategy, results of operations or financial condition, to ensure that we have an appropriate security program in place in order to manage materiality. We are not aware of any risks from cybersecurity threats, including as a result of any cybersecurity incidents, that have materially affected or are reasonably likely to materially affect us, including our business strategy, results of operations, or financial condition. For additional information, see “Item 1A. Risk Factors – Breaches of our data security could materially harm us, including our business, financial performance and reputation.”
Governance
Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management, including reviewing our advisor’s cybersecurity policies with management and evaluating the adequacy of the program, compliance and controls with management. The Executive Security Council periodically reports to our board of directors on cybersecurity matters. Such reporting includes updates on our cybersecurity program, the external threat environment, and programs in place to address and mitigate the risks associated with the evolving cybersecurity threat landscape. These reports also include updates on our preparedness, prevention, detection, responsiveness, and recovery with respect to any cybersecurity incidents. Material cybersecurity events, if any, are escalated to our board of directors on an ongoing basis as necessary.
Our Executive Security Council governs our overall cybersecurity function and is responsible for developing and implementing our information risk program and managing our response to threats in collaboration with our IT and Security team, subject to oversight by our board of directors. Our Executive Security Council meets regularly regarding the risks of any cybersecurity incidents which are reported pursuant to (i) criteria set forth in our information risk program, (ii) notification criteria set forth in our contracts with third-party service providers and (iii) reports prepared by consultants, auditors, and other third parties retained by us, if necessary, to investigate cybersecurity incidents. In addition to our in-house cybersecurity capabilities, at times we also engage third parties to assist with assessing, identifying, and managing cybersecurity risks.
Members of our IT and Security team, including the third-party security firms we utilize as part of our program, have cybersecurity experience or certifications, such as the Certified Information Systems Security Professional certification.
Our Senior Vice President of Technology’s relevant cybersecurity expertise includes Certified Information Systems
Security Professional (“CISSP”) designation, ISO 27001 as well as over 20 years of experience as a technology and security professional.
Item 2. Properties
See Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Our
Investments” for an overview of our real estate investments.
Item 3. Legal Proceedings
From time to time, we may be involved in various claims and legal actions arising in the ordinary course of business.
Management is not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by government authorities.
Item 4. Mine Safety Disclosures
Not applicable.

Part II.
Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity
Securities
Offering of Common Stock
We are offering three classes of shares of our common stock, Class T, Class D, and Class I, in a primary public offering (the “Primary Offering”) with four classes of shares of our common stock, Class T, Class D, Class I, and Class A, available to existing holders of our common stock through our registered distribution reinvestment plan offering (the “DRP
Offering”). Other than differences in upfront selling commissions, dealer manager fees, and ongoing distribution fees, each class of common stock has the same economics and voting rights. There is currently no public market for our shares and we currently have no plans to list our shares on a securities exchange.
The following table summarizes the upfront selling commission and dealer manager fee paid for each applicable share class in the Primary Offering as a percentage of the transaction price, which will generally be the most recently disclosed monthly NAV per share.

	Class T (1)	Class D	Class I
Maximum Upfront Selling Commissions as a % of Transaction Price	up to 3.0%	—	—
Maximum Upfront Dealer Manager Fees as a % of Transaction Price	0.5%	—	—

(1) Such amounts may vary at certain participating broker-dealers, provided that the sum will not exceed 3.5% of the transaction price.
In addition, we pay a wholesaling fee of up to 1.85% of the transaction price for all shares sold in the Primary
Offering.
Subject to FINRA limitations on underwriting compensation and certain other limitations, the following table shows the distribution fees we pay the dealer manager with respect to the Class T, Class D and Class I on an annualized basis as a percentage of our NAV.

	Class T (1)	Class D	Class I
Distribution Fee as a % of NAV	0.85%	0.25%	None

(1) Consists of an advisor distribution fee of 0.65% per annum and a dealer distribution fee of 0.20% per annum of the aggregate NAV for the Class T shares, however, with respect to Class T shares sold through certain participating broker-dealers, the advisor distribution fee and the dealer distribution fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares.

The distribution fee is subject to a cap based on the total upfront selling commissions, dealer manager fees, and distribution fees paid in connection with the sale of the share in the Primary Offering. For Class T shares the cap is 8.5% and for Class D shares the cap is 8.0%. A lower cap may be agreed upon between the dealer manager and a participating broker-
dealer. Once the cap is met, the Class T shares or Class D shares in each respective stockholder's account (including shares purchased through the distribution reinvestment plan or received as a stock dividend) will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such shares.
The dealer manager for the public offering anticipates that all or a portion of the upfront selling commissions, dealer manager and distribution fees will be retained by, or reallowed (paid) to, participating broker-dealers and certain wholesalers, all of whom are internal to our advisor and its affiliates. For the year ended December 31, 2025, the costs of raising capital in our ongoing public follow-on offering represented 6.93% of the capital raised.
The purchase price per share for each class of common stock will vary and will generally equal our prior month’s
NAV per share, as determined monthly, plus applicable upfront selling commissions and dealer manager fees. See “Net Asset
Value” below for additional details on how our NAV is determined.

The following table presents our historical monthly NAV per share and CROP Unit at the end of each quarter for the three years ended December 31, 2025.

	Class
Date	T	D	I	A	OP
March 31, 2023	$18.4600	$18.4600	$18.4600	$18.4600	$18.4600
June 30, 2023	$17.4638	$17.4638	$17.4638	$17.4638	$17.4638
September 30, 2023	$15.8195	$15.8195	$15.8195	$15.8195	$15.8195
December 31, 2023	$13.4538	$13.4538	$13.4538	$13.4538	$13.4538
March 31, 2024	$12.6916	$12.6916	$12.6916	$12.6916	$12.6916
June 30, 2024	$12.6636	$12.6636	$12.6636	$12.6636	$12.6636
September 30, 2024	$12.2714	$12.2714	$12.2714	$12.2714	$12.2714
December 31, 2024	$12.0083	$12.0083	$12.0083	$12.0083	$12.0083
March 31, 2025	$11.5429	$11.5429	$11.5429	$11.5429	$11.5429
June 30, 2025	$11.5153	$11.5153	$11.5153	$11.5153	$11.5153
September 30, 2025	$11.3506	$11.3506	$11.3506	$11.3506	$11.3506
December 31, 2025 (1)	$11.3574	$11.3574	$11.3574	$11.3574	$11.3574

(1) Effective as of our October 31, 2025 NAV, our board of directors, including all of our independent directors, amended our valuation guidelines to amortize financing costs over the life of the applicable financing consistent with industry treatment of such costs. The impact solely from this change was an approximately 3% (or approximately $19.42 million) increase to our NAV ($0.32 per share based on our shares outstanding as of October 31, 2025). Our board of directors approved that this impact would be reflected in our NAV over a period of five months with an approximately $2.33 million adjustment ($0.0382 per share based on our shares outstanding as of October 31, 2025) for our
October 31, 2025 NAV and an approximately $4.27 million adjustment ($0.0700 per share based on our shares outstanding as of October 31,
2025) for the four months thereafter. As a result, the NAV per share as of October 31, 2025, and for each month thereafter through February 28,
2026, reflects an increase based on this change to the treatment of financing costs under our valuation guidelines.

Net Asset Value
Our board of directors, including a majority of our independent directors, has adopted valuation guidelines, as amended from time to time, that contain a comprehensive set of methodologies to be used by our advisor in connection with the calculation of our NAV. Our NAV is calculated monthly based on the fair values of our investments, the addition of any other assets and the deduction of any other liabilities, including the liquidation preference of any preferred stock outstanding. With the approval of our board of directors, including a majority of our independent directors, we have engaged the Independent
Valuation Advisor with respect to providing monthly real property asset appraisals, debt-related asset valuations, property management business valuations, reviewing annual third-party real property asset appraisals, and helping us administer the valuation and review process. As described in our valuation guidelines, each real property is appraised by the Third-Party
Appraisal Firm at least once per calendar year and reviewed by our advisor and the Independent Valuation Advisor.
Additionally, each real property asset is appraised each calendar month by the Independent Valuation advisor, and such appraisals are reviewed by our advisor. Estimates of the fair values of certain of our other assets, debt, and other liabilities are determined by our advisor or other suitable pricing sources.
As a public company, we are required to issue financial statements generally based on historical cost in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we have adopted policies and procedures, which adjust the values of certain of our assets and liabilities from historical cost to fair value.
NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV differ from GAAP. As a result, our NAV should not be considered equivalent to stockholders’ equity or any other GAAP measure.
The following valuation methods are used for purposes of calculating the significant components of our NAV:
Real Property Assets. Excluding properties bought or sold during a given calendar year, each real property is appraised by the Third-Party Appraisal Firm at least once per calendar year and reviewed by our advisor and the Independent Valuation
Advisor. Additionally, each real property asset is appraised each calendar month by the Independent Valuation advisor, and such appraisals are reviewed by our advisor.
Real property assets are initially valued at cost during the month of acquisition, which we expect to represent fair value at that time. Subsequently we will rely on the income approach as the primary methodology used by the Third-Party Appraisal
Firms and the Independent Valuation Advisor (together, the “Independent Appraisal Firms”) in valuing the real property assets within our portfolio, whereby value is derived by determining the present value of a real property asset’s future cash flows (for example, discounted cash flow analysis). Consistent with industry practices, the income approach incorporates subjective judgments regarding comparable property rental rates and operating expense data, the appropriate capitalization and discount rates, and projections of future income and expenses based on market derived data and trends. Other methodologies that may also be used to value properties include sales comparisons and cost approaches. We believe the discount rate and exit capitalization rate are the key assumptions utilized in the discounted cash flow methodology. Below the tables that set forth our
NAV calculation is a sensitivity analysis of the weighted average discount rates and exit capitalization rates for our property investments. Transaction costs related to an acquisition or disposition will generally be factored into our NAV no later than the closing date for such transaction, and in some circumstances such as when an asset is anticipated to be acquired or disposed, we may factor into our NAV calculation a portion of the potential transaction price and related closing costs given the likelihood that the transaction will close.  Notwithstanding the foregoing, transaction expenses with respect to major transactions, as determined by our board of directors, including a majority of our independent directors, (e.g., a merger or acquisition of a portfolio of assets and/or platform) will be amortized over a five-year period following the acquisition date.
Each development real property asset will be valued monthly by the Independent Valuation Advisor at estimated fair value. Land cost and other factors such as the status of land entitlements, permitting processes, jurisdictional approvals, estimated overall development completion, and estimated development profit are considered in determining estimates of fair value. Upon the earlier of 12 months following the month of stabilization (90% occupancy) or 24 months after substantial completion, we will obtain an appraisal from a Third-Party Appraisal Firm, and thereafter the valuation process will follow the regular valuation process described above.
DST Properties. Our board of directors has approved the DST Program for us, through our taxable REIT subsidiary, to sell DST Interests in specific DSTs holding real properties through private placement offerings exempt from registration under the Securities Act. We, through the Master Tenant, CROP’s wholly owned subsidiary, will hold a long-term leasehold interest in each DST Property pursuant to a master lease that will be guaranteed by CROP. In accordance with the applicable master lease, the Master Tenant will make rental payments to the applicable DST (as landlord and owner of such DST Property) and the Master Tenant will be responsible for subleasing the applicable DST Property to residents of the property. This master lease arrangement means that we will bear the risk that the underlying cash flow received from the applicable DST Property may be less than the master lease payments. Under the DST Program, each DST Property will be sourced from third parties or from our real properties and will be held in a specific DST that we form and in which we may initially own all of the beneficial interests.
As proceeds are raised through an offering, our beneficial interests in the DST will be redeemed. While we own an interest in the DST Property during the syndication of the DST Interests, and to the extent the maximum offering amount is not raised and we retain an interest in the DST Property, the DST Property will be valued in a manner that is consistent with the guidelines described above for consolidated assets and liabilities, but that excludes the master lease, and will be included in our NAV to the extent of our pro rata ownership share of the DST Property.
Additionally, CROP will hold the FMV Option, giving it the right, but not the obligation, to acquire the DST Interests in the applicable DST from the investors in exchange for OP Units in CROP or cash, at CROP’s discretion. The FMV Option may be exercised beginning on the two-year anniversary of the final closing of the sale of DST interests pursuant to each private placement. In some circumstances, the FMV Option attached to certain DST Programs may factor in the master lease obligations for purposes of determining the FMV Option price. In these instances, the value of the DST Property (taking into account the master lease obligations) may differ from the fair value of the DST Property. If this occurs, the difference between the two values will accrue into our NAV.
Other Assets. Other assets include individual investments in mortgages, mortgage participations and mezzanine loans, preferred equity or other hybrid-like investments and securities that are included in our determination of NAV at estimated fair value as determined in good faith by our advisor using widely accepted valuation methodologies.
Pursuant to our valuation guidelines, our board of directors, including a majority of our independent directors, approves the pricing sources of our other assets. In general, these sources are third parties other than our advisor. However, we may utilize our advisor as a pricing source if the asset is not considered material to the company or there are no other pricing sources reasonably available, and provided that our board of directors, including a majority of our independent directors, must approve the initial valuation performed by our advisor and any subsequent material adjustments made by our advisor. The
Independent Valuation Advisor generally does not act as the third-party pricing source for these assets, although it may, under certain circumstances, be engaged to do so.
Our property management business, which we define as the income derived directly from our property management and development agreement contracts, will be valued by our Independent Valuation Advisor. The value of any additional income outside of such contracts will be valued by our advisor.

The value of promotional interests held by us will be determined by our advisor based on a hypothetical liquidation of the assets and the liabilities of the investment.  With the exception of the development project promotional interests, for which our Independent Valuation Advisor provides the value for the development real property asset, our advisor will not obtain value information on the assets of the project from an Independent Appraisal Firm.  Although the Independent Valuation Advisor
may provide the information utilized to calculate the value of certain of our promotional interests, the Independent Valuation
Advisor is not responsible for determining the value of the promotional interests.
Liabilities. Except as noted below, we include an estimate of the fair values of our liabilities as part of our NAV calculation. These liabilities include, but may not be limited to, property-level mortgages and corporate-level credit facilities, fees and reimbursements payable to our advisor and its affiliates, accounts payable and accrued expenses, our preferred equity which is accounted for as debt and other liabilities. Pursuant to our valuation guidelines, our board of directors, including a majority of our independent directors, approves the pricing sources of our liabilities which may include third parties or our advisor or its affiliates. Effective as of our October 31, 2025 NAV determination, costs and expenses incurred to secure financings (including subordinated debt, preferred equity and the commissions, organization and offering expenses associated with them) are amortized over the life of the applicable financing. Unless costs can be specifically identified, we allocate the financing costs and expenses incurred with obtaining multiple financings that are not directly related to any single financing among the applicable financings, generally pro rata based on the amount of proceeds from each financing.
The impact from the change to amortize financing costs effective as of October 31, 2025, was an approximately 3% (or approximately $19.42 million) increase to our NAV ($0.32 per share based on our shares outstanding as of October 31, 2025), not taking into account all of the other items that impact our monthly NAV. Our board of directors approved that this impact would be reflected in our NAV over a period of five months with an approximately $2.33 million adjustment ($0.0382 per share based on our shares outstanding as of October 31, 2025) for our October 31, 2025 NAV and an approximately $4.27 million adjustment ($0.0700 per share based on our shares outstanding as of October 31, 2025) for the four months thereafter. As a result, the NAV per share as of October 31, 2025, and for each month thereafter through February 28, 2026, reflected an increase solely based on this change to the treatment of financing costs under our valuation guidelines.
The estimated fair value of our property-level mortgages and corporate-level credit facilities are determined by our advisor using widely accepted valuation methodologies based on information provided by various qualified third-party debt valuation experts and market data sources. In determining the fair value of such debt our advisor relies primarily on a third-
party expert to provide the fair value calculations for our property-level mortgages and corporate-level credit facilities.
Under applicable GAAP, we record liabilities for distribution fees (i) that we currently owe the dealer manager under the terms of our dealer manager agreement and (ii) for an estimate that we may pay to our dealer manager in future periods.
However, we do not deduct the liability for estimated future distribution fees in our calculation of NAV since we intend for our
NAV to reflect our estimated value on the date that we determine our NAV. Accordingly, our estimated NAV at any given time does not include consideration of any estimated future distribution fees that may become payable after such date. The
Independent Valuation Advisor is not responsible for appraising or reviewing these liabilities.
Convertible Preferred Equity.  We assume all outstanding convertible preferred equity as of our NAV determination date has been converted to Class I shares based on the NAV per share of Class I common stock as of the determination date.
Estimated NAV of Unconsolidated Investments. Unconsolidated real property assets held through joint ventures or partnerships are valued according to the valuation guidelines set by such joint ventures or partnerships. At least once per calendar year, each unconsolidated real property asset will be appraised by a Third-Party Appraisal Firm. If the valuation guidelines of the applicable joint ventures or partnerships do not accommodate a monthly determination of the fair value of real property assets, our advisor will determine the estimated fair value of the unconsolidated real property assets for those interim periods. Our advisor will also determine on a monthly basis the fair value of any other applicable assets and liabilities of the joint venture using similar practices that we utilize for our consolidated portfolio.
Once the associated estimated fair values of assets and liabilities are determined, the value of our interest in any joint venture or partnership is then determined by using a hypothetical liquidation calculation based on our ownership percentage of the joint venture or partnership’s estimated NAV. If deemed an appropriate alternative to fair valuing applicable assets and liabilities individually, unconsolidated assets and liabilities held in a joint venture or partnership that acquires multiple real property assets over time may be valued as a single investment.

The Independent Valuation Advisor is not responsible for providing monthly appraisals of unconsolidated real property assets, reviewing third-party appraisals of unconsolidated real property assets, or valuing our unconsolidated investments per these valuation guidelines; however, they may be engaged to do so.
NAV and NAV Per Share Calculation
Our NAV per share is calculated by our advisor as of the last calendar day of each month for each of our outstanding classes of stock. Each month, before taking into consideration accrued dividends or class-specific distribution fee accruals, any change in our aggregate NAV, including with respect to any CROP Units held by third parties, from the prior month (whether an increase or decrease) is allocated among each class or unit based on each class’ or units’ relative percentage of the previous aggregate NAV. Changes in the aggregate NAV reflect factors including, but not limited to, unrealized/realized gains (losses)
on the value of our real property asset portfolio, increases or decreases in real estate-related assets and other assets and liabilities, and monthly accruals for income and expenses (including accruals for performance based fees, if any, advisory fees, and distribution fees) and distributions to investors.
Following the calculation and allocation of changes in the aggregate NAV, NAV for each class is adjusted for class-
specific expenses such as accrued dividends and ongoing distribution fees that are currently payable, to determine the monthly
NAV. Class specific expenses may be allocated on a class-specific basis and borne by all holders of such class. The allocation of different class-specific expenses may result in certain share classes having a different NAV per share than other classes. We normally expect that the allocation of ongoing distribution fees on a class-specific basis will result in different amounts of distributions being paid with respect to Class T shares and Class D shares relative to our other share classes. However, if no distributions are authorized for a certain period, or if they are authorized in an amount less than the allocation of class-specific fees with respect to such period, then pursuant to our valuation guidelines, the class-specific fee allocations may lower the net asset value of our Class T shares and Class D shares as they are the classes with class-specific expenses. If the NAV of our classes are different, then changes to our assets and liabilities that are allocable based on NAV may also be different for each class.
NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class on such day. Effective as of our December 31, 2025, NAV determination, we assume all outstanding convertible preferred equity has been converted to Class I shares based on the NAV per share of Class I common stock as of the determination date.
CROP has classes or series of OP units held by parties other than us that are economically equivalent to a corresponding class of shares and have the same value as our common stock. Our NAV is the value of CROP. Our NAV per share is calculated on a fully dilutive basis whereby outstanding classes or shares of CROP Units, including LTIP units that would be earned as of the valuation date, are included in fully-diluted shares/units outstanding.
Please see “Net Asset Value Calculation and Valuation Guidelines” in our prospectus as supplemented for further details on how our NAV is determined.

The components of our NAV as of December 31, 2025 are as follows ($ in thousands except share data):

Components of NAV (1)	December 31, 2025
Investments in Multifamily Operating Properties	$2,287,545
Investments in Multifamily Development Properties	60,140
Investments in Real Estate-Related Structured Investments	127,141
Investments in Land Held for Development	46,296
Operating Company and Other Net Current Assets (2)	55,695
Cash and Cash Equivalents	16,732
Secured Real Estate Financing	(1,362,653)
Subordinated Unsecured Notes	(10,308)
Preferred Equity	(207,576)
Convertible Preferred Equity (3)	—
Net Asset Value	$1,013,012
Fully-diluted Shares/Units Outstanding	89,193,947

(1) Presented as adjusted for our economic ownership percentage in each asset.
(2) Includes a $4.27 million adjustment for our December 31, 2025 related to the changes to our valuation guidelines and the amortization of financing costs.
(3) Commencing with our determination of NAV as of December 31, 2025, we have assumed all outstanding convertible preferred equity as of our NAV determination date ($119.8 million as of December 31, 2025) has been converted to Class I shares based on the NAV per share of Class I common stock as of the determination date. Previously, our convertible preferred equity was treated as a liability.

The following table provides a breakdown of our total NAV and NAV per share/unit by class as of December 31, 2025
($ in thousands, except per share/unit data):

	Class
	T	D	I	A	OP(1)	Total
As of December 31, 2025
Monthly NAV	$46,885	$4,926	$202,596	$199,296	$559,309	$1,013,012
Fully-diluted Outstanding Shares/Units	4,128,149	433,710	17,838,202	17,547,698	49,246,188	89,193,947
NAV per Fully-diluted Share/Unit	$11.3574	$11.3574	$11.3574	$11.3574	$11.3574

(1) Includes the partnership interests of our Operating Partnership held by High Traverse Holdings, an entity beneficially owned by Daniel Shaeffer, Chad
Christensen, Gregg Christensen and Eric Marlin and other Operating Partnership interests, including LTIP Units as described above, held by parties other than us.

Set forth below are the weighted averages of the key assumptions that were used by the independent appraisal firms in the discounted cash flow methodology used in the December 31, 2025, valuations of our real property assets, based on property types.

	Discount Rate	Exit Capitalization Rate
Operating Assets	6.89%	5.52%
Development Assets	7.05%	5.25%

* Presented as adjusted for our economic ownership percentage in each asset, weighted by gross value. The weighted averages were calculated by our advisor based on the information provided by the independent appraisal firms.

A change in these assumptions would impact the calculation by the independent appraisal firms of the value of our operating and development assets. For example, assuming all other factors remain unchanged, the changes listed below would result in the following effects on our operating and development asset values:

Sensitivities	Change	Operating Asset Values	Development Asset Values
Discount Rate	0.25% decrease	2.4%	2.6%
	0.25% increase	(2.3)%	(2.5)%
Exit Capitalization Rate	0.25% decrease	3.5%	4.2%
	0.25% increase	(3.1)%	(3.9)%

* Presented as adjusted for our economic ownership percentage in each asset.
The following table reconciles stockholders’ equity and CROP partners’ capital per our consolidated balance sheet to our NAV ($ in thousands):

December 31, 2025
Stockholders’ equity	282,807
Noncontrolling interests attributable to limited partners	294,437
Total partners’ capital of CROP under GAAP	577,244
Adjustments at share:
Accumulated depreciation and amortization, consolidated and unconsolidated entities	264,920
Deferred tax liabilities	7,954
Deferred revenue	12,878
Discount on preferred stock	(5,384)
Unrealized net real estate and debt appreciation	138,195
Other (1)	17,205
NAV	$1,013,012

(1) Other includes non current commissions, derivative assets where settlement is not imminent, and transaction and offering costs that are amortized according to NAV policy.
The following describes the adjustments to reconcile GAAP stockholders’ equity and CROP partners’ capital per our consolidated balance sheet to our NAV:
•We depreciate our investments in real estate and amortize certain other assets and liabilities in accordance with GAAP.
Such depreciation and amortization is not recorded for purposes of determining our NAV. Accumulated depreciation and amortization associated with our investments in unconsolidated real estate entities is also not recorded for purposes of determining our NAV.
•We exclude deferred tax assets and liabilities unless a refund or payment is likely or probable.
•We exclude deferred revenue as recorded under GAAP for funds received from an easement agreement.
•Our preferred stock that is mandatorily redeemable is accounted for as a liability with associated issuance costs deferred and amortized under GAAP. These issuance costs are excluded for purposes of determining our NAV.
•Our investments in real estate are presented under historical cost in our GAAP consolidated financial statements.
Additionally, our mortgage notes, revolving credit facility and construction loans are presented at their carrying value in our consolidated GAAP financial statements. As such, any increases or decreases in the fair market value of our investments in real estate or our debt instruments are not included in our GAAP results. For purposes of determining our NAV, our investments in real estate and our instruments are recorded at fair value.

Distributions
We expect to pay monthly distributions to holders of our common and preferred stock. We have not established a minimum distribution level for holders of our common stock. Distributions on our preferred stock are a fixed preferred dividend based on a cumulative, but not compounded, annual return and are paid in accordance with the articles supplementary setting forth the terms of the class of preferred. Distributions for stockholders who elect to participate in our distribution reinvestment plan are reinvested into shares of the same class of our common stock as the shares to which the distributions relate.
Distributions are not guaranteed and are authorized and declared in the sole discretion of our board of directors.

To maintain our qualification as a REIT, we are required to make aggregate annual distributions to our common stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain
REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Our board of directors considers many factors before authorizing a distribution, including funds from operations, capital expenditure needs, general financial conditions and REIT qualification requirements. Our board may declare cash distributions that will be paid in advance of our receipt of cash flow that we expect to receive during a later period. We are not limited in the amount of distributions we can fund from sources other than cash flows from operations. Where we do not have sufficient cash flows from operations to cover our distributions, we may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital.
For more information with respect to our distributions paid, see Part II, Item 7. “Management’s Discussion and
Analysis of Financial Condition and Results of Operations - Distributions.”
Funds from Operations
We believe funds from operations, or FFO, is a beneficial indicator of the performance of an equity REIT and of our company. We compute FFO in accordance with the standards established by the National Association of Real Estate Investment
Trusts, or NAREIT, as net income or loss (computed in accordance with GAAP), excluding gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), gains and losses from change in control, impairment losses on real estate assets, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for our share of unconsolidated partnerships and joint ventures.
We believe FFO facilitates comparisons of operating performance between periods and among other REITs. However, our computation of FFO may not be comparable to other REITs that do not define FFO in accordance with the NAREIT definition or that interpret the current NAREIT definition differently than we do. Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and provides a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities.
We adjust FFO by the items below to arrive at Core FFO. Our management uses Core FFO as a measure of our operating performance. Our calculation of Core FFO may differ from the methodology used for calculating Core FFO by other
REITs and, accordingly, our Core FFO may not be comparable. We believe these measures are useful to investors because they facilitate an understanding of our operating performance after adjusting for non-cash expenses and other items not indicative of ongoing operating performance.
Neither FFO nor Core FFO is equivalent to net income or cash generated from operating activities determined in accordance with U.S. GAAP. Furthermore, FFO and Core FFO do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor Core FFO should be considered as an alternative to net income as an indicator of our operating performance.

The following table presents a reconciliation of FFO and Core FFO to net loss attributable to CROP ($ in thousands, except share and per share data):

	Year Ended December 31,
	2025	2024
Net loss attributable to controlling interests	$(4,844)	$(10,956)
Adjustments to arrive at FFO:
Real estate-related depreciation and amortization	54,940	62,765
Depreciation and amortization from unconsolidated real estate entities	7,345	8,057
Gain on sale of real estate assets	(64,754)	(47,311)
Loss allocated to noncontrolling interests - limited partners	(6,304)	(10,819)
Amount attributable to above from noncontrolling interests - partially owned entities	(2,490)	(2,378)
Funds from operations attributable to common stockholders and unit holders	(16,107)	(642)
Adjustments:
Gain on legal settlement	(400)	(16,020)
Amortization of intangible assets	2,410	2,579
Amortization of debt issuance costs	3,013	3,500
Accretion of discount on preferred stock	4,144	3,034
Commissions paid with exchanges	6,135	—
Share-based compensation	3,406	4,029
Promote from incentive allocation agreement (tax effected)	—	(40)
Loss on debt extinguishment	1,732	2,554
Impairment loss	957	—
Loss on derivatives	1,971	3,643
Legal costs and settlements, net	81	(2,173)
Accrued preferred return (HLBV vs. fair value) (1)	6,096	—
Other adjustments (2)	2,270	322
Amount attributable to above from noncontrolling interests and unconsolidated entities	224	3,562
Core funds from operations attributable to common stockholders and unit holders	$15,932	$4,348

FFO per common share and unit - diluted	$(0.23)	$(0.01)
Core FFO per common share and unit - diluted	$0.22	$0.07
Weighted-average diluted common shares and units outstanding	71,259,649	66,472,501

(1) Represents accrued preferred interest earned but not recognized in equity in earnings under the hypothetical liquidation at book value (“HLBV”) method.
(2) Other adjustments include acquisition fees and expenses, insurance losses, and other miscellaneous non-cash or non-recurring items.
Weighted-average dilutive common shares and units for FFO and Core FFO are as follows:

	Year Ended December 31,
	2025	2024
Dilutive weighted-average Series A Convertible Preferred shares	8,184,184	2,435,768
Weighted-average common shares	30,555,609	31,658,678
Weighted-average limited partnership units	32,519,856	32,378,055
Weighted-average common shares and units outstanding	71,259,649	66,472,501
Refer to “Results of Operations” and “Reportable Segment Net Operating Income” in Part II, Item 7. for further information on our operating results.
Unregistered Sale of Equity Securities
During the quarter ended December 31, 2025, we sold equity securities that were not registered under the Securities
Act and not previously included in a Quarterly Report on Form 10-Q or Current Report on Form 8-K as described below.

During the quarter ended December 31, 2025, we issued 108,000 shares of Class I common stock upon exchange of corresponding CROP Units held by various limited partners. The issuance of such shares of common stock was effected in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act and the rules and regulations promulgated thereunder. We relied on the exemption based on representations given by the holders of the CROP Units.
During the quarter ended December 31, 2025, we issued 87,179 shares of Class I common stock upon exchange of
99,000 Series A Convertible Preferred Stock pursuant to the terms of the Series A Convertible Preferred Stock which provide that after the holder of the Series A Convertible Preferred Stock has held the shares for two years, we have the right, in our sole discretion, to convert the Series A Convertible Preferred Stock into shares of our Class I common stock at the most recently disclosed NAV per share of Class I common stock. The issuance of such shares of common stock was effected in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act on the basis that the issuance of Class I common stock constituted an exchange with existing holders of the Company’s securities and no commission or other remuneration was paid or given directly or indirectly for soliciting such transaction.
During the quarter ended December 31 2025, in connection with the consummation of the RS Merger, we issued
182,605 shares of Class I common stock and 17,502,690 CROP Units as the merger consideration in the RS Merger. The shares and units, as applicable, were converted from common stock and units of the RS Parties into the right to receive 0.8634 of the corresponding security in us. The issuance of such shares of common stock and CROP Units was effected in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act and the rules and regulations promulgated thereunder. We relied on the exemption based on representations given by the holders of the exchanged security.
Share Repurchase Program
Under our share repurchase program, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the last calendar day of that month (a “Repurchase Date”). Repurchased shares remain outstanding on the Repurchase Date and are not outstanding on the day following the Repurchase Date. Repurchases will be made at the transaction price in effect on the Repurchase Date (which will generally be equal to our prior month’s NAV per share), except that depending on the class of shares requested to be repurchased and how long the shares have been outstanding, the shares may be repurchased at a discount to the transaction price (an “Early Repurchase Deduction”) as described in the Share
Repurchase Program which is filed as exhibit 99.1 to this report, subject to certain limited exceptions. Settlements of share repurchases will generally be made within three business days of the Repurchase Date.
The total amount of aggregate repurchases of our Class T, Class D, Class I, and Class A shares (all of our outstanding classes of common stock) is limited to no more than 2% of the aggregate NAV of our common stock outstanding per month and no more than 5% of the aggregate NAV of our common stock outstanding per calendar quarter.
Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other investments rather than repurchasing our shares is in the best interests of the company as a whole, we may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all.
Further, our board of directors may modify and suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders. In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis.
All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

During the three months ended December 31, 2025, we repurchased shares of our common stock in the following amounts at the then-applicable transaction price (reduced as applicable by the Early Repurchase Deduction):

Month of:	Total Number of Shares Repurchased (1)	Repurchases as a Percentage of NAV (2)	Average Price Paid per Share	Maximum Number of Shares Pending Repurchase Pursuant to Publicly Announced Plans or Programs (3)
October 2025	488,807	1.6360786%	$11.2735	—
November 2025	428,789	1.4409445%	$11.2667	—
December 2025	456,471	1.5533683%	$11.3302	—
Total	1,374,067

(1) All shares were repurchased through our share purchase program.
(2) Represents aggregate NAV of the shares repurchased under our share repurchase plan over aggregate NAV of all shares of our common stock outstanding, in each case, based on our NAV as of the last calendar day of the prior month. Pursuant to our share repurchase program, we may repurchase up to 2% of the aggregate NAV of our common stock outstanding per month and 5% of the aggregate NAV of our common stock outstanding per calendar quarter.

(3) All repurchase requests under our share repurchase plan were satisfied. We funded our repurchases with cash available from operations, financing activities and capital raising activities.
Holders
The following table shows the number of shares and holders of each class of common equity outstanding as of
March 25, 2026, including shares held by our affiliates:

	Class
	T	D	I	A
Outstanding shares	4,627,232	437,225	8,359,961	17,184,803
Number of stockholders	1,357	169	1,603	3,576
Item 6. [Reserved]
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Annual Report. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed under “Cautionary Note Regarding Forward-Looking Statements” and in Item 1A, “Risk
Factors.”
This section of this Annual Report discusses 2025 and 2024 items and year-to-year comparisons between 2025 and
2024. Discussions of 2023 items and year-to-year comparisons between 2024 and 2023 can be found in “Management’s
Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-
K for the fiscal year ended December 31, 2024 and are incorporated herein by reference.
Overview
Cottonwood Communities, Inc. invests in a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States. We are externally managed by our advisor, CC Advisors III, LLC (“CC
Advisors III”), a wholly owned subsidiary of our sponsor, Cottonwood Communities Advisors, LLC (“CCA”). We were incorporated in Maryland in 2016. We hold our assets through Cottonwood Residential O.P., LP (“CROP”), our operating partnership. We are the sole member of the sole general partner of CROP and own general partner interests in CROP alongside third-party limited partners.
We are a non-listed perpetual-life, net asset value (“NAV”), real estate investment trust (“REIT”). We qualified as a
REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2019. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.

As of December 31, 2025, we have raised $388.4 million from the sale of common stock in our public offerings and
$389.4 million from the sale of our preferred stock in periodic private offerings to accredited investors (the “Private
Offerings”). We have contributed our net proceeds to CROP in exchange for a corresponding number of mirrored CROP units.
In addition, we have a program through our taxable REIT subsidiary (the “DST Program”), to sell beneficial interests
(“DST Interests”) in Delaware statutory trusts (“DSTs”) holding real properties to accredited investors through private placement offerings exempt from registration under the Securities Act. We commenced our first offering of DST Interests in
Cottonwood Riverfront DST, a DST holding 805 Riverfront, in the third quarter of 2025. Our ownership interest in 805
Riverfront will decline as we raise proceeds in this DST offering. As of December 31, 2025, $11.0 million in DST Interests had been sold.
On December 18, 2025, we completed the acquisition (the “RS Merger’), through the exchange of stock-for-stock and units-for-units, of RealSource Properties, Inc. and RealSource Properties OP, LP. Through the RS Merger, we acquired an 11-
property, 3,565-unit portfolio of multifamily assets. We also acquired third-party property management contracts on five additional properties totaling 985 units. See Note 1 of the consolidated financial statements in this Annual Report on Form 10-
K for further description of the RS Merger.
As of December 31, 2025, our portfolio consisted of $2.6 billion in total assets, with 80.6% of our equity value in operating properties, 2.3% in development-related projects, 13.2% in real estate-related investments and 3.9% in land held for development or sale. Refer to the section “Our Investments” below for further description of our portfolio.
Our principal business is the ownership and operation of multifamily real estate-related assets. We do not distinguish our principal business or group our operations by geography or other category for purposes of measuring performance.
Accordingly, we have one reportable segment comprised of multifamily real estate. Information regarding the results and composition of our reportable segment is included in Note 17 to the consolidated financial statements included in this Annual
Report.
Highlights
The following highlights activities that occurred during the year ended December 31, 2025.
Operating Results and Net Asset Value
•Net loss attributable to common stockholders was $0.40 per diluted share compared to $0.42 for the same period in the prior year.
•Reportable segment net operating income was $103.6 million compared to $106.0 million for the same period in the prior year.
•Same store net operating income (“Same Store NOI”) was $80.5 million compared to $81.1 million for the same period in the prior year.
•Funds from operations attributable to common stockholders and unit holders (“FFO”) was $(0.23) per diluted share/unit, compared to $(0.01) per diluted share/unit for the same period in the prior year. Core FFO was $0.22 per diluted share compared to $0.07 per diluted share/unit for the same period in the prior year.
•Net asset value was $11.3574 per share/unit at December 31, 2025, compared to $12.0083 per share/unit at December 31,
2024.
Transaction Activity
•Completed the RS Merger, resulting in the acquisition of a portfolio of 11 multifamily properties with a total of 3,565 units along with third-party property management agreements for five more properties with a total of 985 units. The overall value of these assets is approximately $500.0 million.
•Sold Cottonwood Broadway for net proceeds of $41.0 million, recording a net gain on sale of $7.9 million.
•Sold Sugarmont for net proceeds of $56.6 million, recording a net gain on sale of $24.6 million.
•Sold Parc Westborough for net proceeds of $72.3 million after repayment of the balance of the revolving credit facility allocated to Parc Westborough, recording a net gain on sale of $32.3 million.
•Originated a $5.1 million mezzanine loan investment in the Prospect on Central development.
•Funded the remaining $2.0 million of our preferred equity investment in the Infield development.
•Fully funded our $8.4 million mezzanine loan investment in the Bowline development.
•Funded $11.2 million to the Regenerant Venture to fund the acquisition of partnership interests in three projects.

Financing and Capital Raise Activity
•Refinanced the construction loan on Cottonwood Highland with a fixed rate loan in the amount of $46.9 million.
•Refinanced the $60.2 million variable rate bridge loan on 805 Riverfront with a fixed rate loan in the amount of $42.6 million.
•Raised $7.2 million from the issuance of 2025 7.25% Notes.
•Raised $29.0 million of net proceeds from the sale of Series 2025 Preferred Stock.
•Exchanged 6,626,892 and 332,722 shares of Series 2019 and Series 2023, respectively, for Series 2025 Preferred Stock.
•Raised $57.0 million of net proceeds from the sale of Series A Convertible Preferred Stock.
•Raised $18.6 million of net proceeds from the sale of our common stock issued under our registered public offering.
•Redeemed $74.0 million of preferred stock and unsecured notes.
•Repurchased $60.0 million of common stock and CROP Units at an average discount of 1% to NAV.

Our Investments
As of December 31, 2025, our portfolio consisted of 37 operating multifamily apartment communities with a total of
11,037 units, one development projects with a total of 198 units to be built, seven structured investments with a total of 1,545 units and five land sites held for future development projects. This includes the multifamily assets acquired with the RS Merger mentioned above (the “RS Properties”).
Stabilized Properties ($ in thousands, except net effective rents)

Property Name	Market	Number of Units	Average Unit Size (Sq Ft)	Purchase Date	Purchase Price		Mortgage Debt Outstanding (1)	Net Effective Rent	Physical Occupancy Rate	Percentage Owned by CROP
805 Riverfront (2)(3)	West Sacramento, CA	285	746	September 2023	$104,646	(4)	$42,556	$2,193	93.68%	85.13%
Alpha Mill	Charlotte, NC	267	830	May 2021	69,500		6,000	1,631	89.51%	100.00%
Alkire Glen	Columbus, OH	252	822	December 2025	41,100	(5)	19,593	1,242	93.20%	93.47%
Antero	Colorado Springs, CO	528	828	December 2025	76,300	(5)	41,100	1,231	75.90%	94.70%
Autumn Ridge	Raleigh, NC	398	803	December 2025	61,550	(5)	36,289	1,137	86.43%	92.39%
Cason Estates	Murfreesboro, TN	262	1,078	May 2021	51,400		37,462	1,535	91.60%	100.00%
Cottonwood Apartments	Salt Lake City, UT	264	834	May 2021	47,300		35,430	1,362	96.97%	100.00%
Cottonwood Bayview	St. Petersburg, FL	309	805	May 2021	95,900		71,417	2,510	96.76%	71.00%
Cottonwood Clermont	Clermont, FL	230	1,111	September 2022	85,000		34,011	2,008	94.78%	100.00%
Cottonwood Highland (2) (6)	Salt Lake City, UT	250	745	May 2021	65,210	(4)	46,862	1,736	89.60%	41.98%
Cottonwood Lighthouse Point	Pompano Beach, FL	243	996	June 2022	95,500		47,964	2,243	93.00%	100.00%
Cottonwood Reserve	Charlotte, NC	352	1,021	May 2021	77,500		48,049	1,447	91.76%	91.14%
Cottonwood Ridgeview	Plano, TX	322	1,156	May 2021	72,930		65,300	1,779	96.27%	100.00%
Cottonwood Westside	Atlanta, GA	197	860	May 2021	47,900		26,986	1,586	92.89%	100.00%
Enclave on Golden Triangle	Keller, TX	273	1,048	May 2021	51,600		48,400	1,673	90.84%	98.93%
Fox Point	Salt Lake City, UT	398	841	May 2021	79,400		44,489	1,422	91.46%	52.75%
Heights at Meridian	Durham, NC	339	997	May 2021	79,900		53,401	1,559	94.69%	100.00%
Lake St. James	Conyers, GA	484	1,005	December 2025	58,850	(5)	48,724	1,346	79.25%	100.00%
Melrose (2)	Nashville, TN	220	951	May 2021	67,400		56,600	1,737	92.73%	100.00%
Melrose Phase II (2)	Nashville, TN	139	675	May 2021	40,350		32,400	1,527	92.09%	100.00%
Morgan Ridge	Winston-Salem, NC	432	956	December 2025	67,800	(5)	33,425	1,213	85.19%	96.05%
Park at Midtown	Greensboro, NC	216	905	December 2025	31,900	(5)	15,979	1,218	84.72%	93.04%
Park at Oakridge	Greensboro, NC	232	1,035	December 2025	34,250	(5)	18,367	1,250	88.31%	93.04%
Park Avenue	Salt Lake City, UT	234	714	May 2021	67,525	(4)	43,453	1,855	96.58%	100.00%
Pavilions	Albuquerque, NM	240	1,162	May 2021	61,100		58,500	1,910	93.33%	96.35%
Raveneaux	Houston, TX	382	1,065	May 2021	57,500		47,400	1,440	96.60%	96.97%
Regatta	Houston, TX	490	862	May 2021	48,100		35,100	1,090	93.05%	100.00%
Retreat at Peachtree City	Peachtree City, GA	312	980	May 2021	72,500		58,412	1,753	94.23%	100.00%
Scott Mountain	Portland, OR	262	927	May 2021	70,700		48,104	1,809	90.08%	95.80%
Steepleway Downs	Houston, TX	224	684	December 2025	14,904	(5)	12,829	979	87.84%	100.00%
Stonebriar of Frisco	Frisco, TX	306	963	May 2021	59,200		53,600	1,507	91.83%	84.19%
Summer Park	Buford, GA	358	1,064	May 2021	75,500		52,398	1,549	89.39%	98.68%
The Marq Highland Park (2)	Tampa, FL	239	999	May 2021	65,700		46,802	2,125	94.56%	74.10%
The Retreat at Stillmeadow	Cincinnati, OH	214	1,002	December 2025	30,500	(5)	18,937	1,309	94.84%	85.00%
The Mill at Georgetown	Georgetown, KY	228	992	December 2025	51,250	(5)	32,658	1,544	95.15%	96.02%
Timber Hollow	Fairfield, OH	368	782	December 2025	59,730	(5)	37,257	1,325	94.82%	84.96%
Toscana at Valley Ridge	Lewisville, TX	288	738	May 2021	47,700		32,571	1,244	92.36%	58.60%
Total / Weighted-Average		11,037	921		$2,285,095		$1,488,825	$1,535	90.90%	91.35%

(1) Mortgage debt outstanding is shown as if CROP owned 100% of the property.
(2) Data from commercial retail units are excluded from number of units and physical occupancy.
(3) Beneficial interests in 805 Riverfront are currently being offered for purchase under our DST Program. Our ownership in the property will decrease as these interests are sold.
(4) These purchase price amounts represent the acquisition date fair value plus subsequent capitalized costs on the projects placed in service.
(5) We acquired these investments on December 18, 2025 as part of the RS Merger.
(6) CROP’s percentage ownership is not proportionate to the total amount CROP invested in the project due to a disproportionate ownership percentage assigned to CROP and related parties as fees and commissions were waived for the sponsor and its affiliates.

Development/Lease Up Properties ($ in thousands)

Property Name	Market	Units to be Built	Average Unit Size (Sq Ft)	Purchase Date	Total Project Investment	Debt Outstanding (1)	Physical Occupancy Rate (2)	Percentage Owned by CROP
The Westerly (3)	Salt Lake City, UT	198	808	May 2021 (3)	50,413	16,836	—%	82.45%

(1) Debt outstanding is shown as if CROP owned 100% of the development property.
(2) The Westerly is estimated to be completed in the second quarter of 2026.
(3) Construction on The Westerly began in July 2023. The amount above includes contributions from the Block C Joint Venture to The Westerly as of December
31, 2025 including the related land cost and capital expenditures. Refer to the land held for development table below for additional information on the Block C
Joint Venture.

Structured Investments ($ in thousands)

Property Name	Market	Investment Type	Fixed Interest Rate	Date of Initial Investment	Maturity Date (1)	Number of Units	Funding Commitment	Amount Funded to Date
417 Callowhill	Philadelphia, PA	Preferred Equity	n/a	November 2022	n/a	220	$33,413	$33,413
2215 Hollywood	Hollywood, FL	Mezzanine Loan	14.5%	April 2023	April 14, 2026	180	10,045	10,045
Monrovia Station	Monrovia, CA	Mezzanine Loan	16.5%	July 2023	July 18, 2027	296	20,150	20,150
Infield (2)	Kissimmee, FL	Preferred Equity	n/a	November 2023	n/a	384	14,650	14,650
Prospect at Central	Denver, CO	Mezzanine Loan	15.0%	April 2025	May 8, 2027	65	5,100	5,100
The Bowline	Santa Rosa Beach, FL	Mezzanine Loan	14.8%	May 2025	May 20, 2029	162	8,418	8,418
Regenerant Venture (3)	Various	Joint Venture	n/a	August 2025	n/a	238	n/a	$11,189
Total						1,545	$91,776	$102,965

(1) Our mezzanine loans have the following extension options: Hollywood- one 12-month option, Monrovia- two 12-month options, Prospect- two 12-month options and Bowline- two 12-month options.
(2) On April 25, 2025, we increased our commitment by an additional $2.0 million on the Infield preferred equity investment, and funded $1.0 million on
April 30, 2025 and $1.0 million on August 22, 2025, bringing our total funding to $14.7 million.

(3) On July 31, 2025, we formed a joint venture with Regenerant Housing Partners (the “Regenerant Venture”) focused on affordable housing investment opportunities. The Regenerant Venture will pursue, among other strategies, the acquisition or recapitalization of general and limited partnership interests in low-income housing tax credit and workforce housing projects. On August 4, 2025, we contributed $11.2 million to fund the acquisition of partnership interests in three projects (two located in Boulder, Colorado and one located in Kansas City, Missouri).

Land Held for Development ($ in thousands)

Property Name	Market	Acreage	Purchase Date	Total Investment Amount	Percentage Owned by CROP
Block C Joint Venture (1)	Salt Lake City, UT	1.69 acres	May 2021	$9,014	82.45%
3300 Cottonwood	Salt Lake City, UT	1.76 acres	October 2021	7,842	100.00%
Galleria (2)	Salt Lake City, UT	26.07 acres	September 2022	31,801	100.00%
Westgate (3)	Colorado Springs, CO	27.5 acres	December 2025	9,125	100.00%
Total				$57,782

(1) The Block C Joint Venture includes land held for development for Millcreek North and The Archer development projects as well as cash held at the joint venture for future investment. The Block C joint venture also includes The Westerly, which is reflected in the separate development property table above. On
January 31, 2025, we entered into a contract to sell The Archer for $3.0 million. We expect to close during 2026.

(2) On October 15, 2024, we entered into a contract to sell approximately 6.9 acres of land at Galleria for $8.0 million. We expect to close during 2026.
(3) On December 18, 2025, we acquired this investment as part of the RS Merger and it is currently under contract to be sold. We expect to close during 2026.

Results of Operations
On December 18, 2025, we acquired $474.8 million of real estate assets and assumed $278.9 million of fixed rate mortgage loans in conjunction with our Merger with the RS Parties. As a result, we expect our results of operations to reflect the impact of this acquisition in future periods.
Our results of operations for the years ended December 31, 2025 and 2024 are as follows ($ in thousands, except share and per share data):

	Year Ended December 31,
	2025	2024	Change
Revenues
Rental and other property revenues	$138,787	$145,749	$(6,962)
Property management revenues	6,856	8,322	(1,466)
Other revenues	8,291	4,412	3,879
Total revenues	153,934	158,483	(4,549)
Operating expenses
Property operations expense	52,726	56,701	(3,975)
Property management expense	18,299	17,896	403
Asset management fee	12,150	12,485	(335)
Depreciation and amortization	57,351	65,343	(7,992)
General and administrative expenses	10,275	9,083	1,192
Impairment loss	957	—	957
Total operating expenses	151,758	161,508	(9,750)
Income (loss) from operations	2,176	(3,025)	5,201
Equity in earnings of unconsolidated real estate entities	(449)	5,761	(6,210)
Interest income	2,024	1,866	158
Interest expense	(71,997)	(83,598)	11,601
Loss on debt extinguishment	(1,732)	(2,554)	822
Gain on sale of real estate assets	64,754	47,311	17,443
Gain on legal settlement	400	16,020	(15,620)
Other expense	(9,679)	(2,366)	(7,313)
Loss before income taxes	(14,503)	(20,585)	6,082
Income tax benefit (expense)	1,615	(38)	1,653
Net loss	(12,888)	(20,623)	7,735
Net loss (income) attributable to noncontrolling interests:
Limited partners	6,304	10,819	(4,515)
Partially owned entities	1,740	(1,152)	2,892
Net loss attributable to controlling interests	$(4,844)	$(10,956)	$6,112
Less preferred stock dividends	7,271	2,241	5,030
Net loss attributable to common stockholders	$(12,115)	$(13,197)	$1,082

Weighted-average common shares outstanding - basic and diluted	30,555,609	31,658,678	(1,103,069)

Net loss per common share - basic and diluted	$(0.40)	$(0.42)	$0.02
Rental and Other Property Revenues
Rental and other property revenues decreased $7.0 million primarily due to a decrease of $15.1 million from the property sales in 2025 and 2024 and a decrease of $3.8 million from the deconsolidation of The Marq Highland Park. This was offset by an increase of $3.3 million from the consolidation of Cottonwood Lighthouse Point and Alpha Mill in March 2024
and April 2024, respectively, an increase of $6.5 million from the lease-up of 805 Riverfront and Cottonwood Highland during
2024, and an increase of $1.7 million from the RS Properties.
Property Management Revenues
Property management revenues decreased $1.5 million primarily due to a decrease in tech amenity revenue.

Other Revenues
Other revenues increased $3.9 million primarily due to interest earned from additional investments in real estate-
related loans.
Property Operations Expense
Property operations expense decreased $4.0 million primarily due to $6.8 million decreased expenses due to property sales in 2025 and 2024 as well as reduced insurance costs. This was primarily offset by an increase of $1.3 million from properties consolidated in 2024, increased expenses from the RS Properties acquired, and an increase in other operating costs, including taxes.
Depreciation and Amortization
Depreciation and amortization decreased $8.0 million due to a decrease of $6.5 million from the sale of four properties, the deconsolidation of one property, as well as certain intangibles becoming fully amortized in 2024. This was offset by additional depreciation and amortization from the RS Properties and intangibles and additional depreciation from capital activity.
Interest Expense
Interest expense decreased $11.6 million due to a decrease of $7.9 million from debt paid off with property sales in
2025 and 2024, $3.6 million with the payoff of preferred stock and unsecured notes, and a decrease of $1.4 million from the deconsolidation of The Marq Highland Park. Other interest decreases came from refinancing development bridge loans. These increases were offset by $4.9 million of additional interest from preferred stock, additional interest from land loans in 2025 and consolidation of assets in 2024.
Gain on Sale of Real Estate Assets
The $64.8 million gain on sale of real estate in the year ended December 31, 2025 was from the sales of Cottonwood
Broadway, Parc Westborough and Sugarmont. The $47.3 million gain on sale of real estate in the year ended December 31,
2024 was from the sale of Cottonwood West Palm and the sale of tenant in common interests in The Marq Highland Park.
Gain on Legal Settlement
The gain on legal settlement during the year ended December 31, 2024 was due to an agreement to settle all matters in dispute with certain contractors that arose from the development of Sugarmont through a payment of $4.3 million. As a result of the settlement agreement, contingent liabilities of $11.7 million were removed and a gain of $16.0 million was recognized. We recognized a small gain from a legal settlement during the year ended December 31, 2025.
Other Expense
Net other expenses increased by $7.3 million primarily due to $6.3 million in selling commissions and expenses associated with Series 2025 Preferred Stock exchanges.
Reportable Segment Net Operating Income
Reportable segment net operating income (“Reportable Segment NOI”) is a supplemental non-GAAP measure of our property operating results. We define Reportable Segment NOI as operating revenues less operating expenses. We consider
Reportable Segment NOI to be an appropriate supplemental measure of operating performance to net income because it measures the core operations of property performance by excluding corporate level expenses, depreciation and amortization, and other items not directly related to ongoing property operating performance. While we believe our net income (loss), as defined by GAAP, to be the most appropriate measure to evaluate our overall performance, we consider Reportable Segment
NOI to be an appropriate supplemental performance measure. We believe Reportable Segment NOI provides useful information to our investors regarding our results of operations because it reflects the operating performance of our properties and excludes certain items that are not considered to be controllable in connection with the management of properties, such as real estate-
related depreciation and amortization, general and administrative expenses, advisory and property management fees, interest expense, gains on sale of real estate, other income and expense, and noncontrolling interests.  However, Reportable Segment
NOI should not be viewed as an alternative measure of our financial performance since it excludes such items which could materially impact our results of operations. Further, our Reportable Segment NOI may not be comparable to that of other real estate companies, as they may use different methodologies for calculating reportable segment net operating income, therefore, our investors should consider net income (loss) as the primary indicator our overall financial performance.
As discussed in Note 17 of the consolidated financial statements in this Annual Report, Reportable Segment NOI represents 100% of each of our consolidated and unconsolidated properties’ reportable segment rental and other property revenues and reportable segment property operations expense. Of our portfolio of multifamily properties, 32 are consolidated and five are unconsolidated for financial reporting purposes. We believe the drivers of Reportable Segment NOI for our consolidated properties are generally the same for our unconsolidated properties, of which we own on average 70.0%.
The following table reconciles the net loss attributable to common stockholders in the consolidated statement of operations to Reportable Segment NOI for the years ended December 31, 2025, 2024 and 2023 ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Net loss attributable to common stockholders	$(12,115)	$(13,197)	$(23,248)
Rental and other property revenues of unconsolidated properties	28,094	27,495	34,433
Property operations expense of unconsolidated properties	(10,578)	(10,524)	(13,236)
Property management revenues	(6,856)	(8,322)	(9,699)
Other revenues	(8,291)	(4,412)	(1,873)
Property management expense	18,299	17,896	17,290
Asset management fee	12,150	12,485	17,304
Depreciation and amortization	57,351	65,343	59,041
General and administrative expenses	10,275	9,083	11,371
Impairment loss	957	—	—
Equity in earnings of unconsolidated real estate entities	449	(5,761)	(6,466)
Interest income	(2,024)	(1,866)	(1,906)
Interest expense	71,997	83,598	74,431
Loss on debt extinguishment	1,732	2,554	1,037
Gain on sale of real estate assets	(64,754)	(47,311)	(24,075)
Gain on legal settlement	(400)	(16,020)	—
Gain on consolidation of development	—	—	(4,225)
Promote from incentive allocation agreement	—	—	(119)
Other expense	9,679	2,366	2,552
Income tax (benefit) expense	(1,615)	38	303
Net loss attributable to noncontrolling interests - limited partners	(6,304)	(10,819)	(21,355)
Net (loss) income attributable to noncontrolling interests - partially owned entities	(1,740)	1,152	(295)
Less preferred stock dividends	7,271	2,241	—
Reportable segment net operating income	$103,577	$106,019	$111,265

Refer to Note 17 for the detail of Reportable Segment NOI, including significant expenses, for the years ended
December 31, 2025, 2024 and 2023.
Reportable Segment NOI decreased $2.4 million for the year ended December 31, 2025 when compared to the same period in the prior year primarily due to property sales in 2025 and the lease-up of Cottonwood Highland and 805 Riverfront.
We also evaluate the performance of operating properties within our reportable segment using a same store analysis
(“Same Store NOI”) because the population of properties is consistent from period to period, thereby eliminating the effects of any material changes in the composition of the aggregate portfolio on performance measures. Our same store portfolio includes those properties in our reportable segment for which we manage and have ownership interests in for the entirety of both current and prior years. Operating properties excluded from same store include development properties that have undergone lease up and properties that have been acquired or disposed during the same store reporting period. We evaluate Same Store NOI based on our ownership in the properties within the same store portfolio, applying our ownership percentage at December 31, 2025 for all periods presented. Our same store analysis may not be comparable to that of other real estate companies and should not be considered to be more relevant or accurate in evaluating our operating performance than current GAAP methodology.
For the year ended December 31, 2025, our same store portfolio consisted of 20 consolidated properties, representing approximately 5,700 units, and 4 unconsolidated properties, representing approximately 1,200 units.
The following table reconciles Reportable Segment NOI, as reconciled to net loss attributable to common stockholder above, to Same Store NOI for the years ended December 31, 2025 and 2024 ($ in thousands):

	Year Ended December 31,
	2025	2024
Reportable segment net operating income	$103,577	$106,019
Lease up properties	(8,467)	(4,616)
Disposed properties	(7,102)	(12,679)
Non-core property expenses, net	57	46
At share adjustments (1)	(7,614)	(7,690)
Same Store NOI	$80,451	$81,080

(1) Adjustment to apply CROP’s ownership percentage in the properties within the same store portfolio.
Comparison of the Year Ended December 31, 2025 and 2024
Same Store NOI decreased $0.6 million for the year ended December 31, 2025 when compared to the same period in the prior year. For the same store portfolio, the weighted-average rents were $1,646 and $1,656 and the weighted-average occupancy rate was 93.2% and 93.0% at December 31, 2025 and 2024, respectively. For the year ended December 31, 2025, repairs and maintenance, utilities and marketing increased while insurance decreased.
Policies Regarding Operating Expenses
Our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income (the 2%/25% Limitation), unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors.
For the four consecutive quarters ended December 31, 2025, our total operating expenses were less than the 2%/25%
Limitation.

Liquidity and Capital Resources
Our principal demands for funds during the short and long-term are and will be for the acquisition of multifamily apartment communities and investments in multifamily real estate-related assets, including funding commitments on our structured investments; operating expenses, including the management fee we pay to our advisor and the performance participation allocation (when applicable); capital expenditures, including those on our development projects; general and administrative expenses; payments under debt obligations; repurchases of common and preferred stock; and payments of distributions to stockholders. We will obtain the capital required to purchase multifamily apartment communities and make investments in multifamily real estate-related assets and conduct our operations from the proceeds of our public and private offerings, our credit facilities, other secured or unsecured financings from banks and other lenders, and from any undistributed funds from our operations.
We intend to strengthen our capital and liquidity positions by continuing to focus on our core fundamentals at the property level. Factors which could increase or decrease our future liquidity include but are not limited to operating performance of the properties, the interest rate environment and inflation which could increase our expenses, the satisfaction of
REIT dividend requirements and the volume of repurchase requests under our share purchase program. We have satisfied all of our repurchase requests to date.  The recent decline in occupancy in our portfolio was anticipated and directly related to the RS
Merger. These occupancy levels were known, underwritten as part of the acquisition process and reflected in the purchase price.
We believe there is an opportunity to improve operations relative to the prior owner and capture corresponding NOI and NAV upside, particularly across two of the properties.
Due to commitments on our structured investments and development projects, which we believe will be accretive to our portfolio, our available cash to fund repurchase requests is limited. This year, we completed the sale of Cottonwood
Broadway (February 2025), Parc Westborough (March 2025) and Sugarmont (May 2025) to strengthen our liquidity position and enhance our ability to fund repurchase requests and anticipate we will be able to fully fund repurchase requests. To continue to bolster our liquidity position, we may pursue additional strategic asset sales in the future or seek additional sources of capital.
As of December 31, 2025, we have $1.1 billion of fixed rate debt and $203.9 million of variable rate debt, which includes $16.8 million of construction loans and $19.2 million of land loans. We have interest rate cap hedging instruments on
$167.1 million, or 82.0% of our variable rate debt. In addition, CROP has issued unsecured promissory notes in a private placement offering, in an aggregate amount of $10.2 million as of December 31, 2025. During the year ended December 31,
2025, we redeemed $20.5 million of unsecured promissory notes.
We have a credit facility in place with JP Morgan that provides us with additional liquidity. Our JP Morgan Revolving
Credit Facility has a variable rate and is secured by Alpha Mill. We may obtain advances secured against Alpha Mill up to
$100.0 million on the JP Morgan Revolving Credit Facility. We can draw upon or pay down the JP Morgan Revolving Credit
Facility at our discretion, subject to loan-to-value requirements, debt-service coverage ratios and other covenants and restrictions as set forth in the loan documents.  As of December 31, 2025, the amount available to draw on this facility was capped at $25.4 million primarily due to the interest rate environment and the applicable debt-service coverage ratio.
One of our principal long-term liquidity requirements includes the repayment of maturing debt. Aggregate maturities at December 31, 2025 were $68.4 million for the year ended December 31, 2026. For the years ending 2027 through 2030 aggregate maturities were $382.2 million, $145.9 million, $80.2 million, and $408.9 million, respectively, and $217.9 million in the aggregate thereafter. Of the amounts maturing during the year ended December 31, 2026, $6.0 million relates to our outstanding revolving credit facility and $41.1 million relates to debt secured by Antero, a property acquired as part of the RS
Merger.
We have issued different series of preferred stock and have outstanding Series 2023, Series 2023-A and Series 2025
Preferred Stock, each of which were similar in nature. Each series must be redeemed for cash at a redemption price per share equal to $10.00 plus any accrued and unpaid dividends, to the extent there are funds legally available, on the redemption date.
On October 31, 2025, we redeemed all outstanding Series 2019 Preferred Stock for $52.9 million in cash.
On December 9, 2024, we commenced a best-efforts private placement offering for a maximum of $150.0 million in shares of our Series 2025 Preferred Stock. Under this offering, Series 2025 Preferred Stock can be purchased for $10.00 per share (or for a limited period of time, exchanged for Series 2019 Preferred Stock at a ratio between 1:1 and 1:1.0782 and Series
2023 Preferred Stock at a ratio of 1:1.). Through December 31, 2025, we exchanged 6,626,892 shares of Series 2019 Preferred
Stock and 332,722 shares of Series 2023 Preferred Stock for shares of Series 2025 Preferred Stock.

The Series 2023 Preferred Stock redemption date is June 30, 2027, subject to two one-year extensions at our option.
The Series 2023-A Preferred Stock redemption date is December 31, 2027. The Series 2025 Preferred Stock redemption date is
December 31, 2028, subject to two one-year extensions at our option.
As of December 31, 2025, we had 10.3 million shares outstanding for our Series 2023 Preferred Stock, 0.3 million shares outstanding for our Series 2023-A Preferred Stock and 10.2 million shares outstanding for our Series 2025 Preferred
Stock.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to pay offering costs in connection with our securities offerings, as well as make certain payments to our advisor pursuant to the terms of our advisory management agreement.
To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our stockholders of at least 90% of our REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain). Our board of directors may authorize distributions in excess of those required for us to maintain
REIT status depending on our financial condition and such other factors as our board of directors deems relevant.
Material Cash Requirements
Our expected material cash requirements for the twelve months ended December 31, 2025 and thereafter are comprised of (i) contractually obligated expenditures; (ii) other required expenditures; and (iii) capital expenditures.
Contractually Obligated Expenditures
The following table summarizes our obligated expenditures, exclusive of extension options, as of December 31, 2025
($ in thousands):

	Twelve Months Ended December 31, 2026	Thereafter
Debt repayments (1)	$68,384	$1,235,144
Preferred stock redemptions (2)	—	207,629
Interest payments (3)	69,299	169,202
Operating leases	52	—
Asset management fee (4)	4,260	—
	$141,995	$1,611,975

(1) Includes mortgages notes, unsecured promissory notes, revolving credit facilities, construction loans and land loans. Of the amounts maturing in 2026, $6.0 million relates to our outstanding revolving credit facility and $41.1 million relates to debt secured by Antero, a property acquired as part of the RS Merger.

(2) Our Series 2023 Preferred Stock has a redemption date of June 30, 2027 and can be extended to June 30, 2029. Our Series 2023-A Preferred Stock has a
redemption date of December 31, 2027. Our Series 2025 Preferred Stock has a redemption date of December 31, 2028 and can be extended to December 31,
2030.

(3) Interest payments include interest on our mortgage notes and revolving credit facility, construction loans, preferred stock dividends (for mandatorily redeemable preferred stock), and unsecured promissory notes. Scheduled interest payments included in these amounts for variable rate loans are presented using rates (including the impact of interest rate swaps) as of December 31, 2025.

(4) Estimate based on the value of the portfolio as of December 31, 2025 with fees through May 7, 2026, the advisory agreement renewal date. In addition, as long as the advisory agreement is in effect, we are obligated to pay an affiliate of the advisor a Performance Participation Allocation should certain return hurdles be met. Refer to Note 11 of the consolidated financial statements in this Annual Report. For the year ended December 31, 2025, the asset management fee was $12.2 million and the performance participation allocation was zero.

Approximately $148.2 million of debt, which primarily comprises three mortgage notes with an aggregate principal balance of  $130.0 million and land loans with an aggregate principal balance of  $15.6 million, is scheduled to mature within twelve months of the issuance date of these consolidated financial statements. Our cash on hand and other liquidity sources are less than these maturities as of the issuance date of this Annual Report on Form 10-K. However, we intend to address these upcoming maturities primarily through refinancing the maturing mortgage loans, selling a land parcel, and using cash on hand and available borrowing capacity under our revolving credit facility. We are actively engaged with our existing lenders and other potential financing sources regarding these refinancing efforts. The mortgage loans are secured by stabilized, income-
producing properties. We believe the operating performance of the underlying assets, current collateral values, and prevailing market conditions support refinancing. Accordingly, we believe it is probable that these plans will be effectively implemented and will enable us to satisfy our obligations as they come due.

Other Required Expenditures
We incur certain other required expenditures in the ordinary course of business, such as utilities, insurance, real estate taxes, third-party management fees, certain capital expenditures related to the maintenance of our properties, and corporate level expenses. Additionally, we carry comprehensive insurance to protect our properties against various losses. The amount of insurance expense that we incur depends on the assessed value of our properties, prevailing market rates, and changes in risk.
Furthermore, we incur real estate taxes in the various jurisdictions in which we operate. The amount of real estate taxes that we incur depends on changes in the assessed value of our properties and changes in tax rates assessed by certain jurisdictions.
In order to continue to qualify as a REIT for federal income tax purposes, we must meet several organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gains. We intend to continue to satisfy this requirement and maintain our REIT status.
The following table shows distributions paid and cash flow provided by (used in) operating activities during the years ended December 31, 2025 and 2024 ($ in thousands):

	December 31,
	2025	2024
Distributions paid in cash - convertible preferred stockholders	$6,842	$1,885
Distributions paid in cash - common stockholders	18,222	19,544
Distributions paid in cash to noncontrolling interests - limited partners	22,949	23,708
Distributions of DRP (reinvested)	3,411	3,182
Total distributions (1)	$51,424	$48,319

Source of distributions (2)
Paid from cash flows provided by operations	$—	$16,529
Paid from proceeds from realized investment	48,013	28,608
Paid from additional borrowings	—	—
Offering proceeds from issuance of common stock pursuant to the DRP	3,411	3,182
Total sources	$51,424	$48,319

Net cash (used in) provided by operating activities (2)	$(20,574)	$15,443

(1) Distributions are paid on a monthly basis. In general, distributions for all record dates of a given month are paid on or about the fifth business day of the following month.
(2) The allocation of total sources is calculated on a quarterly basis. Generally, for purposes of determining the source of our distributions paid, we assume first that we use positive cash flow from operating activities from the relevant or prior quarter to fund distribution payments. As such, amounts reflected above as distributions paid from cash flows provided by operations may be from prior quarters which had positive cash flow from operations.

For the year ended December 31, 2025, distributions declared to convertible preferred stockholders, common stockholders and limited partners were $7.3 million, $21.4 million and $23.8 million, respectively. For the year ended
December 31, 2025, we paid cash distributions to convertible preferred stockholders, common stockholders and limited partners of $6.8 million, $18.2 million and $22.9 million. For the year ended December 31, 2025, our net loss was $12.9 million. Cash flows used in operating activities for the year ended December 31, 2025 was $20.6 million.

Capital Expenditures
We deployed $51.4 million during the year ended December 31, 2025 for capital expenditures, funded by debt, proceeds from our offerings and sale of assets and property operations and have $42.4 million of capital expenditures budgeted for 2026. The consolidated properties in which we deployed the most capital during the year ended December 31, 2025, which were all under development in 2025 or recently completed and in lease-up, are listed separately and the capital expenditures made on all other consolidated properties are aggregated in “All other properties” below ($ in thousands):

	2025		2026
Property Name	Total Capital Deployed	CCI/CROP Funded	Capital Budgeted	CCI/CROP Funded
Cottonwood Broadway	$2,752	$2,752	$—	$—
Galleria	2,346	2,347	—	—
The Westerly	35,270	29,080	22,037	18,169
All other properties	10,989	10,824	20,381	19,593
	$51,357	$45,003	$42,418	$37,762
Cash Flows
The net change in our cash and cash equivalents and restricted cash is summarized as follows ($ in thousands):

	For the Year Ended December 31,
	2025	2024
Net cash (used in) provided by operating activities	$(20,574)	$15,443
Net cash provided by investing activities	245,420	40,923
Net cash used in financing activities	(250,467)	(53,742)
Net (decrease) increase in cash and cash equivalents and restricted cash	$(25,621)	$2,624
Net cash flows from operating activities decreased by $36.0 million during the year ended December 31, 2025 when compared to the prior year primarily due to $6.1 million in selling commissions and expenses from Series 2025 Preferred Stock exchanges in 2025, the payoff of liabilities assumed with the RS Merger, items in 2024 that were not present in 2025, including
$4.3 million from a legal settlement and legal fee refunds, reduced operating cash from the loss of properties sold in 2025 and
2024, and increased interest expense due to the issuance of more preferred stock.
Net cash flows provided by investing activities increased by $204.5 million during the year ended December 31, 2025 when compared to the prior year. The increase came from $239.3 million more in proceeds from property sales in 2025 compared to 2024 and $9.0 million in reduced investments in real-estate related loans. This was offset by decreases from the issuance of a $7.0 million promissory note, $1.5 million in increased capital expenditures, $10.6 million of increased investments in unconsolidated real estate entities, and 2024 activity that did not occur in 2025, including $24.9 million received from the payoff of preferred equity investments and cash acquired from consolidations.
Net cash flows used in financing activities increased by $196.7 million during the year ended December 31, 2025 when compared to the prior year. This is primarily due to increased paydowns of $209.1 million on our credit facility, mortgage notes, and construction loans, increased preferred stock redemptions of $51.2 million, a reduction of cash raised from common stock issuances of $13.7 million, and increased convertible preferred distributions of $5.0 million. This was offset by $19.0 million in cash from the issuance of land loans, $18.9 million of additional cash from issuances of preferred stock, OP units and unsecured notes, $9.6 million from our DST program, and a $15.3 million payoff of the preferred interest liability upon refinance of 805 Riverfront in 2024.

Critical Accounting Estimates
A critical accounting estimate is one that is both important to our financial condition and results of operations and that involves some degree of uncertainty. The preceding discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements and the notes thereto, which have been prepared in accordance with
GAAP. The preparation of financial statements in conformity with GAAP requires management to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and various other factors and circumstances.  We believe that our estimates and assumptions are reasonable under the circumstances; however, actual results may differ from these estimates and assumptions.
We believe that the estimates and assumptions summarized below are most important to the portrayal of our financial condition and results of operations because they involve a significant level of estimation uncertainty and they have had, or are reasonably likely to have, a material impact on our financial condition or results of operations. For a discussion of all of our significant accounting policies, refer to Note 2 of the consolidated financial statements in this Annual Report.
Investments in Real Estate
In accordance with Accounting Standards Codification Topic 805, Business Combinations, we determine whether an acquisition qualifies as a business combination or as an asset acquisition. We account for business combinations by recognizing assets acquired and liabilities assumed at their fair values as of the acquisition date. We account for asset acquisitions by allocating the total cost to the individual assets acquired and liabilities assumed on a relative fair value basis. Acquired assets and liabilities include land, building, furniture, fixtures and equipment, identified intangible assets, and debt.
We may use significant subjective inputs in determining fair values. The methods we use are similar to those used by independent appraisers, and include using replacement cost estimates less depreciation, discounted cash flows, market comparisons, and direct capitalization of net operating income. In determining fair values, the Company utilizes a number of sources, including independent land appraisals which consider comparable market transactions, building replacement cost estimates based on property-specific characteristics, and other publicly available market data.
Impairment of Long-Lived Assets
Long-lived assets include real estate assets and acquired intangible assets. Long-lived assets are depreciated or amortized on a straight-line basis over their estimated useful lives. On an annual basis, we assess potential impairment indicators of long-lived assets. We also review for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators that may cause an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant market or economic trends and substantial reduction in the expected holding period of an asset.
When we determine the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, we determine recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows the asset is expected to generate. We recognize, if appropriate, an impairment equal to the amount by which the carrying amount exceeds the fair value of the asset.
During the year ended December 31, 2025, we recognized an impairment loss of $1.0 million on The Archer, a development project which we are under contract to sell and expect to close in the first quarter of 2026. No impairment losses were recognized for the year ended December 31, 2024 related to our long-lived assets.
Subsequent Events
The following events occurred subsequent to December 31, 2025:

Status of the Series A Convertible Private Offering
Through March 25, 2026, we sold 1,504,507 shares of Series A Convertible Preferred Stock for aggregate gross offering proceeds of $14.6 million. In connection with the sale of these shares in the Series A Convertible Private Offering, we paid aggregate selling commissions of $0.5 million and placement fees of $0.4 million. As of March 25, 2026, there were
12,735,652 shares of our Series A Convertible Preferred Stock outstanding.
Status of the Series 2025 Private Offering
Through March 25, 2026, we sold 674,400 shares of Series 2025 Preferred Stock for aggregate gross offering proceeds of $6.6 million. In connection with the sale of these shares in the Series 2025 Private Offering, we paid aggregate selling commissions of $0.3 million and placement fees of $0.2 million. As of March 25, 2026, there were 10,839,029 shares of our
Series 2025 Preferred Stock outstanding.
Common Stock Sales
Through March 25, 2026, we sold the following through our public offering of common stock ($ in thousands):

	Class
	T	D	I	A	Total
Shares issued through public offering	589,661	—	594,591	—	1,184,252
Shares issued through DRP offering	23,955	3,516	19,747	25,395	72,613
Gross Proceeds	$6,853	$—	$6,754	$—	$13,607
Distributions Declared - Common Stock
The following monthly distributions have record dates after December 31, 2025:

Stockholder Record Date	Monthly Rate	Annually
January 31, 2026	$0.05666667	$0.68
February 28, 2026	$0.05666667	$0.68
March 31, 2026	$0.05666667	$0.68
Grant of LTIP Unit Awards
On January 2, 2026, we issued LTIP Units from the Operating Partnership to our executive officers and certain employees as approved by our compensation committee. The compensation committee approved awards of time-based LTIP
Units in an aggregate amount of $2,862,000. Each award will vest approximately one-quarter of the awarded amount on
January 1, 2027, 2028, 2029 and 2030.
The compensation committee also approved awards of performance-based LTIP Units to our executive officers and certain of our employees in an aggregate target amount of $3,458,000. The actual amount of each performance-based LTIP Unit award will be determined at the conclusion of a three-year performance period and will depend on the internal rate of return as defined in the award agreement. The earned LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates. The number of units granted were valued by reference to our November 30, 2025 NAV per share as announced on December 16, 2025 of $11.3578.
Equity Incentive Plan
On January 2, 2026, we issued an aggregate grant of 58,849 restricted stock units with a four-year vesting schedule.
Cottonwood Apartments Syndication
On February 6, 2026, we completed the sale of a 99.9% interest in Cottonwood Apartments and reserved net proceeds of $20.8 million for a potential Section 1031 exchange.

Western Gardens
On January 20, 2026, we entered into a promissory note agreement to provide up to $21.1 million to fund development costs of the project while third party capital is raised. The note has an interest rate of 8% and interest only payments with principal due upon maturity.
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
We are exposed to the effects of interest rate changes as we incur debt to maintain liquidity and to finance our real estate investment portfolio and operations. Interest rate changes affect our profitability and the value of our real estate investment portfolio. Our objective with interest rate risk is to reduce the potentially adverse effects of interest rate changes on earnings, prepayment penalties and cash flows and to lower overall borrowing costs. We manage interest rate risk by maintaining a ratio of fixed rate, long-term debt such that variable rate exposure is kept at an acceptable level. We also utilize a variety of derivative financial instruments, including interest rate caps. These financial instruments may be subject to the risk that losses on a hedge position will reduce the funds available for the payment of distributions to our stockholders and/or that the losses may exceed the amount we invested in the derivative instrument itself.
We have both fixed and variable rate debt. Interest rate fluctuations will generally not affect future earnings or cash flows on fixed rate debt unless such debt matures or is otherwise terminated. However, interest rate changes do affect the fair value of fixed rate instruments. As of December 31, 2025, the face value of our fixed rate mortgage debt was $1.1 billion and the estimated aggregate fair value was $1.1 billion. Fair value is computed using rates available to us for debt with similar terms and remaining maturities. If interest rates had been 100 basis points higher as of December 31, 2025, the fair value of our fixed rate debt would have decreased by $16.3 million.
Conversely, movements in interest rates on variable rate debt change future earnings and cash flows, but, other than changes in required risk premiums, do not significantly affect fair value. As of December 31, 2025, we had $203.9 million of variable rate debt outstanding with 82% of our variable rate debt under rate cap hedging arrangements and 18% of our variable rate debt as construction or land loans. If interest rates on non-hedged variable rate debt had been 100 basis points higher during the year ended December 31, 2025, our interest expense would have increased by approximately $61,000. Interest on construction loans and loan loans prior to being placed in service is capitalized; therefore, the impact of a change in interest rates on our consolidated statements of operations would be less than the total change, but we would incur higher cash payments and capitalized costs, resulting in greater depreciation in later years.
The weighted-average interest rate of our variable rate debt at December 31, 2025 was 5.72%. The interest rate represents the actual interest rate in effect at December 31, 2025 (consisting of the contractual interest rate and the effect of interest rate swaps, if applicable), using interest rate indices as of December 31, 2025 were applicable.
Credit Risk
For our structured investments, we are exposed to the risk of a borrower’s ability to perform under the terms of their obligations to us. We manage this credit risk by conducting a comprehensive due diligence process prior to making an investment and by actively monitoring the projects we have invested in. The performance and value of our real estate-related structured investments depend upon the sponsors’ ability to manage the development of the respective properties that serve as collateral so that each property’s value ultimately supports the repayment of the investment and accrued returns. Mezzanine loans and preferred equity investments are subordinate to senior mortgage loans and, therefore, involve a higher degree of risk.
In the event of a default, mezzanine loans and preferred equity investments will be satisfied only after the senior lender’s investment is fully recovered. As a result, in the event of a default, we may not recover all of our investment.
In addition, we are exposed to the risks generally associated with the commercial real estate market, including variances in occupancy rates, capitalization rates, absorption rates, and other macroeconomic factors beyond our control. We seek to manage these risks through our underwriting and asset management processes.

Item 8. Financial Statements and Supplementary Data
The financial statements required by this item and the report of the independent accountants thereon required by
Item14(a)(2) appear as a separate section of this Annual Report. See the accompanying Index to the Consolidated Financial
Statements on page F-1.
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
None.
Item 9A. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the
Exchange Act) that are designed to ensure that information required to be disclosed in our reports under the Exchange Act are recorded, processed, and summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial
Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives.
An evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this annual report on Form 10-K was made under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer. Based upon this evaluation, our Chief
Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures as of December 31,
2025 (a) are effective to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange
Act is timely recorded, processed, summarized and reported and (b) include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in reports filed or submitted under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as
appropriate to allow timely decisions regarding required disclosure.
Changes in Internal Controls over Financial Reporting
There have been no changes in our internal control over financial reporting (as defined in Rule 13a-15(f) of the
Exchange Act) that occurred during our most recent quarter that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.
Management’s Report on Internal Control Over Financial Reporting
Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed under the supervision of our Chief Executive Officer and Chief
Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of our consolidated financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles).
Our internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of Cottonwood
Communities, Inc.; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and directors; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on its consolidated financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted an assessment of the effectiveness of Cottonwood Communities, Inc.’s internal control over financial reporting as of December 31, 2025, based on the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control - Integrated Framework (2013 Framework). Based on this assessment, management has determined that Cottonwood Communities, Inc.’s internal control over financial reporting as of December 31,
2025, was effective.
Item 9B. Other Information
Rule 10b5-1 Trading Plans
During the three months ended December 31, 2025, no director or officer of the Company adopted or terminated a
“Rule 10b5-1 trading arrangement” or a “non-Rule 10b5-1 trading arrangement,” as each term is defined in Item 408(a) of
Regulation S-K.
RS Merger
On December 18, 2025, in connection with the consummation of the RS Merger, CROP issued 17,502,690 CROP
Units as the merger consideration in the RS Merger (along with the issuance of our Class I common stock). The units were converted from units of RSOP into the right to receive 0.8634 of CROP Units. The issuance of such CROP Units was effected in reliance upon an exemption from registration provided by Section 4(a)(2) under the Securities Act and the rules and regulations promulgated thereunder. We relied on the exemption based on representations given by the holders of the exchanged security.
Acquisition of APT Cowork by CROP
On March 24, 2026, following its review of a third-party opinion of value, our conflicts committee approved the acquisition by CROP of APT Cowork, LLC (“APT”) for $1.1 million, inclusive of net working capital. APT is an entity formed to engage in the business of converting underutilized and unused common space in multifamily apartment communities or retail space to revenue producing co-working space. Our officers and directors have a direct or indirect ownership interest in APT as follows: Glenn Rand (21.49%), Daniel Shaeffer (21.46%), Chad Christensen (21.46%), Gregg Christensen (8.89%), Eric Marlin
(6.71%), Enzio Cassinis (5.25%), Adam Larson (2.81%), Susan Hallenberg (2.18%), Paul Fredenberg (1.83%), and Stan Hanks
(1.06%). We, through our subsidiaries, have entered certain agreements with APT which are described in additional detail in
Part III – Item. 13 “Certain Relationships and Related Transactions, and Director Independence.” Consideration for the
acquisition to our officers will be in the form of CROP Units at the most recently determined NAV ($11.3615 as of February
28, 2026) and will be allocated to the members consistent with their capital contributions. The acquisition is expected to close by the end of April.
Item 9C.  Disclosure Regarding Foreign Jurisdictions that Prevent Inspections
Not applicable.

Part III.
Item 10. Directors, Executive Officers and Corporate Governance
Our directors and executive officers are set forth below:

Name*	Age**	Positions
Daniel Shaeffer	55	Chief Executive Officer and Director
Chad Christensen	53	Executive Chairman of the Board of Directors and Director
Gregg Christensen	57	Chief Legal Officer and Secretary; Advisory Board Member
Glenn Rand	65	Chief Operating Officer; Advisory Board Member
Susan Hallenberg	58	Chief Accounting Officer and Treasurer; Advisory Board Member
Enzio Cassinis	48	President
Adam Larson	44	Chief Financial Officer
Stan Hanks	58	Chief Development Officer
Eric Marlin	50	Executive Vice President, Capital Markets
Paul Fredenberg	49	Chief Investment Officer
Jonathan Gardner	49	Independent Director
John Lunt	53	Independent Director
Philip White	52	Independent Director

* The address of each executive officer and director listed is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
** As of December 31, 2025.
Daniel Shaeffer has served as our Chief Executive Officer since May 2021 and as an affiliated director since July
2016. As of May 2021, Mr. Shaeffer is also Chief Executive Officer of CCA. Mr. Shaeffer served as the Chief Executive
Officer and a director of CRII and its predecessor entities from 2004 through the completion of the merger of CRII with and into us in May 2021 (the “CRII Merger”). Mr. Shaeffer also served as our Chairman of the board of directors from October
2018 through May 2021 and was formerly our Chief Executive Officer from December 2016 through September 2018. He was a director of Cottonwood Multifamily REIT I, Inc. (“CMRI”) and Cottonwood Multifamily REIT II, Inc. (“CMRII”) prior to the completion of their respective mergers with and into us in July 2021 (the “CMRI and CMRII Mergers”). He was a director and Chief Executive Officer of Cottonwood Multifamily Opportunity Fund, Inc. (“CMOF”) prior to the completion of the merger of CMOF with and into us in September 2022 (the “CMOF Merger”). Mr. Shaeffer’s primary responsibilities include overseeing acquisitions, capital markets and strategic planning for us and our affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Shaeffer worked as a senior equities analyst with Wasatch Advisors of Salt Lake City. Prior to joining Wasatch Advisors, Mr. Shaeffer was a Vice President of Investment Banking at Morgan Stanley. Mr. Shaeffer began his career with Ernst & Young working in the firm’s audit department. Mr. Shaeffer has been involved in real estate development, management, acquisition, disposition and financing since 2004.
Mr. Shaeffer holds an International Master of Business Administration from the University of Chicago Graduate
School of Business and a Bachelor of Science in Accounting from Brigham Young University.
Our board of directors has determined that it is in the best interests of our company and our stockholders for Mr.
Shaeffer, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate experience, to serve as a director on our board of directors.
Chad Christensen has served as the Executive Chairman of our board of directors since May 2021 and as an affiliated director since July 2016. As of May 2021, Mr. Christensen also serves as Executive Chairman of CCA. Mr. Christensen served as President and a director of CRII and its predecessor entities from 2004 through the completion of the CRII merger in May
2021. Mr. Christensen was formerly our President and Chairman of the Board from December 2016 through September 2018.
He was a director of CMRI and CMRII prior to the completion of CMRI and CMRII Mergers in July 2021. He served as
President, Chairman of the Board, and a director of CMOF prior to the completion of the CMOF Merger in September 2022.
Mr. Christensen oversees financial and general operations for us and our affiliates. He is also actively involved in acquisitions, marketing and capital raising activities for us and our affiliates.
Before co-founding Cottonwood Capital, LLC, a predecessor to CRII, in 2004, Mr. Christensen worked with the Stan
Johnson Company, a national commercial Real Estate Brokerage firm in Tulsa, Oklahoma. Early in his career, Mr. Christensen founded Paramo Investment Company, a small investment management company. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing since 2004.
Mr. Christensen holds a Master of Business Administration from The Wharton School at the University of
Pennsylvania with an emphasis in Finance and Real Estate and a Bachelor of Arts in English from the University of Utah. Mr.
Christensen also holds an active real estate license. Chad Christensen and Gregg Christensen are brothers.
Our board of directors has determined that it is in the best interests of our company and our stockholders for Mr.
Christensen, in light of his day-to-day company-specific operational experience, significant finance and market experience, and his real estate experience, to serve as a director on our board of directors.
Gregg Christensen has served as our Chief Legal Officer and Secretary since December 2016 and as an Advisory
Board Member since May 2021.  Since May 2021, Mr. Christensen is also Chief Legal Officer and Secretary of CCA.  Mr.
Christensen served as the Chief Legal Officer and Secretary (formerly Executive Vice President, Secretary and General
Counsel) and a director of CRII and its predecessor entities from 2007 through the completion of the CRII Merger in May 2021.
Mr. Christensen was a director on our board of directors from December 2016 to June 2018. Mr. Christensen held similar officer positions with CMRI, CMRII and CMOF prior to the completion of the CMRI and CMRII Mergers in July 2021 and the
CMOF Merger in September 2022. In addition, he was a director of CMRI, CMRII and CMOF prior to the completion of their respective mergers. Mr. Christensen oversees and coordinates all legal aspects of us and our affiliates, and is also actively involved in operations, acquisitions and due diligence activities for us and our affiliates.
Prior to joining the Cottonwood organization, Mr. Christensen was a principal, managing director and general counsel of Cherokee & Walker, an investment company focused on real estate investments and private equity investments in real estate-
related companies. Previously, Mr. Christensen practiced law with Nelson & Senior in Salt Lake City. His areas of practice included real estate and corporate law. He is a member of the Utah State Bar, as well as the Bar of the United States District
Court for the District of Utah. Mr. Christensen has been involved in real estate development, management, acquisition, disposition and financing since 1996.
Mr. Christensen holds an Honors Bachelor of Arts in English from the University of Utah and a Juris Doctorate from the University of Utah, S.J. Quinney College of Law. Gregg Christensen and Chad Christensen are brothers.
Glenn Rand has served as our Chief Operating Officer and as an Advisory Board Member since May 2021. Mr. Rand also has served as the Chief Operating Officer of CROP (and in other roles with CROP) since September 2013. In addition, he serves as Chief Operating Officer of CCA as of May 2021. Mr. Rand brings over 30 years of property management experience to us. He directs operations and provides strategic guidance with respect to acquisitions and asset management. Prior to joining
CROP, he worked at Archstone, where he was responsible for the oversight of more than 30,000 apartment units. During his time at Archstone, Mr. Rand was President and Founder of Archstone Management Services, a third-party management company with over 50 assets under management, which was eventually sold to Gables Residential. As Chairman of Archstone’s
Pricing Committee, he was influential in the creation and national acceptance of LRO (revenue management) within Archstone, and eventually the apartment industry. He served on the Virginia Tech Management Board for many years and is consistently requested as a speaker at industry events.
Susan Hallenberg has served as our Chief Accounting Officer and Treasurer since October 2018 and as an Advisory
Board Member since May 2021. As of May 2021, she is also Chief Accounting Officer and Treasurer at CCA.  Ms. Hallenberg
served as the Chief Financial Officer and Treasurer of CRII and its predecessor entity from May 2005 until the completion of the CRII Merger in May 2021. Ms. Hallenberg served as our principal accounting officer and principal financial officer in her role as Chief Financial Officer from December 2016 through September 2018. Ms. Hallenberg also served as Chief Accounting
Officer and Treasurer of CMRI and CMRII prior to the completion of the CMRI and CMRII Mergers in July 2021. She was
also Chief Financial Officer and Treasurer of CMOF prior to the completion of the CMOF Merger in September 2022.
Prior to joining the Cottonwood organization, Ms. Hallenberg served as Acquisitions Officer for Phillips Edison &
Company, a real estate investment company. She also served as Vice President for Lend Lease Real Estate Investments, where her responsibilities included financial management of a large mixed-use real estate development project and the underwriting, financing and reporting on multifamily housing development opportunities in the Western United States using tax credit, tax-
exempt bond, and conventional financing. She also worked for Aldrich Eastman & Waltch for two years as an Assistant
Portfolio Controller. Ms. Hallenberg started her career at Ernst & Young where she worked in the firm’s audit department for four years.
Ms. Hallenberg holds a Bachelor of Arts in Economics/Accounting from The College of the Holy Cross.

Enzio Cassinis has served as our President since May 2021. Mr. Cassinis served as our Chief Executive Officer and
President from October 2018 through May 2021. In addition, Mr. Cassinis served as the Chief Executive Officer of CCA from
October 2018 through May 2021 and currently serves as CCA’s President since May 2021. Mr. Cassinis also served as the
Chief Executive Officer and President of CMRI and CMRII from October 2018 through the completion of the CMRI and
CMRII Mergers in July 2021.
From June 2013 through September 2018, Mr. Cassinis served in various roles at the Cottonwood organization, including as Senior Vice President of Corporate Strategy, where he was responsible for financial planning and analysis, balance sheet management and capital and venture formation activity. Prior to joining the Cottonwood organization in June 2013, Mr.
Cassinis was Vice President of Investment Management at Archstone, one of the largest apartment operators and developers in the U.S. and Europe. There, he negotiated transactions in both foreign and domestic markets with transaction volume exceeding several billion dollars in total capitalization. Prior to Archstone, Mr. Cassinis worked as an attorney with Krendl, Krendl,
Sachnoff & Way, PC (now Kutak Rock LLP) from February 2003 to May 2006, focusing his practice on corporate law and merger and acquisition transactions.
Mr. Cassinis earned a Master of Business Administration and Juris Doctorate (Order of St. Ives) from the University of
Denver, and a Bachelor of Science in Business Administration from the University of Colorado at Boulder and is a CFA®
charterholder.
Adam Larson has served as our Chief Financial Officer since October 2018. Mr. Larson also has served as the Chief
Financial Officer of CCA since October 2018 and of CMRI and CMRII from October 2018 through the completion of the
CMRI and CMRII Mergers in July 2021.
Through September 2018, Mr. Larson was the Senior Vice President of Asset Management of Cottonwood
Residential, Inc. In this role he provided strategic guidance with respect to asset management, financial planning and analysis, and property operations. Prior to joining Cottonwood Residential, Inc. in June 2013, Mr. Larson worked in the Investment
Banking Division at Goldman Sachs advising clients on mergers and acquisitions and other capital raising activities in the Real
Estate, Consumer/Retail and Healthcare sectors. Mr. Larson previously worked at Barclays Capital, Bonneville Real Estate
Capital and Hitachi Consulting.
Mr. Larson holds a Master of Business Administration from the University of Chicago Booth School of Business, and a Bachelor of Science in Business Management from Brigham Young University.
Stan Hanks has served as our Chief Development Officer since December 2021. Prior to that he was one of our
Executive Vice Presidents. Mr. Hanks has also served as Executive Vice President of CROP since September 2012 and of CCA since May 2021. Mr. Hanks has over 20 years of multifamily experience. He is responsible for development project oversight and strategic initiatives. Prior to joining CROP, Mr. Hanks was a Senior Vice President and Principal at RealSource, a boutique multifamily real estate firm in Salt Lake City where he was involved with acquisitions, financing, asset management and capital raising. Prior to RealSource, Mr. Hanks was Vice President of Finance/Corporate Controller for TenFold Corporation, a
software company in Utah that completed its IPO in 1999. Prior to TenFold, Mr. Hanks spent four years as an auditor at
Coopers & Lybrand. Mr. Hanks earned a Bachelor of Accounting degree from the University of Utah in 1992.
Eric Marlin has served as our Executive Vice President of Capital Markets since May 2021. Mr. Marlin also has served as Executive Vice President of Capital Markets of CROP since February 2007 and of CCA since May 2021. His responsibilities include interfacing with broker-dealers and all retail-focused capital raising activities for Cottonwood affiliates.
Previously, Mr. Marlin was Vice President of the Western Region for CORE Realty Holdings, LLC, a sponsor of tenant in common transactions. Prior to joining CORE, Mr. Marlin worked for Courtlandt Financial Group, a firm that specializes in
1031 Exchanges. Prior to joining Courtlandt Financial Group, Mr. Marlin worked as a financial consultant with Merrill Lynch
Private Client Group in Beverly Hills, California, where he focused primarily on financial planning and estate planning. Mr.
Marlin holds a Bachelor of Arts in History of Public Policy from the University of California at Santa Barbara. He is a licensed securities representative with Series 7 and Series 66 licenses. Mr. Marlin also acts as a wholesaler internal to our sponsor and its affiliates in connection with our offerings.
Paul Fredenberg has served as our Chief Investment Officer since October 2018. Mr. Fredenberg has also served as the Chief Investment Officer of CCA since October 2018 and of CMRI and CMRII from October 2018 through the completion of the CMRI and CMRII Mergers in July 2021.

Through September 2018, Mr. Fredenberg served as the Senior Vice President of Acquisitions of Cottonwood
Residential, Inc. a position he had held since September 2005. As Senior Vice President of Acquisitions, he focused exclusively on sourcing and evaluating new multifamily investment opportunities for Cottonwood Residential, Inc. Prior to joining the
Cottonwood organization in 2005, Mr. Fredenberg worked in the Investment Banking division of Wachovia Securities advising clients on mergers and acquisitions activities across multiple industries. He has also held investment banking and management consulting positions at Piper Jaffray and the Arbor Strategy Group.
Mr. Fredenberg holds a Master of Business Administration from the Wharton School at the University of
Pennsylvania, a Master of Arts in Latin American Studies from the University of Pennsylvania, and a Bachelor of Arts in
Economics from the University of Michigan, Ann Arbor.
Jonathan Gardner is one of our independent directors, a position he has held since May 2021. Mr. Gardner is the
CEO and founder of Asilia Investments, LLC, a Salt Lake City-based real estate development and alternative investment firm.
Mr. Gardner has developed or invested in nearly $3.0 billion of real estate, with a significant interest in providing long-term solutions for national tenants in the industrial office markets. Asilia Investments has grown their platform to include private equity and private credit investment opportunities. Mr. Gardner co-founded and operated from 2014 - 2022 Gardner Batt, LLC, a real estate focused commercial development firm. Previous to Gardner Batt, Mr. Gardner was with a family run real estate development office and, prior to that, spent four years as an investment banker handling corporate leveraged finance at CIBC
World Markets’ Private Finance Group. Mr. Gardner graduated magna cum laude from the University of Utah’s David Eccles
School of Business with an emphasis in Finance.
Our board of directors selected Mr. Gardner as an independent director for reasons including his significant experience in the real estate industry and prior knowledge of the portfolio of CRII as a non-affiliate director. Mr. Gardner’s broad real estate experience provides him with key skills in responding to our business’s financial, strategic and operational challenges and opportunities, and overseeing management. Our board of directors believes that the depth and breadth of Mr. Gardner’s exposure to complex real estate, financial and strategic issues during his career make him a valuable asset to our board of directors.
John Lunt is one of our independent directors, a position he has held since June 2018. In January 2003, Mr. Lunt founded Lunt Capital Management, Inc., a registered investment advisor, and since January 2003, he has served as its President.
The firm builds and manages investment strategies used by financial advisors around the United States and provides research and advice for investments across asset classes. Mr. Lunt co-created the methodology for four index strategies calculated by
S&P Dow Jones Indices. From 2001 to June 2014, he served on the board of the Utah Retirement Systems, a multibillion-dollar pension fund, and from 2004 to 2007, he served as board President. From February 2013 to February 2022, Mr. Lunt served on the investment advisory committee for the $20 billion Utah Educational Savings Plan (My529) and from August 2017 to
February 2022, he served as Chairman of the committee. From September 2014 to June 2023, he served as a member of the
Board of Trustees for the $2 billion Utah School & Institutional Trust Funds Office. Since June of 2022, he has served as a trustee for the Utah Educational Savings Board and currently serves as the chair of the audit committee.
Mr. Lunt graduated Magna Cum Laude with University Honors from Brigham Young University with a Bachelor of
Arts in Economics, and he later received a Master of Business Administration in Finance and International Business from New
York University.
Our board of directors selected Mr. Lunt as an independent director for reasons including his executive leadership experience, his professional and educational background, his network of relationships with finance and investment professionals and his extensive background and experience in public markets and in real estate and finance transactions and investments. In addition, his experience as founder and President of Lunt Capital Management and his service as a director of various pension funds provide him an understanding of the issues facing companies that make investments in real estate and oversee those investments.
Philip White is one of our independent directors, a position he has held since May 2021. Mr. White has been a partner at Inflection Financial LLC since 2020. His firm oversees more than $490 million for individuals and company retirement plans. Previously, Mr. White was a partner at Retirement Plan Fiduciaries LLC since 2015 and President at Ducere Capital, a wealth management practice he founded in 2006. Mr. White also previously directed executive compensation and company stock and retirement plans for Rackspace Hosting. Early in his career, Mr. White served his country as a civil engineer officer in the United States Air Force. Mr. White earned his Master of Business Administration degree with Honors from The Wharton
School at The University of Pennsylvania and is also a Distinguished Graduate of The United States Air Force Academy. Mr.
White is a CFA® charterholder and is also a CERTIFIED FINANCIAL PLANNER™ practitioner.

Our board of directors selected Mr. White as an independent director for reasons including his experience in the real estate industry, executive compensation experience, his professional and educational background and prior knowledge of the portfolio of CRII as a non-affiliate director of CRII. With his background in executive compensation issues, Mr. White is particularly well-positioned to guide our board of directors on compensation issues and the employment of various individuals, including our Chief Accounting Officer and Chief Legal Officer. Our board of directors believes that these key attributes make him a valuable asset to our board of directors.
Code of Ethics
We have adopted a Code of Conduct and Ethics that applies to all of our executive officers and directors including but not limited to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Conduct and Ethics is available on our website at
cottonwoodcommunities.com/corporate-governance/. Any amendment to, or a waiver from, a provision of the Code of Conduct and Ethics that would require disclosure under Item 5.05 of Form 8-K will be posted on our website at
cottonwoodcommunities.com/corporate-governance/.
Audit Committee
Our board of directors has established an audit committee composed entirely of independent directors. Audit
Committee members are “independent”, consistent with the qualifications set forth in Rule 10A-3 under the Exchange Act, applicable to boards of directors in general and audit committees in particular. Mr. Lunt is qualified as an audit committee financial expert within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act.
Among other things, the audit committee will assist the board in overseeing:
•our accounting and financial reporting processes;
•the integrity and audits of our financial statements;
•our compliance with legal and regulatory requirements;
•the qualifications and independence of our independent registered public accounting firm; and
•the performance of our internal auditors and our independent registered public accounting firm.
The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, and considering and approving the audit and non-audit services and fees provided by the independent registered public accounting firm. The members of the audit committee are Messrs. Gardner, Lunt and White.
Insider Trading Policy
We have adopted insider trading policies and procedures governing the purchase, sale, and/or other disposition of our securities by directors, officers and employees, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations and any listing standards applicable to us. While there is no insider trading policy with respect to the Company itself, we follow repurchase procedures and comply with all applicable securities laws when transacting in our own securities.  A copy of our Insider Trading Policy is filed as an exhibit to this Annual Report.
Item 11. Executive Compensation
Overview
This section discusses the components of, and objective behind, our executive compensation program for our “named executive officers” who are listed in the “Summary Compensation Table” below. In 2025, our named executive officers were
Daniel Shaeffer, our Chief Executive Officer, Adam Larson, our Chief Financial Officer, Chad Christensen, our Executive
Chairman, Gregg Christensen, our Chief Legal Officer and Secretary, and Glenn Rand, our Chief Operating Officer.
We employ certain of our executive officers, including two of our named executive officers, Mr. G. Christensen and
Mr. Rand. Mr. Shaeffer, Mr. Larson and Mr. C. Christensen, along with certain other of our executive officers, are employed by our advisor, CC Advisors III, and its affiliates. Except for grants of LTIP Units (units in the Operating Partnership subject to time-based vesting) and Special LTIP Units (units in the Operating Partnership subject to performance-based vesting, and for purposes of our executive compensation discussion, referred to as required by context, collectively as the “LTIP Units”) that we make to all of our executive officers, Mr. Shaeffer, Mr. Larson and Mr. C. Christensen, and those executive officers employed by our advisor and its affiliates are compensated by our advisor and its affiliates (and not us), in part, for their service to us and our subsidiaries. See Item 13 “Certain Relationships and Related Transactions, and Director Independence” for a discussion of the fees paid to CC Advisors III and its affiliates. We do not specifically reimburse our advisor for any executive officer compensation or benefit costs paid to its employees who serve as our named executive officers, and our advisor makes all decisions relating to compensation paid by our advisor and its affiliates to our executive officers who are its employees. All of our named executive officers are officers of, and hold an indirect ownership interest in, CC Advisors III or its affiliates.
Our executive compensation discussion covers, as required by context, the program as applicable to the named executive officers we employ directly for whom our compensation committee makes all compensation decisions, and as applicable to the named executive officers employed by our advisor for whom our compensation committee makes equity award determinations.
Compensation Objectives
We seek to maintain a total compensation package for the executives we employ directly that provides fair, reasonable and competitive compensation while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. In addition, we maintain a long-term equity incentive compensation program available to all of our executive officers. Our executive compensation program, including our long-term equity incentive program, is designed to:
(i) attract and retain candidates capable of performing at the highest levels of our industry; (ii) create and maintain a performance-focused culture by rewarding outstanding performance based upon objective predetermined metrics; (iii) reflect the qualifications, skills, experience and responsibilities of each executive officer; (iv) align the interests of our executive officers and stockholders by creating opportunities and incentives for our executive officers to increase their equity ownership in us; and (v) motivate our executive officers to manage our business to meet our short- and long-term objectives.
Pay-for-Performance Philosophy
A substantial majority of executive compensation is tied to our performance and is not guaranteed. The compensation committee sets clear goals for Company performance. Consistent with these objectives, executive compensation for 2025 was heavily weighted toward (i) Company financial and operational performance metrics for annual cash incentive bonuses and (ii)
internal rate of return performance for long-term equity incentives. We believe that the executive compensation program supports these objectives by providing the named executive officers with a multi-faceted compensation package that includes a base salary, the opportunity to earn an annual cash incentive bonus and equity awards.
For 2025, approximately 30.45% and 26.93% of the compensation payable to Mr. G. Christensen and Mr. Rand, respectively was aligned with the interests of our stockholders because either it was determined by or depended on performance or its value fluctuates with our NAV. Approximately 32.05% of Mr. G. Christensen’s and 33.67% of Mr. Rand’s 2025
compensation was fixed base salary that was not dependent on our NAV performance. All other compensation is variable.
Final Results of 2023 Special LTIP Units – Alignment of Pay and Performance
In January 2023, our compensation committee approved awards of Special LTIP Units to our named executive officers which provided each executive officer the opportunity to earn an award amount as determined by our internal rate of return over a three-year performance period. See “Components of Executive Compensation – Equity Incentive Compensation” for
additional information regarding Special LTIP Units. At the completion of the three-year performance period from January 1,
2023 through December 31, 2025, no Special LTIP Units had been earned.
Determination of Executive Compensation
Our compensation committee, which is composed of all of our independent directors, discharges our board of directors’ responsibilities relating to the compensation that we pay to our named executive officers. This includes equity compensation grants we make to all of our named executive officers as well as additional compensation we pay to named executive officers employed by us. The compensation committee operates under a written charter adopted by our board of directors, a copy of which is available under the “Corporate Governance” section of our website at
www.cottonwoodcommunities.com.
In making compensation decisions for 2025, the compensation committee evaluated the performance of our Chief
Executive Officer and Executive Chairman, and then together with our Chief Executive Officer and Executive Chairman, assessed the individual performance of the other named executive officers. In addition, the compensation committee confirmed that the market-based compensation data previously provided to the committee, as discussed below, remained appropriate.

While the compensation committee considers recommendations from our Chief Executive Officer, Executive Chairman, and any compensation consultant engaged, along with data provided by its other advisors, it retains full discretion to set all compensation to our named executive officers that we pay.
Engagement of Compensation Consultant
The compensation committee is authorized to retain the services of one or more executive compensation consultants, in its discretion, to assist with the establishment and review of our compensation programs and related policies. In May 2021, we completed the CRII Merger, and following the CRII Merger we employed certain of our named executive officers. The compensation committee initially retained Ferguson Partners Consulting L.P., a nationally recognized compensation consulting firm specializing in the real estate industry (“FPC”) in 2021 as its independent compensation consultant in connection with implementing a comprehensive executive compensation program for our executive employees and has continued to do so bi-
annually. The compensation committee has sole authority to hire, terminate and set the terms of any engagement of any compensation consultant.
The compensation committee expects to review market-based compensation data provided by an executive compensation consultant on a two-year cycle unless our operating environment changes significantly and a more recent study is determined to be recommended. The most recent compensation report was provided by FPC in connection with the committee’s review of compensation for 2024.
For 2024 compensation, FPC provided market-based compensation data to assist the committee in the evaluation of our executive compensation program, including with respect to equity compensation for all of our executive officers that complements the compensation provided to our executive officers by our advisor and its affiliates. In connection with these efforts, FPC prepared for the compensation committee reports that included compensation analyses for each executive position, including those executive positions that are held by employees of our advisor and its affiliates, an analysis of a recommended peer group for us and a description of the methodology used to provide the compensation analyses. FPC researched competitive market practices, reviewed the proxy statements of its recommended peer group and checked its own proprietary information data bases. Market-based compensation data is used for reference only to gauge the marketplace for executive compensation in our industry. The compensation committee does not establish a specific target percentile of market for our executives and generally seeks to provide the compensation levels needed to retain our executive team and reward appropriately for performance.
The compensation committee considered the information provided to the company in 2024, having confirmed with
FPC that a similar compensation package would be appropriate for 2025, and approved the 2025 executive compensation program without changes from the 2024 program.
Peer Group
For the 2024 compensation data provided by FPC, the compensation committee used the following ten companies, a majority of which own multifamily real estate and are of similar size to our Company:

American Healthcare REIT, Inc.	Apartment Income REIT Corp.
Sila Realty Trust, Inc.	SmartStop Self Storage REIT, Inc.
InvenTrust Properties Corp.	Elme Communities
UMH Properties, Inc.	Independence Realty Trust, Inc.
Centerspace	Veris Residential, Inc.
Consideration of Say-on-Pay Vote
At our 2024 annual meeting of stockholders, we provided our stockholders with the first opportunity to vote to approve, on a non-binding advisory basis, our executive compensation. More than 90% of the votes cast in the advisory vote on the 2023 compensation of our named executive officers were in favor. The compensation committee reviewed the results of this advisory “say-on-pay” vote and considered it in determining compensation and award amounts granted to our named executive officers for 2025. The compensation committee considered these voting results as supportive of the committee's general executive compensation practices.  Our stockholders approved a frequency of two years for future advisory votes on executive compensation, and we will next ask our stockholders to approve our executive compensation at our 2026 annual meeting.

Components of Executive Compensation
The key elements of our executive compensation program for our executive officer employees include annual cash compensation, short-term incentive plan compensation as well as equity incentive compensation in the form of LTIP Units.
Each element is discussed in detail below.
Base Salary
Our compensation committee believes base salary should be commensurate with each named executive officer’s position and experience. The base salary of the named executive officers employed by us was established by the compensation committee following a review of qualitative and quantitative factors including (i) an assessment of scope of the named executive officer’s responsibilities and leadership and individual role within the executive management team, (ii) the named executive officer’s contributions to the Company, (iii) the named executive officer’s expertise and experience within the industry, and (iv) review of market-based compensation data provided by a third party compensation consultant (initially in
2022 and reviewed bi-annually thereafter).
We believe that our executive officers’ base salary levels are commensurate with their position, responsibilities and experience and are expected to provide a steady source of income sufficient to permit these officers to focus their time and attention on their work duties and responsibilities. Base salaries of our named executive officers employed by us periodically will be reviewed by the compensation committee. For 2026, the compensation committee did not elect to change the annual base salary from year end 2025 levels for Mr. G. Christensen ($400,000) or Mr. Rand ($400,000). Mr. Shaeffer, Mr. Larson and
Mr. C. Christensen do not receive an annual base salary from us and are compensated by CC Advisors III and its affiliates.
Short-Term Incentive Plan
The short-term incentive plan is intended to compensate our executive officers for achieving annual company and strategic performance goals. The compensation committee believes that the opportunity to earn an annual cash bonus encourages our executive officers to achieve company and strategic performance goals, which fosters a performance-driven company culture that aligns the executives’ interests with the stockholders’ interests.
The short-term incentive plan allows our executive officers to earn a cash bonus based on various predefined and pre-
weighted company and strategic performance goals established by the compensation committee in consultation with management (at least 50% of which are objective, calculable company performance measurements). Strategic performance goals are assessed subjectively. The performance goals may vary from year to year and are intended to drive performance in areas that further our strategic objectives and increase value for our stockholders.
For 2025, the annual cash incentive bonus is the product of the named executive officer’s target bonus (which is a percentage of his base salary) and a formula number that is based on the achievement of predetermined targets. Depending on the achievement of the predetermined targets, the actual annual cash incentive bonus may be less than or greater than the target bonus, subject to limitations.
The compensation committee set a threshold and maximum annual cash incentive bonus at 50% and 150%, respectively, of target levels for 2025. The compensation committee set Mr. G. Christensen’s and Mr. Rand’s target bonus at
130% of their respective base salaries for 2025.
The annual cash incentive bonus formula number for 2025 consisted of the following components: (i) 30% portfolio characteristics and objectives (ii) 25% gross capital formation, (iii) 20% capital deployment efficiency, and (iv) 25%
operational and return driven metrics. Each performance goal was assigned a weighting relative to the other annual performance goals. Results between threshold and target or between target and maximum for each goal are based on linear interpolation.
Performance below threshold earns 0%, and performance above target is capped at 150% of the target level. The total annual cash incentive bonus earned by an executive officer is the sum of the weighted amounts earned with respect to each goal.
Our 2025 Company Performance Measures were:
•Portfolio Characteristics and Objectives. Thirty percent of each target annual cash incentive bonus is based on satisfying qualitative and quantitative portfolio characteristics and objectives. These metrics are intended to match our overall operating and financial goals for our portfolio for the year and include portfolio construction and cash management objectives as well as certain financing, development and capital raising initiatives. For 2025, our compensation committee awarded percentage points for (i) the successful completion of the RealSource Merger, (ii)

successful launch of the DST Program with our initial DST offering of Cottonwood Riverfront DST, (iii) full deployment of two structured investments in our portfolio, (iv) completion of successful exchange offer for Series
2025 preferred stock and launch of Series 2025 notes, and (v) successful redemption of our Series 2019 preferred stock. Other objectives in this performance goal included liquidity targets and equity capital raise. The percentage points available to be earned under the portfolio characteristics and objectives performance goal range from 0% to
45%. For 2025, the compensation committee awarded 45% under the component.
•Gross Capital Formation. Twenty-five percent of each target annual cash incentive bonus is based on achieving capital formation goals. We are a growth-oriented company, and a substantial portion of our growth is from raising capital.
Accordingly, our ability to raise capital is one of our core performance measures. The percentage points available to be earned under the gross capital formation performance goal range from 0% to 37.5% with $200.0 million in total capital raise necessary to earn all percentage points under this performance goal. For 2025, the compensation committee awarded 37.5% under the component.
•Capital Deployment Efficiency. Twenty-percent of each target annual cash incentive bonus is based on achieving capital deployment efficiency goals. Our ability to achieve our investment objectives is dependent on investing capital in suitable investments. As such, our compensation committee reviews capital deployed in 2025 against a targeted benchmark in evaluating this performance goal. The percentage points available to be earned under the capital deployment efficient performance goal range from 0% to 30%. For 2025, the compensation committee awarded 30%
under the component for the deployment of the targeted $160.0 million in capital.
•Operational and Return Driven Metrics. Operational and Return Driven Metrics. Twenty-five percent of each target annual cash incentive bonus is based on achieving operational and return goals. Pursuant to this component adjusted ore funds from operations ("Adjusted Core FFO") coverage is reviewed based on company objectives and peer-driven comparisons with a threshold coverage of 10% and a target coverage of 25% using linear interpolation once minimum coverage is achieved. Adjusted Core FFO is defined as Core FFO adjusted for the performance participation allocation and excluding development assets and land held for development, to the extent applicable. Management excludes the performance participation allocation from Core FFO to arrive at Adjusted Core FFO as a measure of our operating performance because when earned, the performance participation allocation is largely driven by appreciation of our net asset value which relies on factors outside of recurring operations, including capital allocation, strategic investment decisions and market factors independent of the ongoing operations of the Company. We believe excluding the performance participation allocation provides a better understanding of the ongoing operating performance of our investments.  Management believes investment in development assets, including land held for development, is important for long-term value creation notwithstanding its short-term dilutive impact to FFO. In order to evaluate FFO coverage on a stabilized basis, we exclude development assets and land held for development, assuming these assets were sold with proceeds used to repurchase shares to arrive at Adjusted Core FFO. See Part II, Item 5. “Market for
Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Funds from
Operations” for the definition of Core FFO and considerations on how to review Core FFO, as well as a reconciliation of Core FFO to GAAP net loss. In addition, annual and long-term growth in same store revenue and net operating income (“Same Store NOI”) is evaluated relative to the average of such measures reported by three publicly-traded apartment REITs with points awarded for meeting or exceeding such averages. For fiscal year 2025, the peer group consisted of UDR, Inc., Mid-America Apartment Communities, Inc. and Camden Property Trust, Inc. See “Item 7.
Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Reportable Segment Net
Operating Income” for information on how we calculate and use Same Store NOI, as well as a reconciliation of Same
Store NOI from our consolidated statement of operations. The percentage points available to be earned under the operational and return driven metrics performance goal range from 0% to 37.5%. For 2025, the compensation committee awarded 17.5% under the component for exceeding peer group average for Same Store NOI and same store measured since 2016 as well as progressing toward our Adjusted Core FFO coverage goal.

Calculation of Bonuses. With respect to the specific formula components for 2025, the named executive officers received 130% of their target bonus based on the achievement of the predetermined targets discussed above. Based on our actual performance in 2025, the compensation committee approved an annual cash incentive bonus for Mr. G. Christensen and
Mr. Rand each in an amount of $468,000. Mr. Shaeffer, Mr. Larson and Mr. C. Christensen do not receive a cash incentive bonus from us and are compensated by CC Advisors III and its affiliates.
Performance Measure Updates for 2026.  Our compensation committee has approved certain changes to the structure of the short-term incentive plan for 2026.  In addition to ordinary course annual adjustments to performance goals for 2026, including the weighting of these goals, the compensation committee has established two additional opportunities for participants to earn a cash bonus: a discretionary bonus and a mergers and acquisition activity achievement bonus.  The discretionary bonus will be awarded as determined in the sole discretion of the compensation committee in an amount up to
33.3% of the target bonus but in no event shall cause the bonus to exceed 150% of target.  The discretionary bonus will be awarded in circumstances where the compensation committee determines: (i) formulaic point totals do not adequately reflect the executive's contribution to company performance, strategic positioning, or long-term value creation, (ii) extraordinary circumstances, market conditions, or one-time events materially impacted formulaic outcomes in a manner not reflective of the executive’s execution quality, or (iii) the executive achieved significant milestones or accomplishments not captured by the pre-
established performance goals.  A mergers and acquisitions activity bonus will awarded in an amount of 6.6% of the target bonus for every $100 million of capital raised through mergers and acquisition activity with linear interpolation after the first
$100 million of capital.  This performance goal is in addition to the maximum annual cash incentive bonus set at 150% of target levels.
Equity Incentive Compensation
Our compensation committee acknowledges that the real estate industry is highly competitive and that experienced professionals have significant career mobility. Our compensation committee determined that through the annual grant of LTIP
Units under our partnership agreement, with vesting based on continued employment or the achievement of performance goals, each over multi-year periods, we will attract, motivate and retain highly skilled executive officers who are committed to our core values of prudent risk-taking and integrity. Each year our compensation committee determines, in its sole discretion, the aggregate amount, type and terms of any equity grants to our named executive officers. For 2025, the compensation committee determined that annual equity awards should consist of approximately 35% in LTIP Units (subject to multi-year vesting) and
65% in Special LTIP Units (with a multi-year performance measuring period) for all named executive officers.
LTIP Units are a separate series of limited partnership units of the Operating Partnership, which are convertible into
CROP Units upon achieving certain vesting and performance requirements. Awards of LTIP Units are subject to the conditions and restrictions determined by our compensation committee, including continued employment or service, computation of financial metrics and/or achievement of pre-established performance goals and objectives. If the conditions and/or restrictions included in an LTIP Unit award agreement are not attained, holders will forfeit the LTIP Units granted under such agreement.
Unless otherwise provided, the LTIP Unit awards (whether vested or unvested) will entitle the holder to receive current distributions from the Operating Partnership, and the unvested Special LTIP Units will entitle the holder to receive 10% of the current distributions from the Operating Partnership during the applicable performance period. With respect to Special LTIP
Units, at the end of the performance period, if the internal rate of return equals or exceeds the performance threshold (6%), the holder will be entitled to receive an additional grant of LTIP Units equivalent to 90% of distributions that would have been paid on the earned Special LTIP Units during the performance period and such distributions had been reinvested in CROP Units.
When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP
Units will automatically convert to CROP Units on a one-for-one basis.
The compensation committee has deemed LTIP Unit awards to be an effective means to ensure alignment of the executives’ interests with those of the stockholders. LTIP Units are structured as “profits interests” for U.S. federal income tax purposes, and we do not expect the grant, vesting or conversion of LTIP Units to produce a tax deduction for us based on current U.S. federal income tax law. As profits interests, the LTIP Units initially will not have full parity, on a per unit basis, with the CROP Units with respect to liquidating distributions. Upon the occurrence of specified events, the LTIP Units can, over time, achieve full parity with the CROP Units and therefore, accrete to an economic value for the holder equivalent to the
CROP Units. If such parity is achieved, the LTIP Units may be converted, subject to the satisfaction of applicable vesting conditions, on a one-for-one basis into CROP Units upon the occurrence of certain events, by the holder for a cash amount based on the value of a share of our common stock or for shares of our common stock, on a one-for-one basis, at our election.
However, there are circumstances under which the LTIP Units will not achieve parity with the CROP Units, and until such parity is reached, the value that a holder could realize for a given number of LTIP Units will be less than the value of an equal number of shares of our common stock and may be zero. The compensation committee believes that this characteristic of the
LTIP units, that they achieve real value only if our share value appreciates, links executive compensation to our performance.
In January 2025, the compensation committee approved equity awards for fiscal year 2025 in dollar values, with the number of units granted calculated by dividing the dollar value of the approved awards by the most recently determined NAV of CROP Units. In determining the size of the long-term equity incentives awarded to the named executive officers for 2025 service, the compensation committee considered, among other things, the role and responsibilities of the individual, competitive factors and individual performance history. These awards were intended to enable our executive officers to establish a meaningful equity stake in us that would vest over a period of years based on continued service.
Our compensation committee currently expects to continue to grant LTIP Units awards to our named executive officers annually on the same terms and conditions; however, the committee’s decision whether to approve any such awards in the future will depend on our performance, market trends and practices and other considerations.
Time-Based LTIP Units
The following table sets forth the number and value of the time-based LTIP Units granted to our named executive officers in January 2025 for 2025 compensation. The time-based LTIP Units were issued on January 8, 2025 based on the grant date fair value determined in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification
718, Compensation—Stock Compensation (“ASC Topic 718”). The time-based LTIP Units vest annually in equal installments over a four-year period with the first 25% vesting on January 1, 2026, subject to continued service. Time based LTIP Units
(whether vested or unvested) receive the same distribution per unit as the CROP Units.

Executive Officer	Date of Grant	Number of Time- Based LTIP Units	Value of Time-Based LTIP Units
Daniel Shaeffer	January 8, 2025	28,474	$346,500
Adam Larson	January 8, 2025	11,073	$134,750
Chad Christensen	January 8, 2025	28,474	$346,500
Gregg Christensen	January 8, 2025	10,930	$133,000
Glenn Rand	January 8, 2025	9,204	$112,000
In January 2026, the compensation committee approved the grant of an aggregate of 120,798 LTIP Units to the named executive officers for 2026 compensation. The grants were made on January 2, 2026. These LTIP Unit awards vest annually in equal installments over a four-year period beginning on January 1, 2027, subject to continued service. The 2026 grants of LTIP
Units will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table in Part III of our
Annual Report on Form 10-K for the year ended December 31, 2026.
Special LTIP Units
The following table sets forth the number and value of the Special LTIP Units (performance-based LTIP Units)
granted to our named executive officers in January 2025. The Special LTIP Units were issued on January 8, 2025 based on the grant date fair value determined in accordance with ASC Topic 718. The actual amount of each award will be determined at the conclusion of the three-year performance period on December 31, 2027, and will depend on our internal rate of return (as defined in the award agreements).

Executive Officer	Date of Grant	Number of Special LTIP Units	Value of Special LTIP Units
Daniel Shaeffer	January 8, 2025	52,881	$643,500
Adam Larson	January 8, 2025	20,565	$250,250
Chad Christensen	January 8, 2025	52,881	$643,500
Gregg Christensen	January 8, 2025	20,298	$247,000
Glenn Rand	January 8, 2025	17,093	$208,000

Pursuant to the terms of the applicable award agreements, our named executive officers may earn up to 100% of the number of Special LTIP Units granted, plus deemed dividends on earned units, based on our internal rate of return during the performance period in accordance with the following schedule, with linear interpolation for performance between levels:

Internal Rate of Return	Percentage Earned
Less than 6%	—%
6%	50%
10% or greater	100%
None of the Special LTIP Units will be earned if our internal rate of return for the performance period is less than 6%, and the maximum number of Special LTIP Units will only be earned if our internal rate of return for the performance period is
10% or greater. The earned Special LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with us, or CC Advisors III or its affiliates. During the performance period, unvested Special LTIP Units will entitle the holder to receive 10% of the current distribution per unit paid to holders of the CROP Units (based on the total number of Special LTIP Units granted). At the end of the performance period, if the internal rate of return equals or exceeds the performance threshold (6%), the holder will be entitled to receive an additional grant of
LTIP Units equivalent to 90% of distributions that would have been paid on the earned Special LTIP Units during the performance period and such distributions had been reinvested in CROP Unit.
In January 2026, the compensation committee approved the grant of an aggregate target of 224,339 Special LTIP Units to the named executive officers for 2026 compensation. The grants were made on January 2, 2026. The 2026 grants of Special
LTIP Units will be reflected in the “Summary Compensation Table” and “Grants of Plan-Based Awards” table in Part III of our
Annual Report on Form 10-K for the year ended December 31, 2026.
Employee Benefits
Our full-time employees, including the named executive officers, are eligible to participate in health and welfare benefit plans, which provide medical, dental, vision, prescription, life insurance, disability insurance and related benefits.
Employment Agreements
We do not have any employment agreements with our employee executives.
Additional Compensation Components
In the future, as we further formulate and implement our compensation program, we may provide different and/or additional compensation components, benefits and/or perquisites to the named executive officers, to ensure that we provide a balanced and comprehensive compensation structure. We believe that it is important to maintain flexibility to adapt our compensation structure when needed to properly attract, motivate and retain the top executive talent for which we compete.

Executive Officer Compensation Tables
Summary Compensation Table
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The table sets forth the base salary and other compensation that was paid to or earned by the named executive officers in 2025, 2024 and 2023. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate grant date fair value of awards computed in accordance with ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation	Total ($)
Daniel Shaeffer Chief Executive Officer	2025 2024 2023	(2) (2) (2)	990,000 1,100,000 1,141,153	(2) (2) (2)	(2) (2) (2)	990,000 1,100,000 1,141,153
Adam Larson Chief Financial Officer	2025 2024 2023	(2) (2) (2)	385,000 255,000 225,000	(2) (2) (2)	(2) (2) (2)	385,000 255,000 225,000
Chad Christensen Executive Chairman	2025 2024 2023	(2) (2) (2)	990,000 1,100,000 1,141,153	(2) (2) (2)	(2) (2) (2)	990,000 1,100,000 1,141,153
Gregg Christensen Chief Legal Officer and Secretary	2025 2024 2023	400,000 400,000 400,000	380,000 380,000 385,000	468,000 318,168 226,671	80,273 (3) n/a n/a	1,328,273 1,098,168 1,011,671
Glenn Rand Chief Operating Officer	2025 2024 2023	400,000 400,000 400,000	320,000 320,000 300,000	468,000 318,168 214,078	n/a n/a n/a	1,188,000 1,038,168 914,078
(1) For 2025, this represents the total grant date fair value of LTIP Units and Special LTIP Units granted on January 8, 2025, determined in accordance with ASC Topic 718. Refer to Note 2 and Note 14 to our consolidated financial statements included herein, for a discussion of our accounting of LTIP
Units and the assumptions used.
The grant date fair values for the following named executive officers relating to 2025 LTIP Unit awards granted on January 8, 2025, are as follows: Daniel
Shaeffer—$346,500; Adam Larson—$134,750; Chad Christensen—$346,500; Gregg Christensen—$133,000; Glenn Rand—$112,000. The LTIP Unit
awards granted in 2025 vest over four years from the date of grant in equal installments on a quarterly basis, subject to continued service.
The grant date fair values for the named executive officers relating to 2025 Special LTIP Unit awards granted on January 8, 2025, are as follows: Daniel
Shaeffer—$643,500; Adam Larson—$250,250; Chad Christensen—$643,500; Gregg Christensen—$247,000; Glenn Rand—$208,000. The maximum values of the 2025 Special LTIP Unit awards assuming that the highest level of performance is achieved are as follows: Daniel Shaeffer—$643,500; Adam
Larson—$250,250; Chad Christensen—$643,500; Gregg Christensen—$247,000; Glenn Rand—$208,000.

(2) Mr. Shaeffer, Mr. Larson and Mr. C. Christensen are each an officer and employee of our advisor and its affiliates, and are compensated by these entities, in part, for their respective service to us or our subsidiaries. We do not compensate Mr. Shaeffer, Mr. Larson or Mr. C. Christensen other than through LTIP Unit awards approved by our compensation committee and no allocation of the total compensation paid and benefits provided by our advisor and its affiliates to these named executive officers is made for the time spent by such persons on behalf of our Company. As a result, we have not included any amount of the compensation paid and benefits provided to such persons other than with respect to equity awards in the foregoing summary compensation table. Refer to Item 13 below for a discussion of the fees paid to CC Advisors III and its affiliates.

(3) Mr. G. Christensen received an additional cash bonus of $80,273 to recognize the impact of a correction to recoup excess employer match amounts to the company-sponsored 401(k) program.

Grants of Plan-Based Awards
The following table sets forth information with respect to plan-based awards granted in 2025 to the named executive officers.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares or Units (#) (3)	Grant Date Fair Value (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Daniel Shaeffer
Annual cash incentive bonus		—	—	—	—	—	—	—	—
LTIP units	January 8, 2025	—	—	—	—	—	—	28,474	$346,500
Special LTIP units	January 8, 2025	—	—	—	—	52,881	—	—	$643,500
Adam Larson
Annual cash incentive bonus		—	—	—	—	—	—	—	—
LTIP units	January 8, 2025	—	—	—	—	—	—	11,073	$134,750
Special LTIP units	January 8, 2025	—	—	—	—	20,565	—	—	$250,250
Chad Christensen
Annual cash incentive bonus		—	—	—	—	—	—	—	—
LTIP units	January 8, 2025	—	—	—	—	—	—	28,474	$346,500
Special LTIP units	January 8, 2025	—	—	—	—	52,881	—	—	$643,500
Gregg Christensen
Annual cash incentive bonus		$200,000	$468,000	$600,000	—	—	—	—	—
LTIP units	January 8, 2025	—	—	—	—	—	—	10,930	$133,000
Special LTIP units	January 8, 2025	—	—	—	—	20,298	—	—	$247,000
Glenn Rand
Annual cash incentive bonus		$200,000	$468,000	$600,000	—	—	—	—	—
LTIP units	January 8, 2025	—	—	—	—	—	—	9,204	$112,000
Special LTIP units	January 8, 2025	—	—	—	—	17,093	—	—	$208,000
(1) For the year ended December 31, 2025, the Compensation Committee approved annual cash incentive bonuses for Messrs. G. Christensen and Mr. Rand of
$468,000, each. For more information regarding the performance goals for these annual cash incentive bonuses, see “Compensation Discussion and Analysis
—Components of Executive Compensation—Short-Term Incentive Program.” Messrs. Shaeffer, Larson and C. Christensen are each an officer and employee of our advisor and its affiliates, and are compensated by these entities, in part, for their respective service to us or our subsidiaries. We do not compensate
Messrs. Shaeffer, Larson or C. Christensen other than through LTIP Unit awards approved by our compensation committee and no allocation of the total compensation paid and benefits provided by our advisor and its affiliates to these named executive officers is made for the time spent by such persons on behalf of our Company. Refer to Item 13 below for a discussion of the fees paid to CC Advisors III and its affiliates.

(2) Equity incentive plan awards were made in the form of Special LTIP Units. At the end of the three-year performance period, the Special LTIP Units are earned at a rate depending on our internal rate of return over the measuring period. A recipient of Special LTIP Units may receive as few as zero units or as many as 100% of the number of target units, plus deemed dividends on earned shares. During the performance period, unvested Special LTIP Units will entitle the holder to receive 10% of the current distribution per unit paid to holders of the CROP Units (based on the total number of Special LTIP Units granted). At the end of the performance period, if the LTIP Unit is earned, the holder will be entitled to receive an additional grant of LTIP Units equivalent to
90% of distributions that would have been paid on the earned Special LTIP Units during the performance period and such distributions had been reinvested in
CROP Units. For more information regarding the performance criteria for these performance unit awards, see “Compensation Discussion and Analysis—
Component of Executive Compensation – Equity Incentive Compensation—Special LTIP Units.”

(3) Stock awards were made in the form of Time-Based LTIP Units. The Time-Based LTIP Units vest annually in equal installments over a four-year period with the first 25% vesting on January 1, 2026, subject to continued service. Time-based LTIP Units (whether vested or unvested) receive the same distribution per unit as the CROP Units. For more information regarding the LTIP Unit awards, see “ Compensation Discussion and Analysis—Component of Executive
Compensation – Equity Incentive Compensation—Time-Based LTIP Units.”

(4) The amounts included in this column represent the full grant date fair value of the LTIP Units determined in accordance with ASC Topic 718. Refer to Note
2 and Note 14 to our consolidated financial statements included herein, for a discussion of our accounting of LTIP Units and the assumptions used.

Outstanding Equity Awards
The following tables set forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2025. No option awards were outstanding for the named executive officers as of December 31,
2025. The aggregate dollar values indicated in the table below for equity incentive plan awards are the market or payout values and not the grant date fair values determined in accordance with ASC Topic 718 or the compensation expense recognized in our consolidated financial statements. In addition, the number of unearned Special LTIP Units in the equity incentive plan awards are the threshold amounts that may be earned under the 2024 and 2025 Special LTIP Unit awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)(4)
Daniel Shaeffer	98,635	$1,120,277	102,275	$1,161,619
Adam Larson	25,828	$293,349	32,015	$363,620
Chad Christensen	98,635	$1,120,277	102,275	$1,161,619
Gregg Christensen	34,816	$395,433	37,361	$424,339
Glenn Rand	28,393	$322,482	31,462	$357,339
(1) The following table summarizes the time-based LTIP Unit awards for which a portion of the awards remain unvested as of December 31, 2025. The table also provides information about the applicable vesting period.

		Number of Time-Based LTIP Units
Grant Date	Grant Date Fair Value	Shaeffer	Larson	C. Christensen	G. Christensen	Rand	Vesting Period
January 7, 2022	$16.9316	23,589	4,651	23,589	7,959	6,201	Over four years with 25.0% vesting per year beginning on January 1, 2023.
January 6, 2023	$19.9945	19,975	3,939	19,975	6,739	5,251	Over four years with 25.0% vesting per year beginning on January 1, 2024.
January 9, 2024	$14.4754	26,597	6,165	26,597	9,188	7,737	Over four years with 25.0% vesting per year beginning on January 1, 2025.
January 8, 2025	$11.3578	28,474	11,073	28,474	10,930	9,204	Over four years with 25.0% vesting per year beginning on January 1, 2026.

		98,635	25,828	98,635	34,816	28,393
(2) Market values are based on the NAV of CROP Units as of November 30, 2025 of $11.3578, which was our most recently determined NAV as of December
31, 2025.
(3) The following table summarizes the Special LTIP Unit awards (at threshold amounts) for which a portion of the awards remain unearned and unvested as of
December 31, 2025, assuming the Special LTIP Unit awards are earned at the conclusion of the applicable measurement period. The table also provides information about the applicable vesting periods.

		Number of Performance-Based LTIP Units
Grant Date	Grant Date Fair Value	Shaeffer	Larson	C. Christensen	G. Christensen	Rand	Vesting Period
January 9, 2024	$14.4754	49,394	11,450	49,394	17,063	14,369	All earned Special LTIP Units vest on the first anniversary of the last day of the three-year performance period which ends December 31, 2026, subject to continued employment.
January 8, 2025	$11.3578	52,881	20,565	52,881	20,298	17,093	All earned Special LTIP Units vest on the first anniversary of the last day of the three-year performance period which ends December 31, 2027, subject to continued employment.

		102,275	32,015	102,275	37,361	31,462
(4) For the 2023 performance awards, no LTIP Units were earned for the three-year performance period ended December 31, 2025. For the 2024 and 2025 performance awards, the number and value set forth in the table assumes the named executive officers earn the threshold amount of LTIP Units.

Option Exercises and Stock Vested
The following table sets forth the aggregate number of LTIP Units that vested in 2025. The value realized on vesting is the product of (i) the most recent net asset value of a CROP Unit on the vesting date, multiplied by (ii) the number of LTIP
Units. No options were exercised during 2025.

Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Daniel Shaeffer	74,336	$874,630
Adam Larson	8,314	$99,057
Chad Christensen	74,336	$874,630
Gregg Christensen	27,721	$326,098
Glenn Rand	6,888	$83,820
(1) This amount includes Time-Based LTIP Units which vest over four years with 25% vesting per year beginning on January 1 of the year following the grant date. No Performance-Based LTIP units vested in 2025. Over time, the LTIP Units can achieve full parity with CROP Units for all purposes. If such parity is reached, non-forfeitable LTIP Units automatically convert into CROP Units.

(2) Time-Based LTIP Units vested on January 1, 2025. The value was determined based on the NAV of a CROP Unit as of November 30, 2024 of $12.1688,
which was our most recently determined NAV as of January 1, 2025. Because of the nature of LTIP Units, the actual value upon vesting, if any, may have been less, and the actual amount realized won’t be determinable until the units are redeemable.

Termination and Change in Control Arrangements
We are not a party to any employment agreements with our executive officers. As a result, all payments we would need to make to any named executive officer upon termination of employment (with our advisor or with us, as applicable) or following a change of control of the Company are pursuant to award agreements entered with our named executive officers with respect to annual grants of LTIP Units.
Accelerated Vesting of Time-Based LTIP Units. Pursuant to award agreements with our named executive officers, upon a “change in control” (as defined in the award agreements) or in the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the employer without
“cause” (as defined in the award agreements), or by reason of death or disability, all outstanding time-based LTIP Units will become fully vested.
Accelerated Vesting of Special LTIP Units. Pursuant to the terms of award agreements with our named executive officers, upon a “change in control” (as defined in the award agreements) or in the event of a termination of the executive officer’s employment by the executive officer for “good reason” (as defined in the award agreements), by the Company without
“cause” (as defined in the award agreements), or by reason of death or disability (each a “Qualified Termination”), after the grant date, but prior to the end of the performance period, the target number (100%) of award LTIP Units will be deemed earned. Upon a Qualified Termination after the end of the performance period, but prior to the vesting of the earned Special
LTIP Units, all unvested earned Special LTIP Units will become fully vested.
Pursuant to the award agreements, the following definitions apply:
“Cause” means, with respect to a named executive officer, (i) conduct by the named executive officer which would reasonably be expected to result in material injury or reputation harm to the employer; (ii) conduct by the named executive officer constituting gross negligence or willful misconduct in the performance of his or her duties; (iii) the material violation by the named executive officer of any written policy and ethics, as in effect on the grant date of the award and as subsequently changed from time to time; or (iv) the commission by the named executive officer of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud.
“Change in Control” means: (i) the acquisition in one or more transactions by any person, of the beneficial ownership
(within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of
(A) the then outstanding shares of common stock of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; (ii) the closing of a sale or other conveyance of all or substantially all of the assets of the Company or the Partnership other than a sale or other conveyance by the Company to an entity at least 50% of the combined voting power of the voting securities of which are owned by the stockholders of the
Company in substantially the same proportion as their ownership of the common stock of the Company immediately prior to such sale or other conveyance; (iii) the effective time of any merger, share exchange, consolidation, or other business combination involving the Company or a direct or indirect subsidiary of the Company that results in the voting securities of the
Company outstanding immediately prior to such transaction representing (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) less than 50% of the combined voting power of the securities of the surviving entity or its parent outstanding immediately after such transaction; or (iv) a capital transaction.
“Good Reason” means, with respect to a named executive officer, that the named executive officer has complied with the “Good Reason Process” (as defined in the award agreement) following the occurrence of any of the following events: (i) a material diminution in the named executive officer’s responsibilities, authority or duties; (ii) a material diminution in the named executive officer’s base salary and cash bonus opportunity; (iii) a change in the geographic location at which the named executive officer’s provides services to the Company by at least 50 miles; or (iv) a material breach by the Company of the LTIP
Unit award agreement.
Termination Payment Table
The following table sets forth the value of the LTIP Unit awards held by the Company’s named executive officers as of December 31, 2025 whose vesting would accelerate in the circumstances described above. Values are based on the NAV of our common stock as of November 30, 2025 of $11.3578, which was our most recently determined NAV as of December 31,
2025.

Name	Change in Control, Termination by Executive Officer for Good Reason, by Employer without Cause, or by Reason of Death or Disability
Daniel Shaeffer	$1,892,011
Adam Larson	$577,488
Chad Christensen	$1,892,011
Gregg Christensen	$687,614
Glenn Rand	$575,215
Director Compensation Table
We pay a cash retainer of $60,000 to each independent director for their service as a director, as well as an equity grant of time-based LTIP Units in the Operating Partnership with a value of approximately $95,000 at the time of grant. The equity has a one-year vesting schedule. The independent board members serving as chairperson of each of the audit, compensation and conflicts committees receive an additional annual cash retainer of $20,000, $15,000 and $15,000, respectively. All members of our board of directors are reimbursed for their travel expenses incurred in connection with their attendance at board and committee meetings.
The table below provides information regarding compensation paid to or earned by our directors during the year ended
December 31, 2025 as required by Item 402(k) of Regulation S-K.

Name	Fees Earned or Paid in Cash	Stock Awards (1)(2)	Total
Daniel Shaeffer (3)	$—	$—	$—
Chad Christensen (3)	$—	$—	$—
Jonathan Gardner	$75,000	$95,000	$170,000
John Lunt	$80,000	$95,000	$175,000
Philip White	$75,000	$95,000	$170,000

(1) As of December 31, 2025, each of Messrs. Gardner, Lunt and White held 7,807 unvested LTIP units.
(2) Represents 7,807 LTIP Units granted to each of Messrs. Gardner, Lunt, and White on January 8, 2025, for compensation for the year ended December 31,
2025. The dollar value is computed in accordance with ASC Topic 718. Refer to Note 2 and Note 14 to our consolidated financial statements included herein, for a discussion of our accounting of LTIP units and the assumptions used. The grant date fair value of each award granted on January 8, 2025 was $11.3578.

(3) Directors who are not independent of us do not receive compensation for their services as a director. Each of Mr. Shaeffer and Mr. C. Christensen received grants of equity compensation in connection with their positions as executive officers of the Company which is reflected in the discussion of executive compensation above.

Pay Ratio Disclosure
As required by Item 402(u) of Regulation S-K, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our chief executive officer (as paid by us) for the year ended December 31, 2025:

•The total compensation of the employee who represents the Company's median compensated employee (other than
CEO) was approximately $47,895;
•Annual total compensation of our chief executive officer (as reported in the “Summary Compensation Table”
presented above): $990,000;
•Ratio of median employee to chief executive officer total annual compensation: 4.84%
We do not directly compensate our chief executive officer other than through LTIP Unit awards. As a result, annual total compensation as reported in the “Summary Compensation Table” only reflects equity awards granted by us to our chief executive officer and does not include additional items of compensation such as salary and bonus which is paid by our advisor, the employer of our chief executive officer.
In determining the median employee, we prepared a list of all employees as of December 31, 2024 and reviewed the amount of salary, wages and equity awards of all such employees reported to the Internal Revenue Service on Form W-2 for
2024. We also reviewed pre-tax wages that were contributed by employees to a 401(k) program, a Health Savings Account program, a flexible spending account program and medical insurance policy premiums. More specifically, for each employee, we aggregated the amounts indicated on the face of his or her Form W-2 and pre-tax wages allocated to 401(k), Health Savings
Accounts, flexible spending accounts and medical insurance policy premiums. We had 266 employees as of December 31,
2024. Salaries, wages and bonuses were annualized for those employees that were not employed for the full year of 2024. In addition, bonuses for employees who were not employed for the full year of 2024 were annualized. We identified the median employee using this compensation measure, which was consistently applied to all employees included in the calculation.
Because all employees are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee.
Once the median employee for 2024 was identified, we combined all of the elements of such employee’s compensation for 2024 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K promulgated by the SEC, resulting in median employee total annual compensation of approximately $54,824 in 2024. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.
Policies and Practices Related to the Timing of Grants of Certain Equity Awards
It is the compensation committee’s practice to approve ordinary course annual equity grants at its regularly-scheduled meeting held in December of each year. At this meeting, the compensation committee will approve each named executive officer’s annual equity award. At this time, we do not currently anticipate granting stock options to any of our named executive officers. The Company does not schedule its equity grants in anticipation of the release of material, non-public information, nor does the Company time the release of material, non-public based on equity grant dates.
Compensation Committee Interlocks and Insider Participation
During 2025, the compensation committee was composed of Messrs. Gardner, Lunt and White, none of whom were officers or employees of the Company during the fiscal year ended December 31, 2025, and none of whom had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act.
Compensation Risk Assessment
The compensation committee has overall responsibility for overseeing the risks relating to our compensation policies and practices. In years in which the compensation committee receives a report from FPC, the compensation committee uses its independent compensation consultant, FPC, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, as well as policies and practices that could mitigate any such risks. For 2025 the compensation committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on our Company.
Compensation Committee Report
The following is a report by the compensation committee regarding its review of the foregoing Compensation
Discussion and Analysis section:
The compensation committee has reviewed and discussed with management the Compensation Discussion and
Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussion, the compensation committee recommended to the board of directors, and the board has approved, that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.
March 24, 2025
The Compensation Committee of the Board of Directors:
Philip White (Chairman), John Lunt and Jonathan Gardner
The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i)
“soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the
SEC, except to the extent that we specifically incorporate such report by reference.
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Equity Compensation Plan Information
On March 22, 2022, our board of directors adopted the 2022 Equity Incentive Plan (the “Equity Incentive Plan”). The
Equity Incentive Plan provides for the granting of stock-based awards of our Class I shares of common stock, including restricted stock (consisting of restricted stock bonuses or restricted stock purchase rights), restricted stock unit awards and other stock-based awards to our employees, our directors, employees of our advisor or its affiliates, other advisors and consultants of ours and of our advisor selected by the plan administrator for participation in the Equity Incentive Plan. We have made and intend to continue to make awards outside of the Equity Incentive Plan when individuals are ineligible to participate in the
Equity Incentive Plan. Awards issued outside of the Equity Incentive Plan will be on similar terms and conditions as those granted pursuant to the Equity Incentive Plan. Although the Equity Incentive Plan permits us to grant awards to our executive officers and directors, we do not intend to issue awards to our executive officers or directors pursuant to the Equity Incentive
Plan. Instead, our executive officers, directors and certain key employees receive equity grants of LTIP Units in the Operating
Partnership. Information regarding LTIP Units is included above under “Item 11. Executive Compensation – Compensation of
Executive Officers – Equity Incentive Compensation.”
Our compensation committee administers the Equity Incentive Plan as the plan administrator, with sole authority to select participants, determine the types of awards to be granted and determine all the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals.
Unless determined by the plan administrator, no award granted under the Equity Incentive Plan will be transferable except through the laws of descent and distribution.
An aggregate maximum of 300,000 shares of our common stock may be issued upon grant, vesting or exercise of awards under the Equity Incentive Plan. If any shares subject to an award are forfeited, repurchased (for an amount not greater than the participant’s purchase price) or cancelled, or expire or terminate, in whole or in part, without the delivery of shares, then the shares covered by such forfeited, repurchased, cancelled, expired or terminated award will again be available for awards under the Equity Incentive Plan. Shares will not be treated as issued pursuant to the Equity Incentive Plan (a) with respect to any portion of an award that is settled in cash or (b) to the extent such shares are withheld or reacquired by us in satisfaction of tax withholding obligations. In the event of certain changes to our capital structure, such as, for example, a merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, combination of shares, or exchange of shares, our board of directors will make appropriate and proportionate adjustments to the number and kind of shares subject to the Equity Incentive Plan and any outstanding awards, and to the purchase price under any outstanding awards.
Under the Equity Incentive Plan, the plan administrator will determine the treatment of awards in the event of a change in our control. Unless earlier terminated by our board of directors, the Equity Incentive Plan will automatically expire on the later of March 22, 2032, or ten years from the most recent approval by our board of directors of an increase in the maximum aggregate number of shares of common stock issuable under the plan. Our board of directors may terminate the Equity
Incentive Plan at any time. The expiration or other termination of the Equity Incentive Plan will have no adverse impact on any award that is outstanding at the time the Equity Incentive Plan expires or is terminated without the consent of the holder of the outstanding award. Our board of directors may amend the Equity Incentive Plan at any time, but no amendment will adversely affect any award on a retroactive basis without the consent of the holder of the outstanding award, and no amendment to the
Equity Incentive Plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the Equity Incentive Plan. The same is true for any amendment to remove the prohibition on repricing. No amendment will be made that could jeopardize the status of the Company as a REIT under the Code.

As of December 31, 2025, we have granted LTIP Units to our officers, directors and certain employees and restricted stock units to our non-executive employees and employees of our advisor. The following table summarizes information, as of
December 31, 2025, relating to equity compensation plans of the Company (including individual compensation arrangements)
pursuant to which equity securities of the Company are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted‑average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by security holders	—	—	—
Equity compensation plans not approved by security holders (3)	1,924,225	—	4,666,218
Total	1,924,225	—	4,666,218

(1) Consists entirely of LTIP Units in CROP (854,489 of which are vested). Upon satisfaction of certain conditions, LTIP Units are convertible into CROP
Units, which may then be redeemed for cash, or at our option, an equal number of shares of Class I common stock, subject to certain restrictions. There is no exercise price associated with LTIP Units. Excluded from the table above are 1,654,014 LTIP Units (all of which are vested) awarded by CRII as equity compensation prior to the CRII Merger. LTIP Units subject to performance vesting conditions assume the maximum level of performance.

(2) The Equity Incentive Plan allows for the issuance of a maximum of 300,000 shares of common stock issued through restricted stock units or restricted stock awards with 244,458 remaining as of December 31, 2025. The Operating Partnership Agreement has designated not greater than 8,000,000 CROP Units as LTIP Units with 4,421,760 remaining as of December 31, 2025.

(3) LTIP Unit awards have been granted by our compensation committee of our board of directors pursuant to the terms of award agreements and as contemplated in the Operating Partnership Agreement for CROP. Restricted stock grants have been made to our non-executive employees and employees of our advisor pursuant to the Equity Incentive Plan as well as outside of the Equity Incentive Plan.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth, as of March 25, 2026, the amount of our common stock, CROP Units and LTIP Units beneficially owned by (i) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) our directors and named executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC includes securities that a person has the right to acquire within 60 days.

	Common Stock, CROP Units and LTIP Units			Convertible Preferred Stock
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of all Shares (3)	Percent of all Shares and Common Units (4)	Amount and Nature of Beneficial Ownership	Percent of all Shares (5)
Daniel Shaeffer	4,734,320 (6)	13.38%	5.93%	49,587	0.39%
Chad Christensen	4,734,320 (6)	13.38%	5.93%	49,587	0.39%
Gregg Christensen	4,107,299 (6)	11.83%	5.14%	22,039	0.17%
Adam Larson	108,412 (6)	*	*	8,264	0.07%
Glenn Rand	152,393 (6)	*	*	5,510	0.04%
Jonathan Gardner	41,019 (7)	*	*	—	—
John Lunt	35,668 (7)	*	*	—	—
Philip White	51,619 (8)	*	*	—	—
All directors and executive officers as a group (13 persons)	7,397,726	19.47%	9.25%	165,289	1.30%
* Indicates less than 1% of the outstanding common stock.
(1) The address of each named beneficial owner is 1245 Brickyard Road, Suite 250, Salt Lake City, Utah 84106.
(2) Ownership consists of shares of our common stock, CROP Units and LTIP Units. Subject to certain restrictions, CROP Units may be exchanged for cash, or at our option, an equal number of shares of our common stock on the specified exchange date which is the first business day of the month that is at least
60 business days after the receipt by CROP of an exchange notice (the “Specified Exchange Date”). Upon achieving parity with the CROP Units and becoming “exchangeable” in accordance with the terms of CROP’s partnership agreement, LTIP Units may be exchanged for cash, or at our option, an equal number of shares of our common stock, subject to certain restrictions, on the Specified Exchange Date.

(3) Based on 30,609,221 shares of our common stock outstanding as of March 25, 2026. In computing the percentage ownership of a person or group, we have assumed that the CROP Units and LTIP Units held by that person or persons in the group have been redeemed for shares of our common stock and that those shares are outstanding, but that no CROP Units or LTIP Units held by other persons are redeemed for shares of our common stock, notwithstanding that not all of the LTIP Units have vested to date.

(4) Based on 79,902,684 shares of common stock and CROP Units outstanding as of March 25, 2026 on a fully-diluted basis, comprised of 30,609,221 shares of common stock and 49,293,463 shares of common stock issuable upon exchange or conversion of outstanding CROP Units and LTIP Units, respectively.

(5) Based on 12,735,652 shares of convertible preferred stock outstanding as of March 25, 2026.
(6) Includes 1,038,132, 1,038,132, 465,794, 79,866, and 125,681 CROP Units held by each of Messrs. Shaeffer, C. Christensen, G. Christensen, Larson and
Rand, respectively, and 86,827, 86,827, 32,154, 28,546, and 26,712 LTIP Units held by each of Messrs. Shaeffer, C. Christensen, G. Christensen, Larson
and Rand, respectively. Not all of the LTIP Units have vested. Includes 3,589,360 CROP Units held by HT Holdings, an entity owned and controlled by
Messrs. Shaeffer, C. Christensen, G. Christensen and Mr. Eric Marlin. Also includes 20,000 shares of common stock held by CCA, which is beneficially owned by Messrs. Shaeffer, C. Christensen, G. Christensen and Marlin (through entities they own and control or directly). In addition, Messrs. Shaeffer, C.
Christensen and G. Christensen comprise the board of managers of CCA and, as such, may be deemed to have had beneficial ownership of the shares held by CCA.

(7) Includes 24,849 and 19,497 common units held by each of Messrs. Gardner and Lunt, respectively and 16,171 and 16,171 LTIP units held by Messrs.
Gardner and Lunt, respectively. Not all of the LTIP units have vested.

(8) Includes 10,600 shares of our common stock, 24,849 common units and 16,171 LTIP units held by Mr. White. Not all of the LTIP units have vested.
Item 13. Certain Relationships and Related Transactions, and Director Independence
Director Independence
Our charter provides that a majority of our directors must be independent. We currently have three independent directors on our five-member board of directors. A majority of the directors on any committees established by the board must also be independent. Our board of directors has three standing committees: the audit committee, the conflicts committee and the compensation committee.
Under our charter, an independent director is a person who is not associated and has not been associated within the last two years, directly or indirectly, with our sponsor or advisor. A director is deemed to be associated with our sponsor or our advisor if he or she owns an interest in, is employed by, is an officer or director of, or has any material business or professional relationship with our sponsor, advisor or any of their affiliates, performs services (other than as a director) for us, is a director for more than three REITs organized by our sponsor or advised by our advisor. A business or professional relationship will be deemed material if the gross income derived by the director from our sponsor, our advisor and any of their affiliates exceeds 5%

of (1) the director’s annual gross revenue derived from all sources, during either of the last two years or (2) the director’s net worth on a fair market value basis. An indirect relationship will include circumstances in which a director’s spouse, parent, child, sibling, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law is or has been associated with our sponsor, advisor or any of their affiliates or the Company.
In addition, although our shares are not listed for trading on any national securities exchange, a majority of our directors, and all of the members of the audit committee, the conflicts committee, and the compensation committee are
“independent” as defined by the New York Stock Exchange. The New York Stock Exchange standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). Our board of directors has affirmatively determined that each of our independent directors, Jonathan Gardner, John Lunt and Philip White, satisfies the New York Stock Exchange independence standards.
Report of the Conflicts Committee
As members of the conflicts committee of our board of directors, we have reviewed the corporate policies being followed by the Company and believe they are in the best interests of its stockholders. The basis for this conclusion is outlined below.
We have developed a system of policies and procedures designed to enable the objectives of the Company to be achieved. These policies, as described in our current prospectus, cover, among other things, investments in real estate and real estate-related assets, leverage, dispositions, administration of the Company, determination of our net asset value, conflict resolution and raising capital. We believe the Company’s policies have been carefully and thoughtfully drafted to minimize risk while maximizing our ability to achieve our primary investment objectives.
Our advisor, CC Advisors III, has substantial discretion with respect to the selection of real properties, debt related investments and other real estate-related investments consistent with our investment objectives. In determining the specific types of real property and real estate-related investments to make or recommend, CC Advisors III considers certain criteria, including, but not limited to, the following: (i) positioning the overall portfolio to achieve a desired mix of real property and other real estate-related investments; (ii) diversification benefits relative to the rest of the real property and other real estate-
related assets within our portfolio; (iii) potential for delivering current income and attractive risk-adjusted total returns; and (iv)
opportunities for capital appreciation based on product repositioning, operating expense reductions and other factors.
As of December 31, 2025, our portfolio consists of ownership interests or structured investment interests in 45 multifamily apartment communities in 15 states with 12,780 units, including 1,545 units in seven multifamily apartment communities in which we have a structured investment interest and another 198 units in one multifamily apartment communities under construction or in lease-up. In addition, we have an ownership interest in five land sites planned for development. We believe our portfolio as of December 31, 2025 is consistent with the objectives outlined in our current prospectus and this Annual Report.
We have reviewed the related party transactions as described below and in our opinion, the transactions are fair and reasonable to the Company and its stockholders. This report is limited to the policies being followed by the Company and the fairness of transactions with the advisor and its affiliates.

3/24/2026	The Conflicts Committee of the Board of Directors:
Jonathan Gardner (Chairman), John Lunt and Philip White

Our Policy Regarding Transactions with Related Persons
Our charter requires the conflicts committee to review and approve all transactions between us and our advisor, and any of our officers or directors or any of their affiliates. Prior to entering into a transaction with a related party, a majority of our board of directors (including a majority of the conflicts committee) not otherwise interested in the transaction must conclude that the transaction is fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties. In addition, our Code of Conduct and Ethics lists examples of types of transactions with related parties that would create prohibited conflicts of interest and requires our officers and directors to be conscientious of actual and potential conflicts of interest with respect to our interests and to seek to avoid such conflicts or handle such conflicts in an ethical manner at all times consistent with applicable law. Our executive officers and directors are required to report potential and actual conflicts to the Compliance Officer, currently our Chief Legal Officer, or directly to the audit committee chair, as appropriate.
Transactions with Related Persons
Our conflicts committee has reviewed the transactions between our affiliates and us since the beginning of 2025 as well as any such currently proposed transactions and determined them to be fair and reasonable to the Company. The following describes all transactions during the year ended December 31, 2025 and currently proposed transactions involving us, our directors and officers, our sponsor or advisor or any of their affiliates.
As further described below, we have entered into agreements with certain affiliates pursuant to which they provide services to us. In May 2021, CCA became our sponsor when CRII undertook a series of transactions that resulted in CRII and
CROP divesting their complete interest in CCA to an entity beneficially and majority owned and controlled by Messrs.
Shaeffer, C. Christensen and G. Christensen, each of whom is an executive officer of the Company with Messrs. Shaeffer and C
Christensen also serving as affiliated directors on our board of directors. As of December 31, 2025, Messrs. Shaeffer, C.
Christensen and G. Christensen beneficially owned approximately 73.5% of CCA. CCA wholly owns CC Advisors III. All of our executive officers are also executive officers of CCA and CC Advisors III. In addition, all of our executive officers own an interest in CCA.
Advisory Agreement
Our advisor manages our business subject to the supervision of our board of directors and only has such authority as we may delegate to it as our agent. Under the terms of the advisory agreement, we paid the fees and expense reimbursements described below to our advisor through December 31, 2025.
Organization and Offering Expenses. We reimburse our advisor for any organization and offering expenses that it incurs on our behalf as and when incurred. After termination of our primary offering, our advisor will reimburse us to the extent that the organization and offering expenses that we incur exceed 15% of the gross proceeds from any public offering. From
January 1, 2025 through December 31, 2025, there were no organizational and offering costs incurred by our advisor on our behalf.
Contingent Acquisition Fee and Contingent Financing Fee. If the advisory agreement is terminated other than for cause (or non-renewal or termination by our advisor), the contingent acquisition fees and contingent financing fees provided for in our prior advisory agreement will be due and payable in an amount equal to approximately $13.2 million ($22.0 million if the termination occurred in year one of the May 2021 agreement, reduced by 10% each year thereafter).
Acquisition Expense Reimbursement. Subject to limitations in our charter, our advisor will be reimbursed for all out-
of-pocket expenses incurred in connection with the selection and acquisition of real estate assets, whether or not the acquisition is consummated. There were no acquisition expenses reimbursed to our advisor during the year ended December 31, 2025, as we have incurred and paid such expenses directly.
Management Fee. From January 1, 2025, through December 18, 2025, our advisor received a management fee paid monthly in an annualized amount equal to 1.5% of the adjusted net asset value of CROP. Effective December 19, 2025, the annualized management fee was reduced to 1.25% of the adjusted net asset value of CROP. The management fee is calculated before giving effect to any accruals (related to the month for which the  management fee is being calculated) for the management fee, distribution fees in connection with a securities offering, the Performance Allocation (as defined in the CROP
Partnership Agreement and discussed below under “Operating Partnership Agreement”) or any distributions. The NAV of
CROP is determined in accordance with the valuation guidelines adopted by our board of directors and reflective of the ownership interest held by CROP in such gross assets. If we own assets other than through CROP, we will pay a corresponding fee to our advisor. Adjusted net asset value of CROP is defined to include the value attributable to preferred stock that is convertible into common equity in the calculation of net asset value of CROP. For the year ended December 31, 2025, we incurred management fees of $12.2 million.
Other Fees and Reimbursable Expenses. Subject to the limitations on total operating expenses described below, our advisor is entitled to reimbursement of all costs and expenses incurred by it or its affiliates on our behalf, provided that our advisor is responsible for the expenses related to any and all of our advisor’s personnel who provide investment advisory services pursuant to the advisory agreement (including, without limitation, each of our executive officers and any directors who are also directors, officers or employees of our advisor or any of its affiliates), including, without limitation, salaries, bonuses and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel; provided that we will be responsible for the personnel costs of our employees even if they are also directors or officers of our advisor or any of its affiliates except as provided for in the Reimbursement and Cost Sharing Agreement described below. We had no reimbursable company operating expenses to our advisor or its affiliates under the advisory agreement for the year ended December 31, 2025.
Our advisor is required to reimburse us the amount by which our aggregate total operating expenses for the four consecutive fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless our conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors.
“Average invested assets” means the average monthly book value of our assets during the 12-month period before deducting depreciation, bad debts or other non-cash reserves. “Total operating expenses” means all expenses paid or incurred by us that are in any way related to our operation, including advisory fees, but excluding (i) the expenses of raising capital to the extent paid by us such as organization and offering expenses, legal, audit, accounting, underwriting, brokerage, listing, registration and other fees, printing and other such expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of our stock, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) reasonable incentive fees based on the gain from the sale of our assets and
(vi) acquisition fees, acquisition expenses (including expenses relating to potential investments that we do not close), disposition fees on the resale of property and other expenses connected with the acquisition, disposition and ownership of real estate interests, loans or other property (other than disposition fees on the sale of assets other than real property), including the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.
For all periods in 2025, our total operating expenses did not exceed the operating expense limit. For the fiscal year ended December 31, 2025, our total operating expenses were 1.21% and (30.9)% of each of our average invested assets and our net income, respectively.
Operating Partnership Agreement
Performance Allocation. In addition to the compensation payable and expenses reimbursed to our advisor pursuant to the advisory agreement, an affiliate of our advisor, as the “Special Limited Partner” is entitled to receive a 12.5% promotional interest (the “Performance Allocation”), subject to a 5% hurdle and certain limitations, under the terms of the amended and restated limited partnership agreement of CROP dated May 7, 2021, as further amended and restated, as described below. No
Performance Allocation was earned for the year ended December 31, 2025.
So long as the advisory agreement has not been terminated (including by means of non-renewal), the Special Limited
Partner will be entitled to the Performance Allocation, promptly following the end of each year (which will accrue on a monthly basis) in an amount equal to:
1.First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the
Loss Carryforward Amount (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 12.5% of the sum of (A) the Hurdle Amount for that period and (B) any amount allocated to the Special Limited Partner pursuant to this clause; and
2.Second, to the extent there are remaining Excess Profits, 12.5% of such remaining Excess Profits.
For purposes of this section:
“Hurdle Amount” refers to, for any period during a calendar year, an amount that results in a 5% annualized internal rate of return on the net asset value of the Participating Partnership Units outstanding at the beginning of the then-current calendar year and all Participating Partnership Units issued since the beginning of the applicable calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such Participating Partnership

Units and all issuances of Participating Partnership Units over the period and calculated in accordance with recognized industry practices. The ending net asset value of the Participating Partnership Units used in calculating the internal rate of return will be calculated before giving effect to any allocation or accrual to the Participating Performance Allocation and any applicable distribution fee expenses, provided that the calculation of the Hurdle Amount for any period will exclude any Participating
Partnership Units repurchased during such period, which Participating Partnership Units will be subject to the Performance
Allocation upon such repurchase as described below.
“Loss Carryforward Amount” refers to an amount initially equal to zero and which will cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return, provided that the Loss
Carryforward Amount will at no time be less than zero, and provided further, that the calculation of the Loss Carryforward
Amount will exclude the Total Return related to any Participating Partnership Units repurchased during such year, which
Participating Partnership Units will be subject to the Performance Allocation upon such repurchase as described below.
“Participating Partnership Units” refers to the CROP Common Units, the CROP LTIP Units, the CROP Special LTIP
Units or the CROP general partner units, and excludes any CROP preferred units.
“Total Return” refers to for any period since the end of the prior calendar year, the sum of: (i) all distributions accrued or paid (without duplication) on the Participating Partnership Units outstanding at the end of such period since the beginning of the then-current calendar year plus (ii) the change in aggregate net asset value of such Participating Partnership Units since the beginning of such year , before giving effect to (A) changes resulting solely from the proceeds of issuances of the Participating
Partnership Units, (B) any allocation or accrual to the Performance Allocation and (C) any applicable distribution fee expenses
(including any payments made to the general partner for payment of such expenses). For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the net asset value of the Participating Partnership Units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such Participating
Partnership Units.
The following special provisions will be applicable to the Performance Allocation:
•Any amount by which Total Return falls below the Hurdle Amount and that does not constitute Loss Carryforward
Amount will not be carried forward to subsequent periods.
•With respect to all CROP partnership units that are repurchased at the end of any month in connection with repurchases of shares of our common stock pursuant to our share repurchase plan, the Special Limited Partner will be entitled to such Performance Allocation in an amount calculated as described above calculated in respect of the portion of the year for which such CROP partnership units were outstanding, and proceeds for any such CROP partnership unit repurchase will be reduced by the amount of any such Performance Allocation.
•The Performance Allocation may be payable in cash or CROP Common Units at the election of the Special Limited
Partner. If the Special Limited Partner elects to receive such distributions in CROP Common Units, the Special
Limited Partner will receive the number of CROP Common Units that results from dividing the Performance
Allocation by the net asset value per CROP Common Unit at the time of such distribution. If the Special Limited
Partner elects to receive such distributions in CROP Common Units, the Special Limited Partner may request CROP to redeem such CROP Common Units from the Special Limited Partner at any time thereafter pursuant to the Operating
Partnership Agreement. Any CROP Common Units received by the Special Limited Partner will not be subject to the one-year holding requirement with respect to the exchange right in the Operating Partnership Agreement.
•The measurement of the change in net asset value for the purpose of calculating the Total Return is subject to adjustment by our board of directors to account for any dividend, split, recapitalization or any other similar change in
CROP’s capital structure or any distributions that our board of directors deems to be a return of capital if such changes are not already reflected in CROP’s net assets.
•The Special Limited Partner will not be obligated to return any portion of the Performance Allocation paid due to the subsequent performance of CROP.
•In the event that the advisory agreement is terminated (including by means of non-renewal), the Special Limited
Partner will be allocated any accrued Performance Allocation with respect to all CROP partnership units as of the date of such termination.

Dealer Manager and Managing Broker Dealer Agreements
We have engaged an unaffiliated third-party dealer manager (the “Dealer Manager”) to act as the dealer manager for our public offering of our common stock and the managing broker-dealer for our private offerings of preferred stock.  In this capacity we pay (or paid) the Dealer Manager certain underwriting compensation from the proceeds of the offerings as described below, all or a portion of which the Dealer Manager reallows (or reallowed) to wholesalers internal to our advisor and its affiliates.
Specifically, in connection with our public offering, we pay the Dealer Manager the following upfront selling commissions, dealer manager fees and wholesaling fee in connection with the sale of shares in the primary portion of the offering. The upfront selling commission, dealer manager fee and wholesaling fee are a percentage of the transaction price for the shares available in the primary offering, which will generally be the prior month’s NAV per share for such class. No upfront selling commissions, dealer manager fees or wholesaling fees are paid with respect to any shares sold under the distribution reinvestment plan offering.

	Maximum Upfront Selling Commissions as a % of Transaction Price	Maximum Upfront Dealer Manager Fees as a % of Transaction Price	Maximum Upfront Wholesaling Fee as a % of Transaction Price
Class T shares	Up to 3.0%	0.5%	Up to 1.85%
Class D shares	None	None	Up to 1.85%
Class I shares	None	None	Up to 1.85%
For the year ended December 31, 2025, we paid $0.5 million for the follow-on public offering in selling commissions, dealer manager fees and wholesaling fees, a portion of which was reallowed to wholesalers internal to our advisor and its affiliates.
In connection with our private offerings we paid or will pay underwriting compensation, all or a portion of which may be reallowed to wholesalers of our advisor and its affiliates as discussed herein. For the offerings of the Series 2023 preferred stock, Series 2025 preferred stock, and Series A Convertible preferred stock, we paid or will pay, the third party a placement fee in an amount up to 3.0%, 3.25% and 3.0%, respectively, of the gross proceeds from the sale of preferred shares in the offerings. For our private offering of the Series 2023-A preferred stock we pay a wholesaling fee in an amount up to 2.0% of the gross proceeds from the sale of the preferred shares. For the year ended December 31, 2025, these fees, all or a portion of which were reallowed to wholesalers internal to our advisor and its affiliates totaled $4.7 million.
We expect to pay this third-party additional underwriting compensation in the future in connection with future private offerings, which compensation may be reallowed to wholesalers internal to our advisor and its affiliates.
Equity Compensation to Advisor Employees
In January 2025 and 2026, our compensation committee approved grants of LTIP Units to our executive officers and certain of our employees as equity compensation. The January 2025 awards included $1,116,500 time-based awards and
$2,073,500 targeted performance-based awards granted to employees of our advisor or its affiliates. The January 2026 awards included $1,407,000 time-based awards and $2,613,000 targeted performance-based awards granted to employees of our advisor or its affiliates.
Each time-based award will vest approximately one-quarter of the awarded amount on January 1 in each of the four years following the grant date. The actual amount of each performance-based LTIP award will be determined at the conclusion of a three-year performance period and will depend on the internal rate of return as defined in the award agreement. The earned
LTIP Units will become full vested on the first anniversary of the last day of the performance period, subject to continued
employment with our advisor or its affiliates.
In January 2025 and 2026, our compensation committee approved grants of restricted stock units with a four-year vesting schedule to our employees and employees of our advisor or its affiliates for services provided to us. Included in the amount of awards granted were $197,500 and $348,000 in restricted stock units in 2025 and 2026, respectively for employees of our advisor and its affiliates.  An additional award of $30,000 was made to an employee of our advisor in July 2025.

Trademark License Agreement
We entered into a Trademark License Agreement with CROP and our advisor as of May 7, 2021. Pursuant to the
Trademark License Agreement, we granted to our advisor a non-exclusive license under our rights in certain trademarks related to the Cottonwood name to use and display the trademarks solely for the purpose of our advisor performing services identified in the agreement. The Trademark License Agreement provides for the payment of compensation by our advisor to us for the use of the trademarks. The Trademark License Agreement is co-terminus with the advisory agreement. No amounts were paid or payable under this agreement as of December 31, 2025.
Reimbursement and Cost Sharing Agreement
On May 7, 2021, Cottonwood Capital Management, Inc. (“Cottonwood Capital Management”), a wholly owned subsidiary of CROP and our taxable REIT subsidiary, entered into a Reimbursement and Cost Sharing Agreement with CCA, which owns our advisor, whereby Cottonwood Capital Management will make available to CCA on an as-needed basis certain employees of Cottonwood Capital Management to the extent the employees are not otherwise occupied in providing services for us or our subsidiaries. The employees will remain employees of Cottonwood Capital Management, and Cottonwood Capital
Management will be responsible for all wages, salaries and other employee benefits provided to such employees. In performing work for CCA, the employees may use office space and office supplies and equipment of Cottonwood Capital Management.
CCA will reimburse Cottonwood Capital Management for CCA’s allocable share of all direct and indirect costs related to the employees, including wages, salaries and other employee benefits and allocable overhead expenses. CCA will reimburse
Cottonwood Capital Management for CCA’s allocable costs on a quarterly basis. The Reimbursement and Cost Sharing
Agreement will terminate on the earlier of (i) the one-year anniversary of the effective date of the agreement and (ii) the termination of the advisory agreement. Thereafter, the Reimbursement and Cost Sharing Agreement may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Reimbursement and Cost Sharing
Agreement has been renewed through May 7, 2026. Cottonwood Capital Management may, at any time and upon 60 days’ prior written notice to CCA, cease to make its employees available to CCA. As of December 31, 2025, we had received $251,756 of reimbursable costs under this agreement.
CROP Tax Protection Agreement
CROP and HT Holdings, an entity owned and controlled by Messrs. Shaeffer, C. Christensen, G. Christensen and
Marlin, are parties to the CROP Tax Protection Agreement, which became effective as of May 7, 2021. Pursuant to the CROP
Tax Protection Agreement, CROP agrees to indemnify the Protected Partners against certain tax consequences of a taxable transfer of all or any portion of the Protected Properties or any interest therein, subject to certain conditions and limitations.
CROP’s tax obligations under the CROP Tax Protection Agreement will expire one day after the 10th anniversary of the effective date of the CROP Tax Protection Agreement, subject to certain limitations. We estimate the maximum potential liability associated with the CROP Tax Protection Agreement to be approximately $13.9 million. Although this estimate has been made based on the best judgment of our management assuming current tax rates as well as the current state of residence of indemnified parties, both of which may change in the future, no assurances can be provided that the actual amount of any indemnification obligation would not exceed this estimate.
If CROP is required to indemnify a Protected Partner under the terms of the CROP Tax Protection Agreement, the sole right of such Protected Partner is to receive from CROP a payment in an amount equal to such Protected Partner’s tax liability using the highest U.S. federal income tax rate applicable to the character of the gain and state income tax rate in the state where the Protected Partner resides, such payment to be grossed up so that the net amount received after such gross up is equal to the required payment. CROP will permit the Protected Partners to guarantee up to $50.0 million in the aggregate of CROP’s liabilities to avoid certain adverse tax consequences. Either CROP or the Protected Partners may elect to transfer assets or receive a distribution of assets equal to the net fair market value of the CROP Units held by the Protected Partners in full liquidation and redemption of the CROP Units held by the Protected Partners. The Protected Partners will have the right to select the assets of CROP necessary to effectuate the in-kind redemption transaction, subject to certain limitations.
For purposes of the CROP Tax Protection Agreement:
“HT Holdings Units” refers to the limited partner interests in HT Holdings which were outstanding at the effective time of the merger with and into CROP.
“Permitted Transferee” refers to any person who holds HT Holdings Units and who acquired such HT Holdings Units from HT Holdings or another Permitted Transferee in a permitted disposition (generally includes transfers to family members, family trusts, beneficiaries of trusts and partners or members of entities), in which such person’s adjusted basis in such HT

Holdings Units, as determined for U.S. federal income tax purposes, is determined, in whole or in part, by reference to the adjusted basis of HT Holdings (or such other Permitted Transferee) in such HT Holdings Units and who has notified CROP of its status as a Permitted Transferee, subject to certain conditions and limitations.
“Protected Partners” refers to HT Holdings and each Permitted Transferee.
“Protected Properties” refers to the properties owned by CROP on the effective date of the Tax Protection Agreement, including any and all replacement property received in exchange for all or any portion of the Protected Properties pursuant to
Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), Code Section 1033, any other Code provision that provides for the non-recognition of income or gain or any transaction pursuant to which the tax basis of such property is determined in whole or in part by reference to the tax basis of all or any portion of the Protected Properties.
No amounts were paid or payable under this agreement as of December 31, 2025.
Amended and Restated Promissory Note of CCA and CROP
CCA issued a $13.0 million promissory note payable to CROP dated January 1, 2021 (the “CCA Note”). The CCA
Note has a 10-year term with an interest rate of 7%. The CCA Note required monthly payments of interest only through June
30, 2021 and thereafter, monthly payments of principal and interest in the amount of $150,941. CCA may prepay the principal balance under the CCA Note, in whole or in part, with all interest then accrued, at any time, without premium or penalty.
The CCA Note will accelerate upon termination of the advisory agreement to the extent of amounts then owed by
CROP to our advisor thereunder. If such acceleration occurs and CROP holds the CCA Note at such time, then we may offset any termination payments payable to our advisor under the advisory agreement by the accelerated portion of the CCA Note.
Prior to the consummation of the merger with and into CROP, the CCA Note distribution was effected whereby the
CCA Note was distributed by CROP to the holders of CROP’s participating partnership units of record immediately prior to the
CROP Merger, including CRII. CRII subsequently distributed its share in the CCA Note to its common stockholders of record immediately prior to the CRII Merger.
Allonge to CCA
At the time of the CCA Note distribution described above, CROP and CCA entered into an agreement (the “Allonge”)
with the CROP unit holders and the CRII stockholders of record who received an in-kind distribution of the CCA Note in connection with the CCA Note distribution. The Allonge provides for an offset arrangement whereby we have the right to offset payments due to our advisor under the advisory agreement by assigning all or a portion of the CCA Note to our advisor as payment for amounts due as modified to account for the fact that the CCA Note is held by the CROP unit holders and the CRII stockholders of record immediately prior to the mergers with CROP and CRII.
Richmond Guaranty
We assumed a 50% payment guarantee provided by CRII and CROP in connection with the mergers with CRII and
CROP, for certain obligations of Villas at Millcreek, LLC (“Richmond Borrower”) with respect to a construction loan in the amount of $53.6 million obtained in connection with the development of Richmond at Millcreek, a development project sponsored by High Traverse Development, LLC. Certain of our officers and directors own an aggregate 13.91% of Richmond
Borrower, as of December 31, 2025. In addition, certain of our officers and directors own High Traverse Development, LLC. A wholly owned subsidiary of CROP receives fees from High Traverse Development, LLC related to the development of
Richmond at Millcreek. Richmond Borrower increased the loan amount outstanding to $60.1 million in the second quarter of
2023. On January 28, 2025, the development of Richmond at Millcreek was completed. For the year ended December 31, 2025, we did not receive fees from High Traverse Development, LLC.
Assumption of Related Party Notes and Interest
On December 18, 2025, in conjunction with the RS Merger, we assumed a $1.6 million loan payable to Nate Hanks, brother to our Chief Development Officer, Stan Hanks. This loan matures on June 30, 2026 and accrues interest at a fixed rate of 5.0%. On December 31, 2025, we repaid $0.8 million of this loan. Accrued interest at December 31, 2025 was $0.1 million.

APT Cowork, LLC
APT Cowork, LLC (“APT”) is an entity formed to engage in the business of converting underutilized and unused common space in multifamily apartment communities or retail space to revenue producing co-working space. Our officers and directors have a direct or indirect ownership interest in APT as follows: Glenn Rand (21.49%), Daniel Shaeffer (21.46%), Chad
Christensen (21.46%), Gregg Christensen (8.89%), Eric Marlin (6.71%), Enzio Cassinis (5.25%), Adam Larson (2.81%), Susan
Hallenberg (2.18%), Paul Fredenberg (1.83%), and Stan Hanks (1.06%). We, through our subsidiaries, have entered the following agreements with APT.
Reimbursement and Cost Sharing Agreement. We, through Cottonwood Capital Management have entered into a
Reimbursement and Cost Sharing Agreement effective as of January 1, 2023, pursuant to which we will make certain employees available to APT to the extent they are not otherwise occupied in providing services to us and in exchange APT will reimburse us its allocable share of all direct and indirect costs related to the employees utilized by APT. Under the terms of the agreement, for any annual period, the amount of reimbursement pursuant to the agreement will not exceed $120,000. In addition, the agreement has a one-year term, but may be renewed for an unlimited number of successive one-year terms. For the year ended December 31, 2025, approximately $15,000 was reimbursed under the agreement.
Coworking Space Design Agreement. On August 9, 2022, our conflicts committee approved a form of Coworking
Space Design Agreement to be entered by and between the property-owning limited liability company (“Landlord”), which will be a subsidiary of CROP, and APT. The form of agreement provides the terms on which APT may design and upgrade the amenities for the common areas at certain of our multifamily properties. The Coworking Space Design Agreement provides that in exchange for advising on coworking improvements at Landlord’s property, Landlord will pay APT a one-time design and project management fee of $60,000, which may be increased up to $75,000 depending on the scope of the project. For the year ended December 31, 2025, we paid or incurred fees of approximately $35,000 to APT pursuant to the Coworking Space Design
Agreement.
Services Agreement. Cottonwood Capital Management and APT are parties to a Services Agreement that provides that
APT will provide the ongoing administration of coworking services at the property subject to the agreement in exchange for
$5.00 per apartment unit per month (the “Services Fee”). In addition, there was a revenue sharing component of the agreement which provides that APT would pay Cottonwood Capital Management 50% of coworking revenue it received at the properties.
Each of the properties for which we entered a Services Agreement would be subject to a Coworking Space Design Agreement with APT pursuant to which APT will design and upgrade the amenities for the common areas at the properties.
APT is transitioning its services from a coworking agreement to a license agreement based on occupied units instead of total units. Effective September 1, 2024, we amended the Services Agreements in effect to reduce the Services Fee to $5.00 per apartment unit per month (from $10.00) for any unit not covered by the license agreement. In addition, the amendment provides that the services agreement will terminate upon the earlier of (i) the unit-by-unit transition resulting in no additional units receiving payment under the coworking agreement; and (ii) September 30, 2025. On September 30, 2025, the Services
Agreements were terminated.
For the year ended December 31, 2025, we had paid or incurred Services Fees to APT of approximately $90,000 and did not receive any shared coworking revenue.
Acquisition of APT by CROP.  On March 24, 2026, following its review of a third-party opinion of value, our conflicts committee approved the acquisition by CROP of APT. Consideration for the acquisition to our officers will be in the form of
CROP Units at the most recently determined NAV ($11.3615 as of February 28, 2026) and will be allocated to the members consistent with their capital contributions.  The acquisition is expected to close by the end of April.
Block C
Block C is a development joint venture with CROP formed for the purpose of developing multifamily development projects near Salt Lake City, Utah.  Block C currently includes the development projects referred to as The Westerly, Millcreek
North and The Archer. The development projects are located in an Opportunity Zone, which provides tax benefits for development programs located in designated areas. On January 31, 2025, we entered into a contract to sell The Archer to an unrelated party for $3.0 million. This transaction is expected to close in the third quarter of 2026. We intend to use proceeds from The Archer sale toward the development of other Block C development projects.
Affiliated Members. The members of the Block C joint venture include entities affiliated with us and our advisor,
Brickyard QOF, LLC (“Brickyard QOF”) and HV Millcreek, LLC (“Millcreek,” and together with Brickyard QOF, the

“Affiliated Members”). The Affiliated Members are owned directly or indirectly by Daniel Shaeffer, Chad Christensen, Gregg
Christensen, Enzio Cassinis, Eric Marlin, Susan Hallenberg, Stan Hanks, Glenn Rand and Adam Larson, each of whom are our officers or directors, as well as certain employees of CROP and our advisor or its affiliates. As of December 31, 2025, the
Affiliated Members have made aggregate contributions of $10.9 million towards the joint venture and owned a 17.6% interest in Block C with Messrs. Shaeffer, C. Christensen, G. Christensen, Cassinis, Marlin, Hanks, Rand, Larson and Ms. Hallenberg
having an indirect ownership interest of 3.86%, 8.45%, 3.00%, 0.40%, 0.28%, 0.25%, 0.09%, 0.20% and 0.57%, respectively.
The Affiliated Members participate in the economics of Block C on the same terms and conditions as us and investment in the projects by the Affiliated Members was established at an amount no greater than the recent appraised value of the project, as determined by an independent third-party appraiser and approved by the conflicts committee.
Operating Agreements. The operating agreement of Block C (the “Block C Agreement”) provides that Block C QOF, a joint venture between CROP and Cottonwood Capital Management and managed by CROP (“Block C QOF”), CROP, and
Brickyard QOF will act as co-managers with CROP managing the day-to-day operations of Block C. The Block C Agreement includes the following terms. The unanimous consent of the managers is required for company actions, and certain major decisions, including decisions impacting mergers and whether Block C maintains its Qualified Opportunity Fund status, which also require a majority approval of the members. In addition, after December 31, 2032, a manager may unilaterally require the company to take its development project(s) to market for sale, while the other managers of the company will have the first right of refusal to purchase the development project(s) if triggered before December 31, 2037 or the first right of offer to purchase the development project(s) if triggered on or after December 31, 2037. CROP or its affiliate are entitled to receive a development fee in an amount equal to 3% of the total development hard and soft costs for the development project(s) and
CROP Property Management, LLC or its affiliate is entitled to receive a property management fee in an amount equal to 2.5%
of the gross revenues of the development project(s).
Office Lease
On August 12, 2025, our conflicts committee approved the negotiation of two separate lease agreements, one with us and the second with CCA, for office space at the Westerly development project. In connection with the approval, our conflicts committee approved a spend of up to $400,000 in tenant improvements, which amount is to be allocated between us and CCA based on leased square footage. The lease terms will be consistent with market and are subject to final approval by our conflicts committee prior to execution.
Reimbursement Policy
For the year ended December 31, 2025, we reimbursed Daniel Shaeffer, our Chief Executive Officer and an affiliated director, $14,768 for expenses incurred by Mr. Shaeffer in connection with transportation he provided for himself and certain other officers of the Company related to approved business travel.
Repurchase of Executive Officer Shares
Pursuant to our Insider Trading Policy, in order that the Company retain maximum funds available to fund repurchases for non-affiliates, repurchase requests from executive officers will not be subject to the share repurchase program of the
Company. Notwithstanding the foregoing, subject to the conditions discussed below, repurchase requests from executive officers will be considered on a monthly basis with the same pricing and similar procedures as applicable to the share repurchase program. Repurchase requests by executive officers will be subject to a quarterly review and approval by the conflicts committee, and each executive officer may submit no more than 25% of the total amount of shares exchanged from
CROP Units per quarter. No shares held by executive officers were repurchased during the year ended December 31, 2025.
Lease Assignment
We, through Cottonwood Capital Management, entered a Third Amendment & Partial Assignment of Office Lease
Agreement with Sandlot Holdings, LLC and CCA pursuant to which CCA assigned to Cottonwood Capital Management all lease rights and obligations with respect to the principal offices of the Company at Suite 250, 1245 East Brickyard Road in Salt
Lake City, Utah, along with a storage unit on the plaza level, effective January 1, 2022.
Cottonwood Highland
CW Investor at Highland. On January 9, 2024, in accordance with the terms of the underlying joint venture agreement, we made a protective advance in an amount up to $800,000 to the joint venture through which we own our investment in
Cottonwood Highland, a multifamily development in Millcreek, Utah, we acquired in connection with our merger with CRII and CROP. On November 12, 2024, the promissory note related to the advance was amended and restated to increase the amount advanced by $400,000 to $1.2 million. CROP owns a 41.98% interest in the joint venture with our officers and directors owning a 14.87% interest and the balance of the joint venture owned by outside investors. The terms of the advance, as contemplated in the joint venture agreement, provide for interest-only payments to be paid at a rate of 10% with prepayment permitted at any time without penalty. The advance matures on December 31, 2026. As of March 25, 2026, we have drawn
$600,828.
Western Gardens Transaction
The members of our conflicts committee not otherwise interested in the transaction, have approved our participation, through CROP and its subsidiaries, in a development project, including a related syndication for third-party capital, for 166 residential units in central Salt Lake City, Utah, referred to as Western Gardens (the “Western Gardens Project”). Currently, the
Western Gardens Project is owned indirectly by certain of our executive officers as follows: Daniel Shaeffer (8.139%), Chad
Christensen (14.2440%) and Gregg Christensen (14.2440%). In addition, extended family of our executive officers directly or indirectly own the remaining interests in the project, including Daniel Shaeffer’s sister (12.8104%) and his mother (24.4183%)
and Gregg Christensen’s father-in-law (0.8889%).
In connection with the Western Gardens Project, we expect to engage in the following transactions:  (i) a subsidiary of
CROP will provide a promissory note on the property in an amount up to $21.1 million with an interest rate of 8% and interest only payments with principal due upon maturity to fund development costs while third party capital is raised, (ii) CROP will provide development services and guaranty a third-party construction loan in exchange for a development fee (4%), a guaranty fee (1%) and a promote (8% preferred with a 50/50 catch up to 20%, 80/20 to 15% and 65/35 thereafter), which fees will not be borne by our insiders’ investment in the project, (iii) we will allow additional investment in the Western Gardens Project by our officers and directors up to a maximum amount, (iv) CROP will provide property management services upon completion for a fee (3%), and (v) we may invest in the Western Gardens Project alongside our officers and director if sufficient capital is not raised in the syndication.
Purchase by Executive Officers
In connection with the closing of the RS Merger, on January 2, 2026, our executive officers made an aggregate investment of $3.0 million in us divided equally between (i) our Class I common stock or CROP Units and (ii) Series A convertible preferred stock. The purchase of our Class I common stock and CROP units was made at the most recently determined NAV at the time of purchase or $11.3578, and the Series A convertible preferred stock was made at the current offering price in the private offering, net of 9.25% of organization and offering expenses and upfront commissions and placement fees, or $9.075.
Currently Proposed Transactions
Other than as described above, there are no currently proposed material transactions with related persons other than those covered by the terms of the agreements described above.
Item 14. Principal Accounting Fees and Services
Independent Auditors
During the years ended December 31, 2025 and 2024, KPMG LLP served as our independent auditor.

Audit and Non-Audit Fees
Aggregate fees that we were billed for the fiscal years ended December 31, 2025 and 2024 by our independent registered public accounting firm, KPMG, were as follows ($ in thousands):

	For the Year Ended December 31,
	2025	2024
Audit fees (1)	$1,260	$987
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total	$1,260	$987

(1) Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and review of SEC registration statements.
The audit committee of our board of directors was advised that there were no services provided by KPMG that were unrelated to the audit of the annual fiscal year-end financial statements and the review of interim financial statements that could impair KPMG from maintaining its independence as our independent auditor.
Audit Committee Pre-Approval Policies and Procedures
In order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence, the audit committee charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent registered public accounting firm, as well as all permitted non-audit services. In determining whether or not to pre-approve services, the audit committee considers whether the service is a permissible service under the rules and regulations promulgated by the SEC. The audit committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by our independent registered public accounting firm, provided any such approval is presented to and approved by the full audit committee at its next scheduled meeting.
All services rendered KPMG for the years ended December 31, 2025 and 2024 were pre-approved in accordance with the policies and procedures described above.

Part IV
Item 15. Exhibits, Financial Statement Schedules
(a)(1) Financial Statements
See the accompanying Index to Financial Statement at page F-1 of this report.
(a)(2) Financial Statement Schedules
Schedule III - Real Estate and Accumulated Depreciation is included at page F-39 of this report.
(a)(3) Exhibits

Exhibit Number	Exhibit Description
2.1
Agreement and Plan of Merger dated June 25, 2025, by and among Cottonwood Communities, Inc., Cottonwood
Residential O.P., LP, Cottonwood Communities GP Subsidiary, LLC, RealSource Properties, Inc., RealSource
Properties OP, LP and solely with respect to Section 3.1(c) and Section 10.12 RealSource Advisor Holdings,
LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed June 26,
2025)

2.2
Amendment to Merger Agreement dated November 12, 2025, by and among Cottonwood Communities, Inc.,
Cottonwood Residential O.P., LP, Cottonwood Communities GP Subsidiary, LLC, RealSource Properties, Inc.
and RealSource Properties OP, LP (incorporated by reference to Exhibit 2.2 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2025)

3.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27, 2018)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed December 22, 2016)
3.3	Articles Supplementary - Class A Common Stock (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.4	Articles Supplementary - Class T Common Stock (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed August 19, 2019)
3.5	Articles of Amendment (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed August 19, 2019)
3.6	Articles Supplementary - Preferred Stock (incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed November 13, 2019)
3.7	Articles Supplementary for the Series 2019 Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed April 2, 2021)
3.8	Articles of Amendment for the Class TX shares of common stock (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed April 2, 2021)
3.9	Articles Supplementary for the Class D, Class I and Class T shares of common stock (incorporated by reference to Exhibit 3.5 to the Company’s Current Report on Form 8-K filed April 2, 2021)
3.10	Articles Supplementary for the Class D shares of common stock (incorporated by reference to Exhibit 3.12 to the Company’s Registration Statement on Form S-4/A (No. 333-255171) filed May 13, 2021)
3.11
Articles Supplementary for the Class D and Class T shares of common stock (incorporated by reference to
Exhibit 3.1 to the Company's Post-Effective Amendment no. 7 to its Registration Statement on Form S-11 (No.
333-215272) filed August 11, 2021)

3.12	Articles Supplementary for the Series 2019 Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 18, 2021)
3.13	Articles of Amendment (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 20, 2021)
3.14	Articles Supplementary for the Series 2019 Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 7, 2022)
3.15
Articles Supplementary for the Series 2023 Preferred Stock of Cottonwood Communities, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 16, 2022)

3.16	Articles Supplementary for the Series 2023-A Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed July 28, 2023)

3.17	Articles Supplementary for the Series 2023 Preferred Stock of Cottonwood Communities, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 23, 2023)
3.18	Articles Supplementary for the Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 22, 2023)
3.19
Articles of Amendment for the terms of the Series A Convertible Preferred Stock of Cottonwood Communities,
Inc. (incorporated by reference Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 12,
2024)

3.20
Articles Supplementary for the terms of the Series 2025 Preferred Stock of Cottonwood Communities, Inc.
(incorporated by reference Exhibit 3.1 to the Company’s Current Report on Form 8-K filed January 13, 2025)

4.1
Form of Subscription Agreement (incorporated by reference to Appendix B to the prospectus included in the
Company’s Post-Effective Amendment no. 6 to the Registration Statement on Form S-11 (No. 333-282872)
filed March 18, 2026)

4.2
Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-11 (No. 333-215272) filed June 27,
2018)

4.3
Distribution Reinvestment Plan (incorporated by reference to Appendix A to the prospectus included in the
Company’s Amendment No. 6 to the Company’s Registration Statement on Form S-11 (No. 333-282872) filed
March 18, 2026)

4.4*	Description of the Company’s Securities
4.5	Multiple Class Plan (incorporated by reference to Exhibit 4.1 to the Company's Post-Effective Amendment no. 7 to its Registration Statement on Form S-11 (No. 333-215272) filed August 11, 2021)
10.1
Trademark License Agreement dated May 7, 2021, by and among the Company, Cottonwood Residential O.P.,
LP and CC Advisors III, LLC (incorporated by reference to Exhibit 10.11 to the Company’s Registration
Statement on Form S-4/A (No. 333-255171) filed May 12, 2021)

10.2
Reimbursement and Cost Sharing Agreement dated May 7, 2021, by and among Cottonwood Capital
Management, Inc. and Cottonwood Communities Advisors, LLC (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-4/A (No. 333-255171) filed May 12, 2021)

10.3
Tax Protection Agreement between Cottonwood Residential O.P., LP and High Traverse Holdings, LLC dated
January 26, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form
S-4/A (No. 333-255171) filed May 12, 2021)

10.4	Form of Performance-Based CROP LTIP Unit Award Agreement (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-4/A (No. 333-255171) filed May 12, 2021)
10.5	Form of Time-Based CROP LTIP Unit Award Agreement (incorporated by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-4/A (No. 333-255171) filed May 12, 2021)
10.6
Sixth Amended and Restated Limited Partnership Agreement of Cottonwood Residential O.P., LP dated July 15,
2021 (incorporated by reference to Exhibit 10.11 to the Company’s Post-Effective Amendment no. 6 to its
Registration Statement on Form S-11 (No. 333-215272) filed August 2, 2021)

10.7
Dealer Manager Agreement (including the form of Soliciting Dealer Agreement) by and between the Company and Orchard Securities, LLC dated November 4, 2021 (incorporated by reference to Exhibit 1.1 to the
Company’s Current Report on Form 8-K filed November 10, 2021)

10.8
First Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP dated October 20, 2021 (incorporated by reference to Exhibit 10.15 to the Company’s
Amendment no. 1 to the Registration Statement on Form S-11 (No. 333-258754) filed October 21, 2021)

10.9	Cottonwood Communities, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8 (No. 333-263982) filed March 30, 2022)
10.10
Second Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP dated as of January 1, 2022 and effective as of November 12, 2021 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022)

10.11
Third Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of February 7, 2022 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022

10.12
Amended and Restated Advisory Agreement by and among the Company, Cottonwood Residential O.P., LP and
CC Advisors III, LLC dated May 7, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly
Report on Form 10-Q filed May 15, 2025)

10.13
Renewal Agreement dated May 7, 2025 by and among Cottonwood Capital Management, Inc. and Cottonwood
Communities Advisors, LLC with respect to Reimbursement and Cost Sharing Agreement dated May 7, 2021
(incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed May 15,
2025)

10.14
Second Amended and Restated Limited Liability Company Agreement of CW Block C, LLC by and among
Cottonwood Block C QOF, LLC, Cottonwood Residential O.P., LP, Cottonwood Multifamily Opportunity Fund
O.P., LP, Brickyard QOF, LLC and HV Millcreek, LLC effective as of August 11, 2022, and First Amendment to the Second Amended and Restated Limited Liability Company Agreement of CW Block C, LLC effective as of September 28, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form
10-Q filed November 9, 2022)

10.15
Form of Coworking Space Design Agreement by and among property owning entity and APT Cowork, LLC
(incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed November 9,
2022)

10.16
Form Services Agreement by and between Cottonwood Capital Management, Inc. and APT Cowork, LLC
(incorporated by reference to Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed March 24,
2023)

10.17
Fourth Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of December 1, 2022 (incorporated by reference to Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed March 24, 2023)

10.18
Fifth Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of July 25, 2023 (incorporated by reference to Exhibit 10.24 to the
Company’s Post-Effective Amendment no. 29 to its Registration Statement on Form S-11 (File no.
333-258754))

10.19
Sixth Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of August 21, 2023 (incorporated by reference to Exhibit 10.25 to the Company’s Post-Effective Amendment no. 29 to its Registration Statement on Form S-11 (File no.
333-258754))

10.20
Seventh Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of September 19, 2023 (incorporated by reference to Exhibit 10.26 to the Company’s Post-Effective Amendment no. 29 to its Registration Statement on Form S-11 (File no.
333-258754))

10.21
First Amendment to Managing Broker-Dealer Agreement (incorporated by reference to Exhibit 10.27 to the
Company’s Post-Effective Amendment no. 29 to its Registration Statement on Form S-11 (File no.
333-258754))

10.22
Managing Broker-Dealer Agreement Regarding the Offering and Sale of Series A Convertible Preferred Stock
(incorporated by reference to Exhibit 10.29 to the Company’s Post-Effective Amendment no. 29 to its
Registration Statement on Form S-11 (File no. 333-258754))

10.23
Form of Licensing Agreement by and between APT Cowork, LLC and property owning entity (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-11 (No. 333-282872) filed October 29,
2024)

10.24
Amendment no. 1 to Dealer Manager Agreement by and between the Company and Orchard Securities, LLC dated as of November  30, 2021, (incorporated by reference to Exhibit 1.2 to the Company’s Post-Effective
Amendment No. 29 to the Company’s Registration Statement on Form S-11 (No. 333-258754) filed October 13,
2023)

10.25
Eighth Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of December 5, 2023 (incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-K filed March 31, 2025)

10.26	Managing Broker Dealer Agreement Regarding the 2025 Preferred Stock (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K filed March 31, 2025)
10.27
Internalization Agreement, dated as of June 25, 2025, by and among: (i) RealSource Properties, Inc.; (ii)
RealSource Properties OP, LP; (iii) RealSource Properties Advisor, LLC; (iv) RS Properties Management, LLC;
(v) RealSource Management LLC; (vi) RealSource Advisor Holdings; (vii) RSP Management Holdings; (viii)
Michelle M. Hanks, as Trustee of the Lake Louise Trust; (ix) Mark Hanks; and (x) Kelly Randall and M. Hanks,
each as a Contributor Representative, solely with respect to Section 7.6, Section 9.1(b) and Section 9.1(d)
(incorporated by reference to Exhibit 10.26 to the Company’s Registration Statement on Form S-11 (No.
333-282872) filed June 27, 2025)

10.28
Ninth Amendment to the Sixth Amended and Restated Limited Partnership Agreement of Cottonwood
Residential O.P., LP entered into effective as of September 1, 2025 (incorporated by reference to Exhibit 10.27 to the Company’s Registration Statement on Form S-11/A (No. 333-282872) filed September 29, 2025)

10.29
First Amendment to Amended and Restated Advisory Agreement by and among Cottonwood Communities,
Inc., Cottonwood Residential O.P., LP and CC Advisors III, LLC dated December 18, 2025 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 19, 2025)

19.1	Insider Trading Policy (incorporated by reference to Exhibit 19.1 to the Company’s Annual Report on Form 10- K filed March 31, 2025)

21.1*	Subsidiaries of the Company
23.1*	Consent of KPMG LLP
31.1*	Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1*	Certification of Chief Executive Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes- Oxley Act of 2002
32.2*	Certification of Chief Financial Officer pursuant to 18 U.S.C. 1350, as created by Section 906 of the Sarbanes- Oxley Act of 2002
99.1	Amended and Restated Share Repurchase Program effective August 12, 2025 (incorporated by reference to Exhibit 99.1 to the Company's Quarterly Report on Form 10-Q filed August 14, 2025)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase
101.DEF*	XBRL Taxonomy Extension Definition Linkbase
101.LAB*	XBRL Taxonomy Extension Label Linkbase
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase
*Filed herewith
Item 16. Form 10-K Summary
None.

SIGNATURES
Pursuant to the requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, the Registrant has
duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

COTTONWOOD COMMUNITIES, INC.

March 27, 2026	/s/ Daniel Shaeffer
Date	Daniel Shaeffer, Chief Executive Officer and Director
(Principal Executive Officer)
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

March 27, 2026	/s/ Adam Larson
Date	Adam Larson, Chief Financial Officer
(Principal Financial Officer)

March 27, 2026	/s/ Susan Hallenberg
Date	Susan Hallenberg, Chief Accounting Officer and Treasurer
(Principal Accounting Officer)

March 27, 2026	/s/ Daniel Shaeffer
Date	Daniel Shaeffer, Chief Executive Officer and Director
(Principal Executive Officer)

March 27, 2026	/s/ Chad Christensen
Date	Chad Christensen, Executive Chairman of the Board and Director

March 27, 2026	/s/ Jonathan Gardner
Date	Jonathan Gardner, Independent Director

March 27, 2026	/s/ John Lunt
Date	John Lunt, Independent Director

March 27, 2026	/s/ Philip White
Date	Philip White, Independent Director

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors
Cottonwood Communities, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Cottonwood Communities, Inc. and subsidiaries (the
Company) as of December 31, 2025 and December 31, 2024, the related consolidated statements of operations, stockholders’
equity, and cash flows for each of the years in the three-year period ended December 31, 2025, and the related notes and financial statement schedule III (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and December
31, 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31,
2025, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the
Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the
Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and
Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Evaluation of long-lived assets for potential impairment
As discussed in Note 4 to the consolidated financial statements, real estate assets, net of accumulated depreciation and amortization as of December 31, 2025 was $1,888 million. As discussed in Note 2, the Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances, including shortening the expected holding period, indicate their carrying value may not be recoverable. If such events or changes in circumstances are identified, the Company performs a recoverability analysis to compare the carrying amount of the long-lived asset to the net future undiscounted cash flows the long-lived asset is expected to generate.
We identified the evaluation of long-lived assets for potential impairment as a critical audit matter. Subjective auditor judgment was required to evaluate the Company’s intent and ability to hold long-lived assets for particular periods of time. A substantial reduction in the expected holding period could indicate a potential impairment.

The following are the primary procedures we performed to address this critical audit matter. We inquired of and obtained written representations from Company officials regarding the status of any potential disposal plans of long-
lived assets. We analyzed the Company’s past history of carrying out its stated intentions of selling long-lived assets.
We inspected source documents, such as meeting minutes of the board of directors, to assess the likelihood that long-
lived assets will be sold significantly before the end of their previously expected holding periods.
Purchase price allocation for acquired properties
As discussed in Notes 1, 3, and 4 to the consolidated financial statements, during the year ended December 31, 2025, the Company acquired 11 multifamily apartment communities and third-party property management contracts for five additional properties in a merger agreement. As further discussed in Note 3 to the consolidated financial statements, the transaction was accounted for as an asset acquisition, and total consideration of $208.9 million was allocated based on a relative fair value of assets acquired and liabilities assumed. In determining the fair values of acquired land, buildings, and land improvements, the Company utilized a number of sources including independent land appraisals which consider comparable market transactions, building replacement cost estimates based on property-specific characteristics, and other publicly available market data.
We identified the evaluation of the purchase price allocation for the acquired properties as a critical audit matter.
Specifically, subjective auditor judgment and the involvement of valuation professionals with specialized skills and knowledge was required to evaluate certain assumptions used in the Company’s determination of the estimated fair value of acquired land, building, and land improvements, which included comparable land sales and estimated building replacement costs.
The following are the primary procedures we performed to address this critical audit matter. We involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the estimated fair value of:
•acquired land by comparing to market data of comparable land sales
•acquired buildings and land improvements by comparing the building replacement costs to market data, including appraisal guides used to estimate the depreciated value of similar buildings and land improvements.
/s/KPMG LLP
We have served as the Company’s auditor since 2016.
Denver, Colorado
March 27, 2026

Cottonwood Communities, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2025	2024
Assets
Real estate assets, net	$1,887,725	$1,679,497
Investments in unconsolidated real estate entities	144,939	111,556
Investments in real estate-related loans, net	42,730	30,027
Cash and cash equivalents	39,454	59,877
Restricted cash	28,362	33,560
Other assets	47,256	29,338
Total assets	$2,190,466	$1,943,855
Liabilities, Equity, and Noncontrolling Interests
Liabilities
Mortgage notes and revolving credit facility, net	$1,246,637	$1,151,514
Construction loans, net	16,836	44,046
Land loans, net	19,211	—
Preferred stock, net	198,567	221,072
Unsecured promissory notes, net	9,595	21,350
Related party payables	2,865	—
Accounts payable, accrued expenses and other liabilities	72,579	60,944
Total liabilities	1,566,290	1,498,926
Commitments and contingencies (Note 15)
Equity and noncontrolling interests
Stockholders' equity
Series A Convertible Preferred Stock, $0.01 par value, 15,000,000 shares authorized at $10.00 per share; 11,982,475 and 5,825,457 shares issued and outstanding at December 31, 2025 and 2024, respectively.	105,851	50,668
Common stock, Class T shares, $0.01 par value, 275,000,000 shares authorized; 4,128,149 and 4,289,506 shares issued and outstanding at December 31, 2025 and 2024, respectively.	41	43
Common stock, Class D shares, $0.01 par value, 275,000,000 shares authorized; 433,710 and 386,477 shares issued and outstanding at December 31, 2025 and 2024, respectively.	4	4
Common stock, Class I shares, $0.01 par value, 275,000,000 shares authorized; 7,149,167 and 6,162,803 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively.	72	62
Common stock, Class A shares, $0.01 par value, 125,000,000 shares authorized; 17,547,698 and 20,358,844 shares issued and outstanding at December 31, 2025 and December 31, 2024, respectively.	169	197
Additional paid-in capital	402,956	372,611
Accumulated distributions - Series A Convertible Preferred	(9,526)	(2,255)
Accumulated distributions - common stock	(106,199)	(84,797)
Accumulated deficit	(110,561)	(105,717)
Total stockholders' equity	282,807	230,816
Noncontrolling interests
Limited partners	294,437	186,032
Partially owned entities	46,932	28,081
Total noncontrolling interests	341,369	214,113
Total equity and noncontrolling interests	624,176	444,929
Total liabilities, equity and noncontrolling interests	$2,190,466	$1,943,855
Note: The consolidated balance sheets as of December 31, 2025 and 2024 include assets of consolidated variable interest entities, or VIEs of $912.1 million and
$498.9 million, respectively, and liabilities of $642.2 million and $409.7 million, respectively. Refer to Note 13 for additional discussion of our VIEs.

Cottonwood Communities, Inc.
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024	2023
Revenues
Rental and other property revenues	$138,787	$145,749	$142,833
Property management revenues	6,856	8,322	9,699
Other revenues	8,291	4,412	1,873
Total revenues	153,934	158,483	154,405
Operating expenses
Property operations expense	52,726	56,701	52,765
Property management expense	18,299	17,896	17,290
Asset management fee	12,150	12,485	17,304
Depreciation and amortization	57,351	65,343	59,041
General and administrative expenses	10,275	9,083	11,371
Impairment loss	957	—	—
Total operating expenses	151,758	161,508	157,771
Income (loss) from operations	2,176	(3,025)	(3,366)
Equity in earnings of unconsolidated real estate entities	(449)	5,761	6,466
Interest income	2,024	1,866	1,906
Interest expense	(71,997)	(83,598)	(74,431)
Loss on debt extinguishment	(1,732)	(2,554)	(1,037)
Gain on sale of real estate assets	64,754	47,311	24,075
Gain on legal settlement	400	16,020	—
Gain on consolidation of development	—	—	4,225
Promote from incentive allocation agreement	—	—	119
Other expense	(9,679)	(2,366)	(2,552)
Loss before income taxes	(14,503)	(20,585)	(44,595)
Income tax benefit (expense)	1,615	(38)	(303)
Net loss	(12,888)	(20,623)	(44,898)
Net loss (income) attributable to noncontrolling interests:
Limited partners	6,304	10,819	21,355
Partially owned entities	1,740	(1,152)	295
Net loss attributable to controlling interests	$(4,844)	$(10,956)	$(23,248)
Less preferred stock dividends	7,271	2,241	—
Net loss attributable to common stockholders	$(12,115)	$(13,197)	$(23,248)

Weighted-average common shares outstanding - basic and diluted	30,555,609	31,658,678	34,305,590
Net loss per common share - basic and diluted	$(0.40)	$(0.42)	$(0.68)

Cottonwood Communities, Inc.
Consolidated Statements of Stockholders' Equity
(in thousands)

		Cottonwood Communities, Inc. Stockholders' Equity									Noncontrolling interests
	Series A Convertible Preferred Stock	Par Value - Common Stock				Additional Paid-In Capital	Accumulated Distributions		Accumulated Deficit	Total Stockholders' Equity	Limited Partners	Partially Owned Entities	Total Equity and Noncontrolling Interests
		Class T	Class D	Class I	Class A		Convertible Preferred	Common Stock
Balance at January 1, 2023	$—	$48	$1	$39	$266	$414,140	$—	$(38,049)	$(71,513)	$304,932	$272,536	$32,431	$609,899
Issuance of Series A Convertible Preferred Stock	2,140	—	—	—	—	—	—	—	—	2,140	—	—	2,140
Offering costs - Series A Convertible Preferred Stock	(571)	—	—	—	—	—	—	—	—	(571)	—	—	(571)
Issuance of common stock	—	7	1	6	—	27,117	—	—	—	27,131	—	—	27,131
Offering costs - common stock	—	—	—	—	—	(1,800)	—	—	—	(1,800)	—	—	(1,800)
Distribution reinvestment	—	—	—	—	1	2,352	—	—	—	2,353	—	—	2,353
Exchanges and transfers	—	—	—	5	—	8,637	—	—	—	8,642	(8,642)	—	—
OP Units issued for real estate interests	—	—	—	—	—	—	—	—	—	—	22,939	—	22,939
Common stock/OP Units repurchased	—	(16)	—	(7)	(41)	(95,221)	—	—	—	(95,285)	(3,666)	—	(98,951)
Share-based compensation	—	—	—	—	—	190	—	—	—	190	2,821	—	3,011
Other	—	—	—	—	—	—	—	—	—	—	(1,200)	—	(1,200)
Distributions to investors	—	—	—	—	—	—	(14)	(24,065)	—	(24,079)	(23,277)	(1,150)	(48,506)
Net loss	—	—	—	—	—	—	—	—	(23,248)	(23,248)	(21,355)	(295)	(44,898)
Reallocation of stockholders' equity and noncontrolling interests	—	—	—	—	—	18,539	—	—	—	18,539	(18,539)	—	—
Balance at December 31, 2023	$1,569	$39	$2	$43	$226	$373,954	$(14)	$(62,114)	$(94,761)	$218,944	$221,617	$30,986	$471,547
Issuance of Series A Convertible Preferred Stock	55,261	—	—	—	—	—	—	—	—	55,261	—	—	55,261
Offering costs - Series A Convertible Preferred Stock	(6,162)	—	—	—	—	—	—	—	—	(6,162)	—	—	(6,162)
Issuance of common stock	—	6	2	19	—	35,385	—	—	—	35,412	—	—	35,412
Offering costs - common stock	—	—	—	—	—	(2,817)	—	—	—	(2,817)	—	—	(2,817)
Distribution reinvestment	—	1	—	1	1	3,179	—	—	—	3,182	—	—	3,182
Exchanges and transfers	—	—	—	7	—	8,349	—	—	—	8,356	(8,356)	—	—
OP Units issued for real estate interests	—	—	—	—	—	—	—	—	—	—	14,213	—	14,213
Common stock/OP Units repurchased	—	(3)	—	(8)	(30)	(50,894)	—	—	—	(50,935)	(5,460)	—	(56,395)
Share-based compensation	—	—	—	—	—	248	—	—	—	248	3,781	—	4,029
Distributions to investors	—	—	—	—	—	—	(2,241)	(22,683)	—	(24,924)	(23,737)	(4,057)	(52,718)
Net (loss) income	—	—	—	—	—	—	—	—	(10,956)	(10,956)	(10,819)	1,152	(20,623)
Reallocation of stockholders' equity and noncontrolling interests	—	—	—	—	—	5,207	—	—	—	5,207	(5,207)	—	—
Balance at December 31, 2024	$50,668	$43	$4	$62	$197	$372,611	$(2,255)	$(84,797)	$(105,717)	$230,816	$186,032	$28,081	$444,929

Cottonwood Communities, Inc.
Consolidated Statements of Stockholders' Equity
(in thousands)

		Cottonwood Communities, Inc. Stockholders' Equity									Noncontrolling interests
	Series A Convertible Preferred Stock	Par Value - Common Stock				Additional Paid-In Capital	Accumulated Distributions		Accumulated Deficit	Total Stockholders' Equity	Limited Partners	Partially Owned Entities	Total Equity and Noncontrolling Interests
		Class T	Class D	Class I	Class A		Convertible Preferred	Common Stock
Issuance of Series A Convertible Preferred Stock	62,371	—	—	—	—	—	—	—	—	62,371	—	—	62,371
Offering costs - Series A Convertible Preferred Stock	(5,415)	—	—	—	—	—	—	—	—	(5,415)	—	—	(5,415)
Series A Convertible Preferred Stock repurchased	(783)	—	—	—	—	—	—	—	—	(783)	—	—	(783)
Issuance of common stock	—	3	1	14	—	21,397	—	—	—	21,415	—	—	21,415
Offering costs - common stock	—	—	—	—	—	(2,400)	—	—	—	(2,400)	—	—	(2,400)
Distribution reinvestment	—	1	—	1	1	3,409	—	—	—	3,412	—	—	3,412
Exchanges and transfers	(990)	—	—	7	—	8,243	—	—	—	7,260	(7,260)	—	—
Common stock/OP Units repurchased	—	(6)	(1)	(14)	(29)	(56,633)	—	—	—	(56,683)	(3,284)	—	(59,967)
RS Merger	—	—	—	2	—	2,072	—	—	—	2,074	198,792	12,408	213,274
Contributions from noncontrolling interests	—	—	—	—	—	499	—	—	—	499	574	8,529	9,602
Share-based compensation	—	—	—	—	—	351	—	—	—	351	3,058	—	3,409
Distributions to investors	—	—	—	—	—	—	(7,271)	(21,402)	—	(28,673)	(23,764)	(346)	(52,783)
Net loss	—	—	—	—	—	—	—	—	(4,844)	(4,844)	(6,304)	(1,740)	(12,888)
Reallocation of stockholders' equity and noncontrolling interests	—	—	—	—	—	53,407	—	—	—	53,407	(53,407)	—	—
Balance at December 31, 2025	$105,851	$41	$4	$72	$169	$402,956	(9,526)	(106,199)	(110,561)	$282,807	$294,437	$46,932	$624,176

Cottonwood Communities, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2025	2024	2023
Cash flows from operating activities:
Net loss	$(12,888)	$(20,623)	$(44,898)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	57,351	65,343	59,041
Gain on sale of real estate assets	(64,754)	(47,311)	(24,075)
Gain on legal settlement	—	(16,020)	—
Gain on consolidation of development	—	—	(4,225)
Share-based compensation	3,409	4,029	3,011
Deferred taxes	(1,405)	(418)	35
Amortization of debt issuance costs, discounts and premiums	6,739	6,510	9,342
Paid-in-kind interest on construction loans	(1,589)	1,387	341
Derivative fair value adjustments	1,972	3,643	2,162
Loss on debt extinguishment	1,732	2,554	1,037
Impairment loss	957	—	—
Other operating	35	(601)	(318)
Equity in earnings of unconsolidated real estate entities	449	(5,761)	(6,466)
Distributions from unconsolidated real estate entities - return on capital	2,864	14,731	4,122
Changes in operating assets and liabilities:
Other assets	(9,684)	(1,247)	(6,945)
Performance participation allocation payment	—	—	(20,320)
Accounts payable, accrued expenses and other liabilities	(5,762)	9,227	5,587
Net cash (used in) provided by operating activities	(20,574)	15,443	(22,569)
Cash flows from investing activities:
Cash acquired in asset acquisition, net of cash consideration and transaction costs	2,046	—	—
Cash acquired on consolidation of real estate	—	4,485	5,807
Proceeds from sale of real estate assets, net	327,019	87,704	117,771
Promissory note to buyer of real estate assets	(7,000)	—	—
Capital expenditures and development activities	(51,357)	(52,363)	(50,401)
Investments in unconsolidated real estate entities	(13,186)	(2,558)	(40,885)
Proceeds from sale of investments in unconsolidated real estate entities	—	24,934	—
Distributions from unconsolidated real estate entities - return of capital	—	—	18,106
Contributions to investments in real estate-related loans	(12,198)	(21,279)	(8,777)
Other investing activities	96	—	—
Net cash provided by investing activities	245,420	40,923	41,621

Cottonwood Communities, Inc.
Consolidated Statements of Cash Flows (Continued)
(in thousands)

	For the Year Ended December 31,
	2025	2024	2023
Cash flows from financing activities:
Payment on related party note	(800)	—	—
Principal payments on mortgage notes	(1,093)	(466)	(976)
Borrowings from revolving credit facility	17,000	139,851	111,000
Repayments on revolving credit facility	(90,250)	(73,000)	(152,600)
Borrowings under mortgage notes	88,533	106,082	366,963
Repayments of mortgage notes	(198,419)	(87,892)	(284,702)
Deferred financing costs on mortgage notes	(141)	(1,029)	(4,704)
Borrowings from construction loans	16,647	8,440	22,066
Repayments of construction loans	(42,463)	(95,771)	(37,000)
Payoff of preferred interest liability	—	(15,300)	—
Borrowings under land loans	19,240	—	—
Deferred financing costs on land loans	(222)	—	—
Repayments of related party notes assumed on acquisition	—	(1,332)	—
Proceeds from issuance of preferred stock	32,300	24,171	86,467
Offering costs paid on issuance of preferred stock	(3,260)	(3,160)	(10,378)
Repurchase of preferred stock	(55,523)	(4,348)	(2,587)
Proceeds from issuance of unsecured promissory notes	7,290	—	—
Offering costs paid on issuance of unsecured notes	(624)	—	—
Repurchase of unsecured promissory notes	(18,428)	(20,763)	(1,206)
Proceeds from issuance of Series A Convertible Preferred Stock	62,213	55,045	2,090
Cash received for future issuance of Series A Convertible Preferred Stock	1,450	—	—
Offering costs paid on issuance of Series A Convertible Preferred Stock	(5,390)	(6,155)	(513)
Repurchase of Series A Convertible Preferred Stock	(783)	—	—
Proceeds from issuance of common stock	21,465	35,412	27,131
Offering costs paid on issuance of common stock	(2,880)	(3,189)	(3,152)
Cash received for future issuance of OP Units	1,525	—	—
Repurchase of common stock/OP Units	(59,099)	(61,145)	(95,404)
Contributions from noncontrolling interests	9,605	—	—
Distributions to convertible preferred stockholders	(6,842)	(1,885)	(4)
Distributions to common stockholders	(18,222)	(19,544)	(21,871)
Distributions to noncontrolling interests - limited partners	(22,949)	(23,708)	(23,233)
Distributions to noncontrolling interests - partially owned entities	(347)	(4,056)	(1,150)
Net cash used in financing activities	(250,467)	(53,742)	(23,763)
Net (decrease) increase in cash and cash equivalents and restricted cash	(25,621)	2,624	(4,711)
Cash and cash equivalents and restricted cash, beginning of period	93,437	90,813	95,524
Cash and cash equivalents and restricted cash, end of period	$67,816	$93,437	$90,813

Reconciliation of cash and cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$39,454	$59,877	$63,800
Restricted cash	28,362	33,560	27,013
Total cash and cash equivalents and restricted cash	$67,816	$93,437	$90,813

Cottonwood Communities, Inc.
Consolidated Statements of Cash Flows (Continued)
(in thousands)

	For the Year Ended December 31,
	2025	2024	2023
Supplemental disclosure of cash flow information:
Cash paid for interest	$69,946	$82,321	$67,357
Income taxes paid	233	397	582

Supplemental disclosure of non-cash investing and financing activities:
Changes in accrued deferred offering costs	$(465)	$(353)	$(1,387)
Distributions reinvested in common stock	3,412	3,182	2,353
Changes in accrued capital expenditures	$1,138	(11,493)	(6,773)
Paid-in-kind interest related to construction	$271	2,297	4,293
Changes in accrued redemptions	$638	(4,666)	3,497
RealSource Acquisition
Real estate assets	$474,773	$—	$—
Investment in unconsolidated real estate entity	23,507	—	—
Mortgage notes assumed	(274,941)	—	—
Other assets and liabilities assumed, net	(11,402)	—	—
Value of CCI Common Stock/CROP Units issued for interests acquired	213,274	—	—
Cottonwood Lighthouse Point Acquisition
Real estate assets, net of cash acquired	$—	$86,961	$—
Mortgage note assumed	—	(47,581)	—
Other assets and liabilities assumed, net	—	(2,426)	—
Value of CROP Units issued for interests acquired	—	3,322	—
Alpha Mill Acquisition
Real estate assets, net of cash acquired	$—	$73,253	$—
Mortgage note assumed	—	(38,295)	—
Other assets and liabilities assumed, net	$—	181	—
Value of CROP Units issued for interests acquired	$—	10,891	19,829
Melrose Phase II Acquisition
Real estate assets, net of cash acquired	$—	$—	$39,582
Mortgage note assumed	—	—	(31,387)
Other assets and liabilities assumed, net	—	—	(280)
Value of CROP Units issued for interests acquired	—	—	3,110
805 Riverfront Acquisition
Real estate assets, net of cash acquired	$—	$—	$99,153
Mortgage note assumed	—	—	(45,306)
Other assets and liabilities assumed, net	—	—	15,300
Value of CROP Units issued for interests acquired	—	—	(14,907)

See accompanying notes to consolidated financial statements

Cottonwood Communities, Inc.
Notes to Consolidated Financial Statements
1.Organization and Business
Cottonwood Communities, Inc. (“CCI,” the “Company,” “we,” “us,” or “our”) invests in a diverse portfolio of multifamily apartment communities and multifamily real estate-related assets throughout the United States. We are externally managed by our advisor, CC Advisors III, LLC (“CC Advisors III”), a wholly owned subsidiary of our sponsor, Cottonwood
Communities Advisors, LLC (“CCA”). We were incorporated in Maryland in 2016. We own all of our assets through our operating partnership, Cottonwood Residential O.P., LP (“CROP”), and its subsidiaries. We are the sole member of
Cottonwood Communities GP Subsidiary, LLC, the sole general partner of CROP (“CCGP”) and own general partner interests in CROP alongside third-party limited partners.
We are a non-listed, perpetual-life, net asset value (“NAV”), real estate investment trust (“REIT”). We qualified as a
REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2019. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to stockholders and maintain our qualification as a REIT.
As a perpetual-life REIT, we intend to offer common stock through public offerings that do not have a predetermined duration, subject to continued compliance with the rules and regulations of the SEC and applicable state laws. Our current offering, which commenced November 4, 2025, is for $675.0 million of shares of common stock in a primary offering and
$75.0 million under our distribution reinvestment plan (“DRP”). As of December 31, 2025, we have raised gross proceeds of
$388.4 million from all our public offerings, including $11.3 million in proceeds through our DRP.
Since November 2019, we have periodically conducted private placement offerings exempt from registration under the
Securities Act pursuant to which we have offered for sale to accredited investors preferred stock at a purchase price of $10.00 per share of preferred stock (the “Private Offerings”). As of December 31, 2025, we have raised gross proceeds of
$389.4 million from the Private Offerings. Additional information about our preferred stock is included in Note 9 for preferred stock accounted for as liabilities and Note 10 for preferred stock accounted for as equity.
In addition, we have a program through our taxable REIT subsidiary (the “DST Program”), to sell beneficial interests
(“DST Interests”) in Delaware statutory trusts (“DSTs”) holding real properties to accredited investors through private placement offerings exempt from registration under the Securities Act. We commenced our first offering of DST Interests in
Cottonwood Riverfront DST, a DST holding 805 Riverfront, in the third quarter of 2025. Our ownership interest in 805
Riverfront will decline as we raise proceeds in this DST offering. As of December 31, 2025, $11.0 million of DST Interests had been sold.
We own and operate a diverse portfolio of investments in multifamily apartment communities located in targeted markets throughout the United States. As of December 31, 2025, our portfolio consists of ownership interests or structured investment interests in 45 multifamily apartment communities in 15 states with 12,780 units, including 198 units in one multifamily apartment community under construction or in lease-up and another 1,545 units in seven multifamily apartment communities in which we have a structured investment interest. In addition, we have an ownership interest in five land sites we plan to develop. We operate as one reportable segment comprised of multifamily real estate.
Merger with RealSource
On June 25, 2025, we entered into a stock-for-stock and unit-for-unit merger agreement with RealSource Properties,
Inc. (“RS”) and RealSource Properties OP, LP, the operating partnership of RS (“RSOP”).  The merger closed on December 18,
2025, whereby RS merged with and into CCGP and RSOP merged with and into CROP (the “RS Merger”).
At the effective time of the RS Merger, each issued and outstanding share of RS common stock was converted into
0.8634 shares of Class I common stock of CCI and each issued and outstanding common unit of limited partnership interests in
RSOP was converted into 0.8634 common units of limited partnership interest in CROP (“CROP Units”). The exchange ratio is subject to further adjustment as described in the Merger Agreement. A total of 182,605 shares of Class I common stock and
17,502,690 CROP Units were issued in connection with the RS Merger.
The RS Merger resulted in us acquiring 11 multifamily apartment communities totaling 3,565 units. In connection with the Merger, we also acquired third-party property management contracts on five additional properties totaling 985 units.

2.Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the
“SEC”). In the opinion of management, the accompanying consolidated financial statements contain all adjustments and eliminations, consisting only of normal recurring adjustments necessary for a fair presentation in conformity with GAAP.
Principles of Consolidation
The consolidated financial statements include our accounts and the accounts of our subsidiaries for which we have a controlling interest. The operating partnership and its subsidiaries are consolidated as they are controlled by CCI. All intercompany balances and transactions have been eliminated in consolidation.
Some of our partially owned and unconsolidated properties are owned through a tenant in common (“TIC interest”)
structure. TIC interests constitute separate and undivided interests in real property. TIC interests in properties for which we exercise significant influence are accounted for using the equity method of accounting until we have acquired a 100% interest in the property.
Number of units and certain other measures used to describe real estate assets included in the notes to the consolidated financial statements are presented on an unaudited basis.
Certain amounts in the prior year consolidated financial statements and notes to the consolidated financial statements have been reclassified to conform to the current year presentation. Such reclassifications did not impact previously reported net loss or accumulated deficit or change net cash provided by or used in operating, investing or financing activities.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
Variable Interest Entities
We invest in entities that qualify as variable interest entities (“VIEs”). All VIEs for which we are the primary beneficiary are consolidated. VIEs for which we are not the primary beneficiary are accounted for under the equity method. See
Note 13 for more details on our VIEs.
Investments in Real Estate
In accordance with Accounting Standards Codification Topic 805, Business Combinations, we determine whether an acquisition qualifies as a business combination or as an asset acquisition.
We account for business combinations by recognizing assets acquired and liabilities assumed at their fair values as of the acquisition date and expensing transaction costs. Differences between the transaction price and the fair value of identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, are accounted for as goodwill, or conversely, as a gain on bargain purchase. Transaction costs are included within general and administrative expenses on our consolidated statements of operations as incurred.
We account for asset acquisitions by allocating the total cost to the individual assets acquired on a relative fair value basis. Real estate assets and liabilities include land, building, furniture, fixtures and equipment, other personal property, in-
place lease intangibles and debt. Asset acquisition accounting is also used when we acquire a controlling interest through the acquisition of additional interests in partially owned real estate.
Fair values are determined using methods similar to those used by independent appraisers, and include using replacement cost estimates less depreciation, discounted cash flows, market comparisons, and direct capitalization of net operating income. In determining fair values, we utilize a number of sources, including independent land appraisals which consider comparable market transactions, building replacement cost estimates based on property-specific characteristics and other publicly available market data. The fair value of debt assumed is determined using a discounted cash flow analysis based on remaining loan terms and principal. Discount rates are based on management’s estimates of current market interest rates for instruments with similar characteristics, and consider remaining loan term and loan-to-value ratio. The fair value of debt is a present value application which discounts the difference between the remaining contractual and market debt service payments at an equity discount rate. The equity discount rate is an estimated levered return and is calculated using the loan-to-value, unlevered property discount rate, and a market rate.
Real Estate Assets, Net
We state real estate assets at cost, less accumulated depreciation and amortization. We capitalize costs related to the development, construction, improvement, and significant renovation of properties, which include capital replacements such as scheduled carpet replacement, new roofs, HVAC units, plumbing, concrete, masonry and other paving, pools and various exterior building improvements. We also capitalize salary costs directly attributable to significant renovation work.
We compute depreciation on a straight-line basis over the estimated useful lives of the related assets. Intangible lease assets are amortized to depreciation and amortization over the remaining lease term. The useful lives of our real estate assets are as follows (in years):

Land improvements	5 - 15
Buildings	30
Building improvements	5 - 15
Furniture, fixtures and equipment	5 - 15
Intangible lease assets	Over lease term
We expense ordinary maintenance and repairs to operations as incurred. We capitalize significant renovations and improvements that improve and/or extend the useful life of an asset and amortize over their estimated useful life, generally five to 15 years.
Impairment of Long-Lived Assets
Long-lived assets include real estate assets and acquired intangible assets. Long-lived assets are depreciated or amortized on a straight-line basis over their estimated useful lives. On an annual basis, we assess potential impairment indicators of long-lived assets. We also review for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators that may cause an impairment review include, but are not limited to, significant under-performance relative to historical or projected future operating results, significant market or economic trends and substantial reduction in the expected holding period of an asset.
When we determine the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators, we determine recoverability by comparing the carrying amount of the asset to the net future undiscounted cash flows the asset is expected to generate. We recognize, if appropriate, an impairment equal to the amount by which the carrying amount exceeds the fair value of the asset. During the year ended December 31, 2025, we recognized an impairment loss of $1.0 million on The Archer. No impairment losses were recognized for the years ended December 31, 2024 and 2023 related to our long-lived assets.
Investments in Unconsolidated Real Estate Entities
Real estate investments where we have significant noncontrolling influence and VIEs where we are not the primary beneficiary are accounted for under the equity method.
Equity method investments in unconsolidated real estate entities are recorded at cost, adjusted for our share of net earnings or losses each period, and reduced by distributions. Equity in earnings or losses is generally recognized based on our ownership interest in the earnings or losses of the unconsolidated real estate entities. We follow the “look through” approach for classification of distributions from unconsolidated real estate entities in the consolidated statements of cash flows. Under this approach, distributions are reported under operating cash flow unless the facts and circumstances of a specific distribution clearly indicate that it is a return of capital (e.g., a liquidating dividend or distribution of the proceeds from the entity’s sale of assets), in which case it is reported as an investing activity.
We assess potential impairment of investments in unconsolidated real estate entities whenever events or changes in circumstances indicate that the fair value of the investment is less than its carrying value. To the extent impairment has occurred, and is not considered temporary, the impairment is measured as the excess of the carrying amount of the investment over the fair value of the investment. No impairment losses were recognized for the years ended December 31, 2025, 2024 and
2023 related to our investments in unconsolidated real estate entities.
Investments in Real Estate-Related Loans
Investments in real estate-related loans are mezzanine loans issued to entities pursuing apartment developments.
Interest is recorded over the life of the mezzanine loan as other revenues on the statements of operations.
We estimate an allowance for credit losses for each mezzanine loan using relevant available information relating to past events, current conditions and reasonable forecasts. As of December 31, 2025 and 2024, the allowance for credit losses on our mezzanine loans was not significant.
Cash and Cash Equivalents
We consider all cash on deposit, money market funds and short-term investments with original maturities of three months or less to be cash and cash equivalents. We maintain cash in demand deposit accounts at several major commercial banks where balances in individual accounts at times exceed FDIC insured amounts. To reduce the risk associated with the failure of such financial institutions, we periodically evaluate the credit quality of the financial institutions in which we hold deposits. We have not experienced any losses in such accounts.
Restricted Cash
Restricted cash primarily consists of a construction bond, escrow deposits held by title companies or by lenders for property taxes, insurance, debt service, future funding and replacement reserves, residents’ security deposits and cash in escrow for self-insurance retention.
Unsecured Promissory Notes
The 2019 6% Notes and 2025 7.25% Notes are unsecured notes issued to investors outside of the United States. These unsecured promissory notes are described in Note 7. These instruments are similar in nature, have fixed interest rates and maturity dates, and are denominated in U.S. dollars.
Preferred Stock
Series 2019 Preferred Stock, Series 2023 Preferred Stock, Series 2023-A Preferred Stock and Series 2025 Preferred
Stock are described in Note 9. These instruments are similar in nature and are classified as liabilities on the consolidated balance sheets due to the mandatory redemption of these instruments on a fixed date for a fixed amount. Preferred stock distributions for these series of preferred stock are recorded as interest expense.
Series A Convertible Preferred Stock is described in Note 10. These instruments are perpetual preferred stock and classified as equity. The Series A Convertible Preferred Stock is convertible into Class I shares of our common stock at the option of the shareholder and by us, subject to certain terms and conditions, including hold periods. Dividends on this series of preferred stock are recorded as distributions to the preferred stockholder.
Debt Financing Costs
Debt financing costs are presented as a direct deduction from the carrying amount of the associated debt liability, which includes mortgage notes, unsecured promissory notes, our revolving credit facility and mandatorily redeemable preferred stock. Debt financing costs are amortized over the life of the related liability through interest expense.
Revenue Recognition
We lease our multifamily residential units with rents generally due on a monthly basis. Terms are generally one year or less, renewable upon consent of both parties on an annual or monthly basis. Rental and other property revenues is recognized in accordance with Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”). Rental and other property revenues consist of rents and other fees charged to tenants and represent 90% of our total revenue for the year ended December
31, 2025.

Our non-lease related revenue consists of income earned from our property management, development, asset management and interest income from our investments in real estate-related loans. Property management and development revenue is derived primarily from our property management services, development and construction work, and internet services. Other revenues consists of interest revenue from our investments in real estate-related loans.
Non-lease revenues are recognized in accordance with Accounting Standards Update No. 2014-09, Revenue from
Contracts with Customers (“Topic 606”) (“ASU 2014-09”), as subsequently amended. The guidance requires that revenue
(outside of the scope of Topic 842) is recognized when a customer obtains control of promised goods or services in an amount that reflects the consideration the entity expects to receive in exchange for those goods or services.
Performance Participation Allocation
Under the terms of our operating partnership agreement, the Special Limited Partner, an affiliate of our advisor, is entitled to an allocation of CROP’s total return to its capital account.  The receipt of the performance participation allocation is subject to the ongoing effectiveness of our advisory agreement and the achievement of certain hurdles. As the performance participation allocation is associated with the performance of a service by the advisor, it is expensed in our consolidated statements of operations. Refer to Note 11.
Income Taxes
We elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, beginning with the year ending December 31, 2019. As a REIT, we are not subject to federal income tax with respect to that portion of its income that meets certain criteria and is distributed annually to stockholders. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the REIT’s taxable income, excluding net capital gains, to stockholders. We have adhered to, and intend to continue to adhere to, these requirements to maintain REIT status.
If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. As a qualified REIT, we are still subject to certain state and local taxes and may be subject to federal income and excise taxes on undistributed taxable income. In addition, taxable income from activities managed through our taxable REIT subsidiary (“TRS”) are subject to federal, state and local income taxes. Provision for such taxes has been included in income tax expense on our consolidated statements of operations.
CROP is generally not subject to federal and state income taxes. CROP Unit holders, including CCI, are subject to tax on their respective allocable shares of CROP’s taxable income.  However, there are certain states that require an entity level tax on CROP.
We determine deferred tax assets and liabilities applicable to the TRS based on differences between financial reporting and tax bases of existing assets and liabilities. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, only to the extent that it is more likely than not that future taxable profits will be available against which they can be utilized. We recognize interest and penalties relating to uncertain tax positions in income tax expense when incurred.
For the year ended December 31, 2025, we had an income tax benefit of $1.6 million and for the years ended
December 31, 2024 and 2023, we had an income tax expense of $38,000 and $0.3 million, respectively, of which all but an insignificant amount was current.
As of December 31, 2025 and 2024, our deferred tax liability was $8.0 million and $9.4 million, respectively, and is included in accounts payable, accrued expenses and other liabilities on the consolidated balance sheets.
For the year ended December 31, 2022, we had $37.7 million of net Section 1231 gains allocated to our TRS, primarily from a promote received from an incentive allocation agreement. We recorded deferred tax liabilities of $9.2 million related to these gains in 2022. They are deferred as these Section 1231 gains have been contributed to a Qualified Opportunity
Zone fund, which provides tax benefits for development programs located in designated areas. We expect that these deferred tax liabilities will be realized in 2026.

Noncontrolling Interests
The portion of ownership interests in consolidated entities not held by CCI are reported as noncontrolling interests.
Equity and net income (loss) attributable to CCI and to noncontrolling interests are presented separately on the consolidated financial statements. Changes in noncontrolling ownership interests, are accounted for as equity transactions.
Noncontrolling interest – limited partners – These noncontrolling interests represent ownership interest in CROP
(“CROP Units”) not held by CCI, the sole member of the general partner. Net income or loss is allocated to these limited partners of CROP based on their ownership percentage. Issuance of additional common stock by CCI or CROP Units to limited partners changes the ownership interests of both CCI and the limited partners of CROP.
Consistent with the one-for-one relationship between the CROP Units issued to CCI, limited partners are attributed a share of net income or loss in CROP based on their weighted-average ownership interest in CROP during the period.
Noncontrolling interest – partially owned entities – These noncontrolling interests represent ownership interests that are not held by us in consolidated entities. Net income (loss) is allocated to noncontrolling interests in partially owned entities based on ownership percentage in those entities.
The sale of beneficial interests in our DST program that do not result in a loss of control are accounted as equity transactions in accordance with ASC 810, Consolidation. Accordingly, no gain or loss is recognized in the consolidated statements of operations. The carrying amount of the noncontrolling interest is adjusted to reflect the change in ownership, and any difference between the consideration received and the adjustment to the noncontrolling interest is recorded in additional equity attributable to CCI common stock and CROP Units.
Refer to Note 14 for more information on our noncontrolling interests.
Share-Based Compensation
Share-based compensation is accounted for in accordance with ASC 718, Compensation - Stock Compensation, which requires that all share-based payments to employees and non-employee directors be recognized in the Consolidated Statements of Operations over the service period based on expected vesting. Fair value is determined based on the grant date NAV.
Organization and Offering Costs
Organization and offering costs for preferred stock accounted for as equity and for common stock are recorded as an offset to equity. As of December 31, 2025, we incurred $12.1 million and $23.1 million in total organization and offering costs related to the Series A Convertible Preferred Offering and the Follow-on Offering, respectively.
Organization and offering costs for preferred stock accounted for as liabilities, with the exception of preferred stock issued through our exchange offering, are deferred and amortized up to the redemption date through interest expense. We incurred $13.2 million in total organization and offering costs related to the offering of the Series 2019 Preferred Stock, which was fully subscribed and terminated in March 2022. We incurred $13.2 million in total organization and offering costs related to the offerings of the Series 2023 Preferred Stock, which was fully subscribed and terminated in December 2024. We incurred
$0.3 million in total organization and offering costs related to the offerings of the Series 2023-A Preferred Stock, which was fully subscribed and terminated in June 2024. As of December 31, 2025, we have incurred $3.5 million in total organization and offering costs related to the offering of  the Series 2025 Preferred Stock.
Recent Accounting Pronouncements
In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update
(“ASU”) 2024-03, Disaggregation of Income Statement Expenses, which requires disclosure of additional information about specific cost and expense categories in the notes to the financial statements. The ASU will be applied either prospectively or retrospectively and is effective for us for the year ended December 31, 2027, and interim reporting periods commencing in
2028. We are currently evaluating the effect the ASU will have on our consolidated financial statements and related disclosures.
In December 2023, the FASB issued ASU No. 2023-09 Income Taxes (Topic 740): Improvements to Income Tax
Disclosures, which intends to improve the transparency of income tax disclosures. ASU No. 2023-09 is effective for us for the year ended December 31, 2025 and is to be adopted on a prospective basis with the option to apply retrospectively.  The ASU is effective for us for the year ended December 31, 2025, and interim periods commencing in 2026. There was no material impact on the consolidated financial statements.

3.Merger with RealSource
On December 18, 2025, we completed the Merger with the RS Parties (see Note 1). The Merger has been accounted for as an asset acquisition in accordance with ASC Topic 805 which requires that the cost of an acquisition be allocated on a relative fair value basis to the assets acquired and the liabilities assumed. The following table summarizes the fair value of total consideration transferred in the Merger ($ in thousands):

Consideration	December 18, 2025
Common Stock	$2,074
OP Units	198,792
Cash	1,605
Transaction costs	6,432
Total consideration	$208,903
The following table summarizes the estimated fair values assigned to the assets acquired and liabilities assumed (in thousands):

December 18, 2025
Real estate assets
Building	$352,897
Land	56,312
Land improvements	40,116
Personal property	11,210
Lease intangibles	14,231
Investments in unconsolidated real estate entities	23,507
Intangible assets - other (1)	4,472
Cash and restricted cash	9,380
Other assets	1,629
Mortgage notes	(274,941)
Accounts payable, accrued expenses and other liabilities	(17,502)
Noncontrolling interests	(12,408)
Fair value of net assets acquired	$208,903

(1) Included in other assets on the consolidated balance sheets. This balance represents property management contracts obtained in the RS Merger and will be amortized over five years.
4.Real Estate Assets, Net
The following table summarizes the carrying amounts of our consolidated real estate assets ($ in thousands):

	Balance at December 31,
	2025	2024
Land	$280,011	$265,635
Building and improvements	1,617,134	1,459,787
Furniture, fixtures and equipment	72,834	67,131
Intangible assets	49,348	37,782
Construction in progress (1)	89,184	46,965
	2,108,511	1,877,300
Less: Accumulated depreciation and amortization	(220,786)	(197,803)
Real estate assets, net	$1,887,725	$1,679,497

(1) Includes construction in progress for our development projects and capitalized costs for improvements not yet placed in service at our stabilized properties.

Asset Acquisitions
During the year ended December 31, 2025, we acquired $474.8 million of real estate assets in conjunction with our
Merger with the RS Parties (see Note 1 and Note 3).
The following table summarizes the purchase price allocation of the real estate assets acquired during the year ended
December 31, 2024 ($ in thousands):

			Allocated Amounts
Property	Location	Date Consolidated	Building	Land	Land Improvements	Personal Property	Lease Intangibles	Total
Cottonwood Lighthouse Point	Pompano Beach, FL	3/28/24	$72,046	$12,156	$1,114	$1,167	$2,360	$88,843
Alpha Mill	Charlotte, NC	4/26/24	$58,277	$11,586	$1,789	$2,231	$1,812	$75,695
Cottonwood Lighthouse Point was consolidated in March 2024 when we issued 259,246 CROP Units and assumed
$1.3 million in related party notes and interest to acquire the remaining 13.2% tenant in common interests in the property. The value of the CROP Units was $3.3 million. Cottonwood Lighthouse Point was previously accounted for as an equity method investment.
Alpha Mill was consolidated in April 2024 when we issued 858,158 CROP Units to acquire the remaining 26.3%
tenant in common interests in the property. The value of the CROP Units was $10.9 million. Alpha Mill was previously accounted for as an equity method investment.
The following table summarizes the purchase price allocation of the real estate assets acquired during the year ended
December 31, 2023 ($ in thousands):

			Allocated Amounts
Property	Location	Date Consolidated	Building	Land	Land Improvements	Personal Property	Lease Intangibles	Debt Fair Value Adjustment	Total
Melrose Phase II	Nashville, TN	8/2/23	$32,115	$5,156	$248	$1,021	$1,043	$1,013	$40,596
Melrose Phase II was consolidated in August 2023 when we issued 175,077 CROP Units to acquire the remaining
20.2% tenant in common interests in the property. The value of the CROP Units was $3.1 million. Melrose Phase II was previously accounted for as an equity method investment.
Asset Dispositions
Sale of Cottonwood Broadway
On February 28, 2025, we sold Cottonwood Broadway for net proceeds of $41.0 million after repayment of associated mortgage debt. We recorded a net gain on sale of $7.9 million.
As part of the sale, we provided a 10-year, $7.0 million unsecured promissory note to the buyer. The note bears an interest rate of 6.78%. The promissory note can be prepaid anytime with the first payment due on the 25th month of the loan.
The promissory note is included in other assets on the consolidated balance sheet at December 31, 2025. As of December 31,
2025, interest receivable was $0.4 million.

Sale of Parc Westborough
On May 14, 2025, we sold Parc Westborough for net proceeds of $72.3 million after repayment of the balance of the revolving credit facility allocated to Parc Westborough. We recorded a net gain on sale of $32.3 million.
Sale of Sugarmont
On May 30, 2025, we sold Sugarmont for net proceeds of $56.6 million after repayment of associated mortgage debt.
We recorded a net gain on sale of $24.6 million.
Sale of Cottonwood West Palm
On February 29, 2024, we sold Cottonwood West Palm for net proceeds of $34.0 million. We recorded a net gain on sale of $26.6 million.
The Marq Highland Park Tenant in Common Sale
On July 23, 2024, we sold 25.9% of tenant in common interests in The Marq Highland Park Apartments to unaffiliated third parties for net cash consideration of $7.2 million. As a result of this transaction, The Marq Highland Park was deconsolidated with our remaining ownership interest of 74.1% recorded at fair value as an investment in unconsolidated real estate. We engaged third-party specialists to assist in determining the fair value of the various components of this transaction, including the remaining ownership interest. Refer to Note 5.
The following table summarizes the gain calculation, recorded in gain on sale of real estate assets on the consolidated statements of operations ($ in thousands):

Total consideration, net of loan assumptions and transaction costs	$7,227
Fair value of remaining ownership interest	24,211
Book value of remaining ownership interest	(10,765)
Gain on sale	$20,673
Cottonwood Lighthouse Point Transaction
On February 14, 2023, we sold tenant-in-common interests in Cottonwood Lighthouse Point to certain unaffiliated third parties for net proceeds of $7.2 million, reducing our ownership from 100% to 86.8%. As a result of this transaction,
Cottonwood Lighthouse Point was deconsolidated on February 14, 2023 and our remaining ownership in Lighthouse Point is recorded as an investment in unconsolidated real estate. Refer to Note 4. We recorded a gain on sale of $1.0 million related to this transaction.
Sale of Cottonwood One Upland
On December 15, 2023, we sold Cottonwood One Upland for net proceeds of $38.8 million. We recorded a net gain on sale of $23.0 million.

5. Investments in Unconsolidated Real Estate Entities
Our investments in unconsolidated real estate entities consist of ownership interests in stabilized properties and preferred equity investments as follows as of December 31, 2025 and 2024 ($ in thousands):

			Balance at December 31,
Property / Development	Location	% Owned	2025	2024
Stabilized Properties
Cottonwood Bayview (1)	St. Petersburg, FL	71.0%	$8,377	$10,314
Toscana at Valley Ridge (1)	Lewisville, TX	58.6%	5,298	6,036
Fox Point (1)	Salt Lake City, UT	52.8%	11,775	12,570
The Marq Highland Park (1)	Tampa, FL	74.1%	19,860	22,265
Autumn Ridge (1) (2)	Raleigh, NC	92.4%	23,259	—

Preferred Equity Investments
417 Callowhill (3)	Philadelphia, PA		44,752	44,733
Infield (3)	Kissimmee, FL		20,389	15,408

Other Investments
Regenerant Venture (4)	Various		10,987	—
Other			242	230
Total			$144,939	$111,556

(1) We account for our tenant in common interests in these properties as equity method investments. Refer to Note 2.
(2) On December 18, 2025, we acquired an ownership interest in Autumn Ridge in conjunction with our Merger with the RS Parties.
(3) As of December 31, 2025, we have fully funded our commitments on both 417 Callowhill and Infield.
(4) On July 31, 2025, we formed a joint venture with Regenerant Housing Partners (the “Regenerant Venture”) focused on affordable housing investment opportunities. The Regenerant Venture will pursue, among other strategies, the acquisition or recapitalization of general and limited partnership interests in low-income housing tax credit and workforce housing projects. On August 4, 2025, we contributed $11.2 million to fund the acquisition of partnership interests in three projects (two located in Boulder, CO and one located in Kansas City, MO).

Our proportionate share of losses from unconsolidated stabilized properties for the years ended December 31, 2025,
2024 and 2023 was $3.2 million, $4.6 million and $5.4 million, respectively. During February 2023, we received $16.9 million and $1.2 million in distributions as a return of capital from debt refinances at Cottonwood Bayview and Toscana at Valley
Ridge, respectively. These amounts are included in equity in earnings of unconsolidated real estate entities in the consolidated statements of operations.
The following is a summary of certain operating and balance sheet data for our stabilized properties ($ in thousands):

Operating data:	2025 - For the Period Held as Equity Method Investments	2024 - For the Period Held as Equity Method Investments	2023 - For the Period Held as Equity Method Investments
Total revenues	$28,096	$27,496	$32,373
Total operating expenses	11,356	11,091	13,532
Total other expenses	(20,167)	(20,539)	(26,086)
Net loss	(3,427)	(4,134)	(7,245)

Balance sheet data:	December 31, 2025	December 31, 2024	December 31, 2023
Real estate assets	$302,489	$249,807	$362,157
Cash and cash equivalents	8,006	6,526	3,581
Total assets	311,007	256,854	374,392
Mortgage notes, net	228,423	195,060	235,343
Total liabilities	232,218	197,500	240,185

Certain investments have liquidation rights and priorities that are different from ownership percentages. For these investments, the hypothetical liquidation book value (“HLBV”) method was used to calculate equity in earnings. Under this method, equity in earnings or losses is based on changes in the amounts that would be received if the investee liquidated its assets at GAAP carrying values and distributed the proceeds in accordance with the governing agreements. The HLBV method is a balance sheet focused approach commonly applied to equity method investments where cash distributions are aligned with ownership percentages.
Equity in earnings for our preferred equity investments for the years ended December 31, 2025, 2024 and 2023 were
$3.0 million, $10.4 million and $11.9 million, respectively. These amounts relate to interest income and are included in equity in earnings of unconsolidated real estate entities in the consolidated statements of operations.
6.Investments in Real Estate-Related Loans
Our investments in real estate-related loans consist of the following as of December 31, 2025 and 2024 ($ in thousands):

				December 31, 2025			December 31, 2024
Property Name	Loan Type	Fixed Interest Rate	Maturity Date	Amortized Cost	Allowance for Credit Losses	Carrying Value	Amortized Cost	Allowance for Credit Losses	Carrying Value
2215 Hollywood (1)	Mezzanine Loan	14.5%	April 14, 2026	$10,045	$(9)	$10,036	$10,045	$(42)	$10,003
Monrovia Station (2)	Mezzanine Loan	16.5%	July 18, 2027	20,150	(76)	20,074	20,150	(126)	20,024
Prospect on Central (3)	Mezzanine Loan	15.0%	May 8, 2027	4,299	(27)	4,272	—	—	—
Bowline (4)	Mezzanine Loan	14.8%	May 20, 2029	8,418	(70)	8,348	—	—	—
Total				$42,912	$(182)	$42,730	$30,195	$(168)	$30,027

(1) The 2215 Hollywood loan was originated in April 2023 and has one 12-month extension option.
(2) The Monrovia Station loan was originated in July 2023 and has two 12-month extension options.
(3) On April 16, 2025, we provided a $5.1 million mezzanine loan to Prospect on Central, a mixed-use property in Denver, Colorado. The loan has two 12-
month extension options. As of December 31, 2025, carrying value includes $0.8 million of unamortized discount.

(4) On May 20, 2025, we provided a $8.4 million mezzanine loan to the sponsor of Bowline, a ground-up development in Santa Rosa Beach, Florida. The loan has two 12-month extension options.
We elected not to measure an allowance for credit losses on accrued interest receivable due to our policy of writing off uncollectible accrued interest receivable balances in a timely manner. As of December 31, 2025 and 2024, interest receivable of
$13.0 million and $6.0 million, respectively, is included within other assets on the consolidated balance sheets and is excluded from the carrying value of investments in real estate-related loans.

7.Debt
Mortgage Notes and Revolving Credit Facility
The following table is a summary of the mortgage notes and revolving credit facility secured by our properties as of
December 31, 2025 and 2024 ($ in thousands):

Indebtedness	Weighted-Average Interest Rate	Weighted-Average Remaining Term (1)	Principal Balance Outstanding
			December 31, 2025	December 31, 2024
Fixed rate loans
Fixed rate mortgages	4.53%	3.6 Years	$1,084,660	$808,056
Total fixed rate loans			1,084,660	808,056
Variable rate loans (2)
Floating rate mortgages	5.72% (3)	5.3 Years	166,598	273,416
Variable rate revolving credit facility	6.32%	2.0 Years	6,000	79,250
Total variable rate loans			172,598	352,666
Total secured loans			1,257,258	1,160,722
Unamortized debt issuance costs and discounts			(2,429)	(4,220)
Premium on assumed debt, net			(8,192)	(4,988)
Mortgage notes and revolving credit facility, net			$1,246,637	$1,151,514

(1) For loans where we have the ability to exercise extension options at our own discretion, subject to certain debt service coverage ratio, loan to cost or debt yield requirements, the maximum maturity date has been assumed.

(2) The interest rates of our variable rate loans are based on 30-Day Average SOFR or one-month SOFR (CME Term).
(3) Includes the impact of interest rate caps in effect on December 31, 2025.
As of December 31, 2025, our $100.0 million variable rate revolving credit facility was secured by Alpha Mill, with the amount available to draw subject to a cap based on certain loan-to-value ratios and other requirements. As of December 31,
2025, the amount available to draw on our variable rate revolving credit facility was capped at $25.4 million primarily due to the interest rate environment and the applicable debt-service coverage ratio.
Proceeds from the sale of Parc Westborough in May 2025 were used to pay down the balance on the revolving credit facility that was allocated to Alpha Mill such that the entire balance on the facility was reduced to $6.0 million.
Included in the December 31, 2025 principal balance outstanding is $278.9 million of fixed rate mortgage loans assumed in the RS Merger. Also included in the December 31, 2025 principal balance outstanding is mortgage debt on
Cottonwood Highland, which on August 28, 2025, was refinanced into a $46.9 million, 5.13% fixed rate mortgage loan that matures on September 1, 2030.
On June 27, 2025, we refinanced the bridge loan on 805 Riverfront on the property with a fixed rate mortgage loan and reduced the debt from $60.2 million to $42.6 million. The mortgage loan bears interest at 5.08% and has a seven-year term that matures on July 1, 2032.
Included in the December 31, 2024 principal balance outstanding is $46.1 million of variable rate mortgage debt on
Cottonwood Broadway, which was sold in February 2025. Refer to Note 4 above for additional discussion on this transaction.
We are in compliance with all covenants associated with our mortgage notes and revolving credit facility as of
December 31, 2025.

Construction Loans
Information on our construction loans is as follows ($ in thousands):

Development	Interest Rate	Final Expiration Date	Loan Amount	Amount Drawn at
				December 31, 2025	December 31, 2024
Cottonwood Highland (1)	30-Day Average SOFR + 2.55%	May 1, 2029	$44,250	$—	$44,046
The Westerly (2)	One-Month SOFR + 3.00%	July 12, 2028	42,000	16,836	—
			$86,250	$16,836	$44,046

(1) On August 28, 2025, we refinanced the construction loan for Cottonwood Highland into a $46.9 million, 5.13% fixed rate mortgage loan that matures on September 1, 2030.
(2) In July 2023, we entered into a construction loan agreement for The Westerly, a development project in Millcreek, UT. Construction is expected to be completed in 2026.
Land Loans
Information on our land loans is as follows ($ in thousands):

			Principal Balance Outstanding
Development	Interest Rate	Maturity Date	December 31, 2025	December 31, 2024
Galleria (1)(2)	One-Month SOFR + 3.00%	February 25, 2026	$14,500	$—
3300 Cottonwood (1)(3)	7.29%	January 22, 2026	4,740	—
Total land loans			19,240	—
Unamortized debt issuance costs			(29)	—
Land loans, net			$19,211	$—

(1) We intend to repay these loans in cash upon maturity with proceeds from cash on hand and available capacity on our revolving credit facility.
(2) On January 21, 2026, we repaid $3.6 million of this loan to extend the maturity date to August 25, 2026.
(3) On January 22, 2026, we extended the maturity date to January 22, 2027.
Unsecured Promissory Notes, Net
We have issued unsecured promissory notes to investors outside of the United States. These notes are subordinate to all of CROP's debt. Information on our unsecured promissory notes is as follows ($ in thousands):

	Offering Size	Interest Rate	Maturity Date	December 31, 2025	December 31, 2024
2019 6% Notes (1)	$25,000	6.50%	December 31, 2025	$—	$21,350
2025 7.25% Notes (1)	50,000	7.25%	December 31, 2029	10,195	—
	$75,000			$10,195	$21,350
Unamortized debt issuance costs				(600)
Unsecured promissory notes, net				$9,595

(1) On August 1, 2025, we launched a $50.0 million private placement offering of 2025 7.25% Notes. The notes bear interest at a rate of 7.25% and mature on
December 31, 2029, with two 12-month extension options. Through December 31, 2025, $2.9 million of 2019 6% Notes were exchanged for 2025 7.25%
Notes on a dollar-to-dollar basis. On December 31, 2025, we fully redeemed the remaining 2019 6% Notes that had not been exchanged for 2025 7.25%
Notes.

The aggregate maturities, including amortizing principal payments on our debt for years subsequent to December 31,
2025 are as follows ($ in thousands):

Year	Mortgage Notes and Revolving Credit Facility	Construction Loans	Land Loans	Unsecured Promissory Notes	Total
2026	$49,144	$—	$19,240	$—	$68,384
2027	365,325	16,836	—	—	382,161
2028	145,915	—	—	—	145,915
2029	70,037	—	—	10,195	80,232
2030	408,917	—	—	—	408,917
Thereafter	217,920	—	—	—	217,920
	$1,257,258	$16,836	$19,240	$10,195	$1,303,529

Approximately $148.2 million of debt, which primarily comprises three mortgage notes with an aggregate principal balance of $130.0 million and land loans with an aggregate principal balance of $15.6 million, is scheduled to mature within twelve months of the issuance date of these consolidated financial statements. Our cash on hand and other liquidity sources are less than these maturities as of the issuance date of these consolidated financial statements.  However, we intend to address these upcoming maturities primarily through refinancing the maturing mortgage loans, selling a land parcel, and using cash on hand and available borrowing capacity under our revolving credit facility. We are actively engaged with our existing lenders and other potential financing sources regarding these refinancing efforts. The mortgage loans are secured by stabilized, income-
producing properties. We believe the operating performance of the underlying assets, current collateral values, and prevailing market conditions support refinancing. Accordingly, we believe it is probable that these plans will be effectively implemented and will enable us to satisfy our obligations as they come due.
8.Fair Value of Financial Instruments
We estimate the fair value of our financial instruments using available market information and valuation methodologies we believe to be appropriate. As of December 31, 2025 and 2024, the fair values of cash and cash equivalents, restricted cash, other assets, related party payables, and accounts payable, accrued expenses and other liabilities approximate their carrying values due to the short-term nature of these instruments.
Fair value measurements are determined based on the assumptions that market participants would use in pricing the asset or liability. Fair value measurements are categorized into one of three levels of the fair value hierarchy based on the lowest level of significant input used. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Considerable judgment and a high degree of subjectivity are involved in developing these estimates. These estimates may differ from the actual amounts that we could realize upon settlement.
The fair value hierarchy is as follows:
Level 1 - Quoted (unadjusted) prices in active markets for identical assets or liabilities.
Level 2 - Other observable inputs, either directly or indirectly, other than quoted prices included in Level 1, including:
•Quoted prices for similar assets/liabilities in active markets;
•Quoted prices for identical or similar assets/liabilities in non-active markets (e.g., few transactions, limited information, non-current prices, high variability over time);
•Inputs other than quoted prices that are observable for the asset/liability (e.g., interest rates, yield curves, volatility, default rates); and
•Inputs that are derived principally from or corroborated by other observable market data.
Level 3 - Unobservable inputs that cannot be corroborated by observable market data.

The table below includes the carrying value and fair value for our financial instruments for which it is practicable to estimate fair value ($ in thousands):

	As of December 31, 2025		As of December 31, 2024
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Asset:
Investments in real estate-related loans	$42,730	$43,713	$30,027	$30,195
Unsecured note receivable	6,936	7,000	—	—
Total	$49,666	$50,713	$30,027	$30,195

Financial Liability:
Fixed rate mortgages	$1,084,660	$1,069,179	$808,056	$787,680
Floating rate mortgages	166,598	167,569	273,416	273,301
Variable rate revolving credit facility	6,000	6,000	79,250	79,250
Construction loans	16,836	16,836	44,046	44,046
Land loans	19,240	19,240	—	—
Series 2019 Preferred Stock	—	—	120,119	120,119
Series 2023 Preferred Stock	102,899	102,899	107,277	107,277
Series 2023-A Preferred Stock	2,950	2,950	2,950	2,950
Series 2025 Preferred Stock	101,780	101,780	—	—
Unsecured promissory notes, net	10,195	10,195	21,350	21,350
Total	$1,511,158	$1,496,648	$1,456,464	$1,435,973
All financial instruments in the table above are categorized as Level 2 in the fair value hierarchy.
9.Preferred Stock
We have (or had) four classes of preferred stock that are accounted for as liabilities on the consolidated balance sheets as they are (or were) mandatorily redeemable. Each class of preferred stock receives a fixed preferred dividend based on a cumulative, but not compounded, annual return. The Series 2019, Series 2023 and Series 2025 Preferred Stock have (or had)
redemption dates with extension options at our discretion, subject to an increase in the preferred dividend rate. We can also redeem our preferred stock early for cash plus all accrued and unpaid dividends.
With respect to distribution rights and rights upon liquidation, dissolution or winding up (i) the Series 2023, Series
2023-A and Series 2025 Preferred Stock rank senior to our common stock and our convertible preferred stock, (ii) the Series
2023 and Series 2025 Preferred Stock rank senior to the Series 2023-A Preferred Stock, and (iii) the Series 2023 Preferred
Stock ranks senior to the Series 2025 Preferred Stock.
Prior to redemption in 2025, Series 2019 Preferred Stock ranked senior to our common stock, convertible preferred stock, Series 2023-A and Series 2025 Preferred Stock. Series 2019 and Series 2023 Preferred Stock ranked on parity with each other.

Information on these classes of preferred stock as of December 31, 2025 and 2024 is as follows:

	Current Dividend Rate	Redemption Date	Maximum Extension Date	Shares Outstanding at
				December 31, 2025	December 31, 2024
Series 2019 Preferred Stock (1)(2)	6.00%	December 31, 2025	December 31, 2025	—	12,011,899
Series 2023 Preferred Stock (1)	6.00% (3)	June 30, 2027	June 30, 2029	10,289,916	10,727,658
Series 2023-A Preferred Stock	7.00%	December 31, 2027	N/A	295,000	295,000
Series 2025 Preferred Stock (1)	6.50% (4)	December 31, 2028	December 31, 2030	10,178,030	—

(1) During the year ended December 31, 2025, we exchanged 6,626,892 shares ($66.3 million) of Series 2019 Preferred Stock and 332,722 shares ($3.3 million) of Series 2023 Preferred Stock for Series 2025 Preferred Stock.

(2) On October 31, 2025, we redeemed all outstanding Series 2019 Preferred Stock for $52.9 million in cash.
(3) The first-year extension dividend rate, applicable from July 1, 2027 to June 30, 2028, is 6.25%. The fully extended dividend rate, applicable from July 1, 2028 to June 30, 2029, is 6.50%.
(4) The first-year extension dividend rate, applicable from January 1, 2029 to December 31, 2029, is 6.75%. The fully extended dividend rate, applicable from January 1, 2030 to December 31, 2030, is 7.00%.

	December 31, 2025	December 31, 2024
Preferred stock outstanding	$207,629	$230,346
Unamortized offering costs and discounts	(9,062)	(9,274)
Preferred stock, net	$198,567	$221,072
All offerings of preferred stock listed above have terminated other than the Series 2025 Preferred Stock offering.
Series 2025 Preferred Stock is being offered (i) for cash at a purchase price of $10.00 per share (with discounts available to certain categories of purchasers) and (ii) through September 30, 2025, could be exchanged for the outstanding shares of our
Series 2019 Preferred Stock at a ratio between 1:1 and 1:1.0782 and our Series 2023 Preferred Stock at a ratio of 1:1. The offerings of Series 2025 Preferred Stock commenced in December 2024 and is ongoing, with our first shares issued in January
2025.
During the year ended December 31, 2025, we issued $102.2 million of Series 2025 Preferred Stock, of which $70.1 million was exchanged for Series 2019 Preferred Stock and $32.1 million was issued for cash. Selling commissions and expenses, legal and other third-party costs for exchanges were expensed under debt modification accounting. During the year ended December 31, 2025, these expenses were $6.1 million and included in other expense in the consolidated statements of operations.
Preferred Stock Dividends
Dividends on preferred stock accounted for as liabilities are recorded through interest expense in the condensed consolidated statements of operations. The following table summarizes our dividend activity for the years ended December 31,
2025, 2024 and 2023 ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Series 2019 Preferred Stock	$3,675	$7,316	$6,913
Series 2023 Preferred Stock	6,303	5,673	3,187
Series 2023-A Preferred Stock	206	206	52
Series 2025 Preferred Stock	4,425	—
Total	$14,609	$13,195	$10,152

Preferred Stock Repurchases
The following table summarizes our repurchase activity for the years ended December 31, 2025, 2024 and 2023 ($ in thousands):

	Year Ended December 31,
	2025		2024		2023
	Number of shares	Aggregate dollar amount	Number of shares	Aggregate dollar amount	Number of shares	Aggregate dollar amount
Series 2019 Preferred Stock	91,886	$892	414,697	$3,986	279,889	$2,666
Series 2023 Preferred Stock	105,020	994	81,200	731	5,000	45
Series 2025 Preferred Stock	38,334	345	—	—	—
Total	235,240	$2,231	495,897	$4,717	284,889	$2,711
10.Stockholders’ Equity
Convertible Preferred Stock
In September 2023, we designated the Series A Convertible Preferred Stock (“Convertible Preferred Stock”). The
Convertible Preferred Stock is accounted for as a class of stockholders’ equity. The holders of Convertible Preferred Stock receive monthly cash dividends at the rate of 8.0% per annum of $10.00 per share when and as authorized by the board of directors and declared by us. The board of directors may increase the dividend rate from time to time in its sole discretion.
Subject to certain terms and conditions set forth in the Articles Supplementary for the Convertible Preferred Stock, the
Convertible Preferred Stock is convertible into Class I shares of our common stock in an amount equal to the purchase price of
$10.00 divided by the net asset value for the Class I shares on the conversion date. The Convertible Preferred Stock is being offered for sale pursuant to a private offering to accredited investors only. The Series A Convertible Preferred Stock ranks senior to our common stock and junior to the Series 2019 (prior to redemption in 2025), the Series 2023, Series 2023-A and the
Series 2025 Preferred Stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our business.
Our board of directors has approved the conversion of eligible Convertible Preferred Stock (i.e. those shares that have been outstanding for at least two years) into our Class I common stock on each of December 1, 2025, January 1, 2026, February
1, 2026, March 1, 2026 and April 1, 2026.  We expect our board of directors to continue to approve the conversion of eligible
Convertible Preferred Stock for record dates after April 1, 2026. As of December 31, 2025, 99,000 shares of Convertible
Preferred Stock have been exchanged.
As of December 31, 2025, there were 11,982,475 shares of Convertible Preferred Stock issued and outstanding.
During the years ended December 31, 2025 and 2024, we paid aggregate dividends on our Convertible Preferred Stock of $6.8 million and $1.9 million. During the year ended December 31, 2023, we incurred an insignificant amount in dividends on our
Convertible Preferred Stock as the first shares of Convertible Preferred Stock were issued in November 2023.
During the year ended December 31, 2025, we repurchased 84,000 shares of Convertible Preferred Stock for $0.8 million at a repurchase price of $9.32. We had no unfulfilled repurchase requests during the year ended December 31, 2025.

Common Stock
The following table summarizes the changes in the shares outstanding for each class of outstanding common stock for the periods presented below:

	Class
	T	D	I	A	Total
Balance at December 31, 2022	4,815,122	64,673	3,861,049	26,604,864	35,345,708
Issuance of common stock	644,374	148,629	650,383	—	1,443,386
Distribution reinvestment	31,289	682	24,344	74,304	130,619
Exchanges and transfers (1)	(1,723)	—	480,749	—	479,026
Repurchases of common stock	(1,571,844)	(11,241)	(720,082)	(3,447,291)	(5,750,458)
Balance at December 31, 2023	3,917,218	202,743	4,296,443	23,231,877	31,648,281
Issuance of common stock	652,724	189,549	1,933,849	—	2,776,122
Distribution reinvestment	68,355	4,574	57,429	118,774	249,132
Exchanges and transfers (1)	(20,174)	—	674,236	—	654,062
Repurchases of common stock	(328,617)	(10,389)	(799,154)	(2,991,807)	(4,129,967)
Balance at December 31, 2024	4,289,506	386,477	6,162,803	20,358,844	31,197,630
Issuance of common stock	348,136	95,924	1,580,627	—	2,024,687
Distribution reinvestment	87,327	12,856	74,461	118,302	292,946
Exchanges and transfers (1)	—	—	694,612	—	694,612
Repurchases of common stock	(596,820)	(61,547)	(1,363,336)	(2,929,448)	(4,951,151)
Balance at December 31, 2025	4,128,149	433,710	7,149,167	17,547,698	29,258,724

(1) Exchanges represent the number of shares CROP Unit holders have exchanged for Class I shares during the period. Transfers represent Class T shares that were converted to Class I shares during the period.

Common Stock Distributions
Distributions on our common stock are determined by the board of directors based on our financial condition and other relevant factors. Common stockholders may choose to receive cash distributions or purchase additional shares through the DRP.
The following table summarizes our distribution activity for the years ended December 31, 2025, 2024 and 2023 ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Paid in cash	$18,222	$19,544	$21,871
Reinvested in shares	3,411	3,182	2,353
Total	$21,633	$22,726	$24,224
Distributions are declared monthly for each share of our common stock. The following table summarizes monthly distributions declared over the last three years, as well as on an annualized basis:

	Declared per Common Share, monthly	Declared per Common Share, annually
January 2023 through July 2025	$0.06083333	$0.73
August 2025	0.05944444	0.71
September 2025	0.05805556	0.70
October through December 2025	0.05666667	0.68
For the years ended December 31 2024 and 2023, 100% (unaudited) of distributions to stockholders were reported as a return of capital or, to the extent they exceed a stockholder’s adjusted tax basis, as gains from the sale or exchange of property.
For the 2025 tax year, all distributions were capital gain distributions.

Common Stock Repurchases
Below is a summary of common share repurchases pursuant to our share repurchase program for the years ended
December 31, 2025, 2024 and 2023 ($ in thousands, except per share data):

	Year Ended December 31,
	2025	2024	2023

Number of shares repurchased	4,951,151	4,129,967	5,750,458
Aggregate dollar amount of shares repurchased	$56,682	$50,935	$95,285
Average repurchase price	$11.45	$12.32	$16.57
11.Related Party Transactions
Advisor Compensation
CC Advisors III manages our business as our external advisor and, under the terms of our advisory agreement, performs certain services for us, including the identification, evaluation, negotiation, origination, acquisition and disposition of investments; and the management of our business. These activities are all subject to oversight by our board of directors. Our advisor is entitled to receive fees and compensation for services provided as described below.
Management Fee. CROP pays our advisor a management fee monthly in an annualized amount as follows: 1.5% of the net asset value of CROP through September 18, 2023; 1.5% of the adjusted net asset value of CROP through December 18,
2025; 1.25% of the adjusted net asset value of CROP through December 31, 2025.  The net asset value of CROP is determined pursuant to our valuation guidelines and reflective of the ownership interest held by CROP in such gross assets.  Adjusted net asset value of CROP includes the value attributable to preferred stock that is convertible into common equity.
Management fees to our advisor for the years ended December 31, 2025, 2024 and 2023 were $12.2 million, $12.5 million and $17.3 million, respectively.
Acquisition Expense Reimbursement. We will reimburse our advisor for out-of-pocket expenses in connection with the selection, evaluation, structuring, acquisition, financing and development of investments, whether or not such investments are acquired, and make payments to third parties or possibly certain of our advisor’s affiliates in connection with providing services to us. There were no acquisition expense reimbursements for the years ended December 31, 2025, 2024 and 2023.
Performance Participation Allocation. In addition to the fees paid to our advisor for services provided pursuant to our advisory agreement, CC Advisors - SLP, LLC, an affiliate of our advisor and the Special Limited Partner at CROP, holds a performance participation interest in CROP that entitles it to receive an allocation of CROP’s total return to its capital account.
The performance participation allocation is an incentive fee indirectly paid to our advisor and receipt of the allocation is subject to the ongoing effectiveness of the advisory agreement. As the performance participation allocation is associated with the performance of a service by the advisor, it is expensed in our consolidated statements of operations.
Total return is defined as all distributions accrued or paid (without duplication) on Participating Partnership units (all units in CROP with the exception of preferred units and the Special Limited Partner Interest) plus the change in the aggregate net asset value of such Participating Partnership units. The annual total return will be allocated solely to the Special Limited
Partner only after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount) and such allocation will continue until the allocation between the Special Limited Partner and all other unit holders is equal to
12.5% and 87.5%, respectively. Thereafter, the Special Limited Partner will receive an allocation of 12.5% of the annual total return. The performance participation allocation is ultimately determined at the end of each calendar year, accrues monthly and will be paid in cash or Class I units at the election of the Special Limited Partner after the completion of each calendar year.
Due to the decrease in the value of our net assets, no performance participation allocation was incurred during the years ended December 31, 2025, 2024 or 2023.
Block C
We, through our indirect subsidiaries, have a joint venture investment in Block C for the purpose of developing three multifamily development projects near Salt Lake City, Utah: The Westerly, Millcreek North, and The Archer. As of December

31, 2025, entities affiliated with us and our advisor (the “Affiliated Members”) have made aggregate capital contributions of
$10.9 million towards the joint venture. The Affiliated Members are owned directly or indirectly by our officers or directors, as well as certain employees of CROP and our advisor or its affiliates. The Affiliated Members participate in the economics of
Block C on the same terms and conditions as us. The development projects are located in an Opportunity Zone, which provides tax benefits for development programs located in designated areas as established by Congress in the Tax Cuts and Jobs Act of
2017. As of December 31, 2025, our ownership in the Block C joint venture was 82.4%. On January 31, 2025, we entered into a contract to sell The Archer to an unrelated party for $3.0 million. This transaction is expected to close in the third quarter of
2026.
Reimbursable Operating Expenses
Our advisor must reimburse us the amount by which our aggregate total operating expenses for the four fiscal quarters then ended exceed the greater of 2% of our average invested assets or 25% of our net income, unless the conflicts committee has determined that such excess expenses were justified based on unusual and non-recurring factors. Our conflicts committee determined that no reimbursement was required as of December 31, 2025, 2024 and 2023.
Assumption of Related Party Notes and Interest
On March 28, 2024, we acquired all of the outstanding tenant in common interests in Cottonwood Lighthouse Point from an unaffiliated third party. As part of the transaction, we assumed $1.3 million of notes and accrued interest held by an affiliate of the seller of the tenant in common interests in favor, directly and indirectly, of nine of our executive officers.
Subsequent to the transaction, we paid the amount outstanding under the notes to the executive officers.
On December 18, 2025, in conjunction with the RS Merger, we assumed a $1.6 million loan payable to Nate Hanks, brother to our Chief Development Officer, Stan Hanks. This loan matures on June 30, 2026 and accrues interest at a fixed rate of 5.0%. On December 31, 2025, we repaid $0.8 million of this loan. Accrued interest at December 31, 2025 was $0.1 million.
This loan, plus its accrued interest, is included within related party payables on the consolidated balance sheets.
APT Cowork, LLC
APT Cowork, LLC (“APT”) engages in the business of converting underutilized and unused common space in multifamily apartment communities or retail space to revenue producing co-working space. Our officers and directors own
93.14% of APT through direct or indirect ownership interests. We and several of our properties have entered into agreements with APT as described below.
Reimbursement and Cost Sharing Agreement. Under the Reimbursement and Cost Sharing Agreement, we make certain employees available to APT. In exchange, APT reimburses us its allocable share of all direct and indirect costs related to the employees utilized by APT, subject to an annual limit of $120,000.
Coworking Space Design Agreement. Under the Coworking Space Design Agreement, APT may advise, design and upgrade common areas at our multifamily properties. In exchange, our properties pay APT a one-time fee of $60,000, which may increase to $75,000.
Services Agreement. Under the Services Agreement, APT provides ongoing administration services in exchange for
$10.00 per apartment unit per month (the "Service Fee") paid by the property. Under the agreement, APT will pay us 50% of coworking revenue it receives at the properties from non-residents. Each of our properties with Services Agreements must also have a Coworking Space Design Agreement with APT.
APT has transitioned its services from a coworking agreement to a license agreement based on occupied units instead of total units. We amended the Services Agreement effective September 1, 2024 which reduced the Service Fee from $10.00 per apartment unit per month to $5.00 per occupied apartment unit per month for any unit not covered under the license agreement. In addition, the amendment provides that the services agreement will terminate upon the earlier of i) the unit-by-unit transition resulting in no additional units receiving payment under the coworking agreement; and (ii) September 30, 2025.  As of September 30, 2025, this agreement has been terminated.

The following are the fees paid or incurred to APT under these agreements for the periods presented ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Reimbursement and Cost Sharing Agreement	$15	$14	$—
Coworking Space Design Agreement	35	452	250
Services Agreement, net revenue share	90	328	410
Western Gardens Transaction
The members of our conflicts committee not otherwise interested in the transaction, have approved our participation, through CROP and its subsidiaries, in a development project, including a related syndication for third-party capital, for 166 residential units in central Salt Lake City, Utah, referred to as Western Gardens (the “Western Gardens Project”). Currently, the
Western Gardens Project is owned indirectly by certain of our executive officers as follows: Daniel Shaeffer (8.139%), Chad
Christensen (14.2440%) and Gregg Christensen (14.2440%). In addition, extended family of our executive officers directly or indirectly own the remaining interests in the project, including Daniel Shaeffer’s sister (12.8104%) and his mother (24.4183%)
and Gregg Christensen’s father-in-law (0.8889%).
In connection with the Western Gardens Project, we expect to engage in the following transactions: (i) a subsidiary of
CROP will provide a promissory note on the property in an amount up to $21.1 million with an interest rate of 8% and interest only payments with principal due upon maturity to fund development costs while third party capital is raised, (ii) CROP will provide development services and guaranty a third-party construction loan in exchange for a development fee (4%), a guaranty fee (1%) and a promote (8% preferred with a 50/50 catch up to 20%, 80/20 to 15% and 65/35 thereafter), which fees will not be borne by our insiders’ investment in the project, (iii) we will allow additional investment in the Western Gardens Project by our officers and directors up to a maximum amount, (iv) CROP will provide property management services upon completion for a fee (3%), and (v) we may invest in the Western Gardens Project alongside our officers and director if sufficient capital is not raised in the syndication.
As of December 31, 2025, we have invested $1.3 million in this project, which is included in real estate assets, net on the consolidated balance sheets.
Office Leases at The Westerly
On August 12, 2025, our conflicts committee approved the negotiation of two separate lease agreements, one with us and the second with CCA, for office space at The Westerly development project. In connection with the approval, our conflicts committee approved a spend of up to $400,000 in tenant improvements, which amount is to be allocated between us and CCA based on leased square footage. The lease terms will be consistent with market and are subject to final approval by our conflicts committee prior to execution.
Independent Director Compensation
For each of the years ended December 31, 2025 and 2024, each independent director was paid an annual cash retainer of $60,000 for their service and received an annual grant of time-based LTIP Units with a value of $95,000 at the time of grant.
For the year ended December 31, 2023, each independent director was paid an annual cash retainer of $50,000 for their service and received an annual grant of time-based LTIP Units with a value of $85,000 at the time of grant. The LTIP Units have a one-
year vesting schedule.
For each of the years ended December 31, 2025 and 2024, independent board members which served as chairperson of each of the audit, compensation and conflicts committees received an additional annual cash retainer of $20,000, $15,000 and
$15,000. For the year ended December 31, 2023, independent board members which served as chairperson of each of the audit, compensation and conflicts committees received an additional annual cash retainer of $15,000, $10,000 and $10,000, respectively.

12.Other Assets and Accounts Payable, Accrued Expenses and Other Liabilities
The following table is a summary of other assets as of December 31, 2025 and 2024 ($ in thousands):

	December 31,
	2025	2024
Intangible assets, net	$15,455	$12,939
Broadway seller note	6,936	—
Interest receivable from real estate-related loans	12,993	5,957
Other operating receivables	5,315	3,213
Prepaid expenses	4,038	3,116
Derivative assets	445	2,417
Tenant receivables	749	547
Other assets	1,325	1,149
Total other assets	$47,256	$29,338
The following table is a summary of accounts payable, accrued expenses and other liabilities as of December 31, 2025 and 2024 ($ in thousands):

	December 31,
	2025	2024
Deferred revenue	$12,878	$12,042
Deferred tax liabilities	7,954	9,359
Real estate taxes payable	9,577	7,209
Development and capital accruals	7,831	6,693
Accrued interest	5,129	5,798
Accrued distributions	6,321	5,377
Accrued redemptions	5,631	4,993
Accounts payable and accrued operating expenses	8,661	3,906
Accrued commissions	2,587	3,052
Security deposits	2,812	2,325
Other payables	3,198	190
Total accounts payable, accrued expenses and other liabilities	$72,579	$60,944
13.Variable Interest Entities
A VIE is a legal entity in which the equity investors at risk lack sufficient equity to finance the entity’s activities without additional subordinated financial support or, as a group, the equity investors at risk lack the power to direct the entity’s activities and the obligation to absorb the entity’s expected losses or the right to receive the entity’s expected residual returns.
Qualitative and quantitative factors are considered in determining whether we are the primary beneficiary of a VIE, including, but not limited to, which activities most significantly impact economic performance, which party controls such activities, the amount and characteristics of our investments, the obligation or likelihood for us or other investors to provide financial support, and the management relationship of the property.
CROP is a VIE as the limited partners lack substantive kick-out rights and substantive participating rights. We are the primary beneficiary of CROP as we have the power to direct the activities that most significantly impact economic performance and the rights to receive economic benefits. Substantially all of our assets and liabilities are held in CROP.
As of December 31, 2025 and 2024, we had 13 and eight, respectively, consolidated properties not wholly owned by us that are held in VIEs. As with our wholly owned properties, the debt is collateralized by the real estate for each respective property and assets can only be used to settle obligations of each respective VIE. Creditors of consolidated VIEs do not have recourse to our general credit.
In cases where we become the primary beneficiary of a VIE, we recognize a gain or loss for the difference between the sum of (1) the fair value of any consideration paid, the fair value of the noncontrolling interest, and the reported amount of our equity method investment and (2) the net fair value of identifiable assets and liabilities of the VIE.

The following table details the assets and liabilities of our consolidated VIEs ($ in thousands):

	December 31, 2025	December 31, 2024
Assets:
Real estate assets, net	$889,047	$482,871
Cash and cash equivalents	8,094	5,257
Restricted cash	12,314	8,447
Other assets	2,646	2,347
Total assets	$912,101	$498,922

Liabilities:
Mortgage notes and revolving credit facility, net	$624,766	$354,761
Construction loans, net	—	44,046
Accounts payable, accrued expenses and other liabilities	17,412	10,905
Total liabilities	$642,178	$409,712
14.Noncontrolling Interests
Noncontrolling Interests - Limited Partners
Common Limited CROP Units and LTIP Units are CROP units not owned by us and collectively referred to as
“Noncontrolling Interests – Limited Partners.”
Common Limited CROP Units - Common Limited CROP Units share in the profits, losses and cash distributions of
CROP as defined in the partnership agreement, subject to certain special allocations and receive distributions equivalent to distributions declared to the holders of CCI common stock.
During the years ended December 31, 2025, 2024 and 2023, we paid aggregate distributions to noncontrolling CROP
Unit holders of $22.9 million, $23.7 million and $23.2 million, respectively.
LTIP Units - Certain executives, directors and key employees receive LTIP Units in CROP as equity incentive compensation. LTIP Units are a separate series of limited partnership units, which are convertible into Common Limited CROP
Units upon achieving certain time vesting and performance requirements. Unless otherwise provided, the time vesting LTIP
Units (whether vested or unvested) entitle the holder to receive current distributions from CROP, and the performance LTIP
Units (whether vested or unvested) entitle the holder to receive 10% of the current distributions from CROP during the applicable performance period. When the LTIP Units have vested and sufficient income has been allocated to the holder of the vested LTIP Units, the LTIP Units will automatically convert to Common Limited CROP Units on a one-for-one basis. LTIP
Units constitute profits interests and have no voting rights in CROP.
As of December 31, 2025, there were 305,622 unvested time LTIP awards and 597,133 unvested performance LTIP awards outstanding. Share-based compensation, included within other in the consolidated statements of stockholders’ equity, was $3.1 million, $3.8 million and $2.8 million for the years ended December 31, 2025, 2024 and 2023, respectively. Total unrecognized compensation expense for LTIP Units at December 31, 2025 is $2.4 million and is expected to be recognized on a straight-line basis through December 2029.
Noncontrolling Interests - Partially Owned Entities
As of December 31, 2025, noncontrolling interests in entities not wholly owned by us ranged from 1% to 58%, with the average being 10%. The sale of beneficial interests in our DST program was recorded as additional noncontrolling interest of $8.5 million.

15.Commitments and Contingencies
Economic Dependency
We are dependent on our advisor and its affiliates and the dealer manager for certain services that are essential to us, including the sale of our shares in our public and private offering; the identification, evaluation, negotiation, origination, acquisition and disposition of investments; management of the daily operations of our investment portfolio; and other general and administrative responsibilities. In the event that these companies are unable to provide the respective services, we will be required to obtain such services from other sources.
Litigation
We are subject to a variety of legal actions in the ordinary course of our business, most of which are covered by liability insurance. While the resolution of these matters cannot be predicted with certainty, as of December 31, 2025, we believe the final outcome of such legal proceedings and claims will not have a material adverse effect on our liquidity, financial position or results of operations.
Environmental
As an owner of real estate, we are subject to various federal, state and local environmental laws. Compliance with existing laws has not had a material adverse effect on us. However, we cannot predict the impact of new or changed laws or regulations on our properties or on properties that we may acquire in the future.
Distribution Reinvestment Plan
Our distribution reinvestment plan allows common stockholders to apply their dividends and other distributions towards the purchase of additional shares of common stock. The purchase price for shares purchased pursuant to our distribution reinvestment plan is the transaction price for such shares in effect on the distribution date, which is generally the most recently disclosed NAV per share.
Share Repurchase Programs
Preferred Stock
Upon the request of a holder of our preferred stock, we may, at the sole discretion of the board of directors, repurchase their shares at the following prices, which are dependent on how long such preferred stockholder has held each share:

Share Purchase Anniversary	Series 2023	Series 2023-A	Series A Convertible	Series 2025
Less than 1 year	$9.00	$9.20	$9.00	$9.00
1 year	$9.00	$9.40	$9.10	$9.20
2 years	$9.20	$9.60	$9.20	$9.40
3 years	$9.40	$9.60	$9.30	$9.60
4 years	$9.60	$9.60	$9.40	$9.80
5 years	$9.80	$9.60	$9.40	$10.00
6 years	$9.80	$9.60	$9.80	$10.00
A stockholder’s death or complete disability, 2 years or more	$10.00	$10.00	$10.00	$10.00
Common Stock
Our share repurchase program provides that we may make repurchases, at our discretion, with an aggregate value of up to 2% of our aggregate net asset value or “NAV” each month and up to 5% of our NAV each quarter. We have no restrictions on the source of funds used to repurchase shares pursuant to our share repurchase program.
For our Class T, Class D and Class I shares, the repurchase price is equal to the transaction price at the date of repurchase, or 95% of the transaction price on the repurchase date if the shares have been held for less than a year. For our
Class A shares, the repurchase price will be equal to the transaction price at the date of repurchase, subject to the following: (i)
shares that have been outstanding six years or more will be repurchased at 100% of the transaction price, (ii) shares that have been outstanding for at least five years and less than six years will be repurchased at 95.0% of the transaction price, (iii) shares that have been outstanding for at least three years and less than five years will be repurchased at 90.0% of the transaction price and (iv) shares that have been outstanding for at least one year and less than three years will be repurchased at 85.0% of the transaction price. The transaction price is the then-current offering price per share, which is generally the most recently disclosed NAV per share.
Common Limited CROP Units
After a common limited partner has held its Common Limited CROP Units for at least one year and subject to compliance with securities regulations and the requirements to maintain REIT status, the common limited partner can submit a redemption request to CROP for all or a portion of their Common Limited CROP Units for cash. CROP will redeem such units for cash unless we elect, in our sole discretion, to purchase such units for cash or exchange such units for shares of our common stock of equivalent number. If we elect to exchange such units for shares of our common stock, the requesting common limited partner has the right to withdraw its redemption request for 30 days. A common limited partner may not deliver more than two redemption notices during each calendar year and may not exercise the redemption right for less than 1,000 units or, if such common limited partner owns less than 1,000 units, all of the units held by such common limited partner.
16.Earnings per Share
The following table sets forth the computation of our net loss per common share - basic and diluted ($ in thousands except share and per share amounts):

	Year Ended December 31,
	2025	2024	2023
Numerator for net loss per common share - basic and diluted:
Net loss	$(12,888)	$(20,623)	$(44,898)
Net loss attributable to noncontrolling interests - limited partners	6,304	10,819	21,355
Net loss (income) attributable to noncontrolling interests - partially owned entities	1,740	(1,152)	295
Preferred distributions	(7,271)	(2,241)	—
Numerator for net loss per common share - basic and diluted	$(12,115)	$(13,197)	$(23,248)

Denominator for net loss per common share - basic and diluted:	30,555,609	31,658,678	34,305,590
Net loss per common share - basic and diluted	$(0.40)	$(0.42)	$(0.68)
For the years ended December 31, 2025, 2024 and 2023, convertible preferred shares, CROP units and long-term compensation shares and units are excluded from the calculation of diluted earnings per share as the inclusion of such potential common shares in the calculation would be anti-dilutive.
17.Segment Financial Information
As of December 31, 2025, we owned and operated 37 operating multifamily apartment properties in 15 different states from which we derive all significant sources of earnings and operating cash flows. Of our portfolio of multifamily properties,
32 are consolidated for financial reporting purposes and five are unconsolidated. We view each of these properties as an operating segment due to them having discrete financial information that is regularly reviewed by our chief operating decision maker (“CODM”) at least quarterly. These operating segments, consolidated and unconsolidated, are aggregated into a single reportable segment as they have similar long-term economic characteristics, facilities, services and residents. The accounting policies of our reportable segment are the same as those described in the summary of significant accounting policies in Note 2.
Our CODM is comprised of our Chief Executive Officer and Executive Chairman. The CODM utilizes reportable segment net operating income (“Reportable Segment NOI”) to assess performance and determine allocation of resources.
Reportable Segment NOI represents 100% of each of our consolidated and unconsolidated properties’ reportable segment rental and other property revenues and reportable segment property operations expense. We consider Reportable Segment NOI to be an appropriate supplemental measure of operating performance to net income because it measures the core operations of property performance by excluding corporate level expenses, depreciation and amortization, and other items not directly related to ongoing property operating performance. The CODM does not regularly review total assets for our reportable segment as total assets are not used to assess performance or allocate resources.

The following table details Reportable Segment NOI, including significant expenses, for the years ended December
31, 2025, 2024 and 2023 ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Reportable segment rental and other property revenues	$166,881	$173,244	$177,266
Reportable segment property operations expense
Real estate taxes	21,291	22,674	23,366
Payroll and benefits	12,741	13,103	12,287
Utilities	11,169	10,709	10,086
Repairs and maintenance	8,063	8,240	7,938
Insurance	5,618	6,917	7,488
Other property expenses (1)	4,422	5,582	4,836
Total reportable segment property operations expense	63,304	67,225	66,001
Total reportable segment net operating income	$103,577	$106,019	$111,265

(1) Other property expenses include general and administrative, marketing and advertising, and other non-recurring expenses.
The following table reconciles reportable segment net operating income to the reported net loss attributable to common stockholders in the consolidated statements of operations for the years ended December 31, 2025, 2024 and 2023 ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Total reportable segment net operating income	$103,577	$106,019	$111,265
Rental and other property revenues of unconsolidated properties (1)	(28,094)	(27,495)	(34,433)
Property operations expense of unconsolidated properties (1)	10,578	10,524	13,236
Property management revenues	6,856	8,322	9,699
Other revenues	8,291	4,412	1,873
Property management expense	(18,299)	(17,896)	(17,290)
Asset management fee	(12,150)	(12,485)	(17,304)
Depreciation and amortization	(57,351)	(65,343)	(59,041)
General and administrative expenses	(10,275)	(9,083)	(11,371)
Impairment loss	(957)	—	—
Equity in earnings of unconsolidated real estate entities (2)	(449)	5,761	6,466
Interest income	2,024	1,866	1,906
Interest expense	(71,997)	(83,598)	(74,431)
Loss on debt extinguishment	(1,732)	(2,554)	(1,037)
Gain on sale of real estate assets	64,754	47,311	24,075
Gain on legal settlement	400	16,020	—
Gain on consolidation of development	—	—	4,225
Promote from incentive allocation agreement	—	—	119
Other expense	(9,679)	(2,366)	(2,552)
Income tax benefit (expense)	1,615	(38)	(303)
Net loss attributable to noncontrolling interests - limited partners	6,304	10,819	21,355
Net loss (income) attributable to noncontrolling interests - partially owned entities	1,740	(1,152)	295
Less preferred stock dividends	(7,271)	(2,241)	—
Net loss attributable to common stockholders	$(12,115)	$(13,197)	$(23,248)

(1) Rental and other property revenues and property operations expense for unconsolidated properties are included in Reportable Segment NOI. They are removed here as this activity is included in equity in earnings of unconsolidated real estate entities on our consolidated statements of operations.

(2) Equity in earnings of unconsolidated real estate entities includes our portion of revenues and expenses of unconsolidated properties as recorded under the equity method of accounting.

The following table reconciles rental and other property revenues and property operations expense for our reportable segment to rental and other property revenues and property operations expense as reported in the consolidated statements of operations ($ in thousands):

	Year Ended December 31,
	2025	2024	2023
Reportable segment rental and other property revenues	$166,881	$173,244	$177,266
Rental and other property revenues of unconsolidated properties	(28,094)	(27,495)	(34,433)
Rental and other property revenues	$138,787	$145,749	$142,833

Reportable segment property operations expense	$63,304	$67,225	$66,001
Property operations expense of unconsolidated properties	(10,578)	(10,524)	(13,236)
Property operations expense	$52,726	$56,701	$52,765
18.Subsequent Events
We have evaluated subsequent events from December 31, 2025 up until the date the consolidated financial statements are issued for recognition or disclosure and have determined there are none to be reported or disclosed in the consolidated financial statements other than those mentioned below.
Status of the Series A Convertible Private Offering
Through March 25, 2026, we sold 1,504,507 shares of Series A Convertible Preferred Stock for aggregate gross offering proceeds of $14.6 million. In connection with the sale of these shares in the Series A Convertible Private Offering, we paid aggregate selling commissions of $0.5 million and placement fees of $0.4 million. As of March 25, 2026, there were
12,735,652 shares of our Series A Convertible Preferred Stock outstanding.
As of March 25, 2026, 813,330 shares of Convertible Preferred Stock have been exchanged for Class I common stock.
Status of the Series 2025 Private Offering
Through March 25, 2026, we sold 674,400 shares of Series 2025 Preferred Stock for aggregate gross offering proceeds of $6.6 million. In connection with the sale of these shares in the Series 2025 Private Offering, we paid aggregate selling commissions of $0.3 million and placement fees of $0.2 million. As of March 25, 2026, there were 10,839,029 shares of our
Series 2025 Preferred Stock outstanding.
Sales of Common Stock
Through March 25, 2026, we sold the following through our public offering of common stock ($ in thousands):

	Class
	T	D	I	A	Total
Shares issued through Primary Offerings	589,661	—	594,591	—	1,184,252
Shares issued through DRP Offerings	23,955	3,516	19,747	25,395	72,613
Gross Proceeds	$6,853	$—	$6,754	$—	$13,607
Distributions Declared - Common Stock
We declared the following monthly distributions after December 31, 2025:

Stockholder Record Date	Monthly Rate	Annually
January 31, 2026	$0.05666667	$0.68
February 28, 2026	$0.05666667	$0.68
March 31, 2026	$0.05666667	$0.68

Grant of LTIP Unit Awards
On January 2, 2026, we issued LTIP Units from the Operating Partnership to our executive officers and certain employees as approved by our compensation committee. The compensation committee approved awards of time-based LTIP
Units in an aggregate amount of $2,862,000. Each award will vest approximately one-quarter of the awarded amount on
January 1, 2027, 2028, 2029 and 2030.
The compensation committee also approved awards of performance-based LTIP Units to our executive officers and certain of our employees in an aggregate target amount of $3,458,000. The actual amount of each performance-based LTIP Unit award will be determined at the conclusion of a three-year performance period and will depend on the internal rate of return as defined in the award agreement. The earned LTIP Units will become fully vested on the first anniversary of the last day of the performance period, subject to continued employment with the advisor or its affiliates. The number of units granted were valued by reference to our November 30, 2025 NAV per share as announced on December 16, 2025 of $11.3578.
Equity Incentive Plan
On January 2, 2026, we issued an aggregate grant of 58,849 restricted stock units with a four-year vesting schedule.
Cottonwood Apartments Syndication
On February 6, 2026, we completed the sale of a 99.9% interest in Cottonwood Apartments and reserved net proceeds of $20.8 million for a potential Section 1031 exchange.
Western Gardens
On January 20, 2026, we entered into a promissory note agreement to provide up to $21.1 million to fund development costs of the project while third party capital is raised. The note has an interest rate of 8.0% and interest only payments with principal due upon maturity.

Cottonwood Communities, Inc.
Schedule III - Real Estate and Accumulated Depreciation as of December 31, 2025 ($ in thousands)

					Initial Cost to Company			Gross Amount Carried as of December 31, 2025
Description	Location	Ownership Percent	Number of Units	Encumbrances	Land	Buildings, Intangibles and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Intangibles and Improvements	Total (1)	Accumulated Depreciation and Amortization (2)	Year(s) Built	Date Acquired
Stabilized Multifamily Apartment Communities:
805 Riverfront	West Sacramento, CA	85.1%	285	$(42,556)	$11,279	$92,100	$3,400	$11,279	$95,500	$106,779	$(7,215)	2023	9/30/2023
Alpha Mill	Charlotte, NC	100.0%	267	(6,000)	11,586	64,110	860	11,586	64,970	76,556	(5,688)	2014	5/7/2021
Alkire Glen	Columbus, OH	93.5%	252	(19,593)	2,515	38,476	4	2,515	38,480	40,995	(155)	2000	12/18/2025
Antero	Colorado Springs, CO	94.7%	528	(41,100)	11,344	64,421	5	11,344	64,426	75,770	(263)	1985	12/18/2025
Cason Estates	Murfreesboro, TN	100.0%	262	(37,462)	4,806	46,666	2,091	4,806	48,757	53,563	(9,959)	2005	5/7/2021
Cottonwood Apartments	Salt Lake City, UT	100.0%	264	(35,430)	6,556	40,745	2,235	6,556	42,980	49,536	(8,876)	1986	5/7/2021
Cottonwood Clermont	Clermont, FL	100.0%	230	(34,011)	5,705	76,805	625	5,705	77,430	83,135	(11,833)	2020	9/21/2022
Cottonwood Highland	Salt Lake City, UT	42.0%	250	(46,862)	7,405	1,695	57,762	7,405	59,457	66,862	(4,625)	2023	5/7/2021
Cottonwood Lighthouse Point	Pompano Beach, FL	100.0%	243	(47,964)	12,156	76,686	995	12,156	77,681	89,837	(7,214)	2015	6/22/2022
Cottonwood Reserve	Charlotte, NC	91.1%	352	(48,049)	12,634	64,168	2,698	12,634	66,866	79,500	(14,518)	2004, 2017	5/7/2021
Cottonwood Ridgeview	Plano, TX	100.0%	322	(65,300)	9,275	59,392	1,821	9,275	61,213	70,488	(9,109)	2004	9/19/2022
Cottonwood Westside	Atlanta, GA	100.0%	197	(26,986)	8,641	39,324	1,002	8,641	40,326	48,967	(8,015)	2014	5/7/2021
Enclave on Golden Triangle	Keller, TX	98.9%	273	(48,400)	4,888	46,712	1,504	4,888	48,216	53,104	(9,362)	2006	5/7/2021
Heights at Meridian	Durham, NC	100.0%	339	(53,401)	5,971	74,022	1,603	5,971	75,625	81,596	(15,046)	2015	5/7/2021
Lake St. James	Conyers, GA	100.0%	484	(48,724)	7,976	50,218	77	7,976	50,295	58,271	(247)	1998	12/18/2025
Melrose	Nashville, TN	100.0%	220	(56,600)	8,822	58,676	2,430	8,822	61,106	69,928	(12,490)	2015	5/7/2021
Melrose Phase II	Nashville, TN	100.0%	139	(32,400)	5,156	34,526	252	5,156	34,778	39,934	(3,922)	2018	8/2/2023
Morgan Ridge	Winston-Salem, NC	96.1%	432	(33,425)	4,649	62,037	15	4,649	62,052	66,701	(240)	2002	12/18/2025
Park at Midtown	Greensboro, NC	93.0%	216	(15,979)	2,530	29,390	4	2,530	29,394	31,924	(127)	1986	12/18/2025
Park at Oak Ridge	Greensboro, NC	93.0%	232	(18,367)	2,704	31,567	11	2,704	31,578	34,282	(137)	1987	12/18/2025
Park Avenue (3)	Salt Lake City, UT	100.0%	234	(43,453)	12,369	29,931	25,674	12,369	55,605	67,974	(7,760)	2022	5/7/2021

Cottonwood Communities, Inc.
Schedule III - Real Estate and Accumulated Depreciation as of December 31, 2025 ($ in thousands)

					Initial Cost to Company			Gross Amount Carried as of December 31, 2025
Description	Location	Ownership Percent	Number of Units	Encumbrances	Land	Buildings, Intangibles and Improvements	Cost Capitalized Subsequent to Acquisition	Land	Buildings, Intangibles and Improvements	Total (1)	Accumulated Depreciation and Amortization (2)	Year(s) Built	Date Acquired
Pavilions	Albuquerque, NM	96.4%	240	(58,500)	5,924	55,177	2,256	5,924	57,433	63,357	(11,099)	1992	5/7/2021
Raveneaux	Houston, TX	97.0%	382	(47,400)	6,249	51,251	1,744	6,249	52,995	59,244	(10,671)	2000	5/7/2021
Regatta	Houston, TX	100.0%	490	(35,100)	8,449	39,651	3,391	8,449	43,042	51,491	(9,294)	1968-1976	5/7/2021
Retreat at Peachtree City	Peachtree City, GA	100.0%	312	(58,412)	5,669	66,888	2,016	5,669	68,904	74,573	(14,735)	1999	5/7/2021
Scott Mountain	Portland, OR	95.8%	262	(48,105)	6,952	63,758	2,020	6,952	65,778	72,730	(12,627)	1997, 2000	5/7/2021
Steepleway Downs	Houston, TX	100.0%	224	(12,829)	5,394	9,398	20	5,394	9,418	14,812	(76)	1984	12/18/2025
Stonebriar of Frisco	Frisco, TX	84.2%	306	(53,600)	5,737	53,463	2,580	5,737	56,043	61,780	(10,890)	1999	5/7/2021
Summer Park	Buford, GA	98.7%	358	(52,398)	9,474	66,200	2,257	9,474	68,457	77,931	(14,022)	2001	5/7/2021
The Retreat at Stillmeadow	Cincinnati, OH	85.0%	214	(18,937)	2,563	28,127	20	2,563	28,147	30,710	(134)	1988	12/18/2025
The Mill at Georgetown	Georgetown, KY	96.0%	228	(32,658)	3,432	47,208	7	3,432	47,215	50,647	(187)	2012	12/18/2025
Timber Hollow	Fairfield, OH	85.0%	368	(37,257)	4,760	57,612	9	4,760	57,621	62,381	(250)	1986	12/18/2025
Development Projects:
The Westerly	Salt Lake City, UT	82.4%	198	(16,836)	5,996	1,150	83,380	5,996	84,530	90,526	—	N/A	5/7/2021
Other Developments	Various	Various	N/A	—	50,445	80	2,102	50,445	2,182	52,627	—	N/A	Various
		Total	9,603	$(1,274,094)	$280,011	$1,621,630	$206,870	$280,011	$1,828,500	$2,108,511	$(220,786)

(1) The aggregate cost of real estate for federal income tax purposes was $1.4 billion (unaudited) as of December 31, 2025.
(2) Depreciation is recognized on a straight-line basis over the estimated useful asset lives of the related assets, which is 30 years for buildings and ranges from five to 15 years for land improvements, building improvements and furniture, fixtures and equipment. Intangible assets are amortized to depreciation and amortization over the remaining lease term.

(3) Park Avenue was previously a development project acquired and consolidated as part of the Cottonwood Residential II Inc. merger in 2021 but has since been placed into service and reached stabilization. The costs capitalized subsequent to acquisition above represents the development costs incurred to complete the project.

Cottonwood Communities, Inc.
Schedule III - Real Estate and Accumulated Depreciation as of December 31, 2025 ($ in thousands)- (Continued)
The following table summarized the changes in our consolidated real estate assets and accumulated depreciation for the years ended December 31, 2025 and 2024 ($ in thousands):

	2025	2024
Real estate assets:
Balance at beginning of the year	$1,877,300	$1,805,410
Additions during the year:
Acquisitions	474,773	164,538
Improvements and development costs	51,266	41,164
Dispositions and deconsolidations during the year:
Dispositions and deconsolidations	(294,828)	(133,812)
Balance at end of the year	$2,108,511	$1,877,300
Accumulated depreciation and amortization:
Balance at beginning of the year	$(197,803)	$(156,264)
Depreciation and amortization	(54,894)	(62,713)
Dispositions and deconsolidations	31,911	21,174
Balance at end of the year	$(220,786)	$(197,803)